AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 1997

                                                REGISTRATION NO. 333-18475

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           ICON FITNESS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3949                    87-0566936
    (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR            CLASSIFICATION
      ORGANIZATION)              CODE NUMBER)

                               ----------------

                             1500 SOUTH 1000 WEST
                               LOGAN, UTAH 84321
                                (801) 750-5000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               BRAD H. BEARNSON
                          ICON HEALTH & FITNESS, INC.
                             1500 SOUTH 1000 WEST
                               LOGAN, UTAH 84321
                                (801) 750-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:

                                ALFRED O. ROSE
                                 ROPES & GRAY
                           ONE INTERNATIONAL PLACE
                         BOSTON, MASSACHUSETTS 02110
                                (617) 951-7000

                               ----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered or this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

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
                                          PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF                   MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED          REGISTERED     PER UNIT    OFFERING PRICE     FEE
---------------------------------------------------------------------------------
 14% Series B Senior
  Discount
  Notes due 2006........  $162,000,000    50.931%      $82,508,220    $25,002.50

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997


[LOGO OF ICON FITNESS       ICON FITNESS CORPORATION
CORPORATION APPEARS HERE]
                               OFFER TO EXCHANGE
              SERIES B SENIOR DISCOUNT NOTES DUE NOVEMBER 15, 2006
                  FOR AN EQUAL PRINCIPAL AMOUNT AT MATURITY OF
              SERIES A SENIOR DISCOUNT NOTES DUE NOVEMBER 15, 2006

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
              NEW YORK CITY TIME, ON      , 1997, UNLESS EXTENDED

                                  -----------

  ICON Fitness Corporation, a Delaware corporation ("ICON" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $162,000,000 (at maturity) of Series B Senior Discount Notes due 2006 (the "Exchange Notes") of the Company for a like principal amount (at maturity) of the issued and outstanding Series A Senior Discount Notes due 2006 (the "Original Notes" and, together with the Exchange Notes, the "Senior Discount Notes") from the holders (the "Holders") thereof. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration rights relating to the Original Notes.

  THE COMPANY HAS NO CURRENTLY OUTSTANDING INDEBTEDNESS TO WHICH THE ORIGINAL NOTES ARE SENIOR IN RIGHT OF PAYMENT.

  AS MORE FULLY DESCRIBED UNDER "RISK FACTORS," THE ORIGINAL NOTES ARE, AND THE EXCHANGE NOTES WILL BE, STRUCTURALLY SUBORDINATED TO THE CONSOLIDATED INDEBTEDNESS OF THE COMPANY'S SUBSIDIARIES WHICH AT NOVEMBER 30, 1996 WAS APPROXIMATELY $454.5 MILLION. THE TOTAL CONSOLIDATED INDEBTEDNESS OF THE COMPANY AT NOVEMBER 30, 1996 WAS $537.3 MILLION WHICH WAS 1.38 TIMES THE TOTAL CAPITALIZATION OF THE COMPANY.

  THE EXCHANGE NOTES WILL BE SECURED BY ALL OF THE ISSUED AND OUTSTANDING CAPITAL STOCK OF IHF HOLDINGS, INC. AND INTERCOMPANY NOTES, IF ANY, ISSUED BY IHF HOLDINGS, INC. TO THE COMPANY. IN THE EVENT OF A DEFAULT ON THE EXCHANGE NOTES, LIQUIDATION, INSOLVENCY OR SIMILAR EVENT, THE PROCEEDS FROM THE SALE OF THE SECURITY OF THE EXCHANGE NOTES MAY NOT BE SUFFICIENT TO SATISFY IN FULL THE COMPANY'S OBLIGATIONS UNDER THE EXCHANGE NOTES.

  The Original Notes were issued at a discount of 99.069% from their principal amount at maturity. The offering price of the Original Notes was $82,506,220 and their principal amount upon maturity is $162,000,000. Cash interest will not accrue on the Notes prior to November 15, 2001. Cash interest at a rate of 14% per annum will be payable semi-annually on each May 15 and November 15, commencing May 15, 2002. For each Original Note accepted for exchange, the Holder of such Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note. Original Issue Discount on the Exchange Notes will accrue from November 20, 1996, the date of original issuance of the Original Notes. SEE "CERTAIN FEDERAL TAX CONSIDERATIONS" FOR A FURTHER DISCUSSION OF ORIGINAL ISSUE DISCOUNT.

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated November 20, 1996, among the Company and the other signatories thereto (the "Registration Rights Agreement"). The Company believes that based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by each Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Original Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return the Original Notes to the Holders thereof. See "The Exchange Offer."

                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                   The date of this Prospectus is      ,1996.

  REFERENCE IN THIS PROSPECTUS IS MADE TO THE FOLLOWING TRADEMARKS AND BRAND
NAMES: ACCUSMART(TM), CONCOR(TM), CRANK-IT-UP(TM), CROSS TRAINER(TM), CROSSWALK(R), IMAGE(TM), INSYNC(TM), INTELEX(TM), JUMPKING(R), LEGEND(TM), PROFORM(R), PRO-TECH(TM), SMART CARD(TM), SPACE SAVER(TM), SPEED LINK(TM), STOWAWAY(TM), TRIPLE PLAY(TM), WEIDERCARE(TM), HEALTHRIDER(R), AEROBICRIDER(TM), SPORTRIDER(TM), AND LIFERIDER(TM) AND CARDIOGLIDE(R), WHICH ARE OWNED BY THE COMPANY; LIFESTYLER(TM), WHICH IS OWNED BY SEARS ROEBUCK; AND WEIDER(R), WHICH IS OWNED BY WEIDER HEALTH AND FITNESS AND WEIDER SPORTING GOODS, INC. IN THE UNITED STATES AND BY WEIDER SPORTS EQUIPMENT CO. LTD. AND WEIDER EUROPE B.V. IN OTHER COUNTRIES.

   The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Original Notes in any jurisdiction in which such Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Senior Discount Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Senior Discount Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form will be issued in exchange for the Global Note only on the terms set forth in the Senior Discount Note Indenture (as defined). See "Description of Senior Discount Notes--Book-Entry; Delivery and Form."

  Prior to this Exchange Offer, there has been no public market for the Original Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Original Notes could be adversely affected. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their accreted value (as defined herein). The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  The Company has been advised by Donaldson, Lufkin & Jenrette Securities Corporation, the initial purchaser (the "Initial Purchaser") of the Original Notes, that it intends to make a market in the Original Notes and that, following the Exchange Offer, it intends to make a market in the Exchange Notes; however, the Initial Purchaser is under no obligation to do so and any market making activities with respect to the Exchange Notes may be discontinued at any time.

  Pursuant to the Senior Discount Note Indenture (as defined), so long as any of the Senior Discount Notes are outstanding, whether or not ICON is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), ICON is obligated to send to the Commission the annual reports, quarterly reports and other documents that ICON would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to such reporting requirements. ICON is also obligated to provide to all holders of the Senior Discount Notes and file with the Senior Discount Note Trustee (as defined), copies of such annual reports, quarterly reports and other documents and, if filing such documents by ICON with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective purchaser of the Senior Discount Notes, and to such other persons as may reasonably request.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, located elsewhere in this Prospectus. In this Prospectus, all references to "IHF Capital," "ICON," "IHF Holdings" and "Health & Fitness" refer to IHF Capital, Inc., ICON Fitness Corporation, IHF Holdings, Inc. and ICON Health & Fitness, Inc., respectively. The issuer of the Exchange Notes is ICON. IHF Capital is a holding company whose principal assets is all of the capital stock of ICON. ICON is a holding company whose principal asset is all of the common stock of IHF Holdings. IHF Holdings is a holding company whose principal asset is all of the capital stock of Health & Fitness. Health & Fitness and IHF Holdings have been reporting companies under the Exchange Act. Financial information provided herein is of ICON unless otherwise noted. Unless the context requires otherwise, all references in this Prospectus to the "Company" with respect to periods prior to November 14, 1994 refer to the combined operations of Weslo, Inc. ("Weslo"), ProForm Fitness Products, Inc. ("ProForm") and American Physical Therapy, Inc. ("WeiderCare") (collectively, the "Recapitalized Companies") which were recapitalized in a transaction (the "Recapitalization") described under "Background," with respect to periods between November 14, 1994 and November 12, 1996, refer to the consolidated operations of IHF Holdings and Health & Fitness and with respect to periods after November 12, 1996, refer to the consolidated operations of ICON, IHF Holdings and Health & Fitness. Prior to the Recapitalization, the Recapitalized Companies were wholly owned subsidiaries of Weider Health and Fitness ("WHF"), and prior to November 12, 1996, IHF Holdings was a wholly owned subsidiary of IHF Capital. Except as otherwise specified, references herein to years are to the Company's fiscal year, which ends on May 31 of each calendar year. For example, "1996" refers to the fiscal year ended May 31, 1996. Industry data is based on the calendar year, however. The principal executive offices of the Company are located at 1500 South 1000 West, Logan, Utah 84321. ICON is a Delaware corporation incorporated on November 12, 1996.

                                  THE COMPANY

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States. The Company's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. The Company's line of home fitness aerobic products includes treadmills, upright rowers, exercise bikes, stair steppers and cross country skiers, and its line of anaerobic fitness products includes home gyms, weight benches and recently introduced abdominal machines. The Company also offers trampolines, recreational sports products, sports medicine products and fitness accessories. The Company markets the majority of its products under the brand names ProForm, Image, Weslo, Weider, WeiderCare, Legend, JumpKing, and Lifestyler (a private label brand manufactured for Sears).

  Founded in 1977, the Company has been a pioneer in the fitness equipment industry since 1980 and has focused on developing innovative, high-quality fitness products. The Company estimates that its U.S. net sales (prior to its acquisitions of HealthRider, Inc. ("HealthRider") and certain related manufacturing assets which were acquired in August 1996 and which are described below under the headings "--Pursuing Growth Opportunities" and "HealthRider Acquisition") represented approximately 30% of total wholesale domestic home fitness equipment sales in calendar 1995. In the first quarter of fiscal 1996, the Company began to directly market its products in Europe. In 1996, the Company had net sales of $747.6 million versus $202.4 million in 1991, reflecting compound annual growth in net sales of 29.9% and an increase in 1996 net sales of 40.8% from 1995 net sales of $530.8 million. The Company had a net loss of $12.9 million, net income of $1.6 million and a net loss of $16.0 million in 1995, 1996 and the first six months of 1997, respectively. The Company had a deficiency of earnings to fixed charges of $21.6 million and $17.5 million for the year ended May 31, 1996 and the first six months of 1997, respectively. The percentage of revenue of the Company represented by interest expense (including amortization of deferred financing and dividends on the cumulative redeemable preferred stock of a subsidiary held for a minority interest) was 6.0% in 1996 and 6.6% in the first six months of 1997. The Company believes that from 1991 to 1996 its sales growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its multiple distribution channels and its flexible manufacturing capacity.

  Based on industry trade association data, the Company believes that retail sales of fitness equipment in the U.S. grew from approximately $.4 billion in calendar 1980 to approximately $2.6 billion in calendar 1993, $2.8 billion in calendar 1994 and $2.9 billion in calendar 1995. The growth of the fitness equipment industry can be attributed primarily to increased consumer emphasis on health, fitness and weight management. In particular, the medical community's promotion of exercise as a means of preventing cardiovascular disease and maintaining health and the diet industry's recognition of the need to incorporate exercise as a component of weight management programs have prompted consumers to place greater emphasis on health and fitness. The Company believes that several other factors have contributed to the growth of the fitness equipment industry, including product innovation at attractive price/value relationships, growth in infomercials and cable television shows which promote exercise and fitness and favorable demographic trends. The Company believes that sales of home fitness equipment have also benefitted from consumers' desire to spend more time at home.

  The Company's strategy is to expand its market leadership position by, among other things:

 DEVELOPING INNOVATIVE, HIGH-QUALITY PRODUCTS

  A key element of the Company's strategy is product innovation and development. The Company evaluates new product concepts on an ongoing basis and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning old ones (i.e., selling a modified product in a different price range). This focus on new products and innovation enables the Company to begin selling early in a product's life cycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands. In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's net sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product development include the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to identify industry trends and to quickly take a product from concept to delivery gives it significant advantages over competitors.

 TARGETING MULTIPLE DISTRIBUTION CHANNELS

  The Company markets its products under multiple brands through multiple distribution channels including specialty dealers, sporting goods chains, department stores, discount merchants, warehouse clubs, catalogue showrooms and, to a limited extent, infomercials and direct response marketing. The Company believes the marketing of its products through multiple distribution channels provides it with several competitive advantages including: (i) greater growth and increased market access; (ii) the ability to maximize revenue throughout a product's life cycle by repositioning products in different channels and under different brand names as products mature; (iii) feedback on market trends and changing consumer tastes; and (iv) reduced dependence on any single channel of distribution.

 POSITIONING ITS BRANDS

  To enhance its distribution strategy, the Company targets its brands to specific distribution channels. By marketing specific brands tailored to appeal to different demographic groups, the Company is able to market products with varying designs, features and price ranges and target these products to a wide variety of consumers with different fitness needs and disposable incomes. The

Company believes its brand positioning strategy enables it to: (i) achieve greater appeal to each market segment; (ii) promote price stability across its product lines as brand segmentation minimizes conflicts between different distribution channels; and (iii) provide high-quality products with the price ranges and features desired by different demographic groups. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

 PROVIDING BROAD PRODUCT OFFERINGS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features, from manual equipment to sophisticated programmable electronic products, in a variety of price ranges. The Company's strategy of offering a broad range of products enables it to: (i) offer categories of fitness products that appeal to different demographic groups;
(ii) respond quickly to changes in consumer preferences and fitness trends;
(iii) reduce its dependence on any single product category; and
(iv) participate in growth opportunities across a wide variety of product categories.

 UTILIZING FLEXIBLE, LOW-COST MANUFACTURING

  The Company's manufacturing facilities are designed to be flexible in order to permit the Company to shift its product mix quickly and efficiently. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. The design of these facilities provides the Company with the flexibility to change production runs on short notice and to respond to changing customer needs.

 PURSUING GROWTH OPPORTUNITIES

  The Company is seeking strategic acquisition opportunities which would complement its existing business and provide an opportunity for growth. The Company believes growth opportunities exist in its current domestic markets as well as in selected international markets. The North American fitness equipment market is significantly more developed than other markets around the world. However, the Company began to directly market its products in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign countries. Prior to 1996, the Company had minimal foreign sales. Net sales from international markets in the four quarters of 1996 and the first two quarters of 1997 were $6.0 million, $9.3 million, $7.8 million, $10.2 million, $7.1 million and $13.8 million, respectively. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports Equipment Co., Ltd. ("Weider Sports"). In September 1996, the Company acquired certain assets and assumed certain liabilities of the sports equipment business lines of Weider Sports (the "Weider Sports Acquisition"). Pursuant thereto, the Company reacquired distribution rights originally granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. The Company also purchased certain assets of a Canadian manufacturing business affiliated with WHF ("CanCo") (the "CanCo Acquisition"). The Company's ability to incur indebtedness to finance future growth opportunities may be limited by the level of indebtedness of the Company and by the various financial and operating covenants of the Credit Agreement (as defined) and the other debt instruments. At November 30, 1996 there was an additional $29.3 million of borrowings available to the Company (of a total commitment of $310 million) under the Credit Agreement with General Electric Capital Corporation ("GE Capital"), various other lenders and GE Capital, as Agent, as amended (the "Credit Agreement") which, if borrowed, would be senior in right of payment to the Exchange Notes. See "Certain Relationships and Related Transactions" "Business--Legal Proceedings--Settlement of WHF Litigation" and "Risk Factors-- Expansion Strategy,--Leverage, and --Liquidity," and "Description of Certain Indebtedness."

                            HEALTHRIDER ACQUISITION

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway Manufacturing, Inc., ("Parkway"), including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million; and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory) (together, the "HealthRider Acquisition"). The liabilities assumed or refinanced included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. For a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  HealthRider, a designer, marketer and distributor of fitness equipment, distributes its products through direct response advertising, through a national network of over 200 HealthRider kiosks and stores in shopping malls, and through third party retailers. HealthRider had net sales of $241.4 million and $113.2 million and net income of $13.6 million and a net loss of $3.6 million in calendar 1995 and the first six months of calendar 1996, respectively. HealthRider's flagship product is the HealthRider, a brand of upright rower. In aggregate, and excluding freight related revenues, sales of upright rowers (including the HealthRider) accounted for 94.4% and 93.4% of HealthRider's net sales in calendar 1995 and the first six months of calendar 1996, respectively. In calendar 1995 and the first six months of calendar 1996, purchases from Parkway accounted for approximately 73.5% and 54.3%, respectively, of total upright rower purchases by HealthRider. In connection with the HealthRider Acquisition, the manufacturing agreement between HealthRider and Parkway was terminated. HealthRider has experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calender 1996. See "Risk Factors--Expansion Strategy; Acquisitions," and "Management's Discussion and Analysis of Financial Condition--HealthRider," and Note 1 to the HealthRider consolidated financial statements included herein.

  As a result of the HealthRider Acquisition, the Company believes it is the leading maker and distributor of upright rowers in the United States with its net sales of upright rowers, calculated on a pro forma basis as if the HealthRider Acquisition had occurred on December 31, 1994, representing over 76% of all U.S. upright rower sales in calendar 1995. The Company estimates that its U.S. net sales, calculated on the same pro forma basis represented approximately 39% of total wholesale domestic home fitness equipment sales in calendar 1995. The Company believes that the HealthRider Acquisition will strengthen its position as a leading manufacturer and marketer of fitness equipment in the United States. The Company's plan for integrating HealthRider into its business includes: (i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels;
(ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations. The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales. The Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the first through third quarters of 1997 of approximately $12.0 million related to the fact that the Company's purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs, which will result in higher cost of goods sold and lower gross profit until the acquired inventory has been sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider."

  The HealthRider Acquisition was funded through additional borrowings under the Credit Agreement. See "Description of Certain Indebtedness."

                                   BACKGROUND

  On November 14, 1994 (the "Recapitalization Closing"), the Company effected the Recapitalization in which affiliates of Bain Capital, Inc. ("Bain Capital") and certain other investors invested $40.4 million and became the controlling and largest shareholders of the Company. At the same time, ICON's subsidiaries issued $60.0 million in proceeds of 15% Senior Secured Discount Notes due 2004 (the "Holdings Discount Notes") and $100.0 million in proceeds of 13% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes") and made term borrowings of $35.0 million and revolving borrowings of $111.5 million under the Credit Agreement. On November 20, 1996, the Company repurchased shares of IHF Capital and Preferred Stock of IHF Holdings held by certain stockholders for an aggregate amount of $78.1 million. As a result of the Recapitalization and the repurchase of common stock of IHF Capital and redemption of the Preferred Stock of IHF Holdings in November 1996, the Company had a deficiency in stockholder's equity of $149.3 million as of November 30, 1996 (unaudited).

  Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                            THE EXCHANGE OFFER


REGISTRATION RIGHTS
AGREEMENT.....................  To fund the repurchase of the common stock of
                                IHF Capital and warrants to purchase common stock of IHF Capital held by WHF and certain other stockholders (the "WHF Stockholders") and the repurchase of the preferred stock of IHF Holdings (the "IHF Holdings Preferred Stock") held by WHF and options to purchase IHF Holdings Preferred Stock, ICON sold the Original Notes to the Initial Purchaser (the "Offering") which offered and sold them to qualified institutional buyers, as defined pursuant to Rule 144A under the Securities Act ("Qualified Institutional Buyers") and institutional accredited investors within the meaning of Rule 501 under the Securities Act. ICON and the Initial Purchaser entered into a Registration Rights Agreement dated as of November 20, 1996 (the "Registration Rights Agreement"), which grants the holders of the Original Notes certain exchange and registration rights. The Exchange Offer made hereby is intended to satisfy such exchange rights. See "The Exchange Offer--Registration Rights," "--Consequences of Failure to Exchange" and "--Resales of the Exchange Notes."

THE EXCHANGE OFFER............  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Original Notes. As of the date hereof, $162,000,000 million aggregate principal amount of the Original Notes are outstanding. ICON will issue the Exchange Notes to holders on the earliest practicable date following the Expiration Date.

RESALE OF THE EXCHANGE NOTES..  Based on an interpretation by the staff of the
                                Commission set forth in no-action letters issued to third parties, ICON believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from ICON for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of ICON within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept an Exchange Offer must represent to ICON that such conditions have been met. In the event that ICON's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. ICON does not assume or indemnify holders against such liability, although ICON does not believe that any such liability should exist.

                                A broker-dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although such broker-dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes. ICON has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

                                The Exchange Offers are not being made to, nor will ICON accept surrenders for exchange from, holders of Original

                                Notes in any jurisdiction in which the Exchange Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

EXPIRATION DATE...............  5:00 p.m., New York City time, on     , 1997,
                                unless the Exchange Offer is extended by ICON in its sole discretion, in which case the term
                                "Expiration Date" with respect to such Exchange
                                Offer means the latest date and time to which such Exchange Offer is extended. See "The
                                Exchange Offer--Expiration Date; Extensions;
                                Amendments."

CONDITIONS TO THE EXCHANGE
OFFER.........................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer-- Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING
NOTES.........................  Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, as the case may be, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Original Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing a Letter of Transmittal, each holder will represent to the company conducting the related Exchange Offer that, among other things, (i) the Exchange Notes acquired pursuant to such Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that such holder is not engaged in, and does not intend to engage in, a distribution of Exchange Notes, and (iii) that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ICON. See "The Exchange Offer--Procedures for Tendering."

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS............  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. A form of Instruction to Registered Holder from Beneficial Owner is included with the applicable Letter of Transmittal enclosed with this Prospectus for the convenience of such beneficial owners. See "The Exchange Offer--Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................  Holders of Original Notes who wish to tender their Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal, as the case may be, or any other documents required by such Letter of Transmittal to the Exchange Agent (as defined) (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

UNTENDERED NOTES..............  Following the consummation of the Exchange
                                Offer, Holders of Original Notes eligible to participate but who do not tender their Original Notes will not have any further exchange rights, and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected by the Exchange Offer.

CONSEQUENCES OF FAILURE TO
 EXCHANGE.....................  The Original Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to ICON,
                                (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."

SHELF REGISTRATION STATEMENT..  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit ICON to effect the Exchange Offer or upon the request of a Holder of Transfer Restricted Securities (as defined) under certain circumstances ICON has agreed pursuant to the Registration Rights Agreement to register the Original Notes issued by it on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission. ICON has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of three years, to cover resales of the Original Notes held by any such holders.

WITHDRAWAL RIGHTS.............  Tenders may be withdrawn at any time prior to
                                5:00 p.m., New York City time, on the
                                Expiration Date.

ACCEPTANCE OF ORIGINAL NOTES
 AND DELIVERY OF EXCHANGE
 NOTES........................  ICON will accept for exchange any and all
                                Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

FEDERAL TAX CONSIDERATIONS....  The exchange pursuant to the Exchange Offer will generally not be a taxable event for Federal income tax purposes. See "Certain Federal Tax Considerations."

USE OF PROCEEDS...............  There will be no cash proceeds to ICON from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT................  Fleet National Bank.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

GENERAL.......................  The form and terms of the Exchange Notes are the same as the form and terms of the
                                respective Original Notes except that (i) the Exchange Notes bear a Series B designation,
                                (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will generally not bear legends restricting the transfer thereof, and (iii) the Holders of Exchange Notes generally will not be entitled to rights under the Registration Rights Agreement. See "The Exchange Offer." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Senior Discount Note Indenture. As used herein, the term "Senior Discount Notes" refers collectively to the Exchange Notes and the Original Notes.

SECURITIES OFFERED............  $162.0 million principal amount of 14% Series B
                                Senior Discount Notes due 2006.

MATURITY......................  November 15, 2006.

INTEREST......................  Cash interest on the Exchange Notes will not accrue prior to November 15, 2001. Thereafter cash interest will accrue at the rate of 14% per annum, payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2002.

                                There can be no assurance that adequate cash will be available to pay accrued interest when cash interest payments become payable. If interest were payable on the Senior Discount Notes semi-annually in cash from the date the Original Notes were issued, the Company would not, on a pro forma basis, generate sufficient cash flow from operations to service the interest payments on the Senior Discount Notes and satisfy the Company's other cash obligations. For the first six months of 1997, the Company had a deficiency of earnings to fixed charges on both a historical and pro forma basis of $17.6 and $17.5 million, respectively.

RANKING.......................  The Exchange Notes will rank pari passu in right of payment with all senior borrowings of ICON and senior in right of payment to all subordinated indebtedness of ICON. ICON does not currently have any outstanding indebtedness other than the Original Notes. However, the operations of ICON are conducted through its Subsidiaries, including IHF Holdings and Health & Fitness and, as a result, the

                                Exchange Notes will be effectively subordinated to all indebtedness and other liabilities of such Subsidiaries. As of November 30, 1996, the aggregate amount of indebtedness and other obligations of the Company's Subsidiaries to which the Holders of the Senior Discount Notes were structurally subordinated was approximately $454.5 million. As of November 30, 1996 there was an additional $29.3 million of borrowings available to the Company under the Credit Agreement which, if borrowed, would be senior in right of payment to the Exchange Notes.

SECURITY......................  The Senior Discount Notes will be secured by a first priority lien on and security interest in all of the issued and outstanding Capital Stock of IHF Holdings and intercompany notes, if any, issued by IHF Holdings to the Company. See "Description of Senior Discount Notes-- Security." IHF Holdings and its Subsidiary, Health & Fitness, are highly leveraged, however, and the indebtedness of these Subsidiaries is effectively senior in right of payment to this security interest. In the event of a default on the Exchange Notes, liquidation, insolvency or similar event, the proceeds from the sale of the security on the Exchange Notes may not be sufficient to satisfy the Company's obligations under the Exchange Notes in full.

OPTIONAL REDEMPTION...........  At any time following the Expiration Date, the
                                Exchange Notes may be redeemed (subject to contractual and other restrictions and legal availability of funds therefor) at the option of the Company, (i) in whole but not in part, at the redemption prices set forth herein (expressed as percentages of the Accreted Value thereof on the redemption date), plus Liquidated Damages, if any, thereon to the redemption date (if redeemed prior to November 15, 2001) and (ii) in whole or in part, at the redemption prices set forth herein (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (if redeemed on or after November 15, 2001); provided, however, that the Company may redeem the Exchange Notes in part only if at least $100 million aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after each such partial redemption. See "Description of Senior Discount Notes-- Optional Redemption".

MANDATORY REDEMPTION..........  The Company is required to redeem the Exchange
                                Notes with the net proceeds of any Public
                                Equity Offering (as defined) by ICON, any
                                Parent of ICON or any Subsidiary of ICON (i) at the redemption prices set forth herein (expressed as percentages of the Accreted Value thereof on the redemption date), plus Liquidated Damages, if any, to the redemption date (if redeemed prior to November 15, 2001) and (ii) at the redemption prices set forth herein (expressed as percentages of the principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date (if redeemed on or after November 15, 2001). See "Description of Senior Discount Notes--Mandatory Redemption".

CHANGE OF CONTROL.............  In the event of a Change of Control, the
                                Holders of the Exchange Notes will have the right to require the Company to repurchase all or any part of their Exchange Notes at a price in cash equal to 101% of the Accreted Value thereof on any purchase date prior to November 15, 2001, plus Liquidated Damages, if any, thereon to the purchase date or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to any purchase date on or after November 15, 2001. See "Description of Senior Discount Notes--Change of Control". The high level of indebtedness of the Company may impair the ability of ICON to pay the purchase price of the Exchange Notes upon a Change of Control. In addition to the repurchase obligation under the Senior Discount
                                Note Indenture, the IHF Holdings Indenture (as defined) and the Health & Fitness Indenture (as defined) require that the Company offer to repurchase the notes issued thereunder upon a change of control and the Credit Agreement provides that a "Changed Control" under either the IHF Holdings Indenture or the Health & Fitness Indenture shall constitute an event of default under the Credit Agreement.

COVENANTS.....................  The Senior Discount Note Indenture contains certain covenants which, among other things, limits the ability of ICON and its Subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase or redeem equity interests or subordinated Indebtedness, make Restricted Investments (as defined), create or incur certain liens, engage in sale and leaseback transactions, create any restriction on the ability to pay dividends or make distributions or pay certain indebtedness owed to or make loans or advances to or transfer property or assets to ICON or certain of its Subsidiaries, enter into certain mergers and consolidations or enter into transactions with affiliates and to engage in certain business. In addition, under certain circumstances, ICON will be required to offer to purchase the Exchange Notes at a price equal to 101% of the Accreted Value thereof, plus Liquidated Damages, if any, to the date of purchase (if prior to November 15, 2001) or 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if on or after November 15, 2001), with the proceeds of certain Asset Sales (as defined). See "Description of Senior Discount Notes-- Repurchase at the Option of Holders--Asset Sales".

               SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA(1)
                                 (IN MILLIONS)

                                 YEAR ENDED MAY 31,                           SIX MONTHS ENDED
                         -----------------------------------------  -------------------------------------
                                                                    DECEMBER 2, NOVEMBER 30,
                          1992    1993    1994    1995       1996      1995         1996
                         ------  ------  ------  ------     ------  ----------- ------------
OPERATING DATA:
 Net sales.............. $254.1  $314.9  $403.0  $530.8     $747.6    $353.4       $375.3
                         ------  ------  ------  ------     ------    ------       ------
 Gross profit...........   59.2    86.3   114.8   152.4      206.1      93.7        106.5
                         ------  ------  ------  ------     ------    ------       ------
 Operating expenses:
  Selling, general and
   administrative and
   other operating
   expenses.............   46.9    64.6    83.5   105.0      148.7      67.3        103.3
  Compensation expense
   attributable to
   options..............    --      --      --     39.0 (2)    2.8       --           --
                         ------  ------  ------  ------     ------    ------       ------
 Total operating
  expenses..............   46.9    64.6    83.5   144.0      151.5      67.3        103.3
                         ------  ------  ------  ------     ------    ------       ------
 Income from operations.   12.3    21.7    31.3     8.4       54.6      26.4          3.2
 Interest expense.......    4.9     5.5     6.2    21.5       36.5      18.0         20.6
 Amortization of
  deferred financing
  fees..................    --      --      --      1.7        3.5       1.7          2.1
 Dividends on preferred
  stock of subsidiary...    --      --      --      2.8        5.1       2.6          2.1
                         ------  ------  ------  ------     ------    ------       ------
 Income (loss) before
  income taxes..........    7.4    16.2    25.1   (17.6)       9.5       4.1        (21.6)
 Provision for (benefit
  from) income taxes....    2.8     6.2     9.8    (4.7)       7.9       3.3         (5.6)
                         ------  ------  ------  ------     ------    ------       ------
 Net income (loss)...... $  4.6  $ 10.0  $ 15.3  $(12.9)    $  1.6    $   .8       $(16.0)
                         ======  ======  ======  ======     ======    ======       ======
OTHER DATA:
 Depreciation and
  amortization.......... $  3.0  $  3.4  $  4.0  $ 11.6     $ 19.7    $  9.7       $ 12.2
 Capital expenditures ..    4.0     4.0     6.9     8.0       15.4       7.9         13.6
 Ratio of earnings to
  fixed charges(3)......    2.2x    3.2x    4.3x    --  (4)    1.2x      1.2x         --  (4)

                                                     MAY 31,
                                                 ----------------  NOVEMBER 30,
                                                  1995     1996        1996
                                                 -------  -------  ------------
BALANCE SHEET DATA:
 Cash........................................... $   4.1  $  19.3    $  11.6
 Working capital................................   137.7    159.0      256.4
 Total assets...................................   290.2    316.7      551.6
 Total indebtedness.............................   268.1    282.8      537.3
 Preferred stock of subsidiary (including
  accrued dividends)............................    42.8     47.9        --
 Stockholders' deficit..........................  (109.6)  (104.8)    (149.3)

-------
(1) Financial data through May 31, 1994 reflect the combined results of the Recapitalized Companies and their subsidiaries. Financial data for periods ending thereafter reflect the consolidated results of ICON and its subsidiaries.
(2) Consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase common stock of IHF Capital and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and related warrants to purchase common stock of IHF Capital ( the "Preferred Warrants") and $.3 million of related payroll tax payments made by the Company. After the Recapitalization, the Company redeemed $26.4 million of the $34.7 million of replacement options (the "Redeemable Options").
(3) Earnings consists of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred financing fees, the accumulating dividends on the preferred stock of ICON's subsidiary, IHF Holdings, and the portion (approximately one-fourth) of rental expense that the Company believes is representative of the interest component of rental expense.

(4) Earnings were insufficient to cover fixed charges by $17.6 million and $21.6 million for the year ended May 31, 1996 and the six months ended November 30, 1996, respectively.

                                 RISK FACTORS

  Investment in the Exchange Notes involves a high degree of risk. Prospective purchasers of the Exchange Notes should give careful consideration to the specific factors set forth below as well as the other information set forth in this Prospectus.

LEVERAGE: RESTRICTIONS IMPOSED BY LENDERS

  The Company is highly leveraged. At November 30, 1996, the Company had total consolidated indebtedness of approximately $537.3 million and consolidated stockholders' deficit of approximately $149.3 million. The total consolidated indebtedness of the Company at November 30, 1996 was 1.38 times the total capitalization of the Company. The Company's strategy to pursue growth opportunities through acquisitions may involve additional borrowings. See "-- Expansion Strategy; Acquisitions."

  The high level of indebtedness of the Company imposes substantial risks to holders of the Exchange Notes and may adversely affect or impair, among other things, the ability of ICON, IHF Holdings and Health & Fitness (i) to repay principal and cash interest on their debt securities when due, (ii) to obtain additional financing in the future, (iii) to invest the capital necessary to accomplish certain of their strategic growth objectives, (iv) to maintain satisfactory relationships with suppliers, and (v) to withstand competitive pressures or an adverse change in market conditions in the home fitness industry. ICON's ability to make cash payments with respect to the Exchange Notes will depend on Health & Fitness's future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond their control. The payment of principal and cash interest on the Exchange Notes, when due, is not guaranteed by any Person.

  The Credit Agreement and other debt instruments, including the Health & Fitness Indenture (as defined), the IHF Holdings Indenture (as defined) and the Senior Discount Note Indenture, contain significant financial and operating covenants, including, among other things, restrictions on the ability of ICON, IHF Holdings and Health & Fitness to incur additional indebtedness, to create or permit liens, to make certain payments and investments, to sell or otherwise dispose of assets, to merge or consolidate with another entity or to take certain other corporate actions. The Credit Agreement also requires Health & Fitness to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Agreement, the Health & Fitness Indenture, the IHF Holdings Indenture or the Senior Discount Note Indenture could result in an event of default thereunder which could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions. Although the Company does not believe that its current operating plans will be materially adversely restricted by these debt instruments, changes in economic or business conditions, results of operations, or other facts may in the future result in circumstances in which such covenants may restrict the plans or business operations of the Company.

SUBSTANTIALLY ALL ASSETS PLEDGED TO LENDERS UNDER CREDIT FACILITY

  Under the Credit Agreement, Health & Fitness has pledged to the lenders substantially all of its and its Subsidiaries' assets. If an event of default occurs under the Credit Agreement, the lenders thereunder would have a prior claim on substantially all the assets of ICON and its Subsidiaries and a right to foreclose upon the pledge of such assets. The 13% Senior Subordinated Notes due 2002 of Health & Fitness are not secured by any assets of Health & Fitness or any of its Subsidiaries. The 15% Senior Secured Discount Notes due 2004 of IHF Holdings are secured by all of the issued and outstanding Capital Stock of Health & Fitness. An event of default under the Credit Agreement, the Health & Fitness Indenture or the IHF Holdings Indenture which results in the acceleration of the maturity of the indebtedness to which the Credit Agreement or such indenture relates is an Event of Default under the Senior Discount
Note indenture which would entitle the holders of the Senior

Discount Notes to various remedies. A foreclosure of assets pledged under the Credit Agreement or the IHF Holdings Indenture would not constitute a "change of control" under the Senior Discount Note Indenture. See "Description of Senior Discount Notes--Events of Default and Remedies."

RANKING OF EXCHANGE NOTES

  The Exchange Notes will rank pari passu in right of payment with all senior borrowings of the ICON and senior in right of payment to all subordinated Indebtedness (as defined) of ICON. In addition, the Exchange Notes will be secured by a first priority lien on and security interest in all of the issued and outstanding Capital Stock of IHF Holdings held by ICON, and intercompany notes, if any, issued by IHF Holdings to ICON. However the operations of ICON are conducted through its Subsidiaries, and therefore, ICON is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Discount Note Indenture. As a result, the Exchange Notes will be effectively subordinated to all Indebtedness and other liabilities of ICON's Subsidiaries. As of November 30, 1996, the aggregate amount of indebtedness and other obligations of ICON's Subsidiaries to which holders of the Exchange Notes were structurally subordinated was approximately $454.5 million.

HOLDING COMPANY STRUCTURE

  ICON is a holding company with no material assets other than the common stock of IHF Holdings. Because the operations of ICON are conducted through IHF Holdings and its subsidiary, Health & Fitness, the cash flow of ICON and the consequent ability to meet its obligations with respect to the Exchange Notes are dependent upon the earnings of IHF Holdings and Health & Fitness and the distribution of those earnings to ICON, or upon loans or other payments of funds made by Health & Fitness or such Subsidiaries to IHF Holdings. In addition, debt agreements applicable to IHF Holdings, Health & Fitness and its Subsidiaries, including the IHF Indenture, the Health & Fitness Indenture and the Credit Agreement contain covenants which, among other things, restrict the ability of IHF Holdings, Health & Fitness and its Subsidiaries to pay dividends or make other distributions or loans to the Company unless certain specified requirements with respect to, among other things, minimum interest coverage ratios and maximum allowable restricted payments under such agreements, are satisfied. In the event that ICON does not have available liquidity to make interest payments on the Senior Discount Notes after such interest first becomes payable on May 15, 2002, these restrictions could limit the ability of IHF Holdings, Health & Fitness and its Subsidiaries to pay dividends or make other distributions or loans to ICON in order to service the Senior Discount Notes.

  The claims of Holders of the Exchange Notes will be structurally subordinate to all existing and future liabilities and obligations (whether or not for borrowed money) of any Subsidiary of ICON. See "Ranking of Exchange Notes."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

  The Original Notes were, and Exchange Notes will be issued at a substantial discount from their principal amount. Consequently, the purchasers of the Exchange Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Tax Considerations" for a more detailed discussion of the federal income tax consequences to the Holders of the Exchange Notes of the purchase, ownership and disposition of the Exchange Notes.

  If a bankruptcy case is commenced by or against ICON under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Exchange Notes, the claim of a holder of Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Exchange Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest".

  ICON believes that it is not insolvent, and while ICON can make no assurances, it has no reason to believe that a bankruptcy case will be commenced against ICON in the foreseeable future.

  Cash interest on the Exchange Notes will not accrue prior to November 15, 2001 and, therefore, the Exchange Notes are not a suitable investment for a person seeking current income.

FRAUDULENT CONVEYANCE AND OTHER RISKS

  In the event of a bankruptcy, reorganization or rehabilitation case or similar proceeding relating to, or a lawsuit by or on behalf of unpaid creditors of ICON, a court may review the Offering under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes"). Generally, if a court were to find either (a) that ICON entered into the Offering with the intent ("fraudulent intent"), which in certain circumstances may be presumed, of hindering, delaying or defrauding its current or future creditors or (b) that, after giving effect to the Offering, ICON both (i) received (or was deemed to have received under applicable law) less than reasonably equivalent value or fair consideration for or in connection with the transfer of property or obligations incurred as part of the Offering and
(ii) (A) was insolvent on the date such transfer was made or such obligations were incurred or was rendered insolvent as a result of such transfer or obligations, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) (the circumstances that meet the requirements of this clause (b) are referred to herein as "constructive fraud"), such court could, under certain fraudulent conveyance statutes and subject to applicable statutes of limitation, take action detrimental to the holders of the Exchange Notes, or to ICON, including, under certain circumstances, setting aside or subordinating to trade or other creditors any of the obligations with respect to the Exchange Notes, or setting aside any transfer of property pursuant thereto by ICON.

  The measure for insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction which is being applied in any proceeding determining that issue. Generally, however, a company will be considered insolvent if the sum of its debts was greater than the value of all of its assets at a fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, as they become fixed in amount and mature. Although, as of November 30, 1996, the Company had a stockholder deficit of approximately $149.3 million, the Company believes that it was not insolvent on November 20, 1996 and was not rendered insolvent as a result of the Offering.

  ICON believes (i) that it did not enter into the Offering with fraudulent intent, (ii) that circumstances constituting constructive fraud will not have arisen with respect to ICON as a result of, and after giving effect to, the Offering and (iii) that, accordingly, the property transferred to ICON as part of the Offering and the obligations of ICON with respect to the Exchange Notes would not be subject to such detrimental action. There can be no assurance, however, that a court passing on these issues would make the same determination because, among other reasons, certain courts have held that a company's purchase of capital stock does not constitute reasonably equivalent value or fair consideration for incurring indebtedness and, after giving effect to the Offering, ICON will have a negative net worth on a consolidated basis for accounting purposes.

SUBORDINATION TO CERTAIN CREDITORS

  In addition to the fraudulent conveyance risks described above, certain courts have held that indebtedness issued in exchange for redeemed capital stock will be subordinate to the claims of trade or other creditors regardless of whether the entity which redeems the stock is insolvent at the time the indebtedness was issued. It is unclear whether a court would apply these principles to the Offering.

ABSENCE OF PUBLIC MARKET

  There is no existing public market for the Original Notes or the Exchange Notes and ICON does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Senior Discount Notes but it is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active market will develop for any of the Exchange Notes or as to the liquidity of the trading market for any of the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling such Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time. If a trading market develops for the Exchange Notes, future trading prices of such Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their Accreted Value.

RELIANCE ON MAJOR CUSTOMERS

  The Company's two largest customers together accounted for approximately 47%, 43%, 42% and 33% of the Company's revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. The Company's largest customer, Sears Roebuck ("Sears"), accounted for approximately 34%, 31%, 34% and 23% of the Company's revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. The Company's second largest customer, Sam's Warehouse Stores ("Sam's"), accounted for approximately 13%, 12%, 8% and 10% of the Company's revenues in 1994, 1995, 1996 and the first six months of 1997, respectively. Accounts receivable for the Company's two largest customers accounted for approximately 27%, 37% and 30% of total gross accounts receivable at May 31, 1995, May 31, 1996 and November 30, 1996, respectively. At May 31, 1996, Sears and Sam's accounted for approximately 32% and 5%, respectively, of the Company's gross accounts receivable. A third customer, Service Merchandise Company, Inc., accounted for approximately 11% of total gross accounts receivable at May 31, 1996 and 7% of the Company's net sales for the year then ended. The level of the Company's sales to these customers depends in large part on its relationships with these customers and on consumers' continuing commitment to home fitness equipment products and on the success of customers' efforts to market and promote the Company's products, as well as the Company's competitiveness in terms of price, quality, product innovation, customer service and other factors. Consistent with industry practice, the Company does not have long term sales agreements or other commitments as to levels of future sales. In addition, the Company is not the exclusive supplier of fitness equipment to any of its major customers. As a result of the HealthRider Acquisition, the Company offers its products directly to consumers through the acquired HealthRider kiosk, store and direct response networks. The Company's direct sales to consumers, particularly through kiosks and stores in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationships with existing customers.

EXPOSURE TO THE RETAIL INDUSTRY

  In 1995, 1996 and the first six months of 1997 approximately 91%, 97% and 97%, respectively, of the Company's sales were to retailers. Several significant retailers maintain substantial account balances payable to the Company. Retail businesses may be adversely affected by unfavorable local, regional or national economic developments which result in reduced consumer spending. There can be no assurance that an economic downturn would not have a material adverse effect on the Company's customers which could reduce the Company's sales volumes and gross margins or result in defaults in accounts receivable from such customers. The loss of, or a substantial decrease in the amount of purchases by, or a write-off of any significant receivables due from, any of the Company's major customers or a number of the Company's other customers would have a material adverse effect on the Company's business.

PRODUCT LIFE CYCLES

  Product life cycles can be short in the fitness industry and innovation is an important component of competition. The Company's sales and gross margins are dependent upon its success in innovating, developing and marketing new products. Products tend to generate higher gross margins earlier in the product life cycle (after an initial start-up period), when there are fewer companies offering similar products, and tend to generate lower gross margins over time as competition increases and consumer interest diminishes. Accordingly, the Company strives to be among the first producers of attractive new product categories (such as upright rowers) and to add new features to existing products (such as the Space Saver feature recently added to its treadmill line), which may increase gross margins by reinvigorating demand and differentiating the Company's products from similar products offered by its competitors. Life cycles may vary significantly in duration from product to product.

DEPENDENCE ON PRODUCT INNOVATION

  While the Company emphasizes new product innovation and product repositioning, there can be no assurance that the Company will continue to develop competitive products in a timely manner or that the Company will be able to respond adequately to market trends. In addition, there can be no assurance that new or repositioned products will gain market acceptance, that interest in the Company's products will be sustained, that significant start-up costs with respect to new products will be recouped or that the fitness market will not become saturated. Moreover, although management believes that fitness and health activities have become important for consumers, there can be no assurance that interest in any particular fitness activity or fitness activities in general will be sustained.

DEPENDENCE ON PARTICULAR PRODUCTS

  In any given year, the Company's sales may be largely attributable to one or two product categories. For example, the Company was one of the first manufacturers to introduce motorized treadmills for home use and believes that it is currently the market leader in sales of such treadmills, with net sales in 1994, 1995, 1996 and the first six months of 1997 of $252.6 million, $235.4 million, $289.9 million and $156.8 million, respectively, representing approximately 63%, 44%, 39% and 42%, respectively, of the Company's net sales in such periods. The Cardio family of upright rowers was introduced in the second quarter of fiscal 1995 and produced net sales in 1995, 1996 and the first six months of 1997 of $138.1 million, $259.1 million and $47.3 million, respectively, representing 26%, 35% and 15% of the Company's net sales in such years. Had the HealthRider Acquisition occurred on June 1, 1994, the Company would have had net sales of upright rowers in 1995 and 1996 on a pro forma basis of $300.5 million and $491.8 million, respectively, representing 44% and 49% of the Company's pro forma net sales in such periods. The Company's upright rower sales declined to $47.3 million during the first six months of 1997, compared to $125.9 million during the first six months of 1996. In addition, HealthRider's upright rower sales have declined substantially in calendar 1996. The decline in sales of upright rowers by the Company and HealthRider may indicate a weakening of market demand for upright rowers. The Company would be adversely affected if it experienced a significant decline in the popularity of certain significant products such as its motorized treadmills or a continued decline in sales of its upright rowers and one or more similarly popular products were not developed and introduced by the Company in a timely manner.

COMPETITION

  The fitness equipment market is highly competitive. It is characterized by frequent introduction of new products, often accompanied by major advertising and promotional campaigns. The Company believes that the principal competitive factors affecting its business include price, quality, brand name recognition, product innovation, marketing resources and customer service.

  The Company competes in the U.S. with recreational and exercise activities offered by health clubs as well as with a number of domestic manufacturers, domestic direct importers and foreign companies exporting fitness products to the U.S. and, in its direct sales efforts, with major retailers or distributors. Competitors in these areas include Precor Inc., CML Group Inc. (under the NordicTrack(R) brand), LifeFitness, Inc. and Diversified Products Corporation and Roadmaster Industries Inc., which are commonly owned. The Company also believes that Reebok International Ltd. will begin marketing home fitness equipment in the U.S. In Europe, the Company competes principally with Tunturi, Inc. and Kettler Int'l Inc., a number of Asian importers and some of its domestic competitors. The Company's products also indirectly compete with outdoor fitness, sporting goods and other recreational products. Competitors in these product areas include Huffy Corporation, Canstar Sports Inc. (a subsidiary of Nike Inc.) and Rollerblade, Inc. Certain competitors are better capitalized than the Company and may have greater financial and other resources than those available to the Company. In addition, there are no significant technological, manufacturing or marketing barriers to entry into the fitness equipment or exercise accessory markets, although many companies in the industry, including the Company, have sought and received numerous patents in an effort to protect their competitive position.

EXPANSION STRATEGY; ACQUISITIONS

  An important part of the Company's strategy is to increase its sales by, among other things: (i) developing innovative, high-quality products; (ii) utilizing multiple distribution channels; (iii) positioning its brands to address specific distribution channels; (iv) providing broad product offerings; (v) maintaining low-cost flexible manufacturing; and (vi) pursuing growth opportunities in domestic and international markets, including through acquisitions. Each of these efforts requires significant investment and entails a risk of poor consumer response. Product innovation, though necessary because of product life cycles, requires a significant dedication of resources. There can be no assurance that new products will be positively received by consumers.

  In August 1996, the Company acquired substantially all the assets and assumed (or refinanced) substantially all the liabilities of HealthRider. HealthRider has experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calendar 1996. HealthRider increased its selling expense for infomercials to $14.5 million (net of a write-off of video production costs of $1.6 million) in the first quarter of 1996 compared to $8.5 million in the first quarter of 1995 and committed to purchase substantially increased volumes of inventory in anticipation of sales increases. Despite these expenditures, HealthRider's total sales increased only modestly to $75.0 million in the first quarter of 1996 from $57.9 million in the first quarter of 1995, while its total infomercial sales decreased by $8.6 million in the same period. These events compounded working capital difficulties that HealthRider was already experiencing, causing HealthRider to reduce selling expense for infomercials to $5.7 million in the second quarter of 1996 from $10.8 million in the second quarter of 1995, which contributed to substantial declines in HealthRider's sales. HealthRider reported net sales in the second quarter of 1996 of $38.2 million compared to $59.1 million in the second quarter of 1995. HealthRider also reported an operating loss for the first half of 1996 of $4.6 million compared to operating income for the first half of 1995 of $16.5 million. HealthRider's inventory at June 30, 1996 was $23.1 million compared to $5.5 million at June 30, 1995. Inventory in the health and fitness industry is usually at its lowest point in the spring and early summer. The Company believes that the decline in HealthRider's sales is due in part to (i) a general weakening of market demand for upright rowers and (ii) the partial saturation of the audience that can be reached through infomercials.

  The Company believes that the HealthRider Acquisition constitutes an attractive opportunity, given the purchase price. However, there can be no assurance in this regard.

  In the past, WHF and Weider Europe, B.V., who were Affiliates of the Company, marketed certain of the Company's products outside the U.S. The Company began directly marketing its products in Europe in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration there and in other foreign markets. Prior to the Weider Sports Acquisition, Weider Sports distributed the Company's products in certain other countries. In September 1996, the Company acquired certain assets of Weider Sports. In connection with the Weider Sports Acquisition, the Company reacquired distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. The Company also purchased certain assets of CanCo in connection with the WHF Settlement. The Company does not have significant experience in conducting business in European and other foreign markets, and fitness products have not yet been widely accepted in these markets. The Company's European operations are not currently profitable. There can be no assurance that the Company will be successful in selling its products outside of the U.S. Furthermore, increased targeting of international markets exposes the Company to the general risks of doing business abroad, including barriers to trade such as quotas, taxes, duties and other trade restrictions, currency fluctuations and changes in U.S. and foreign regulations applicable to the export of the Company's products. The Company does not currently hedge against foreign currencies other than the Canadian dollar.

  The Company believes there may be other acquisition opportunities which could complement its existing business, although the Company has no other acquisition agreements and is not engaged in any discussions regarding other acquisitions. Any such acquisitions, like the Weider Sports Acquisition, the CanCo Acquisition and the HealthRider Acquisition, will require integration of such businesses with the Company's current operations. The HealthRider Acquisition and the Weider Sports and CanCo acquisitions were financed by additional borrowings under the Credit Agreement, and any future acquisitions may involve additional borrowings. There can be no assurance that HealthRider, Weider Sports or CanCo or any other business that the Company may acquire in the future, will be effectively and profitably integrated with the Company. Expansion or acquisition costs could adversely affect the Company's liquidity and financial stability.

PRICE SENSITIVITY

  The Company's customers, especially mass merchandisers, are highly price sensitive. The Company sets many product prices on an annual basis but purchases raw materials and components under purchase orders for periods of less than one year. Accordingly, the Company sets prices for many products before it has complete knowledge of the costs of raw materials and components and sometimes before product development is complete and production costs have been firmly established. After it has established prices, the Company may be unable to pass cost increases along to its customers, or to compete effectively if it seeks to pass such costs along, which could have a material adverse effect on the Company.

RELIANCE ON CERTAIN SUPPLIERS

  Since the Company purchases certain components and finished products from foreign suppliers located in Canada, China, Taiwan and various other countries, the Company is subject to the general risks of doing business abroad, particularly with respect to its purchases from China, including delays in shipment, work stoppages, adverse fluctuations in currency exchange rates, increases in import duties and tariffs, changes in foreign regulations, changes in most-favored-nation status and political instability. In addition, although the Company seeks to maintain dual sources for the materials and components required for its products, the Company relies on single sources for certain of its component parts and finished products, including treadmills and upright rowers. To further control manufacturing and delivery problems associated with sourcing delays, the Company asks its electronics vendors to maintain specified inventory levels for some long lead-time components. Sourcing delays have been occasionally experienced in the past with new product introductions. In addition, the Company has identified alternative sources for many key raw materials and components. Despite these precautions, however, the Company's ability to deliver its products on time is susceptible to disruptions in its supply of raw materials and components, in part because of the time needed to retool alternative component manufacturers to produce required components. In particular, the imposition of trade sanctions on China could have a material adverse effect on the Company. The occurrence of any of the risks relating to its foreign suppliers or the loss of certain of these suppliers could adversely affect the Company's business until alternative supply arrangements could be secured, particularly if such loss occurred during the Company's key production periods. The Company's largest suppliers of components and finished products for fiscal 1996 were: All Fitness, Goodway Holdings, Chang Chen, Al Multitech, GS Electric, Weslo International, United Technologies and MOL Belting. However, the loss of a smaller supplier could also significantly adversely affect the Company's business. There can be no assurance that the Company would be able to obtain products and supplies on satisfactory terms should any of these risks materialize.

SEASONALITY

  Historically, the Company has sold the majority of its products to its customers in its second and third fiscal quarters (i.e., from September through February). Increased sales typically have occurred in the Christmas retail season and the beginning of a new calendar year because of increased promotions by customers, increased consumer purchases and seasonal changes that prompt people to exercise inside. The Company has in the past, from time to time, incurred net losses in the first and fourth quarters of its fiscal year. If actual sales for a quarter do not meet or exceed projected sales for that quarter, expenditures and inventory levels could be disproportionately high for such quarter and the Company's cash flow and earnings for that quarter and future quarters could be adversely affected. The timing of large orders from customers and the mix of products sold may also contribute to quarterly or other periodic fluctuations.

DEPENDENCE ON KEY MANAGEMENT

  The Company's success depends to a considerable extent on the performance of its senior management team. The loss of services of either Scott Watterson, the Company's Chief Executive Officer, or Gary Stevenson, the Company's Chief Operating Officer, as well as the loss of other members of the Company's management team, could have a material adverse effect on the Company. Although the Company entered into employment agreements with Messrs. Watterson and Stevenson which extend through November 1999, they are able to terminate their employment for cause at any time or without cause upon six months' notice. However, the employment agreements contain a non-competition clause which runs for at least two years (which the Company can extend to four years at its option for an additional severance payment equal to the employee's base salary plus bonus pro rated for the period of the extension) from the date of the executive's termination. In addition to the provisions of their employment agreements, Messrs. Watterson and Stevenson have entered into separate non-competition agreements with the Company that run through November 1998.

CONTROL BY EXISTING STOCKHOLDERS

  The Company is controlled by Affiliates of Bain and the Company's executive officers and directors who collectively beneficially own 94.17% of the outstanding Class A Common Stock of IHF Capital and 92.97% of the outstanding Class L Common Stock of IHF Capital. All current stockholders and warrantholders of IHF Capital have entered into a stockholders agreement (the "Stockholders Agreement") which includes an agreement with respect to how they will vote on certain matters, including the election of directors, which effectively results in Bain and its Affiliates having the ability to control or significantly influence the election of the Company's directors and the outcome of corporate actions requiring stockholder approval. The voting provisions of the Stockholders Agreement will expire on November 14, 2004. This concentration of ownership and voting power may have the effect of delaying or preventing a change in control of the Company. None of the officers, directors or shareholders of the Company owe any fiduciary duty to the Holders of the Exchange Notes.

PRODUCT LIABILITY

  Due to the nature of the Company's products, the Company is subject to product liability claims involving personal injuries allegedly related to the Company's products. As of November 30, 1996, the Company had $1.5 million in reserves for product liability related losses. The Company currently carries an occurrence-based product liability insurance policy. The policy for the period from October 1, 1996 to October 30, 1998 provides coverage of up to $25 million per occurrence, and $25 million in the aggregate annually with a deductible on each claim of $250,000 for claims related to trampolines and $100,000 for claims related to all other products. Previously, the Company maintained similar occurrence-based policies with somewhat lower coverage limits and higher deductibles. The Company believes that its insurance has been and continues to be adequate to cover product liability claims. Nevertheless, currently pending claims and any future claims are subject to the uncertainties related to litigation, and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to uncertainty with respect to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is also no assurance that the product liability insurance of the Company is or will be adequate to cover such claims. In addition, there can be no assurance that the Company's insurers will be solvent when required to make payments on claims. Furthermore, there can be no assurance that insurance will remain available or, if available, that it will not be prohibitively expensive. The loss of insurance coverage or claims exceeding that coverage could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Consumer Products Safety Commission has conducted an inquiry and made claims relating to defects in certain of HealthRider's products. Although no consumer litigation has resulted from such defects to date, there can be no assurance that consumer litigation will not result.

FTC PRELIMINARY INVESTIGATIONS

  The Federal Trade Commission ("FTC") conducted an investigation to determine whether the Company may have made excessive advertising claims with respect to its "CrossWalk" treadmill products (which constitute a substantial portion of the Company's sales), in violation of the Federal Trade Commission Act. The FTC has asked the Company to voluntarily provide information and documents on several occasions, and the Company responded to these requests.

  The FTC and the Company resolved this matter through a consent decree on January 30, 1997. The consent decree is for settlement purposes only and does not constitute an admission by the Company that it has violated any laws. There, however, can be no assurance that the FTC will not withdraw the consent decree and seek relief in the form of a cease and desist order, civil monetary penalties and/or consumer redress in the form of, among other things, refunds to consumers and public notification respecting the advertisements, if any, which the FTC concludes were excessive.

  The FTC is conducting a similar preliminary investigation of HealthRider to determine whether HealthRider may have made excessive advertising claims with respect to its HealthRider family of products (which constitute virtually all of HealthRider's sales), in violation of the Federal Trade Commission Act. The FTC has asked HealthRider to voluntarily provide documents and information on several occasions, and HealthRider has responded to these requests. If the FTC were to conclude that HealthRider did violate the Federal Trade Commission Act, it may seek relief in the form of a consent decree, a cease and desist order, civil money penalties and public notification respecting the advertisements, if any, which the FTC concludes were excessive. The Company has assumed all of HealthRider's liabilities in connection with this matter. Because management believes that the FTC is no longer pursuing its investigation of this matter, management does not believe that this matter will have a material adverse effect on its results of operations or financial position; however, there can be no assurance in this regard.

FRAUDULENT CONVEYANCE RISK REGARDING HEALTHRIDER ACQUISITION

  In the event of a bankruptcy or similar proceeding relating to, or a lawsuit by or on behalf of unpaid creditors of, HealthRider, a court may review the HealthRider Acquisition under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes"). Generally, if a court were to find either (i) that HealthRider entered into the HealthRider Acquisition with the intent ("fraudulent intent"), which in certain circumstances may be presumed, of hindering, delaying or defrauding its current or future creditors or (ii) that, after giving effect to the HealthRider Acquisition, HealthRider both (a) received (or was deemed to have received under applicable law) less than reasonably equivalent value or fair consideration for or in connection with the transfer of assets and liabilities as part of the HealthRider Acquisition and (b) (1) was insolvent on the date such transfer was made or was rendered insolvent as a result such transfer, (2) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) (the circumstances that meet the requirements of this clause (ii) are referred to herein as "constructive fraud"), such court could, under certain fraudulent conveyance statutes, unwind the HealthRider Acquisition or require the Company to make additional payments with respect thereto. In addition, while the Company believes that it paid fair value for the assets acquired, HealthRider was not prohibited from paying dividends and making other payments to its stockholders. Such dividends or payments, if any, would reduce the assets available to satisfy the claims of creditors of HealthRider and therefore enhance the risk of a bankruptcy, reorganization or similar proceeding involving, or lawsuit on behalf of creditors of, HealthRider.

ENVIRONMENTAL CONSIDERATIONS

  The Company's operations are subject to federal, state and local environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The nature of the Company's manufacturing and assembly operations expose it to the risk of claims with respect to environmental matters, and although compliance with local, state and federal requirements relating to the protection of the environment has not had a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters. Future events, such as changes in existing laws and regulations or enforcement policies or the discovery of contamination on sites owned or operated by the Company, may give rise to additional compliance costs or operational interruptions which could have a material adverse effect on the Company's financial condition.

                                CAPITALIZATION

  The following table sets forth as of November 30, 1996 the consolidated capitalization of the Company:

                                                                   NOVEMBER 30,
                                                                       1996
                                                                   -------------
                                                                   (IN MILLIONS)
Short-term debt, consisting of current portions of long-term debt
 and capital lease obligations...................................     $   4.9
                                                                      -------
Long-term liabilities (excluding current portion):
  Capital lease obligations......................................        17.7
  Revolving credit borrowings....................................       228.3
  Term loans.....................................................        29.2
  Senior Subordinated Notes......................................        99.4
  Discount Notes.................................................        74.4
  Senior Discount Notes..........................................        82.8
  Other long-term debt...........................................          .6
                                                                      -------
  Total long-term liabilities....................................       532.4
                                                                      -------
Stockholders' equity:
  Common stock and additional paid-in-capital....................        49.7
  Receivable from officers for purchase of equity................         (.8)
  Cumulative translation adjustment..............................         (.1)
  Accumulated deficit............................................      (198.2)
                                                                      -------
  Total stockholders' equity (deficit)...........................      (149.4)
                                                                      -------
    Total Capitalization.........................................     $ 387.9
                                                                      =======

                                  BACKGROUND

  On November 14, 1994, the Company effected the Recapitalization in which,
(i) the shareholders of the Recapitalized Companies (the "Original Shareholders") contributed their capital stock of the Recapitalized Companies to the Company, in exchange for $21.9 million of common stock of IHF Capital, $36.0 million of IHF Holdings Preferred Stock and Preferred Warrants, and $159.3 million of demand promissory notes (the "Shareholder Notes"); (ii) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase common stock of IHF Capital, of which $26.4 million were Redeemable Options and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and Preferred Warrants; (iii) affiliates of Bain Capital and certain other investors purchased $40.4 million of common stock of IHF Capital; (iv) $60.0 million in proceeds of IHF Holdings Units, each consisting of $1,000 principal amount at maturity of the Holdings Discount Notes, one warrant to purchase 6.46726 shares of Class A Common Stock of IHF Capital at an exercise price of $.01 per share and one warrant to purchase
 .64673 shares of Class L Common Stock of IHF Capital at an exercise price of $.01 per share, and $100.0 million in proceeds of Health & Fitness Units, each consisting of $1,000 principal amount at maturity of the Senior Subordinated Notes, one warrant to purchase 1.97531 shares of Class A Common Stock of IHF Capital at an exercise price of $.01 per share and one warrant to purchase
 .19753 shares of Class L Common Stock of IHF Capital at an exercise price of $.01 per share, were issued; (v) term borrowings of $35.0 million and revolving borrowings of $111.5 million under the Credit Agreement were made; and (vi) the Shareholder Notes and certain indebtedness of the Recapitalized Companies were repaid.

  Concurrent with the Recapitalization Closing, the Company obtained exclusive licenses to market fitness equipment and certain non-ingestive sports medicine products under the "Weider" and related brand names. Under one such license, the Company made a $5.0 million payment at the Recapitalization Closing; the other license provided for royalty payments to be paid over time. See "Business--Legal Proceedings--WHF Litigation" and "--Settlement of WHF Litigation." The Company also executed non-compete agreements with WHF and certain key executives under which it made total payments of $6.5 million. In addition, after the Recapitalization, the Company redeemed the Redeemable Options for $26.4 million.

  On November 12, 1996, ICON was incorporated as a wholly-owned subsidiary of IHF Capital and IHF Holdings became a wholly-owned subsidiary of ICON. On November 20, 1996, in connection with the WHF Settlement, as defined, the Company purchased all of the common stock of IHF Capital and certain warrants to purchase common stock of IHF Capital held by the WHF Stockholders for $42.3 million and purchased the IHF Holdings Preferred Stock (as defined) held by WHF for $32.1 million and the options to purchase shares of IHF Holdings Preferred Stock held by Messrs. Watterson and Stevenson for $3.7 million. See "Business--Legal Proceedings--Settlement of WHF Litigation."

  The following is an organizational chart of the Company prior to the Recapitalization:

                            =====================
                                WEIDER HEALTH
                                 AND FITNESS
                            =====================

=====================                   =====================
     WESLO, INC.                           PROFORM FITNESS
                                            PRODUCTS, INC.
=====================                   =====================


=====================      =====================    =====================
   JUMPKING, INC.            SILICONE PRODUCTS,          IMAGE, INC.
                                    INC.
=====================      =====================    =====================

                                        =====================
                                                 UTS

                                        =====================




  The following is an organizational chart of the Company immediately following the Recapitalization:


                             =====================
                               IHF CAPITAL, INC.

                             =====================


                             =====================
                              IHF HOLDINGS, INC.

                             =====================


=====================        =====================        =====================
 IHF (HOLDINGS) LTD.              ICON HEALTH                 ICON CS, INC.
=====================           & FITNESS, INC.           =====================
                             =====================


=====================        =====================        =====================
   JUMPKING, INC.             SILICONE PRODUCTS,                   UTS
=====================                 INC.                =====================
                             =====================

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following pages present the unaudited pro forma consolidated results of operations of the Company and its Subsidiaries for the year ended May 31, 1996 and the six months ended November 30, 1996. The historical results of operations for the periods presented carry over the consolidated results of operations of the Company's parent, IHF Capital, resulting from the contribution of IHF Capital's investment in IHF Holdings to the Company. In addition, the unaudited pro forma consolidated financial statements have been adjusted to reflect the following events:

    (i) the sale of $162.0 million aggregate principal face amount of Senior Discount Notes at an aggregate price of $82.5 million, resulting in net proceeds of approximately $78.3 million;

    (ii) the purchase of all of the IHF Holdings preferred stock and options to purchase IHF Holdings preferred stock at a price of $35.8 million (representing a $4.2 million discount from face value, and the forgiveness of $10.1 million of accrued dividends thereon) at November 30, 1996;

    (iii) the purchase of the common stock of IHF Capital and warrants to purchase common stock of IHF Capital owned by the WHF Stockholders at a price of approximately $42.3 million;

    (iv) the WHF settlement, including the Weider Sports Acquisition, the CanCo Acquisition, the payment of settlement expenses and the settlement of payables and receivables between ICON and WHF, which together total approximately $25.5 million, and the amortization of goodwill resulting from the Weider Sports Acquisition and the CanCo Acquisition;

    (v) the payment of $4.2 million of fees and expenses relating to the Offering; and

    (vi) the HealthRider Acquisition.

  The Unaudited Pro Forma Consolidated Statement of Operations gives effect to the events described above as if they had occurred on June 1, 1995. The Company's historical consolidated balance sheet at November 30, 1996 includes the impact of all of the events described above, and therefore, no unaudited pro forma balance sheet data have been presented. The statement of operations data of Weider Sports are not reflected in the unaudited pro forma financial data because they are not significant; however, the statement of operations data of CanCo have been reflected in the unaudited pro forma financial data, although the CanCo acquisition was not considered significant. The following unaudited pro forma financial statements have been prepared from, and should be read in connection with, the historical consolidated financial statements of the Company and the related notes thereto.

  The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of the consolidated results of operations of the Company and its subsidiaries had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The Company expects that HealthRider revenues in the period subsequent to the HealthRider Acquisition will decline substantially.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                (IN THOUSANDS)

                                      HEALTHRIDER
                                     STATEMENT OF      CANCO
                                      OPERATIONS    STATEMENT OF                  ADJUSTMENTS
                          HISTORICAL TWELVE MONTHS   OPERATIONS              -----------------------     PRO FORMA
                          YEAR ENDED     ENDED       YEAR ENDED                 WELDER                   YEAR ENDED
                           MAY 31,     JUNE 30,     MAY 31, 1996             SETTLEMENT &                 MAY 31,
                             1996      1996 (1)         (2)       COMBINED   ACQUISITIONS   OFFERING        1996
                          ---------- -------------  ------------ ----------  ------------   --------     ----------
Net sales...............   $747,577    $237,565(3)    $51,316    $1,036,458    $(51,316)(a) $    --       $985,142
Cost of sales...........    541,443      87,612(4)     43,387       672,442     (50,716)(a)      --        621,726
                           --------    --------       -------    ----------    --------     -------       --------
 Gross profit...........    206,134     149,953         7,929       364,016        (600)         --        363,416
Operating expenses
 Selling................     93,924     131,801            20       225,745      (9,966)(b)      --        215,779
 Research and
  development...........      6,759          --            --         6,759          --          --          6,759
 General and
  administrative........     48,055      17,562         4,315        69,932      (4,208)(c)      --         65,268
                                                                                   (456)(d)
 Write-off of goodwill..         --          --         4,153         4,153      (4,153)(e)      --             --
 Compensation expense
  attributable to
  options...............      2,769          --            --         2,769          --          --          2,769
                           --------    --------       -------    ----------    --------     -------       --------
   Total operating
    expense.............    151,507     149,363         8,488       309,358     (18,783)         --        290,575
                           --------    --------       -------    ----------    --------     -------       --------
Income (loss) from
 operations.............     54,627         590          (559)       54,658      18,183          --         72,841
Interest expense........     36,527       1,405            99        38,031       4,503 (f)  11,550 (g)     53,418
                                                                                   (666)(d)
Other income............         --      (2,264)         (240)       (2,504)         --          --         (2,504)
Amortization of deferred
 financing fees.........      3,483          --            --         3,483          --         420 (h)      3,903
Dividends on cumulative
 preferred stock of a
 subsidiary held by a
 minority interest......      5,100          --            --         5,100          --      (5,100)(i)         --
                           --------    --------       -------    ----------    --------     -------       --------
Income (loss) before
 taxes..................      9,517       1,449          (418)       10,548      14,346      (6,870)        18,024
Provision for income
 taxes..................      7,896       1,405           413         9,714       3,873 (j)  (4,549)(j)      9,038
                           --------    --------       -------    ----------    --------     -------       --------
Net income (loss).......   $  1,621    $     44       $  (831)   $      834    $ 10,473     $(2,321)      $  8,986
                           ========    ========       =======    ==========    ========     =======       ========
OTHER DATA:
 Cash interest expense..                                                                                  $ 32,892
 Depreciation and
  amortization (5)......                                                                                    23,236
 Capital expenditures...                                                                                    21,582
 Ratio of earnings to
  fixed charges (6).....                                                                                       1.3x

--------
(1) HealthRider's fiscal year ends December 31. For purposes of pro forma presentation, the twelve month period ended June 30, 1996 is included and represents the period comparable to the Company's fiscal year ended May 31, 1996. In the opinion of management, these unaudited financial statements include all adjustments necessary for a fair presentation of the periods presented and has been prepared on a basis consistent with HealthRider's audited consolidated financial statements.
(2) CanCo's fiscal year ends May 31.
(3) The Company and its subsidiaries expect to increase their net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales.
(4) In conjunction with the HealthRider acquisition, the Company and its subsidiaries will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the second and third quarters of 1997 of approximately $12.0 million related to the fact that the purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs. This inventory write-up will result in higher cost of goods sold and lower gross profits until the acquired inventory has been sold. The effect of this charge is not reflected in the unaudited pro forma statement of operations.
(5) Includes amortization of debt discount and deferred financing fees.

(6) Earnings consist of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt (including amortization of financing costs and the accumulating preferred stock dividends) and the portion (approximately one-fourth) of rental expense that the Company believes is representative of the interest component of rental expense.

    See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                (IN THOUSANDS)

                                       HEALTHRIDER
                                       STATEMENT OF     CANCO
                                        OPERATIONS   STATEMENT OF
                           HISTORICAL  PERIOD FROM    OPERATIONS                                            PRO FORMA
                           SIX MONTHS    JUNE 1,     THREE MONTHS                  ADJUSTMENTS              SIX MONTHS
                             ENDED       1996 TO        ENDED               --------------------------        ENDED
                          NOVEMBER 30,  AUGUST 15,    AUGUST 31,            WEIDER SETTLEMENT              NOVEMBER 30,
                              1996       1996 (1)      1996 (2)   COMBINED   & ACQUISITIONS   OFFERING         1996
                          ------------ ------------  ------------ --------  ----------------- --------     ------------
Net sales...............    $375,305     $ 16,154       $8,999    $400,458        (8,999)(a)  $    --        $391,459
Cost of sales...........     268,775        7,005(3)     7,415     283,195        (8,399)(a)       --         274,796
                            --------     --------       ------    --------       -------      -------        --------
 Gross profit...........     106,530        9,149        1,584     117,263          (600)          --         116,663
Operating expenses
 Selling................      56,370       14,763           --      71,133          (870)(b)       --          70,263
 Research and
  development...........       3,474           --           --       3,474            --           --           3,474
 General and
  administrative........      27,002        4,389          667      32,058          (570)(c)       --          31,235
                                                                                    (253)(d)
 Acquisition expenses...          --        6,173           --       6,173        (6,173)(k)       --              --
 Weider settlement......      16,465           --           --      16,465       (16,465)(f)       --              --
                            --------     --------       ------    --------       -------      -------        --------
   Total operating
    expense.............     103,311       25,325          667     129,303       (24,331)          --         104,972
                            --------     --------       ------    --------       -------      -------        --------
Income from operations..       3,219      (16,176)         917     (12,040)       23,731           --          11,691
Interest expense........      20,629          714            7      21,350         1,126 (f)    5,513 (g)      27,581
                                                                                    (408)(d)
Other income............          --         (554)         (51)       (605)           --           --            (605)
Amortization of deferred
 financing fees.........       2,059           --           --       2,059            --          198 (h)       2,257
Dividends on cumulative
 redeemable preferred
 stock of a subsidiary
 held by a minority
 interest...............       2,125           --           --       2,125            --       (2,125)(i)          --
                            --------     --------       ------    --------       -------      -------        --------
Income (loss) before
 taxes..................     (21,594)     (16,336)         961     (36,969)       23,013       (3,586)        (17,542)
Provision for income
 taxes..................      (5,606)      (5,554)         299     (10,861)        8,745 (j)   (2,170)(j)      (4,286)
                            --------     --------       ------    --------       -------      -------        --------
Net income (loss).......    $(15,988)    $(10,782)      $  662    $(26,108)      $14,268      $(1,416)       $(13,256)
                            ========     ========       ======    ========       =======      =======        ========
Other Data:
 Cash interest expense..                                                                                     $ 16,979
 Depreciation and
  amortization (4)......                                                                                       18,885
 Capital expenditures...                                                                                       14,257
 Ratio of earnings to
  fixed charges (5).....                                                                                           -- (6)

-------

(1) HealthRider was acquired by the Company on August 16, 1996. For purposes of the pro forma presentation, the results of operations of HealthRider for the period from June 1, 1996 to August 15, 1996 have been included. Subsequent to August 15, 1996, the results of operations of the Company include those of HealthRider.

(2) CanCo's fiscal year ends on May 31. CanCo was acquired by the Company on September 6, 1996 in connection with the Settlement of the WHF Litigation. The results of operations of CanCo from September 1, 1996 to September 5, 1996 have been excluded from the pro forma period presented and are not considered significant.

(3) In conjunction with the HealthRider acquisition, the Company and its subsidiaries recognized a significant, non-recurring non-cash increase in cost of goods sold in the second quarter of 1997 of approximately $8.2 million and will recognize an additional increase in costs of goods sold of approximately $3.8 million in the third quarter of 1997 related to the fact that the purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs. This inventory write-up will result in higher cost of goods sold and lower gross profits until the acquired inventory has been sold.

(4) Includes amortization of debt discount and deferred financing fees.

(5) Earnings consist of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt (including amortization of financing costs and the accumulating preferred stock dividends) and the portion (approximately one-fourth) of rental expense that the Company believes is representative of the interest component of rental expense.

(6) Earnings were insufficient to cover fixed charges by $17.5 million.

    See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS

(a) Represents the elimination of CanCo product sales to the Company and the elimination of the cost of product sales, as adjusted for profits in the CanCo inventory held by the Company as of period end.

(b) Represents the elimination of royalties paid by HealthRider in accordance with certain royalty agreements which were canceled or amended in conjunction with the HealthRider Acquisition ($6.7 million and $.3 million for the twelve months ended June 30, 1996 and the period from June 1, 1996 to August 15, 1996, respectively) and the elimination of the monthly retainer fees paid by HealthRider in accordance with a redundant advertising agreement canceled in conjunction with the HealthRider Acquisition ($3.3 million and $.6 million for the twelve months ended June 30, 1996 and the period from June 1, 1996 to August 15, 1996, respectively).

(c) Represents adjustments to general and administrative expenses as summarized below:

                                                       FISCAL YEAR  SIX MONTHS
                                                          ENDED       ENDED
                                                         MAY 31,   NOVEMBER 30,
                                                          1996         1996
                                                       ----------- ------------
Elimination of HealthRider executive and related
 severance costs for terminated executives performing
 duplicate functions which are performed by ICON
 executives..........................................    $(1,725)     $(862)
Elimination of the write-down of fixed assets
 recorded by CanCo in conjunction with the CanCo
 Acquisition(1)......................................       (315)        --
Elimination of executive bonuses paid by HealthRider
 and CanCo (net of additional bonuses payable at the
 historical rate of adjusted earnings by the Company
 applied to the earnings of CanCo and HealthRider)...     (1,612)        20
Elimination of management fee paid by CanCo to the
 Company and certain executives of the Company in
 connection with the termination of a management fee
 agreement...........................................     (1,100)        --
Amortization of goodwill attributable to the excess
 purchase price of Weider Sports Equipment and CanCo
 over the net assets acquired, straight-line over a
 period of 10 years..................................        544        272
                                                         -------      -----
                                                         $(4,208)     $(570)
                                                         =======      =====

--------
  (1) This adjustment represents the elimination of a one-time charge which was recorded in the historical accounts of CanCo which results directly from the acquisition of CanCo. The historical statement of operations of CanCo for the year ended May 31, 1996 was adjusted to reflect the negotiated discount for the fixed assets and inventory of CanCo being purchased by the Company's subsidiaries and the elimination of the historical amount of goodwill recorded in the balance sheet of CanCo at May 31, 1996. Had the CanCo acquisition not been consummated, these adjustments would not have been recorded in the statement of operations of CanCo.

(d) Represents elimination of the depreciation ($.5 million and $.3 million for the twelve months ended June 30, 1996 and the period from June 1, 1996 to August 15, 1996, respectively) on the building acquired by a subsidiary of the Company in connection with the HealthRider Acquisition and the related interest ($.7 million and $.4 million for the twelve months ended June 30, 1996 and the period from June 1, 1996 to August 15, 1996, respectively) incurred on the capital lease obligation for such building as recorded in the historical accounts of HealthRider. The Company intends to sell such building and is currently in the process of obtaining the necessary appraisals. The Company expects to consummate the sale of the building within one year of the closing of the HealthRider Acquisition.

(e) Represents elimination of the write-off of goodwill by CanCo recorded in conjunction with the CanCo Acquisition. See footnote (1) to adjustment (c) above.

(f) Represents additional interest expense (at a rate of 8.50%) on the additional borrowings under the Company's credit agreement required to effect the HealthRider Acquisition ($27.5 million) and the WHF Settlement ($25.5 million). In addition, the pro forma statement of operations for the six months ended November 30, 1996 reflects the elimination of the $16.5 million settlement expenses incurred in connection with the WHF Settlement, as these expenses were incurred pursuant to agreements that were contingent on and executed in connection with the acquisition of WSE and CanCo by the Company.

(g) Represents additional interest expense on the $162.0 million aggregate principal ($82.5 million gross proceeds) of the Senior Discount Notes offered at a 14.00% effective rate.

(h) Represents additional amortization of deferred financing fees of $4.2 million recorded in connection with the $162.0 million aggregate principal of Senior Discount Notes offered.

(i) Represents elimination of the cumulative dividends recorded during the period on the IHF Holdings Preferred Stock and the options to purchase IHF Holdings Preferred Stock redeemed in connection with the Offering.

(j) Represents the additional income tax expense resulting from the pro forma adjustments to income at a 38% effective rate. Income tax adjustments exclude the impact of the adjustment to eliminate the write-off of goodwill in conjunction with the CanCo Acquisition and the adjustment to eliminate the cumulative dividends which do not give rise to tax deductions.

(k) Represents elimination of the costs to terminate HealthRider employees, including key executives, and the costs to terminate or amend royalty agreements and other related costs which were incurred by HealthRider in connection with its acquisition by the Company.

                     SELECTED CONSOLIDATED FINANCIAL DATA

THE COMPANY--HISTORICAL

  The selected consolidated financial data for the Company for the five years ended May 31, 1996 have been derived from the historical audited consolidated financial statements of the Company (formerly known as Weslo, ProForm, and WeiderCare) and subsidiaries. The selected financial data for the period beginning June 1, 1995 and ending December 2, 1995 and the period beginning June 1, 1996 and ending November 30, 1996 and as of November 30, 1996 have been derived from the historical unaudited consolidated financial statements of the Company which in the opinion of the mangement, contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated results of operations and financial position of the Company for such periods and at such dates. The results of operations for the period beginning June 1, 1996 and ended November 30, 1996 are not necessarily indicative of the results of operations to be expected for the full year, because the Company's sales are generally lower in its first and fourth fiscal quarters than in its second and third fiscal quarters. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and the introduction and notes thereto, and the historical consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus.

                                                                               FOR THE
                            FOR THE YEAR ENDED MAY 31, (1)                 SIX MONTHS ENDED
                          ----------------------------------------     ------------------------
                                                                       DECEMBER 2, NOVEMBER 30,
                           1992    1993    1994    1995      1996         1995         1996
                          ------  ------  ------  ------    ------     ----------- ------------
                                                 (IN MILLIONS)
OPERATING DATA:
 Net sales..............  $254.1  $314.9  $403.0  $530.8    $747.6       $353.4       $375.3
 Cost of sales..........   194.9   228.6   288.2   378.4     541.5        259.7        268.8
                          ------  ------  ------  ------    ------       ------       ------
 Gross profit...........    59.2    86.3   114.8   152.4     206.1         93.7        106.5
 Operating Expenses:
 Selling................    25.1    38.5    52.1    68.7      93.9         40.4         56.4
 Research and
  development...........     1.2     1.6     2.8     5.2       6.8          3.0          3.4
 General and
  administrative........    20.6    24.5    28.6    31.1      48.0         23.9         27.0
 Weider settlement......     --      --      --      --        --           --          16.5
 Compensation expense
  attributable to
  options...............     --      --      --     39.0(2)    2.8 (3)      --           --
                          ------  ------  ------  ------    ------       ------       ------
 Total operating
  expenses..............    46.9    64.6    83.5   144.0     151.5         67.3        103.3
                          ------  ------  ------  ------    ------       ------       ------
 Income from operations.    12.3    21.7    31.3     8.4      54.6         26.4          3.2
 Interest expense.......     4.9     5.5     6.2    21.5      36.5         18.0         20.6
 Amortization of
  deferred financing
  fees..................     --      --      --      1.7       3.5          1.7          2.1
 Dividends on subsidiary
  preferred stock.......     --      --      --      2.8       5.1          2.6          2.1
                          ------  ------  ------  ------    ------       ------       ------
 Income (loss) before
  income taxes..........     7.4    16.2    25.1   (17.6)      9.5          4.1        (21.6)
 Provision for (benefit
  from) income taxes....     2.8     6.2     9.8    (4.7)      7.9          3.3         (5.6)
                          ------  ------  ------  ------    ------       ------       ------
 Net income (loss)......  $  4.6  $ 10.0  $ 15.3  $(12.9)   $  1.6       $   .8       $(16.0)
                          ======  ======  ======  ======    ======       ======       ======
OTHER DATA:
 Depreciation and
  amortization..........  $  3.0  $  3.4  $  4.0  $ 11.6    $ 19.7       $  9.7       $ 12.2
 Capital expenditures...     4.0     4.0     6.9     8.0      15.4          7.9         13.6
 Ratio of earnings to
  fixed charges (4).....     2.2x    3.2x    4.3x    -(5)      1.2x         1.2x         --  (5)

                                         MAY 31, (1)
                            --------------------------------------  NOVEMBER 30,
                            1992(1)  1993   1994   1995     1996        1996
                            ------- ------ ------ -------  -------  ------------
                                        (IN MILLIONS)
BALANCE SHEET DATA (AT END
 OF PERIOD):
 Cash.....................  $   .2  $   .2 $   .1 $   4.1  $  19.3    $  11.6
 Working capital..........    64.2    24.8   97.8   137.7    159.0      256.4
 Total assets.............   110.3   151.7  184.7   290.2    316.7      551.6
 Total indebtedness.......    52.0    72.4   65.4   268.1    282.8      537.3
 Preferred stock of
  subsidiary (including
  accrued dividends)......     --      --     --     42.8     47.9        --
 Stockholders' equity
  (deficit)...............    30.2    39.8   54.5  (109.6)  (104.8)    (149.3)

--------
(1) Financial data through May 31, 1994 reflect the combined results of the Recapitalized Companies and their subsidiaries. Financial data for periods ending thereafter reflect the consolidated results of the Company and its subsidiaries. The balance sheet data of WeiderCare are not included in balance sheet data for May 31, 1992. Such balance sheet data are immaterial to the combined balance sheet at that date.
(2) Consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Class A and Class L Common Stock of the Company and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and the Preferred Warrants and $.3 million of related payroll tax payments made by IHF Capital. After the Recapitalization, the Company redeemed the Redeemable Options.
(3) Consists of compensation expense attributable to the difference between the fair value of the underlying stock and the exercise price of related options granted to certain members of management.

(4) Earnings consists of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred financing fees, the accumulating dividends on the IHF Holdings Preferred Stock and the portion (approximately one-fourth) of the rental expense that the Company believes is representative of rental expense.

(5) Earnings were insufficient to cover fixed charges by $17.6 million and $21.6 million for the year ended May 31, 1995, the six months ended November 30, 1996, respectively.

HEALTHRIDER--HISTORICAL

  The selected consolidated financial data for HealthRider for each of the three years in the period ended December 31, 1995 and as of December 31, 1994 and 1995 have been derived from the historical audited consolidated financial statements of HealthRider and its subsidiaries. The selected consolidated financial data for the six months ended June 30, 1995 and June 30, 1996 and as of June 30, 1996 have been derived from the historical unaudited consolidated financial statements of HealthRider which in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the consolidated results of operations and financial position of HealthRider for such periods and at such date. HealthRider's sales have decreased substantially during the six months ended June 30, 1996 and its operating loss and net loss have increased substantially. Accordingly, HealthRider's results of operations for the six months ended June 30, 1996 are not indicative of the results of operations to be expected for the full year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider," and the historical consolidated financial statements of HealthRider and the notes thereto contained elsewhere in this Prospectus.

                                          FOR THE YEAR             FOR THE
                                       ENDED DECEMBER 31,     SIX MONTHS ENDED
                                       ---------------------  -----------------
                                                              JUNE 30, JUNE 30,
                                       1993    1994    1995     1995     1996
                                       -----  ------  ------  -------- --------
                                                   (IN MILLIONS)
OPERATING DATA:
  Net sales .......................... $21.2  $106.6  $241.4   $117.0   $113.2
  Cost of sales ......................   7.1    37.5    84.5     40.3     43.5
                                       -----  ------  ------   ------   ------
  Gross profit .......................  14.1    69.1   156.9     76.7     69.7
  Operating Expenses:
    Selling and marketing ............  12.0    48.4   119.3     53.3     65.8
    General and administrative .......   1.1     5.0    15.9      6.8      8.5
                                       -----  ------  ------   ------   ------
  Total operating expenses ...........  13.1    53.4   135.2     60.1     74.3
                                       -----  ------  ------   ------   ------
  Income (loss) from operations ......   1.0    15.7    21.7     16.6     (4.6)
  Interest expense ...................   (.7)   (1.1)    (.1)     (.1)    (1.3)
  Other Income, net...................    .1      .7     2.1       .9      1.1
                                       -----  ------  ------   ------   ------
  Income (loss) before income taxes ..    .4    15.3    23.7     17.4     (4.8)
  Provision (benefit) for income tax-
   es ................................    .1     6.4    10.1      7.5     (1.2)
                                       -----  ------  ------   ------   ------
  Net Income (loss)................... $  .3  $  8.9  $ 13.6   $  9.9   $ (3.6)
                                       =====  ======  ======   ======   ======

                                                             DECEMBER
                                                                31,
                                                            ----------- JUNE 30,
                                                            1994  1995    1996
                                                            ----- ----- --------
                                                               (IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash..................................................... $ 1.2 $  .5  $  .9
  Working Capital..........................................   3.9  15.4    8.6
  Total Assets.............................................  21.7  64.7   88.4
  Total Indebtedness.......................................   1.1    .9   31.1
  Stockholders' Equity.....................................   8.7  22.7   19.2

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the historical audited and unaudited consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus. Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

  The Company's fiscal year ends on May 31 of the corresponding calendar year. For example, 1996 ended on May 31, 1996.

OVERVIEW

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States and in the first quarter of 1996, commenced direct marketing of its products in Europe. The Company's fitness products are targeted to home use. The Company's sales grew from $202.4 million in 1991 to $747.6 million in 1996. The Company believes that during that period its growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its broad distribution strategy and its flexible manufacturing capacity. While the Company's growth rate to date has been high, its annual percentage increase in domestic sales cannot be expected to continue at historical levels.

  Recent Acquisitions. In August 1996, the Company completed the HealthRider Acquisition, and in September 1996, the Company consummated the Weider Sports Acquisition and the CanCo Acquisition. Unless otherwise noted, management's discussion and analysis of the financial condition of the Company and results of its operations does not include the HealthRider Acquisition, the Weider Sports Acquisition or the CanCo Acquisition. For more information regarding the HealthRider Acquisition, including information with respect to the effect of purchase accounting (and its expected effect on margins during the second and third quarters of 1997), the cost of integrating HealthRider into the Company's business and HealthRider's cost of sales and selling expense (which are materially different from the Company's), see "--HealthRider." For more information regarding the Weider Sports Acquisition and the CanCo Acquisition, see "Business--Litigation--Settlement of WHF Litigation."

  Margins. The Company's sales and gross margins depend upon its success in innovating, developing and marketing new products. Products tend to generate higher gross margins earlier in the product life cycle (after production efficiencies have been realized following an initial start-up period), when there are fewer companies offering similar products, and tend to generate lower gross margins over time as competition increases and consumer interest diminishes. For example, during 1996, the Company's gross margins on its Cardio family of upright rowers, first introduced by the Company in October 1994 in response to consumer interest in other companies' upright rowers, substantially exceeded gross margins on its exercise bike product line, a more mature product. However, the Company's sales of upright rowers, excluding sales of HealthRider brand upright rowers, declined from $125.9 million during the first six months of 1996 to $47.3 million during the first six months of 1997, and gross margins on the Company's upright rowers have begun and are expected to continue to decline. Accordingly, the Company strives to be among the first producers of attractive new product categories (such as upright rowers) and to add new features to existing products (such as the Space Saver feature recently added to its treadmill line which had not yet achieved full production efficiencies by the end of 1996), which may increase gross margins by reinvigorating demand and differentiating the Company's products from similar products offered by its competitors. Life cycles may vary significantly in duration from product to product.

  Direct Sales; European Operations. In 1992, the Company began selling products directly to the public through television infomercials and print media campaigns (i.e., direct marketing). Products sold through direct marketing are sold at retail prices and therefore at higher gross margins than products sold through the Company's other distribution channels. However, direct marketing sales have higher associated selling, advertising, distribution and other roll-out expenses. The Company is currently focusing principally on 30 and 60 second television advertisements designed to enhance both retail and direct response sales of its products as opposed to 30 minute infomercials. Notwithstanding the foregoing, the Company will continue to utilize direct response marketing with respect to HealthRider products. After the Recapitalization, the Company began selling Weider branded products (for which it pays royalties). See "Business--Marketing," "--Legal Proceedings" and "Certain Relationships and Related Transactions."

  During the first quarter of 1996, the Company established its own sales operations in Europe. Prior to that, the Company's products were distributed in Europe primarily by affiliates of WHF, an affiliate of the Company. The Company's European operations have been consolidated in the statement of operations for 1996 and the balance sheet at May 31, 1996. The Company's European operations are not currently profitable, and there can be no assurance that the Company will be successful in selling its products in non-U.S. markets.

  Non-Recurring Items and Other Expected Expenses. The Company incurred a $39.0 million compensation expense with respect to the exchange of management stock options in connection with the Recapitalization, including the redemption of the Redeemable Options at a price of $26.4 million and related tax payments of $.3 million. Such redemption resulted in a $26.7 million cash compensation expense for the period in which the redemption occurred, which was included in the computation of the loss in 1995. The Company also recorded a $12.3 million non-cash compensation expense at the Recapitalization Closing as a result of the exchange of options to purchase capital stock of the Recapitalized Companies for $4.0 million of options to buy IHF Holdings Preferred Stock and $8.3 million of options to buy Common Stock and the Company also recorded an offsetting tax benefit to account for the future tax benefit when, and if, such options are exercised. In connection with the redemption of the options to buy IHF Holdings Preferred Stock, the Company will realize a tax benefit related to the redemption price of such options of $3.7 million and a non-taxable extraordinary gain of $.3 million.

  In the first through third quarters of 1997, the Company expects to incur
(i) approximately $5.0 million of integration expenses in connection with the HealthRider Acquisition; (ii) a significant, non-recurring, non-cash increase in cost of goods sold of approximately $12.0 million (due to the fact that the Company's purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs); (iii) approximately $16.5 million in settlement expenses related to the WHF Settlement; and (iv) the related tax benefit of $12.5 million.

RESULTS OF OPERATIONS

  The following table sets forth certain financial data of the Company expressed as a percentage of net sales for 1994, 1995 and 1996 and the six months ended December 2, 1995 and November 30, 1996:

                               YEAR ENDED MAY 31,         SIX MONTHS ENDED,
                              -----------------------  ------------------------
                                                       DECEMBER 2, NOVEMBER 30,
                               1994    1995     1996      1995         1996
                              ------  ------   ------  ----------- ------------
Net sales....................  100.0%  100.0%   100.0%    100.0%      100.0%
Cost of sales................   71.5    71.3     72.4      73.5        71.6
                              ------  ------   ------     -----       -----
Gross profit.................   28.5    28.7     27.6      26.5        28.4
                              ------  ------   ------     -----       -----
Operating expenses:
Selling......................   12.9    12.9     12.6      11.4        15.0
Research and development.....     .7     1.0       .9        .8          .9
General and administrative...    7.2     5.9      6.4       6.8         7.2
Weider settlement............    --      --       --        --          4.4
Stock option compensation
 expense.....................    --      7.3       .4       --          --
                              ------  ------   ------     -----       -----
Total operating expenses.....   20.8    27.1     20.3      19.0        27.5
                              ------  ------   ------     -----       -----
Income from operations.......    7.7     1.6      7.3       7.5          .9
Interest expense and
 amortization of debt
 financing fees..............    1.5     4.4      5.3       5.6         6.1
Dividends on subsidiary
 preferred stock.............    --       .5       .7        .7          .6
                              ------  ------   ------     -----       -----
Income before income taxes...    6.2    (3.3)     1.3       1.2        (5.8)
Provision (benefit) for
 income taxes................    2.4     (.9)     1.1       1.0        (1.5)
                              ------  ------   ------     -----       -----
Net income (loss)............    3.8%   (2.4%)     .2%       .2%       (4.3%)
                              ======  ======   ======     =====       =====

  The following table sets forth the historical sales data of the Company by product category for each quarter of fiscal 1995 and 1996 and the first two quarters of fiscal 1997:

                         TOTAL                          UPRIGHT
                         SALES   TREADMILLS TRAMPOLINES ROWERS  ABDOMINAL HEALTHRIDER OTHER
                         ------  ---------- ----------- ------- --------- ----------- -----
                                       (IN MILLIONS, EXCEPT PERCENTAGE DATA)
FISCAL 1995
Q1...................... $ 70.6    $ 39.3     $ 14.4     $--      $--        $--      $16.9
Percent of Q1 Total
 Sales..................    100%       56%        20%     -- %     -- %       -- %       24%
Q2...................... $163.0     100.4       16.6     19.8      --         --       26.2
Percent of Q2 Total
 Sales..................    100%       62         10       12      --         --         16
Q3...................... $182.8      83.7       10.0     49.3      --         --       39.8
Percent of Q3 Total
 Sales..................    100%       46          5       27      --         --         22
Q4...................... $114.4      17.0       17.8     69.0      --         --       10.6
Percent of Q4 Total
 Sales..................    100%       15         16       60      --         --          9
FISCAL 1996
Q1...................... $124.8      40.6       15.2     47.8      --         --       21.2
Percent of Q1 Total
 Sales .................    100%       33         12       38      --         --         17
Q2...................... $228.5     100.3       14.6     78.1      --         --       35.5
Percent of Q2 Total
 Sales..................    100%       44          6       34      --         --         16
Q3...................... $240.9     101.4        7.8     90.6      --         --       41.1
Percent of Q3 Total
 Sales..................    100%       42          3       38      --         --         17
Q4...................... $153.4      70.1       17.5     42.6      1.1        --       22.1
Percent of Q4 Total
 Sales..................    100%       46         11       28        1        --         14
FISCAL 1997
Q1...................... $125.8      43.5       17.4     18.2     14.4        2.8      29.5
Percent of Q1 Total
 Sales..................    100%       35         14       14       11          2        23
Q2...................... $249.5     113.3       16.7     29.1     22.5       19.2      48.7
Percent of Q2 Total
 Sales..................    100%       45          7       12        9          8        20

SIX MONTHS ENDED NOVEMBER 30, 1996 COMPARED TO THE SIX MONTHS ENDED DECEMBER 2, 1995

  Net sales were $375.3 million in the first half of 1997, compared to $353.4 million in the first half of 1996. Sales of the Company's line of abdominal machines, first introduced in April of 1996, totaled $36.9 million and net sales of HealthRider branded products totaled $22.0 million with no comparable sales of either of these products during the first half of 1996. Sales of the company's home weight systems increased $10.2 million, while treadmill sales increased $16.0 million in the first half of 1997 compared to first half of 1996. Treadmill sales accounted for approximately 42% and 40% of total net sales during the first half of 1997 and 1996, respectively. Sales of trampolines increased $4.3 million in the first half of 1997 to $34.1 million from $29.8 million in the first half of 1996. Sales of the Company's line of upright rowers decreased $78.6 million to $47.3 million for the first half of 1996 from $125.9 million in the first half of 1996 due to decreased market demand. Sales in Europe increased $5.6 million to $17.1 million over the same period for fiscal 1996.

  Gross profit for the first half of 1997 was $106.5 million, or 28.3% of net sales, compared to $93.7 million, or 26.5% of net sales, for the first half of 1996. Purchase accounting for the HealthRider Acquisition and the WSE Acquisition included the write-up of the book value of the acquired inventory to fair market value less estimated sales costs. This inventory write-up increased cost of sales by $8.2 million for the first half of 1997. Without this charge, the gross profit would have increased to 30.6% due to gross margin improvements in the Company's line of treadmill products and higher gross margin on HealthRider branded products.

  Selling expenses were $56.4 million, or 15.0% of net sales, in the first half of 1997 compared to $40.5 million, or 11.4% of net sales for the first half of 1996. This increase is primarily attributed to $14.0 million in expenditures at HealthRider during the second quarter of 1997, including one time selling expenses totaling $3.2 million during the first half of 1997. These one time selling expenses will continue until discontinued products purchased in the HealthRider acquisition are liquidated. The company had no comparable expenses during the comparable period of fiscal 1996.

  Research and development expenses were $3.5 million or .9% of net sales, for the first half of 1997 compared to $3.0 million, or .8% of net sales, for the first half of 1996.

  General and administrative expenses totaled $27.0 million, or 7.2% of net sales, for the first half of 1997 compared to $23.9 million, or 6.8% of net sales, for the first half of 1996. HealthRider general and administrative expenses totaled $2.3 million with no comparable expenses in the prior year.

  Weider settlement expenses totaled $16.5 million. See Note 4 to the consolidated condensed financial statements and "Business--Legal Proceedings-- WHF Litigation".

  As a result of the foregoing factors, operating income was $3.2 million, or .9% of net sales in the first half of 1997, compared to a $26.4 million, or
7.5% of net sales, in the first half of 1996. Operating income before one time HealthRider selling expenses and the expense of the Weider settlement would have been $22.9 million or 6.1% of net sales for the first half of 1997.

  Interest expense (which includes dividends on IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock) and amortization of deferred financing fees increased to $24.8 million for the first six months of 1997 from $22.3 million for the first six months of 1996. Interest expense increased due to the costs associated with the Discount Notes of IHF Holdings. The issuance of the Senior Discount Notes, as well as, the increase in operating debt associated with the HealthRider Acquisition and the WHF Settlement is expected to result in increased interest expense in future periods.

  The income tax benefit was $5.6 million for the first six months of 1997 compared with a tax provision of $3.3 million for the first six months of 1996. This is a result of the Company incurring a loss before income tax during the first six months of 1997 compared to the income before income tax for the same period in the preceding year.

  As a result of the foregoing factors, the net loss was $16.0 million for the first six months of 1997 compared to net income of $.8 million for the same period of 1996.

  Advertising allowances with retail customers have increased by $6.9 million from May 31, 1996, to $11.1 million at November 30, 1996. Advertising allowances are generally a fixed percentage of sales to customers. Fluctuations in the balance of this allowance are attributable to changes in customer sales mix and the timing of when allowances are taken.

  Bad debt allowances total $2.0 million at November 30, 1996 compared to $1.4 at May 31, 1996. Terms with retail customers remained unchanged from previous periods.

  Prepaid income taxes were $12.2 million at November 30, 1996. $5.2 million of this balance is attributable to the HealthRider Acquisition, with the remaining $7.0 million the result of losses from current operations.

YEAR ENDED MAY 31, 1996 COMPARED TO THE YEAR ENDED MAY 31, 1995

  Net sales increased by $216.8 million, or 40.8%, from $530.8 million in 1995 to $747.6 million in 1996. The increase was primarily attributable to sales increases of $121.0 million of the Company's Cardio family of upright rowers and increases of $72.0 million in treadmill sales. During 1996, upright rower sales were $259.1 million or 34.7% of net sales, and treadmill sales were $312.4 million, or 41.8% of net sales. Upright rower sales during the fourth quarter of 1996 declined to $30.3 million, compared to $67.7 million during the fourth quarter of 1995. The decline in the sales of upright rowers by the Company may indicate a weakening of market demand for upright rowers. Direct European sales, which began during the first quarter of 1996, totaled $33.3 million.

  Gross profit for 1996 was $206.1 million, or 27.6% of net sales, compared to $152.5 million, or 28.7% of net sales, for 1995. Gross profit as a percentage of net sales declined due to an increased proportion of sales to retailers which generate a lower gross profit percentage than direct sales. Direct response sales decreased from 9% of total sales in 1995 to 3% of total sales in 1996.

  Selling expenses were $93.9 million, or 12.6% of net sales, in 1996 compared to $68.7 million, or 12.9% of net sales, in 1995. The dollar increase in selling expenses resulted primarily from increased variable selling expenses directly related to increased sales volume and from selling expenses of the European subsidiaries (which were not operating in 1995). In total, cooperative advertising and discount allowances increased from $14.1 million to $34.6 million, with promotional activity (i.e., cooperative advertising) with retailers increasing by $11.6 million and sales discounts to retailers, which are charged against sales, increasing by $8.9 million as a result of increased sales in the retail channel. In addition, warranty expenditures increased by $5.6 million in 1996 compared to 1995 and sales commissions also increased by $.7 million due to the increase in sales volume. Bad debt expense increased by $1.1 million to provide for potential write-offs associated with increased trade receivable balances.

  Research and development expense was $6.8 million, or .9% of net sales, for 1996 compared to $5.2 million, or 1.0% of net sales, for 1995. This dollar increase is related to on-going development of both current and future product offerings.

  General and administrative expense totaled $48.1 million, or 6.4% of net sales, for 1996 compared to $31.1 million, or 5.9% of net sales, for 1995. Legal expenses increased during 1996 by $3.5 million over the same period during the prior year. These legal expenses have resulted from certain patent defense actions, product liability claims and legal fees associated with the WHF Litigation. See

"Business--Legal Proceedings." General and administrative expenses in 1996 for the European subsidiaries totaled $5.4 million. Expenditures under the Company's self-insured health plan increased by $.8 million. A $2.7 million management fee derived from monthly profits earned under management agreements for services provided to Weider Sporting Goods, Inc. ("WSG") through November 14, 1995 was recorded in 1995 with no corresponding amount in 1996. This fee was recorded as an offset against general and administrative expense incurred on behalf of WSG and was nonrecurring. Following the Recapitalization, fees under the WSG agreement stopped. Other increases totaling $4.6 million have occurred following the Recapitalization to service the increase in sales. The major increases include: personnel cost, management fees paid to Bain Capital (which will not continue after the closing of the Offering), increased management information systems expenditures, additional facility rental and other administrative expenses.

  Compensation related to management stock options resulted in an expense of $2.8 million in 1996 compared to $39.0 million of compensation expense in 1995.

  As a result of the foregoing factors, operating income increased to $54.6 million, or 7.3% of net sales, in 1996, from operating income of $8.4 million, or 1.6% of net sales, in 1995.

  Interest expense (which includes the accrual of dividends on IHF Holdings Preferred Stock and options to purchase IHF Holdings Preferred Stock) and amortization of deferred financing fees increased to $45.1 million in 1996 from $26.0 million for 1995. Interest expense has increased due to the Company's high level of borrowing incurred in connection with the Recapitalization. In 1996, the Company recorded interest expense of $5.1 million, compared to $2.8 million in 1995, related to dividends accruing on IHF Holdings Preferred Stock which was issued in connection with the Recapitalization and which is held by affiliates of the Company. Borrowings incurred and IHF Holdings Preferred Stock and options therefor issued in connection with the Recapitalization were outstanding for all of 1996, but were outstanding for only 197 days in 1995. The Company plans to redeem all of the outstanding Discount Notes, all of the IHF Holdings Preferred Stock (including options to purchase IHF Holdings Preferred Stock) and $35.0 million principal amount of Senior Subordinated Notes with proceeds of the Offering, which would reduce interest expense going forward. This decrease will be partially offset by an increase in interest expense resulting from an additional $81.0 million in revolving credit borrowings (calculated on a pro forma basis at May 31, 1996), which will result from the transactions referred to under "Unaudited Pro Form Financial Data." The decrease in interest expense may also be offset by increased working capital borrowings to service increased sales.

  The income tax provision was $7.9 million for 1996 compared with a tax benefit of $4.7 million for 1995. The effective tax rate for 1996 differs from that used for 1995 as a result of the non-deductibility of the dividends on IHF Holdings Preferred Stock and the fact that no income tax benefit was recognized in 1996 for the losses incurred in connection with the Company's newly established European subsidiaries due to uncertainty regarding such subsidiaries' ability to generate future taxable income against which such losses can be applied.

  As a result of the foregoing factors, net income increased to $1.6 million for 1996 compared to a net loss of $12.9 million for 1995.

YEAR ENDED MAY 31, 1995 COMPARED TO THE YEAR ENDED MAY 31, 1994

  Net sales increased by $127.8 million, or 31.7%, from $403.0 million in 1994 to $530.8 million in 1995. The increase was primarily attributable to sales of $138.1 million of the Company's Cardio family of upright rowers which was introduced in October 1994 and was marketed through direct response infomercials and other distribution channels. Treadmill sales during 1995 were $240.4 million compared to $256.8 million in 1994.

  Gross profit for 1995 was $152.5 million, or 28.7% of net sales, compared to $114.8 million, or 28.5% of net sales, for 1994. Gross profit was positively impacted by higher margins on new products sold through direct response marketing, primarily the Cardio family of upright rowers, which were offset by declining margins on certain mature product lines.

  Selling expenses were $68.7 million, or 12.9% of net sales, in 1995 compared to $52.1 million, or 12.9% of net sales, for 1994. The dollar increases in selling expenses resulted from increased variable selling expenses directly related to increased sales volume and increased expenditures on direct marketing efforts (e.g. video production costs).

  Research and development expense was $5.2 million, or 1.0% of net sales, for 1995 compared to $2.9 million, or .7% of net sales, for 1994. The increase was primarily related to the development of new products and product concepts.

  General and administrative expense totaled $31.1 million, or 5.9% of net sales, for 1995 compared to $28.6 million, or 7.2% of net sales, for 1994. The reduction in general and administrative expense as a percent of net sales was largely due to the receipt in 1995 of a $2.7 million management fee derived from monthly fees earned under management agreements for services provided to WSG through November 14, 1994. This fee was recorded in 1995 as an offset against general and administrative expense incurred on behalf of WSG and will be nonrecurring.

  A $39.0 million compensation expense was incurred in 1995 with respect to management stock options. This expense consists of accounting charges incurred in connection with the Recapitalization as a result of the exchange by certain senior executives of the Company of their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase Common Stock and $4.0 million of replacement options to purchase IHF Holdings Preferred Stock and $.3 million of related payroll tax payments made by the Company. After the Recapitalization, the Company redeemed the Redeemable Options for $26.4 million in cash.

  As a result of the foregoing factors, operating income decreased by $22.8 million from $31.2 million in 1994 to $8.4 million in 1995.

  Interest expense and amortization of deferred financing fees increased to $23.2 million in 1995 from $6.2 million for 1994. The increased expense was due to increased borrowings related to the Recapitalization and, to a lesser extent, increases in interest rates and higher working capital borrowings. The borrowings incurred in connection with the Recapitalization were outstanding for 198 days of 1995. In addition, in 1995, the Company recorded an expense of $2.8 million related to dividends accruing on the IHF Holdings Preferred Stock issued in connection with the Recapitalization that is held by affiliates of the Company.

  The income tax benefit was $4.7 million for 1995 compared with a provision of $9.8 million for 1994. The benefit for 1995 resulted from the recognition of a deferred tax asset for the net operating loss generated in that year. The combined federal and state income tax rate is assumed to be 38% which is consistent with historical rates.

  As a result of the foregoing factors, net income decreased to a net loss of $12.9 million for 1995 compared to net income of $15.3 million during the same period of 1994.

SEASONALITY

  The following are the net sales and operating income of the Company by quarter for years 1997, 1996, 1995 and 1994:

                                              FIRST   SECOND       THIRD  FOURTH
                                             QUARTER  QUARTER     QUARTER QUARTER
                                             -------  -------     ------- -------
                                                      (IN MILLIONS)
Net Sales
  1997...................................... $125.8   $249.5      $  --   $  --
  1996......................................  124.8    228.5       240.9   153.4
  1995......................................   70.6    163.0       182.8   114.4
  1994......................................   54.1    115.4       124.0   109.5
Operating Income
  1997...................................... $  2.0   $  1.2      $  --   $  --
  1996......................................    6.4     20.0        25.4     2.8
  1995......................................    2.6    (22.9)(1)    22.9     5.8
  1994......................................     .4      9.9        11.3     9.7
Net Income (Loss)
  1997...................................... $ (7.1)  $ (8.9)(2)  $  --   $  --
  1996......................................   (3.4)     4.2         7.1    (6.3)
  1995......................................     .9    (16.3)(1)     5.3    (2.8)
  1994......................................    (.6)     5.0         5.9     5.0

--------
(1) Includes $39.0 million in one-time compensation expense attributable to the exchange and partial redemption of management options.

(2) Includes $16.5 million in one-time expense attributable to the settlement of the WHF litigation.

  Historically, the Company has sold a majority of its products to customers in its second and third fiscal quarters (i.e., from September through February). Increased sales and distribution typically have occurred in the Christmas retail season and the beginning of a new calendar year because of increased promotions by customers, increased consumer purchases and seasonal changes that prompt people to exercise inside. The Company has in the past, from time to time, incurred net losses in the first and fourth quarters of its fiscal year. If actual sales for a quarter do not meet or exceed projected sales for that quarter, expenditures and inventory levels could be disproportionately high for such quarter and the Company's cash flow for that quarter and future quarters could be adversely affected. The timing of large orders from customers and the mix of products sold may also contribute to periodic fluctuations. While seasonality has been the trend, it may not be indicative of the results to be expected for this fiscal year or for any future years.

LIQUIDITY AND CAPITAL RESOURCES

  In the first six months of 1997, the Company used $92.6 million of cash in operating activities primarily as a result of increased accounts receivable and inventory. During the first six months of 1997, the Company had a net decrease in cash of $7.7 million. The Company also used $13.6 million of cash in the first six months of 1997 for capital expenditures primarily related to tooling, manufacturing equipment and building expansion, $28.2 million to fund the HealthRider Acquisition, $10.8 million to fund the Weider Sports and CanCo Acquisitions and $16.5 million to pay settlement expenses in connection with the settlement of the WHF litigation.

  In 1996, the Company generated $24.5 million of cash from operating activities and had net borrowings of $6.4 million under the Credit Agreement's revolving credit facility primarily to finance increases in accounts receivable. The Company used $15.4 million in cash for capital expenditures related to upgrades in plant and tooling, purchases of additional manufacturing equipment and building expansion and $.7 million for repayments of long term debt. In addition, the effect of exchange rates increased the Company's cash balances at May 31, 1996 by $.4 million. As a result of the foregoing factors, the Company had a net increase in cash of $15.2 million from May 31, 1995 to May 31, 1996.

  In 1995, the Company used $31.3 million of cash in operating activities primarily as a result of increases in working capital, particularly inventories, and other operating assets of $35.6 million. The Company made distributions of $166.7 million to its shareholders as part of the Recapitalization and used $58.2 million to make payments on long-term indebtedness. These uses of cash were financed primarily with the proceeds of long-term borrowing that totaled $195.0 million, net borrowings under the Credit Agreement of $66.4 million and net proceeds from the issuance of stock of $38.6 million. The Company also used $8.0 million in cash in 1995 for capital expenditures related to tooling and manufacturing equipment. During 1995, the Company had a net increase in cash of $4.0 million.

  The Company's primary short-term liquidity needs consist of financing seasonal merchandise inventory buildups and paying cash interest expense under its Credit Agreement and on the Senior Subordinated Notes. The Company's principal source of financing for seasonal merchandise inventory buildup and increased receivables during the past several years has been revolving lines of credit with various financial institutions. Since the Recapitalization Closing, its principal source of financing for such needs has been revolving credit borrowings under the Credit Agreement. The Company's working capital borrowing needs are typically at their lowest level in April through June, increase somewhat through the summer and sharply increase from September through November to finance accounts receivable and purchases of inventory in advance of the Christmas and post-holiday selling season. Generally, in the period from November through February, the Company's working capital borrowings remain at their highest level and then are paid down to their lowest annual levels by April.

  At November 30, 1996, Health & Fitness had $228.3 million of revolving credit borrowings outstanding under the Credit Agreement. Advances under the Credit Agreement's revolving credit facility are subject to the amount of Eligible Accounts and Eligible Inventory (each as defined in the Credit Agreement) of Health & Fitness. Health & Fitness' ability to make revolving credit borrowings under the Credit Agreement expires on November 14, 1999. At November 30, 1996, Health & Fitness had $29.3 million of additional indebtedness available to be drawn on a revolving credit basis under the Credit Agreement. Revolving credit borrowings have primarily been used to increase inventory levels, to finance normal trade credit for customers, to make interest payments on debt issued in connection with the Recapitalization and to make capital expenditures. The Credit Agreement contains a number of covenants, including the requirements that the Company maintain an Adjusted Net Worth (as defined therein) of at least $75,000,000 and a Minimum Interest Coverage Ratio (as defined therein) for the twelve month period ended on November 30, 1996. The Company amended the Credit Agreement as of August 23, 1996 to permit total revolving credit borrowings of up to $310 million, subject to the Borrowing Base (as defined), in order to meet the Company's longer term needs. The Company intends to use a portion of its revolving credit borrowings to fund long-term non-working capital requirements. The Company believes that cash flow from operations and availability of revolving credit borrowings under the Credit Agreement will provide adequate funds for its working capital needs, planned capital expenditures and debt service obligations. The Company is highly leveraged, and its ability to fund its operations and make planned capital expenditures, to make scheduled payments and to refinance its indebtedness depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control. See "Risk Factors--Risks Associated with Substantial Amounts of Indebtedness."

  The Company's longer term liquidity needs include (a) required quarterly amortization payments on the term loans under the Credit Agreement, consisting of $.7 million from March 31, 1996, $1.0 million from March 31, 1997 and greater amounts on or after March 31, 1998 and (b) payments of interest and principal on the Senior Subordinated Notes. See Note 8 of the Notes to the Consolidated Financial Statements.

  On November 20, 1996, ICON Fitness issued 14% Series A Senior Discount Notes with a face value of $162,000,000. These Senior Discount Notes generated gross proceeds of $82.5 million. The Company used the net proceeds from the Senior Discount Notes to finance the purchase of some of the outstanding shares of common stock of IHF Capital, Inc. and warrants to purchase shares of such stock held by certain stockholders and the purchase of all of the outstanding shares of preferred stock of IHF Holdings, and options to purchase shares of such stock held by certain stockholders. Interest on the Notes will begin accruing on November 15, 2001 and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2002. The principal and accrued interest on the Senior Discount Notes will be due on November 15, 2007.

  The Company made capital expenditures of approximately $15.4 million during fiscal 1996 and expects to make capital expenditures of approximately $17.0 million in 1997. Such expenditures are primarily for expansion of physical plant, purchases of additional or replacement manufacturing equipment and revisions and upgrades in plant tooling. The Company also made research and development expenditures in 1996 of approximately $6.8 million, and expects to make research and development expenditures of approximately $7.8 million in 1997.

  The Company funded the HealthRider Acquisition, the Weider Sports Acquisition and the CanCo Acquisition with borrowings under the Credit Agreement.

  HealthRider had operating lease payments (generally short term) for kiosks and stores of approximately $5.6 million in the six months ended June 30, 1996. HealthRider also had non-cancellable long term operating lease obligations of $5.3 million as of December 31, 1995. In addition, as of June 30, 1996, HealthRider had capitalized lease payment obligations (including interest) of approximately $38.0 million. The Company assumed these liabilities in connection with the HealthRider Acquisition. The Company assumed accounts payable and other accrued payables of approximately $30.0 million in connection with the HealthRider Acquisition which became due and payable within 60 to 90 days after the closing of the HealthRider Acquisition. The Company funded such payments with borrowings under the Credit Agreement.

INFLATION AND FOREIGN CURRENCY FLUCTUATIONS

  Although the Company cannot accurately predict the precise effect of inflation on its operations, it does not believe that inflation has had a material effect on sales or results of operations in recent years. The Company does import some finished products and components from Canada and Asia. All purchases from Asia are fixed in U.S. dollars and, therefore, the Company is not subject to foreign currency fluctuations on such purchases, although the Company's vendors may respond to foreign currency fluctuations by seeking to raise their prices. Purchases of inventory from Canada are settled in Canadian dollars and therefore the Company is subject to fluctuations in the value of the Canadian dollar which could have an impact on the Company's operating results. In connection with the importation of products and components from Canada, the Company from time to time engages in hedging transactions by entering into forward contracts for the purchase of Canadian dollars which are designed to protect against such fluctuations. The Company's hedging transactions do not subject it to exchange rate risk because gains and losses on these contracts offset losses and gains on the transaction being hedged. The unhedged portion of purchases from Canada is not significant.

  In addition, the Company, in June 1995, began to directly market its products in the key European markets of the United Kingdom, France, Germany, the Benelux countries, Italy, Austria and Switzerland and Mexico. In connection with the Recapitalization, the Company granted Weider Sports certain exclusive and non-exclusive rights to distribute certain of the Company's products. Under this distribution agreement, Weider Sports purchased the Company's products in U.S. dollars and, therefore, the Company was not subject to foreign currency fluctuations on such sales although the volume of such sales may be affected by exchange rates. Sales made in Europe by the Company itself, outside of the Weider Sports distribution agreement, have been made in European currencies and are currently not hedged by the Company, while the related expenses are principally in U.S. and Canadian dollars. In September 1996, in connection with the Weider Sports Acquisition, the Company reacquired distribution rights originally granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. Accordingly, the Company will make sales in other foreign countries in local currencies and expects to be increasingly subject to the fluctuations in the foreign currency market, which could have an impact on the Company's operating results. As sales volume in Europe grows, the Company may begin to try to manage related foreign currency exchange risk through hedging transactions.

HEALTHRIDER

 OVERVIEW

  In August 1996, the Company acquired substantially all the assets and assumed (or refinanced) substantially all the liabilities of HealthRider. HealthRider experienced a substantial, continuing and accelerating deterioration of its business since the beginning of calendar 1996. HealthRider increased its selling expense for infomercials to $14.5 million (net of a write-off of video production costs of $1.6 million) in the first quarter of 1996 compared to $8.5 million in the first quarter of 1995 and committed to purchase substantially increased volumes of inventory in anticipation of sales increases. Despite the substantial increase in advertising expenditures, HealthRider's total sales increased only modestly to $75.0 million in the first quarter of 1996 from $57.9 million in the first quarter of 1995, while its total infomercial sales decreased by $8.6 million in the same period. These events compounded working capital difficulties that HealthRider was already experiencing, causing HealthRider to reduce selling expense for infomercials to $5.7 million in the second quarter of 1996 from $10.8 million in the second quarter of 1995, which contributed to substantial declines in HealthRider's sales. HealthRider reported net sales in the second quarter of 1996 of $38.2 million compared to $59.1 in the second quarter of 1995. HealthRider also reported an operating loss for the first half of 1996 of $4.6 million compared to operating income for the first half of 1995 of $16.5 million. HealthRider's inventory at June 30, 1996 was $23.1 million compared to $5.5 million at June 30, 1995. Inventory in the health and fitness industry is usually at its lowest point in the spring and early summer. The Company believes that the decline in HealthRider's sales is due in part to a general weakening of market demand for upright rowers and the partial saturation of the audience that can be reached through infomercials. The Company also believes that HealthRider's working capital crisis was exacerbated by lower than expected revenues, by higher per minute costs of infomercials and by more lenient payment terms and deferred payment plans. The Company terminated these plans upon consummation of the HealthRider Acquisition.

  The HealthRider Acquisition was structured as an asset purchase and was accounted for under the purchase method of accounting. The Company will recognize a significant, non-recurring, non-cash increase in cost of goods sold in the first through third quarters of 1997 of approximately $12.0 million (due to the fact that the Company's purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs). Following the sale of the acquired inventory, the Company may be able to improve profitability through greater manufacturing efficiency.

  In addition, the HealthRider Acquisition is expected to result in expenses of approximately $5.0 million in the second and third quarters of 1997 related to the integration of HealthRider into the Company's business. These expenses are expected to include the cost of severance, plant relocation expenses, expenses associated with closing unprofitable kiosks and other fees and expenses. The majority of integration related expenses is expected to be expensed in the second and third quarters of 1997.

  The Company's plan for integrating HealthRider into its business includes:
(i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels; (ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations.

  Following the HealthRider Acquisition, the Company expects to increase its net sales, but, because of the accelerating deterioration of HealthRider's business prior to the HealthRider Acquisition by substantially less than 100% of HealthRider's net sales. The Company also expects that its overall selling expenses will rise as a result of HealthRider's direct response advertising. This may be offset somewhat through cost savings on combined overhead.

 SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

  Net sales of HealthRider consist of product sales plus freight, less discounts and return allowances. Net sales of HealthRider increased from $57.9 million in the first quarter of 1995 to $75.0 million during the first quarter of 1996 but decreased from $59.1 million in the second quarter of 1995 to $38.2 million during the second quarter of 1996, resulting in an aggregate decrease in net sales for the six months ended June 30, 1996 as compared to the six months ended June 30, 1995 of $3.8 million. This decrease reflects a $29.7 million decrease in net sales through direct response marketing due to a reduction of demand through this distribution channel, despite an increase of $2.6 million in selling expense for direct response marketing (including the write-off of infomercial production costs of $1.6 million). The decrease in sales through the direct response marketing channel in the first six months of calendar 1996 was partially offset by a $15.1 million increase in net sales through HealthRider kiosks and stores which increased from $36.0 million to $51.1 million, a $4.7 million increase in net sales through third-party retailers which increased from $25.0 million to $29.7 million, and a $6.1 million increase attributable to sales of a newly created subsidiary in Europe. The increase in the number of HealthRider kiosks and retail stores from approximately 170 to approximately 225 and the introduction of several accessory items account for the majority of the increase in net sales through the HealthRider kiosks and retail stores. The number of kiosks and stores at June 30, 1996 decreased from December 31, 1995 due to seasonal changes in demand. The total number of fitness machines sold by HealthRider increased from approximately 306,000 in the first two quarters of 1995 to approximately 336,000 in the first two quarters of 1996.

  Gross profits of HealthRider decreased from $76.7 million to $69.7 million and, as a percentage of net sales, decreased from 65.5% during the first six months of 1995 to 61.6% during the first six months of 1996. The percentage decrease was primarily due to modifications to the "1996 HealthRider" upright rower that increased HealthRider's costs and a decrease in sales of the HealthRider upright rower (a higher margin product) as a percentage of total sales from 77.4% to 69.0% for the respective six month periods, in part as a result of the introduction of lower margin machines (i.e., the SportRider and LifeRider) subsequent to June 30, 1995.

  Selling and marketing expenses of HealthRider increased from $53.3 million during the first six months of 1995 to $65.8 million during the first six months of 1996. As a percentage of net sales, selling and marketing expenses increased from 45.6% to 58.2% from the first six months of calendar 1995 to the first six months of calendar 1996. The increase is primarily due to lower than expected revenues from an increased level of infomercial advertising from $19.3 million in the first six months of 1995 to $20.2 million in the first six months of 1996 (not including the write-off of $1.6 million in first quarter 1996 in direct response infomercial production costs). The increase was also affected by an increase in HealthRider's bad debt expense from $3.1 million in the first six months of 1995 to $3.7 million in the first six months of 1996 to reflect higher anticipated losses related to a 10 month payment plan introduced in November 1995. The Company terminated this plan upon consummation of the HealthRider Acquisition.

  General and administrative expenses of HealthRider increased from $6.8 million during the first six months of 1995 to $8.5 million during the first six months of 1996. As a percentage of net sales, general and administrative expenses increased from 5.8% to 7.5%. The dollar increase in general and administrative expenses reflects increases in payroll for administrative, financial and customer service personnel, professional services, and other costs related to anticipated sales increases which did not occur and the establishment of HealthRider's new headquarters building in Salt Lake City. The increase as a percentage of sales is also due to those factors.

  As a result of the foregoing factors, HealthRider reported an operating loss of $4.6 million in the six months ended June 30, 1996 compared to operating income of $16.5 million in the six months ended June 30, 1995.

  Interest expense of HealthRider increased from less than $.1 million during the first six months of 1995 to $1.3 million during the first six months of 1996. This increase was due to borrowings on a revolving line of credit and increased capital lease obligations during the first six months of 1996.

  Other income, which consists primarily of finance charges paid by customers, of HealthRider increased from $.9 million during the first six months of 1995 to $1.1 million during the first six months of 1996. The increase in other income was primarily due to an increase in sales of HealthRiders to customers purchasing the HealthRider on the installment plan, pursuant to which interest is charged. The Company terminated this plan upon consummation of the HealthRider Acquisition.

  As a result of the foregoing factors, HealthRider reported a net loss of $3.6 million in the first six months of 1996 compared to net income of $9.9 million in the same period of 1995.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Net sales of the HealthRider consist of product sales plus freight, less discounts and return allowances. Net sales increased from $106.6 million during 1994 to $241.4 million during 1995. The increase in net sales was due to a $72.6 million increase in net sales through HealthRider kiosks which increased from $19.3 million to $91.9 million, a $34.0 million increase in net sales through third party retailers which increased from $24.8 million to $58.8 million, a $27.1 million increase in net sales through direct-response advertising which sales increased from $62.5 million to $89.6 million and a $1.1 million increase attributed to the start up of a subsidiary in Europe in the fourth quarter of 1995. The continued increase in the number of HealthRider kiosks and stores from approximately 140 to approximately 250 during 1995 and the introduction of a number of accessory items account for the increase in net sales through the HealthRider kiosks and stores. The increase in net sales through third-party retailers was due to increased sales of the aeROBICRider and the introduction of the SportRider and other private labeled machines during 1995. The increase in net sales through direct-response advertising was primarily due to the successful introduction of HealthRider's third television infomercial and increased media spending at a higher level of efficiency. The total number of all fitness machines sold by HealthRider increased from approximately 275,000 during 1994 to approximately 695,000 during 1995.

  Gross profit of HealthRider as a percentage of net sales increased slightly from 64.8% to 65.0% during 1995. The increase was due to the addition of higher margin accessory items to the product line and lower product costs due to overseas production of certain products.

  Selling and marketing expenses increased from $48.4 million to $119.3 million during 1995. As a percentage of net sales, selling and marketing expenses increased from 45.4% to 49.4% during 1995. This increase reflects the overall increase in advertising in conjunction with HealthRider's sales growth along with general increases in bad debt expense, warranty expense and other expenses. In 1995 marketing related expenses were $113.1 million, bad debt expenses were $4.9 million and warranty expenses were $1.3 million.

  General and administrative expenses of HealthRider increased from $5.0 million to $15.9 million during 1995. As a percentage of net sales, general and administrative expenses increased from 4.7% during 1994 to 6.6% during 1995. The dollar and percentage increase in general and administrative expenses reflect increases in payroll for administrative, financial and customer service personnel, professional services, and other costs related to HealthRider's growth.

  As a result of the foregoing factors, income from operations increased $6.1 million, or 38.9%, to $21.8 million in 1995 from $15.7 million in 1994. Income from operations decreased as a percentage of net sales to 9.0% in 1995 from 14.8% in 1994.

  Interest expense decreased from $1.1 million to $.1 million during 1995. This decrease was primarily due to the decrease in average outstanding debt balances and interest expense incurred on a note payable to a stockholder of $.7 million during 1994. Principal and interest on this note payable to the stockholder were paid in full during 1994.

  Other income of HealthRider increased from $.7 million to $2.1 million during 1995. The increase in other income was primarily due to the increase in customers purchasing HealthRider upright rowers on the installment plan, pursuant to which interest is charged.

  As a result of the foregoing factors, net income increased by $4.7 million, or 52.8%, to $13.6 million in 1995 from $8.9 million in 1994.

                                   BUSINESS

OVERVIEW

  The Company is one of the largest manufacturers and marketers of fitness equipment in the United States. The Company's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. The Company's line of home fitness aerobic products includes treadmills, upright rowers, exercise bikes, stair steppers and cross country skiers, and its line of anaerobic fitness products includes home gyms, weight benches and recently introduced abdominal machines. The Company also offers trampolines, recreational sports products, sports medicine products and fitness accessories. The Company currently markets the majority of its products under the brand names ProForm, Image, Weslo, Weider, WeiderCare, Legend, JumpKing, and Lifestyler (a private label brand manufactured for Sears).

  Founded in 1977, the Company has been a pioneer in the fitness equipment industry since 1980 and has focused on developing innovative, high-quality fitness products. The Company estimates that its U.S. net sales (prior to the HealthRider Acquisition) represented approximately 30% of total wholesale domestic home fitness equipment sales in calendar 1995. In the first quarter of 1996, the Company began to directly market its products in Europe. In 1996, the Company had net sales of $747.6 million versus $202.4 million in 1991, reflecting compound annual growth in net sales of 29.9% and an increase in 1996 net sales of 40.8% from 1995 net sales of $530.8 million. The Company had a net loss of $12.9 million, net income of $1.6 million and a net loss of $16.0 million in 1995 and 1996 and the first six months of 1997, respectively. The Company believes that from 1991 to 1996 its growth rate exceeded the industry growth rate due to the Company's emphasis on product innovation through research and development, its multiple distribution channels and its flexible manufacturing capacity. While the Company's growth rate to date has been high, its annual percentage increase in domestic sales cannot be expected to continue at historical levels.

BUSINESS STRATEGY

  The Company's strategy is to expand its market leadership position by, among other things:

 DEVELOPING INNOVATIVE, HIGH-QUALITY PRODUCTS

  A key element of the Company's strategy is product innovation and development. The Company evaluates new product concepts on an ongoing basis and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning old ones (i.e., selling a modified product in a different price range). This focus on new products and innovation enables the Company to begin selling early in a product's life cycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands. In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's net sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product development include the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to identify industry trends and to quickly take a product from concept to delivery gives it significant advantages over competitors.

 TARGETING MULTIPLE DISTRIBUTION CHANNELS

  The Company markets its products under multiple brands through multiple distribution channels including specialty dealers, sporting goods chains, department stores, discount merchants, warehouse clubs, catalogue showrooms and, to a limited extent, infomercials and direct response marketing. The Company believes the marketing of its products through multiple distribution channels provides it with several competitive advantages including: (i) greater growth and increased market access; (ii) the ability to maximize revenue throughout a product's life cycle by repositioning products in different channels and under different brand names as products mature;
(iii) feedback on market trends and changing consumer tastes; and (iv) reduced dependence on any single channel of distribution.

 POSITIONING ITS BRANDS

  To enhance its distribution strategy, the Company targets its brands to specific distribution channels. By marketing specific brands tailored to appeal to different demographic groups, the Company is able to market products with varying designs, features and price ranges and target these products to a wide variety of consumers with different fitness needs and disposable incomes. The Company believes its brand positioning strategy enables it to: (i) achieve greater appeal to each market segment; (ii) promote price stability across its product lines as brand segmentation minimizes conflicts between different distribution channels; and (iii) provide high-quality products with the price ranges and features desired by different demographic groups. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

 PROVIDING BROAD PRODUCT OFFERINGS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features, from manual equipment to sophisticated programmable electronic products, in a variety of price ranges. The Company's strategy of offering a broad range of products enables it to: (i) offer categories of fitness products that appeal to different demographic groups;
(ii) respond quickly to changes in consumer preferences and fitness trends;
(iii) reduce its dependence on any single product category; and (iv) participate in growth opportunities across a wide variety of product categories.

 UTILIZING FLEXIBLE, LOW-COST MANUFACTURING

  The Company's manufacturing facilities are designed to be flexible in order to permit the Company to shift its product mix quickly and efficiently. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. The Company uses over 1,500,000 square feet of total domestic manufacturing capacity, and, in 1995, the Company manufactured or assembled over 80% of its products at its production facilities in Utah, Texas and Colorado. The design of these facilities provides the Company with the flexibility to change production runs on short notice and to respond to changing customer needs.

 PURSUING GROWTH OPPORTUNITIES

  The Company is seeking strategic acquisition opportunities which would complement its existing business and provide an opportunity for growth. The Company believes growth opportunities exist in its current domestic markets as well as in selected international markets. The North American fitness equipment market is significantly more developed than other markets around the world. However, the Company began to directly market its products in the first quarter of 1996 in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign countries. Prior to 1996, the Company had minimal foreign sales. Net sales from international markets in the four quarters of 1996 and the first two quarters of 1997 were $6.0 million, $9.3 million, $7.8 million, $10.2 million, $7.1 million and $13.8 million, respectively. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports. In September 1996, in connection with the Weider Sports Acquisition, the Company reacquired such distribution rights from Weider Sports, subject to certain rights granted by Weider Sports to third parties. The Company also consummated the CanCo Acquisition. In addition, the Company is considering offering services that complement its product offerings, such as on-line personal training services. See "--Legal Proceedings--Settlement of WHF Litigation," "Certain Relationships and Related Transactions" and "Risk Factors--Expansion Strategy."

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway, including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million; and
(iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory). The liabilities assumed included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. In addition, for a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

INDUSTRY OVERVIEW

  Based on industry trade association data, the Company believes that retail sales of home fitness equipment in the U.S. grew from approximately $.4 billion in calendar 1980 to approximately $2.1 billion, $2.1 billion, $2.6 billion, $2.8 billion and $2.9 billion in calendar 1991, 1992, 1993, 1994 and 1995, respectively.

  The growth of the fitness equipment industry can be attributed primarily to increased consumer emphasis on health, fitness and weight management. In particular, the medical community's promotion of exercise as a means of preventing cardiovascular disease and maintaining health and the diet industry's recognition of the need to incorporate exercise as a component of weight management programs have prompted consumers to place greater emphasis on health and fitness. The Company believes that several other factors have also contributed to the growth of the fitness equipment industry, including product innovation at attractive price/value relationships, growth in infomercials and cable television shows which promote exercise and fitness and favorable demographic trends. The Company believes that sales of home fitness equipment have also benefited from consumers' desire to spend more time at home. The Company competes with recreational and exercise activities offered by fitness clubs, as well as with a number of domestic manufacturers, domestic direct importers, foreign companies exporting fitness products to the U.S. and, in its limited direct sales efforts, with major retailers or distributors. The Company's products also compete indirectly, but effectively, with outdoor fitness, sporting goods and other recreational products.

  While the total fitness equipment market has experienced strong overall growth, individual product categories within the market have exhibited varying life cycles and rates of growth. Traditional rowers experienced a relatively short product life cycle. Since 1984, unit sales of traditional rowers have equaled or exceeded 1.7 million units in only two years, with peak sales of
1.8 million in 1985 and 1986 and marginal sales in 1994 and 1995, and totaled less than 10 million units over this period. In contrast, unit sales of exercise bikes since 1984 have equaled or exceeded 1.7 million units in each of the years up to 1993, with peak unit sales of 3.3 million in 1986 and sales of .9 million in 1995, and have totaled over 38 million units. Unit sales of treadmills have increased from .8 million in 1989 to 2.5 million units in 1995. The Company's sales of treadmills have been relatively flat for 1995 and 1996. However, sales of the Company's Cardio family of upright rowers which was introduced in the second quarter of 1994 were approximately 1.0 million units in 1995 and approximately
2.2 million units in 1996. Calculated on a pro forma basis as if the HealthRider Acquisition occurred on May 31, 1994, the Company's unit sales of upright rowers would have been approximately 1.5 million and approximately 2.9 million in 1995 and 1996, respectively.

  Different categories of fitness equipment products appeal to different demographic groups. In general, home fitness equipment products tend to appeal to higher income groups, with over 65% of purchasers having household income exceeding $35,000. The Company believes that the aging of the baby-boom generation and the resulting increase in the 35-64 year old segment in the U.S. population has led to growth in sales of home fitness equipment.

                      1995 INDUSTRY CONSUMER DEMOGRAPHICS

[BAR GRAPH APPEARS HERE]

                                       Consumers by Age
                                       ----------------
Product                 (0-34)             (35-64)               (65+)
-------
Treadmills               13.3                71.5                 15.2
Exercise Bikes           28.6                50.5                 20.9
Stairstepper             27.5                63.7                  8.9
Cross Country Skiers     27.1                62.0                 10.9
Home Gyms                45.6                42.1                 12.3
Upright Rower            19.1                65.0                  5.6


[BAR GRAPH APPEARS HERE]



                                   Consumers by Income Bracket
                                   ---------------------------
Product               $0-25,000         $25,000-35,000          $35,000+
-------
Treadmills               23.4                10.6                 66.0
Exercise Bikes           26.1                18.2                 55.7
Stairstepper             16.6                14.1                 69.3
Cross Country Skiers     24.0                11.1                 64.9
Home Gyms                29.5                15.9                 54.6
Upright Rower            19.9                14.6                 65.6


Source: National Sporting Goods Association

DISTRIBUTION AND MARKETING

 DISTRIBUTION

  The Company markets its products under multiple brands through multiple distribution channels, including specialty dealers, sporting goods chains, department stores, warehouse clubs, discount merchants, catalogue showrooms and direct response marketing. In 1995 and 1996, the Company's sales through retailers were approximately 91% and 97%, respectively, of total sales.

  The Company believes the marketing of products through multiple distribution channels provides it with several competitive advantages, including: (i) greater growth opportunities by participating in all distribution channels;
(ii) the ability to maximize revenue throughout a product's life cycle by repositioning the product from higher to lower brand niches as the product matures; and (iii) the ability to appeal to each market segment through the marketing of specific brands designed to meet differing needs. The latter capability is an important factor since different categories of fitness equipment products appeal to different demographic groups.

  The following chart lists examples of the Company's brand names, price positioning, distribution channels and customers within each channel:

 BRAND NAMES              PRICE POSITIONING DISTRIBUTION CHANNELS CUSTOMER EXAMPLES
 -----------              ----------------- --------------------- -----------------
 Image...................    High           Specialty Dealers     Busy Body
 ProForm.................    Middle         Department Stores     J.C. Penney
                                            Sporting Goods Chains Sports Authority
                                            Direct Response       Individuals
 Lifestyler(1)...........    Middle         Department Store      Sears
 Weslo/Weider............    Entry Level    Discounters           Wal-Mart and Target
                                            Warehouse Clubs       Sam's
                                            Catalogue Showrooms   Service Merchandise

--------
(1) The Lifestyler brand name is owned by Sears.

  The Company targets its brands to specific distribution channels. For example, the Company's products are sold under the Image name through specialty dealers, under the ProForm name through sporting goods chains, under the Lifestyler name through Sears, under the Weslo name through catalogue showrooms, warehouse clubs and discount merchants, and under the ProForm and Legend names through the Company's direct marketing campaigns. The Company's various brands are supported by distinct marketing and product strategies and, in some cases, separate sales forces.

  The following charts summarize the Company's sales by distribution channel in 1995 and 1996:

                           [PIE CHART APPEARS HERE]


1995
----
DEPARTMENT STORES           45%
WAREHOUSE CLUBS             17%
SPORTING GOODS STORES       11%
CATALOGUE SHOWROOMS         10%
DIRECT RESPONSE              9%
DISCOUNT RETAILERS           4%
MAIL ORDER                   3%
OTHER                        1%

                           [PIE CHART APPEARS HERE]


1996
----
DEPARTMENT STORES           47%
WAREHOUSE CLUBS             11%
SPORTING GOODS STORES       10%
CATALOGUE SHOWROOMS         12%
DISCOUNT RETAILERS          12%
DIRECT RESPONSE              3%
MAIL ORDER                   3%
OTHER                        2%

  In addition to providing superior market access, the Company's presence across multiple distribution channels provides a valuable source of feedback on changing consumer tastes and market trends, enabling the Company to anticipate industry trends and develop innovative products.

 MARKETING

  The Company's primary sales and marketing group is based in Logan, Utah. For certain of its products, the Company augments the efforts of this group with smaller sales forces based in Colorado and Texas. The Company employs approximately 130 sales and marketing personnel. Such personnel are compensated on the basis of salary and a bonus based on the Company's profitability. In addition, the Company utilizes 22 outside sales agents, who are compensated on the basis of their sales.

  Starting in 1992, the Company sold products directly to consumers through direct response television infomercials and print media campaigns. The Company believes that direct response marketing can help educate consumers about new products, increase brand name awareness and stimulate sales through traditional distribution channels. The expansion of the Company's direct response marketing required a greater investment than traditional 30 to 60 second television advertisements, and therefore greater risk, as a result of the cost of creating infomercials and purchasing media time and space. In 1996, the Company wrote off $2.2 million of direct response video productions because they failed to generate adequate sales. The Company is currently focusing principally on traditional 30 to 60 second television advertisements designed to enhance both retail and direct response sales of its products as opposed to 30 minute infomercials.

INTERNATIONAL MARKETS

  The North American fitness equipment market is significantly more developed than other markets around the world, and the Company believes growth opportunities exist in selected international markets. The Company began, in the first quarter of 1996, to directly market its products in the key European markets of the U.K., France, Italy and the Benelux countries and is attempting to increase its market penetration in these and other foreign markets. Net sales from international markets in the four quarters of 1996 and the first two quarters of 1997 were $6.0 million, $9.3 million, $7.8 million, $10.2 million, $7.1 million and $13.8 million, respectively. The Company's penetration of these markets is lower and its operating costs are higher than in the U.S., and the Company's European operations are not currently profitable. There can be no assurance that the Company will be successful in selling its products in non-U.S. markets. In connection with the Recapitalization, the Company granted certain exclusive and non-exclusive rights to distribute its products in certain other international markets to Weider Sports. In September 1996, in connection with the Weider Sports Acquisition, the Company reacquired such distribution rights from Weider Sports, subject to certain rights granted by Weider Sports to third parties. See "--Legal Proceedings--WHF Litigation", "--Settlement of WHF Litigation," "Risk Factors--Expansion Strategy" and "Certain Relationships and Related Transactions."

CUSTOMERS

  The Company's two largest customers for the past several years have been Sears and Sam's. In 1995, these customers collectively generated an aggregate of $229.5 million in net sales for the Company and accounted for approximately 31% and 12%, respectively, of the Company's total net sales. In 1996, these customers accounted for approximately 34% and 8%, respectively, of the Company's total net sales. In 1995 and 1996, Sam's accounted for approximately 94% and 70%, respectively, of net sales at the Company's JumpKing subsidiary. Although sales to Sears still account for a substantial portion of the Company's net sales, the percentage of net sales has decreased substantially in the past several years from approximately 68% in 1989. Nevertheless, the dollar amount of the Company's net sales to Sears has increased during this time period.

  The Company has more than 2,500 customers, excluding sales to individual consumers through direct response channels of distribution. Consistent with industry practice, the Company generally does not have long-term purchase agreements or other commitments from its customers as to levels of future sales. The level of the Company's sales to its large customers depends in large part on their continuing commitment to home fitness products and the success of their efforts to market and promote the Company's products as well as the Company's competitiveness in terms of price, quality, product innovation, customer service and other factors. The Company is not the exclusive supplier of fitness equipment to any of its major customers. In connection with the HealthRider Acquisition, the Company intends to offer products directly to consumers through the acquired kiosks, stores and direct response networks. The Company's direct sales to consumers, particularly through kiosks and stores in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationship with existing customers. The loss of, or a substantial decrease in the amount of purchases by, or a write-off of any significant receivables due from, any of the Company's major customers or a number of the Company's other customers would have a material adverse effect on the Company's business. See "Risk Factors--Reliance on Major Customers; Exposure to the Retail Industry."

PRODUCTS

  The Company manufactures and distributes a broad line of aerobic and anaerobic fitness equipment. The Company also markets recreational sports products, sports medicine products and fitness accessories. The Company offers a range of technological features from manual equipment to sophisticated programmable electronic products at a variety of price ranges. The appeal of various products in the fitness industry has changed over time, and the Company has shifted its product mix to meet consumer demand. The Company intends to continue to adjust its product lines to respond to changes in market demand.

 AEROBIC PRODUCTS.

  The Company offers aerobic products, which are designed to promote cardiovascular fitness, under the Image, ProForm, Weslo and Lifestyler brand names.

  Cardio Family of Upright Rowers. The Company introduced its Cardio family of upright rowers under the Weslo brand in October 1994. The Cardio family of upright rowers exercises both the arms and legs while providing both an aerobic and anaerobic workout through variable resistance. Models retail at price points ranging from $169-$299.

  Motorized Treadmills. The Company is the leading domestic producer of motorized treadmills. Motorized treadmills allow users to run at speeds of up to 10 mph. The features offered by the Company's motorized treadmills include programmable speed and incline, electronic feedback on speed, elapsed time, distance traveled and calories burned, and cross-training upper body exercise functions. The Company recently introduced its line of Space Saver treadmills which fold vertically for easy storage. The retail price points of the motorized treadmills range from $199 to $2,000.

  Manual Treadmills. The Company's manual treadmills allow the user to walk or run slowly in place, and certain of the Company's manual treadmill models include electronic feedback on speed, elapsed time and distance traveled. The retail price points of the Company's manual treadmills range from $149 to $299.

  Exercise Bikes. The Company offers exercise bikes featuring adjustable air resistance or flywheel resistance, electronic monitors which display elapsed time, speed, distance and calories burned, and dual or triple action design which allows the user to exercise upper body, lower body or both simultaneously. Some units add motivational electronics and programmable resistance which allow users to design their own workouts. Some higher end units also contain an electromagnetic drive mechanism which creates less noise, offers smoother action and requires less maintenance than traditional motorized drives. Retail price points of the Company's exercise bikes range from $79 to $799.

  Stair Steppers. Various stair stepper machines sold by the Company offer adjustable resistance, self-leveling pedals, motivational fitness monitors, accessory stations to hold water bottles, books and towels, magnetic resistance and total body conditioning, which combines upper and lower body workouts. Other features offered by the Company's stair steppers include the Speed Link adjustable resistance system, multi-window electronic monitors and programmable electronics. Retail price points for the Company's stair steppers range from $99 to $499.

  Cross-Country Skiing Machines. The Company's cross-country skiing machines feature motivational fitness monitors, stowaway design, the Company's patented INSYNC Dual Action System, adjustable incline and adjustable resistance. Retail price points for the Company's cross-country skiing machines range from $99 to $199.

 ANAEROBIC PRODUCTS.

  Under the Image, ProForm, Weslo and Weider brand names, the Company offers anaerobic products, which are designed to develop muscle tone and strength.

  Home Gyms. The Company's home gyms range from traditional cast iron or vinyl plate weight stack units to programmable electronic units that use "smart cards" to store a user's personalized fitness regimen in electronic memory. New technology and innovation within this category include home gyms which integrate aerobic crosstraining components such as stair steppers and electronic adjustability allowing simple adjustment in one pound increments with digital feedback. Selected units are designed to allow multiple users to use the equipment simultaneously. The Company's home gyms range in retail price from $99 to $1,499.

  Weights and Benches. The Company offers a range of weight benches to specialty fitness dealers through the Image brand and markets a complete line of weights and benches under the Weider and ProForm brand names. Retail price points of these products range from $79 to $299.

  Abdominal Machines. The Company introduced its first abdominal machine in April 1996. This product is designed for isolation of the abdominal muscle groups. Retail prices of the Company's abdominal products range from $49 to $99.

 OTHER PRODUCTS.

  Recreational Sports Products. JumpKing, Inc., a subsidiary of the Company, manufactures and markets a trampoline line that includes both mini-trampolines for indoor home exercise use and full-sized trampolines for outdoor home recreational use. The mini-trampoline retails at approximately $25; full-sized trampolines have retail price points ranging from $239 to $399.

  Sports Medicine Products. The Company markets a line of sports medicine products under the WeiderCare brand name, including support wraps, neoprene supports, back support belts and hot and cold packs. These products are sold through channels of distribution that are not able to carry large exercise units due to floor space limitations, such as drugstore chains, supermarkets and pro shops. These products are also sold to corporate and industrial users.

  Exercise Accessories. The Company offers a limited line of back support belts and workout gloves and has introduced a line of exercise accessories, including ankle and hand weights, grip devices and aerobic exercise step decks.

PRODUCT INNOVATION AND DEVELOPMENT

  Product and design innovation has contributed significantly to the Company's growth. On an on-going basis, the Company evaluates new product concepts and seeks to respond to the desires and needs of consumers by frequently introducing new products and repositioning existing products. The Company has 110 full-time employees in the research and development area, holds 83 patents and has 50 patent applications pending. The Company had research and development expenses of $2.9 million, $5.2 million, $6.8 million and $3.5 million in 1994, 1995, 1996 and the first six months of 1997, respectively, and has budgeted $7.8 million for research and development for 1997.

  The Company conducts most of its research and development in 40,000 square feet of space in Logan, Utah. This facility includes plastic, mechanical and electrical engineering capabilities that are used in creating proprietary designs and features. The Company also augments its internal research and development effort by selectively evaluating new products with certain of its key customers, who then provide feedback on acceptance by potential end-users. This effort has the added benefit of enhancing the Company's relationships with key customers.

  This focus on new products and innovation enables the Company to begin selling early in a product's lifecycle and, as sales moderate, to extend product life cycles by introducing new features and repositioning products within the Company's line of brands (i.e., selling a product, with modifications, at a different price point). In 1994, 1995 and 1996, approximately 40%, 42% and 52%, respectively, of the Company's sales were from products that were new, enhanced or repositioned. Recent examples of the Company's product developments are the introduction of the Space Saver treadmill, which folds vertically for easy storage, the development of the Cardio family of upright rowers, which significantly improved on upright rower designs first marketed by others, and the introduction of the Company's abdominal machines, which improved upon existing products manufactured by others by adding a fold for storage feature. The Company believes that its ability to take a product from concept to delivery quickly gives it significant advantages over its competitors.

  The Company's research and development teams have helped develop many of the innovative features that have encouraged consumers to purchase and use fitness equipment. Results of the Company's product development program include: (i) various electronics systems, which provide motivational feedback and personalized fitness routines; (ii) upright rowers with hydraulic shocks;
(iii) treadmills which fold for easy storage; and (iv) treadmills with upper body resistance. In addition, the Company was the first to market successfully cross-training home gyms equipped with aerobic stepping functions.

MANUFACTURING AND PURCHASING

  In 1996, the Company manufactured or assembled over 80% of its products at its facilities in Utah, Texas and Colorado. The balance of the Company's products were manufactured and assembled by third parties, principally in the Far East and by CanCo, a Canadian affiliate of certain shareholders which provides the Company with mostly anaerobic products. See "Certain Relationships and Related Transactions--Purchase Options," "Business--Legal Proceedings--WHF Litigation" and "--Settlement of WHF Litigation". The Company has longstanding supply relationships with a number of its offshore vendors, many of which have exclusive relationships in the fitness industry with the Company. The combination of internal manufacturing and assembly capacity and the Company's access to third-party vendors has helped the Company meet customer demand on a competitive basis. In addition, the use of third party vendors provides greater flexibility in manufacturing capacity to satisfy seasonal demands. See "Business--Legal Proceedings" and "Certain Relationships and Related Transactions" and Note 13 of the Notes to the Consolidated Financial Statements.

  As of November 30, 1996 the Company had open orders of approximately $158.3 million compared to approximately $164.8 million as of December 2, 1995. The Company expects to ship substantially all of such 1997 orders during the third quarter of 1997.

  The Company follows a dual sourcing strategy on many of its components to minimize the impact of sourcing disruptions. For example, the Company obtains steel tubing from two to three vendors.

When practical, the Company chooses vendors that will supply the Company exclusively in the fitness equipment category. The Company's two primary sources of electronic components, for example, do not supply any other fitness equipment companies. To further control manufacturing and delivery problems associated with sourcing delays, the Company asks its electronics vendors to maintain specified inventory levels for some long lead-time components, although sourcing delays have been occasionally experienced in the past with new product introductions. In addition, the Company has identified alternative sources for many key raw materials and components. Despite these precautions, however, the Company's ability to deliver its products on time is susceptible to disruptions in its supply of raw materials and components, in part because it may take as long as approximately three months to retool alternative component manufacturers to produce required components. Since the Company purchases certain components and finished products from foreign suppliers located in Canada, China, Taiwan and various other countries, the Company is subject to the general risks of doing business abroad, particularly with respect to its purchases from China, including delays in shipment, work stoppages, adverse fluctuations in currency exchange rates, increases in import duties and tariffs, changes in foreign regulations, changes in most-favored-nation status and political instability. In particular, the imposition of trade sanctions on China could have a material adverse effect on the Company. See "Risk Factors--Reliance on Certain Suppliers."

  Sales to the Company's customers are highly price sensitive. The Company sets many product prices on an annual basis but purchases raw materials and components under purchase orders providing components for periods less than one year. Accordingly, the Company sets prices for many products before it has complete knowledge of the costs of raw materials and components and sometimes before product development is complete and production costs have been firmly established. After it has established prices, the Company may be unable to pass cost increases along to its customers or to compete as effectively if it seeks to pass such costs along.

  The Company utilizes more than 1,500,000 square feet for manufacturing, including a 300,000 square foot facility in Logan where the majority of the Company's treadmills are manufactured or assembled. In the past, the Logan facility has also manufactured stair steppers, exercise bikes and home gyms. The Company constructed its Logan plant in 1990 and equipped the facility with modern manufacturing and assembly features, including fully integrated metal fabrication, powder coat painting, robotic welding and injection molding equipment. The facility, like the Company's other manufacturing facilities, was designed to permit flexible and efficient changes in the products being manufactured to match customer demand. In 1996, the Company completed the expansion of its manufacturing facility in Logan, Utah by approximately 40,000 square feet. In 1991, the Company began operating its Smithfield, Utah plant, which is smaller than but very similar to the Logan facility. In 1994, the Company began operating its Clearfield, Utah manufacturing facility. In addition to its facilities in Utah, the Company has manufacturing facilities in Texas and Colorado.

  The Company applies a management system to control and monitor freight, labor, overhead and material cost components of its finished goods. The Company emphasizes product quality by monitoring operations according to uniform quality control standards. In 1994, the Company received ISO 9001 certification for its Logan facilities. ISO is a nonprofit association that monitors industrial companies' manufacturing processes, quality assurance controls, personnel management and customer service in order to improve plant efficiency, product quality, customer satisfaction and company profitability.

HEALTHRIDER ACQUISITION

  In keeping with its strategy of pursuing growth opportunities, in August 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway, including Parkway's contract to manufacture and supply upright rowers to HealthRider for approximately $10.1 million; and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory). The liabilities assumed or refinanced included capital lease obligations of approximately $19.3 million and revolving credit borrowings and other long term debt of approximately $9.5 million. For a description of certain accounts payable and other accrued payables the Company assumed in connection with the HealthRider Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." HealthRider, a designer, marketer and distributor of fitness equipment based in Salt Lake City, Utah, distributes its products through direct response advertising, through a national network of over 200 HealthRider kiosks and stores in shopping malls and through third party retailers. HealthRider had net sales of $241.4 million and $113.2 million and net income of $13.6 million and net loss of $3.6 million in calendar 1995 and the first six months of calendar 1996, respectively. HealthRider was among the first companies to market upright rowers. Its flagship product is the HealthRider, a brand of upright rower. HealthRider also markets upright rowers under the aeROBICRider, SportRider and LifeRider brand names. In aggregate, and excluding related freight revenues, upright rowers (including the HealthRider) accounted for 94.4% and 93.4% of HealthRider's net sales in calendar 1995 and the first six months of calendar 1996, respectively. In calendar 1995 and the first six months of 1996, purchases from Parkway accounted for approximately 73.5% and 54.3%, respectively, of total upright rower purchases by HealthRider. In connection with the HealthRider Acquisition, the manufacturing agreement between HealthRider and Parkway was terminated.

  As a result of the HealthRider Acquisition, the Company believes it is the leading maker and distributor of upright rowers in the United States with its net sales of upright rowers, calculated on a pro forma basis as if the HealthRider Acquisition had occurred on December 31, 1994, representing over 76% of all U.S. upright rower sales in calendar 1995. The Company estimates that its U.S. net sales, calculated on the same pro forma basis represented approximately 39% of total wholesale domestic home fitness equipment sales in calendar 1995. The Company believes that the HealthRider Acquisition will strengthen its position as a leading manufacturer and marketer of fitness equipment in the United States. The Company's plan for integrating HealthRider into its business includes: (i) marketing a broad line of products such as treadmills, stair steppers and cross-country skiing machines under the HealthRider brand name through HealthRider's established distribution channels; (ii) altering direct response advertising with respect to HealthRider products with the goal of enhancing the Company's return on its advertising investment; and (iii) realizing synergies from the HealthRider Acquisition by integrating the Company's and HealthRider's operations. The Company is exploring the possibility of disposing of its interests in the HealthRider headquarters building which may include a possible sale of such interests to directors, officers or other affiliates of the Company and may include a continuing lease of such building by the Company. The Company's direct sales to consumers, particularly through the acquired kiosks in malls where the Company's existing customers have retail sales outlets, could adversely affect the Company's sales and its relationship with its existing customers.

  The Company expects to increase its net sales as a result of the HealthRider Acquisition, but by substantially less than 100% of HealthRider's net sales. The Company recognized a significant, non-recurring, non-cash increase in cost of goods sold in the second quarter of 1997 of $8.2 million and will recognize an additional increase in cost of goods sold in the third quarter of 1997 of approximately $3.8 million (due to the fact that the Company's purchase accounting for the HealthRider Acquisition included writing-up the book value of the acquired HealthRider inventory to fair market value less estimated sales costs). See "Management's Discussion and Analysis of Operations and Financial Condition and Results of Operations--HealthRider." In addition, the HealthRider Acquisition is expected to result in expenses of approximately $5.0 million in the second and third quarters of 1997 related to the integration of HealthRider into the Company's business. See "Risk Factors-- Expansion

Strategy; Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--HealthRider."

  The Company funded the HealthRider Acquisition through additional borrowings under the amended Credit Agreement. See "Description of Certain Indebtedness."

COMPETITION

  The fitness equipment market is highly competitive. It is characterized by frequent introduction of new products, often accompanied by major advertising and promotional campaigns. The Company believes that the principal competitive factors affecting its business include price, quality, brand name recognition, product innovation, marketing resources and customer service.

  The Company competes in the U.S. with recreational and exercise activities offered by health clubs, as well as a number of domestic manufacturers, domestic direct importers, foreign companies exporting fitness products to the U.S. and, in its direct sales efforts, with major retailers and distributors. Competitors in these areas include Precor Inc., CML Group Inc. (under the NordicTrack(R) brand), LifeFitness, Inc. and DP and Roadmaster, which are commonly owned. The Company also believes that Reebok International Ltd. will begin marketing home fitness equipment in the U.S. In Europe, the Company competes principally with Tunturi, Inc. and Kettler Int'l Inc., a number of Asian importers and some of its domestic competitors. The Company's products also indirectly compete with outdoor fitness, sporting goods and other recreational products. Competitors in these product areas include Huffy Corporation, Canstar Sports Inc. (a subsidiary of Nike Inc.), and Rollerblade, Inc. Certain competitors are better capitalized than the Company and may have greater financial and other resources than those available to the Company. In addition, there are no significant technological, manufacturing or marketing barriers to entry into the fitness equipment or the exercise accessory markets, although many companies in the industry, including the Company, have sought and received numerous patents in an effort to protect their competitive position.

EMPLOYEES

  The Company currently employs approximately 4,300 people, none of whom are represented by labor unions. Factory employees are compensated through hourly wages and a targeted incentive system. Managerial employees receive salaries and bonuses tied to the achievement of performance targets. Approximately 110 employees are engaged in research and development, 130 in sales and marketing, 3,100 in manufacturing, 30 in purchasing and 930 in other areas.

TRADEMARKS AND PATENTS

  The Company holds 83 patents and has 50 patent applications pending. The Company believes that certain of its patents and registered and common law trademarks and trade names have significant value and that some of its trademarks enhance its ability to create demand for and market its products.

ENVIRONMENTAL MATTERS

  The Company's operations are subject to federal, state and local environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The nature of the Company's manufacturing and assembly operations exposes it to the risk of claims with respect to environmental matters and although compliance with local, state and federal requirements relating to the protection of the environment has not had and is not expected to have a material adverse effect on the Company's financial condition or results of operation, there can be no assurance that material costs or liabilities will not be incurred in connection with environmental matters. Future events, such as changes in existing laws and regulations or enforcement policies or the discovery of contamination on sites owned or operated by the Company, may give rise to additional compliance costs or operational interruptions which could have a material adverse effect on the Company's financial condition. See "Risk Factors--Environmental Considerations."

LEGAL PROCEEDINGS

 WHF LITIGATION

  The Company and its affiliates are parties to a number of agreements with WHF and its affiliates. On August 28, 1995, WHF and its affiliates, including Weider Sports, commenced a number of legal proceedings against the Company, its affiliates and its customers. WHF instituted legal proceedings against the Company and Messrs. Watterson, Stevenson, Gay, Mika and Rehnert, members of the board of directors, in the Court of Chancery of the State of Delaware and two arbitration proceedings against the Company before the American Arbitration Association in New York, New York. Weider Sports instituted legal proceedings against the Company in the U.S. District Court, Southern District of New York; filed a request for mediation with the International Chamber of Commerce (the "ICC") in Paris, France; filed three separate legal proceedings against three of the Company's customers in the U.S. District Court, District of Utah; and filed a request for reconciliation in advance of arbitration against the Company before a representative of a "big six accounting firm".

  The Company on August 30, 1995, initiated a lawsuit in the U.S. District Court, Southern District of New York, against Weider Sports seeking a preliminary injunction forbidding Weider Sports from continuing to market unlawful copies of the Cardioglide upright rower. The Company also commenced five separate arbitration proceedings against WHF and certain of its affiliates and filed a counterclaim in one of the arbitration proceedings initiated by WHF.

  The lawsuits that Weider Sports and the Company filed against one another in the Southern District of New York, along with respective motions for preliminary injunction, were resolved and ultimately dismissed pursuant to a court-approved Stipulation and a related agreement. The Stipulation and agreement provide, in part, that the Company will not do business through certain distributors and will require certificates of its other distributors to the effect that said distributors agree not to sell into certain countries exclusive to Weider Sports. By this Stipulation, Weider Sports also agreed not to acquire, develop, make, promote, sell, advertise, shop or distribute the "Weider Fitness Rider" or any other product substantially similar to the Cardioglide. The mediation request that Weider Sports filed was ultimately withdrawn, and WHF and the Company thereafter filed a joint request for mediation with the ICC.

  The Company and WHF settled all of the litigation described above on September 6, 1996.

 SETTLEMENT OF WHF LITIGATION

  On September 6, 1996, the Company and WHF and its affiliates settled the litigation between the parties through a number of agreements (the "WHF Settlement"). The WHF Settlement includes releases of certain claims (including all claims asserted in the litigation described above), amendments to certain of the agreements currently existing between the Company and WHF and its affiliates and certain new agreements among the Company and WHF and its affiliates. See "Certain Relationships and Related Transactions." Other than the releases, the significant terms of the WHF Settlement are outlined below.

  Repurchase of Common Stock. On November 20, 1996, the Company purchased all of the common stock of IHF Capital and certain warrants to purchase common stock of IHF Capital held by the WHF Stockholders at a price of approximately $42.3 million.

  Repurchase of Preferred Stock. On November 20, 1996, the Company purchased the IHF Holdings Preferred Stock held by WHF at a price of $35.8 million. In connection with the repurchase of IHF Holdings Preferred Stock, the Company purchased the options to purchase IHF Holdings Preferred Stock held by Messrs. Watterson and Stevenson.

  Weider Sports Acquisition and CanCo Acquisition. The Company acquired certain assets, excluding cash and fixed assets, for $8.7 million and assumed certain liabilities of the sports equipment business lines of Weider Sports. In addition, the Company acquired certain assets, excluding cash, cash equivalents and accounts receivable, for $1.7 million and assumed certain liabilities of CanCo. As a result of the Weider Sports Acquisition, the Company reacquired distribution rights originally granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. The Company also acquired two CanCo plants which were leased by other WHF affiliates to CanCo in exchange for the assumption of the existing $1.5 million Cdn. mortgage on the properties and the payment of $.5 million.

  Settlement Expenses and Intercompany Payables. The Company: (i) paid $12.1 million to terminate the lawsuits; (ii) paid $3.9 million to WHF and its affiliates as prepayment in full under its brand license agreements with them; and (iii) received $1.2 million in full payment and settlement of the Company's intercompany payable to WHF and its affiliates ($1.8 million) and amounts due the Company under the amended WSG Management Agreement ($3.0 million). The Company also received $.5 million in full payment and settlement of CanCo's Management fee obligations to the Company under the CanCo Management and Advisory Agreement.

  Ben Weider Payments. The WHF Settlement also provides that Ben Weider will serve as a consultant to, and ambassador for, the Company for five years, with an annual compensation of approximately $475,000, and that the Company will provide office space and three assistants for Mr. Weider.

  Payments to Messrs. Watterson and Stevenson. In connection with the WHF Settlement, WHF and its affiliates (i) paid Messrs. Watterson and Stevenson an aggregate amount of approximately $4.2 million in exchange for the surrender of their options to purchase stock of WHF and its affiliates and (ii) paid Messrs. Watterson and Stevenson an aggregate amount of $.5 million. Messrs. Watterson and Stevenson also each received $.3 million in full payment and settlement of CanCo's Management fee obligations to Messrs. Watterson and Stevenson under the CanCo Management and Advisory Agreements.

  The WHF Settlement also contains various miscellaneous provisions that the Company does not believe are material.

 PRODUCT LIABILITY

  Due to the nature of the Company's products, the Company is subject to product liability claims involving personal injuries allegedly related to the Company's products. As of November 30, 1996, the Company had $1.5 million in reserves for product liability related losses. The Company currently carries an occurrence-based product liability insurance policy. The policy provides coverage for the period from October 1, 1996 to October 30, 1998 of up to $25 million per occurrence and $25 million in the aggregate annually. The current policy has a deductible on each claim of $250,000 for claims related to trampolines and $100,000 for claims related to all other products. Previously, the Company maintained similar occurrence based policies with somewhat lower coverage limits and higher deductibles. The Company believes that its insurance is generally adequate to cover product liability claims. Nevertheless, currently pending claims and any future claims are subject to the uncertainties related to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to uncertainty with respect to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is also no assurance that the product liability insurance of the Company is or will be adequate to cover such claims. In addition, there can be no assurance that the Company's insurers will be solvent when required to make payments on claims. Furthermore, there can be no assurance that insurance will remain available, or if available, that it will not be prohibitively expensive. The loss of insurance coverage or claims exceeding that coverage could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--Product Liability."

 FTC INVESTIGATIONS

  The FTC conducted an investigation to determine whether the Company may have made excessive advertising claims with respect to its "CrossWalk" treadmill products (which constitute a substantial portion of the Company's sales), in violation of the Federal Trade Commission Act. The FTC asked the Company to voluntarily provide information and documents on several occasions, and the Company responded to these requests.

  The FTC and the Company resolved this matter through a consent decree on January 30, 1996. The consent decree is for settlement purposes only and does not constitute an admission by the Company that it has violated any laws. There, however, can be no assurance that the FTC will not withdraw the consent decree and seek relief in the form of a cease and desist order, civil monetary penalties and/or consumer redress in the form of, among other things, refunds to consumers and public notification respecting the advertisements, if any, which the FTC concludes were excessive.

  The FTC is conducting a preliminary investigation of HealthRider to determine whether HealthRider may have made excessive advertising claims with respect to its HealthRider family of products (which constitute virtually all of HealthRider's sales), in violation of the Federal Trade Commission Act. The FTC has asked HealthRider to voluntarily provide documents and information on several occasions, and HealthRider has responded to these requests. If the FTC were to conclude that HealthRider did violate the Federal Trade Commission Act, it may seek relief in the form of a consent decree, a cease and desist order, civil money penalties and/or consumer redress in the form of, among other things, refunds to consumers and public notification respecting the advertisements, if any, which the FTC concludes were excessive. The Company has assumed all of HealthRider's liabilities in connection with this matter. Management does not believe that this matter will have a material adverse effect on its results of operations or financial position, however there can be no assurance in this regard. See "Risk Factors--FTC Investigations."

 CONSUMER PRODUCTS SAFETY COMMISSION INQUIRIES

  The Consumer Products Safety Commission (the "CPSC") has conducted an inquiry and made claims relating to defects in certain of HealthRider's products. Remediation has been undertaken by HealthRider. Although no consumer litigation has resulted from such defects to date, there can be no assurance that consumer litigation will not result. The Company assumed all of HealthRider's liabilities in connection with this matter. On two separate occasions, the CPSC has requested that the Company provide information and documents with respect to two types of exercise products manufactured by the Company in order to assist the CPSC in reaching a preliminary determination whether defects are present in these products. The Company has responded to both of these requests.

 OTHER

  The Company is party to a variety of nonproduct liability commercial suits involving contract claims and intellectual property claims. The Company believes that adverse resolution of these suits would not have a material adverse effect on the Company.

  The Company is also involved in several patent infringement claims, arising in the ordinary course of its business. The Company believes that the ultimate outcome of these matters will not have a material adverse effect on the Company.

PROPERTIES

  The location, square footage, status and primary use of the Company's principal properties are set forth below:

                         SQUARE
        LOCATION         FOOTAGE          STATUS                  PRIMARY USES
        --------         -------          ------                  ------------
Logan, UT............... 300,000 Owned                    Manufacturing, Offices, R&D
                                                          Offices, Manufacturing,
Logan, UT............... 150,793 Leased (Month to Month)  Warehousing
Smithfield, UT..........  82,300 Leased (Expires 9/98)    Manufacturing
Clearfield, UT.......... 629,000 Leased (Month to Month)  Manufacturing, Warehousing
Clearfield, UT.......... 329,075 Leased (Expires 6/99)    Manufacturing, Warehousing
Clearfield, UT.......... 282,600 Leased (Expires 12/03)   Warehouse
Millville, UT...........  13,000 Owned                    Manufacturing, Warehousing
                                                          Offices, Manufacturing,
Garland, TX.............  95,405 Leased (Expires 9/97)    Warehousing
Dallas, TX..............  40,000 Leased (Expires 9/97)    Warehousing
Weatherford, TX.........  22,000 Leased (Expires 1/98)    Offices, Manufacturing
Denver, CO..............  61,000 Leased (Expires 4/99)    Manufacturing, Warehousing
South Brunswick, NJ..... 181,000 Leased (Month to Month)  Warehouse
South Brunswick, NJ.....  25,000 Leased (Month to Month)  Warehouse
Englewood, CO...........  10,000 Leased (Expires 6/99)    Sales Office
St. Jerome, QC.......... 134,000 Leased (Month to Month)  Warehouse
Ste.-Therese, QC........  10,000 Leased (Month to Month)  Warehouse
Logan, UT...............  68,750 Leased (Expires 5/00)    Warehouse
Smithfield, UT.......... 108,187 Leased (Expires 1/01)    Warehouse
Anzin, France...........   8,097 Leased (Expires 12/96)   Warehouse, Offices, Apartment
Carrieres Sur Seine,
 France.................   2,966 Leased (Expires 12/98)   Warehouse, Office
Neailly Sur Seine,
 France.................     262 Leased (Expires 9/98)    Apartment
Leeds, UK...............   6,000 Leased (Expires 1/99)    Offices
Perugia, Italy..........   3,360 Leased (Expires 6/01)    Offices
Perugia, Italy..........   6,600 Leased                   Warehouse

  In addition, in connection with the HealthRider Acquisition, the Company acquired short term leases for over 200 HealthRider kiosks and stores.

  The Company believes that its existing facilities are well maintained, in good operating condition and adequate for its expected level of operations. Although a number of the Company's facilities are rented on a month to month basis, the Company does not anticipate difficulty in maintaining access to facilities required for the conduct of its business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, and their ages as of February 14, 1997, are as follows:

                NAME              AGE                  POSITION
                ----              ---                  --------
   Scott R. Watterson............  41 Chairman of the Board and Chief Executive
                                      Officer
   Gary E. Stevenson.............  41 President, Chief Operating Officer and
                                      Director
   Robert C. Gay.................  45 Vice Chairman of the Board
   Ronald P. Mika................  36 Director
   Geoffrey S. Rehnert...........  39 Director
   S. Fred Beck..................  39 Chief Financial and Accounting Officer,
                                      Vice President and Treasurer
   Lynn C. Brenchley.............  50 Vice President, Business Development
   David J. Watterson............  37 Vice President, Marketing and Research and
                                      Development
   Jon M. White..................  49 Vice President, Manufacturing
   William T. Dalebout...........  48 Vice President, Design
   Brad H. Bearnson..............  42 General Counsel and Secretary

  SCOTT R. WATTERSON. Mr. Watterson has served as President and Chief Executive Officer of Weslo since he co-founded Weslo in 1977 and has served as President and Chief Executive Officer of ProForm since 1988. Effective as of the Recapitalization Closing, Mr. Watterson became Chairman of the Board and Chief Executive Officer of the Company. David Watterson is Mr. Watterson's brother.

  GARY E. STEVENSON. Mr. Stevenson has served as Chief Operating Officer of Weslo since he co-founded Weslo in 1977 and has served as Chief Operating Officer of ProForm since 1988. Effective as of the Recapitalization Closing, Mr. Stevenson became President, Chief Operating Officer and a Director of the Company.

  ROBERT C. GAY. Mr. Gay became Vice Chairman of the Board of Directors of the Company effective as of the Recapitalization Closing. Mr. Gay has been a Managing Director of Bain Capital since April 1993 and has been a General Partner of Bain Venture Capital since February 1989. From 1988 through 1989, Mr. Gay was a principal of Bain Venture Capital. In addition, Mr. Gay is a director of Alliance Entertainment Corp., American Pad & Paper Company, GT Bicycles, Inc., GS Industries, Inc. and its subsidiary GS Technologies Operating Co., Inc., and Physio-Control International Corporation.

  RONALD P. MIKA. Mr. Mika became a Director of the Company effective as of the Recapitalization Closing. Mr. Mika has been a Principal of Bain Capital since December 1992 and was an associate of Bain Capital from August 1989 through November 1992.

  GEOFFREY S. REHNERT. Mr. Rehnert became a Director of the Company effective as of the Recapitalization Closing. Mr. Rehnert has been a Managing Director of Bain Capital since April 1993 and has been a General Partner of Bain Capital since 1986. Mr. Rehnert is also a director of GT Bicycles, Inc., Worldcorp, Inc., FTD, Inc., KollMorgen Corporation and U.S. Order, Inc.

  S. FRED BECK. Mr. Beck has served as the Chief Financial Officer of Weslo since 1989. Mr. Beck became Chief Financial and Accounting Officer, Vice President and Treasurer of the Company as of the Recapitalization Closing.

  LYNN C. BRENCHLEY. Mr. Brenchley has served as Vice President of Business Development of Weslo since 1990 and has continued in that position with the Company since the Recapitalization Closing. Prior to 1990, he was Vice President and General Manager of Thorn Apple Valley, a meat processor.

  DAVID J. WATTERSON. Mr. Watterson has served as Vice President of Marketing and Research and Development of Weslo since 1992 and has continued in that position with the Company since the Recapitalization Closing. Prior to 1992, Mr. Watterson served as Vice President of Sales of Weslo. Scott Watterson is David Watterson's brother.

  JON M. WHITE. Mr. White has served as Vice President of Manufacturing of Weslo since 1988 and has continued in that position with the Company since the Recapitalization Closing.

  WILLIAM T. DALEBOUT. Mr. Dalebout has served as Vice President of Design of Weslo since 1987 and has continued in that position with the Company since the Recapitalization Closing.

  BRAD H. BEARNSON. Mr. Bearnson presently serves as General Counsel and Secretary. Mr. Bearnson first joined the Company in March of 1995 prior to which he represented the Company and its predecessors, ProForm and Weslo, as outside counsel since 1983. Prior to March, 1995, Mr. Bearnson was a shareholder with the law firm of Olson & Hoggan, P.C. Mr. Bearnson is also a certified public accountant.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation for fiscal 1996, 1995 and 1994 for Mr. Scott Watterson and the Company's other four most highly compensated executive officers (collectively, the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION      LONG-TERM
                             ------------------------ COMPENSATION           ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)  OPTIONS(#)(1)      COMPENSATION($)(2)
---------------------------  ---- --------- --------- -------------      ------------------
Scott R. Watterson(3)...     1996  450,000    690,660    469,988(4)(5)          22,791(6)
 Chairman of the Board       1995  325,000    423,704    447,279             2,402,060(7)
  and Chief Executive        1994  450,000  1,968,144                              900
  Officer

Gary E. Stevenson(3)....     1996  400,000    690,660    375,251(4)(8)          22,952(6)
 President and Chief         1995  300,000    423,704    368,014             1,901,400(7)
  Operating Officer          1994  400,000  1,405,817                            1,000

S. Fred Beck............     1996  168,000    149,000     62,285(9)(10)          1,578
 Chief Financial and         1995  160,000    105,926     52,843                 2,981
  Accounting Officer         1994  125,000     71,121                              788
 Vice President and
  Treasurer

David J. Watterson......     1996  205,000    149,000     62,285(9)(10)          1,547
 Vice President,             1995  195,000    105,926     52,843                 2,450
  Marketing and Research     1994  167,000     71,121                              650
  and Development

Jon M. White............     1996  105,000    149,000     37,870(11)(12)         2,237
 Vice President,             1995  100,500    105,926     35,229                 2,351
  Manufacturing              1994   90,500     71,121                              409

--------
 (1) Options to purchase shares of the IHF Capital's Class A Common Stock.
 (2) Includes amounts contributed by the Company for the benefit of the named executive officers under the Company's 401(k) Plan.
 (3) The table does not reflect the consulting fees that Scott Watterson and Gary Stevenson may receive from CanCo equal to an aggregate of 14% of its pre-tax earnings up to the time that the Company's option to acquire CanCo's assets is exercised and closed or expires. The Company has given notice of its intention to exercise this option and may purchase the assets of CanCo, subject to satisfactory completion of certain conditions, including due diligence. The purchase of the CanCo assets has not yet been completed due to complications related to the WHF Litigation. See "Business--Legal Proceedings," "Certain Relationships and Related Transactions," and Note 15 of the Notes to the Consolidated Financial Statements. The Company may terminate its option to purchase CanCo's assets any time prior to closing. Prior to the Recapitalization, Scott Watterson and Gary Stevenson owned a 14% aggregate equity interest in CanCo.
 (4) Includes options for 90,588 shares of Class A Common Stock granted in connection with the Recapitalization at an exercise price of $30.87, which was substantially above market value. In March 1996 the exercise price of these options was reset to $8.92, which was the then current fair market value of the Class A Common Stock.
 (5) Includes options to purchase 341,053 shares of Class A Common Stock at $5.80 per share which were granted in May 1996 when the then current fair market value of such stock was $8.92.
 (6) Includes $19,722 and $19,802 paid on behalf of Scott Watterson and Gary Stevenson, respectively, for legal fees and expenses.
 (7) Includes $2.3 and $1.8 million received by Scott Watterson and Gary Stevenson, respectively, in connection with a four-year agreement to not compete with the Company in certain specified businesses and also includes $99,500 paid to each of Scott Watterson and Gary Stevenson by the Company as reimbursement for legal fees and expenses incurred by them in connection with the Recapitalization.
 (8) Includes options to purchase 246,316 shares of Class A Common Stock at $5.80 per share which were granted in May 1996 when the then current fair market value of such stock was $8.92.
 (9) Includes options for 7,549 shares of Class A Common Stock granted in connection with the Recapitalization at an exercise price of $30.87, which was substantially above market value. In September 1995 the exercise price of these options was reset to $5.80, which was the then current fair market value of the Class A Common Stock.
(10) Includes options to purchase 54,736 shares of Class A Common Stock at $5.80 per share which were granted in May 1996 when the then current fair market value of such stock was $8.92.
(11) Includes options for 5,033 shares of Class A Common Stock granted in connection with the Recapitalization at an exercise price of $30.87, which was substantially above market value. In September 1995 the exercise price of these options was reset to $5.80, which was the then current fair market value of the Class A Common Stock.
(12) Includes options to purchase 32,837 shares of Class A Common Stock at $5.80 per share which were granted in May 1996 when the then current fair market value of such stock was $8.92.

  The following table sets forth information concerning options granted to each of the named executive officers in the last fiscal year.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                MARKET
                                                               PRICE OF               POTENTIAL REALIZABLE VALUE AT
                                                                CLASS A                    ASSUMED ANNUAL RATES
                                    % OF TOTAL                  COMMON                 OF STOCK PRICE APPRECIATION
                                  OPTIONS GRANTED              STOCK ON                   FOR OPTION TERM($)(4)
                        OPTIONS   TO EMPLOYEES IN  EXERCISE     DATE OF   EXPIRATION --------------------------------
        NAME           GRANTED(#)   FISCAL YEAR   PRICE($/SH) GRANT($/SH)    DATE        0%         5%        10%
        ----           ---------- --------------- ----------- ----------- ---------- ---------- ---------- ----------
Scott R. Watterson       90,588         7.6          8.92(2)     8.92      11/14/04  $      --  $  445,498 $1,097,313
                        341,053        28.7          5.80        8.92       5/22/06   1,064,085  2,977,304  5,912,557
                         38,347         3.2          5.80        5.80       6/13/05         --     139,874    354,468
Gary E. Stevenson        90,588         7.6          8.92(2)     8.92      11/14/04         --     445,498  1,097,313
                        246,316        20.7          5.80        8.92       5/22/06     768,506  2,150,275  4,270,179
                         38,347         3.2          5.80        5.80       6/13/05         --     139,874    354,468
S. Fred Beck(1)           7,549          .6          5.80(3)     5.80      11/14/04         --      24,139     59,458
                         54,736         4.6          5.80        8.92       5/22/06     170,776    477,831    948,913
David J. Watterson(1)     7,549          .6          5.80(3)     5.80      11/14/04         --      24,139     59,458
                         54,736         4.6          5.80        8.92       5/22/06     170,776    477,831    948,913
Jon M. White(1)           5,033          .4          5.80(3)     5.80      11/14/04         --      16,094     39,641
                         32,837         2.8          5.80        8.92       5/22/06     102,451    286,658    569,268

-------
(1) One third of the options granted to these employees vest each year on November 14 and all such options will vest upon a change of control. As of the end of 1996, one third of these options had vested. As of December 20, 1996 two-thirds of these options had vested.
(2) The exercise price with respect to these options was reset in March 1996 from $30.87 to $8.92, which was the then current fair market value of the Class A Common Stock.
(3) The exercise price with respect to these options was reset in September 1995 from $30.87 to $5.80, which was the then current fair market value of the Class A Common Stock.
(4) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Commission. The potential realizable values stated are not discounted to their present value. As of May 31, 1996 there was no market for IHF Capital's common stock. There have been no arm's-length sales of IHF Capital's Common Stock since the closing of the Recapitalization.

  The following table sets forth information as of May 31, 1996, concerning options of the Company exercised by each of the named executive officers in fiscal 1996 and year end option values.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION VALUES(1)

                                                                                                VALUE OF UNEXERCISED
                                                                                                    IN-THE-MONEY
                                                                 NUMBER OF UNEXERCISED               OPTIONS AT
                                                                 OPTIONS AT FY-END (#)              FY-END ($)(2)
                                                         -------------------------------------- ---------------------
                         SHARES ACQUIRED      VALUE                                                 EXERCISABLE/
                         ON EXERCISE (#) REALIZED ($)(2)       EXERCISABLE/UNEXERCISABLE            UNEXERCISABLE
                         --------------- --------------- -------------------------------------- ---------------------
                                                               IHF
                             CLASS A         CLASS A        HOLDINGS        CLASS A    CLASS L   CLASS A    CLASS L
                             COMMON          COMMON          SERIES         COMMON      COMMON    COMMON     COMMON
NAME                          STOCK           STOCK      PREFERRED(2)(3)     STOCK      STOCK     STOCK      STOCK
----                     --------------- --------------- --------------- ------------- -------- ---------- ----------
Scott Watterson.........        --              --           585.8/0       469,988/0   48,620/0  1,183,728  3,141,017
Gary Stevenson..........        --              --           455.6/0       375,251/0   37,816/0    888,149  2,443,009
S. Fred Beck............     15,098          86,059              --      74,867/17,614      --     460,658        --
David J. Watterson......        --              --               --      89,965/17,614      --     593,822        --
Jon M. White............     10,065          57,371              --      46,257/11,743      --     295,707        --

--------
(1) This table includes options issued in connection with the Recapitalization in exchange for previously outstanding options to purchase stock of the Recapitalized Companies.

(2) As of May 31, 1996 there was no market for IHF Capital's common stock or IHF Holdings Preferred Stock. For purposes of the calculations in this table, the fair value of one share of IHF Capital's Class A Common Stock was assumed to be $8.92, the fair value of one share of its Class L Common Stock was assumed to be approximately $68.54, and the fair value of one share of IHF Holdings Preferred Stock was assumed to be $4,000 at the close of 1996. There have been no arm's-length sales of the IHF Capital's Common Stock or IHF Holding's Preferred Stock since the Closing of the Recapitalization.
(3) All of Messrs. Watterson's and Stevenson's options on their IHF Holdings Preferred Stock were redeemed in connection with the Offering.

1994 STOCK OPTION PLAN

  In November 1994 the Company adopted the IHF Capital, Inc. 1994 Stock Option Plan (the "1994 Stock Option Plan") which provides for the grant to certain eligible employees of either incentive stock options, nonstatutory options or both. No employee shall be entitled to grants of options in excess of 700,000 shares. A total of 2,110,207 shares of Class A Common Stock have been reserved for issuance under the Stock Option Plan, which is administered by the Board of Directors or a committee thereof, of which 686,273 shares have been issued or cancelled and 1,423,934 represents outstanding stock options as of the commencement of the Exchange Offer.

1996 STOCK OPTION PLAN

  The Company adopted the IHF Capital, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan") which will provide for the grant to directors and certain eligible employees of either incentive stock options, non-qualified options or both. The 1996 Stock Option Plan satisfies the requirements of Rule 16b-3 under the 1934 Act. Subject to adjustment for stock splits and similar events, a total of 2,070,000 shares of Class A Common Stock has been authorized for issuance under the 1996 Stock Option Plan, which is administered by the Board of Directors. The Board of Directors has resolved that, all options issued pursuant to the 1996 Stock Option Plan are expected to have an exercise price equal to the then current market value of the Company's Common Stock (or 110% of current market value in case of incentive stock options granted to an individual with stock holdings in excess of certain limits). The 1996 Stock Option Plan will be administered by the Board of Directors or a committee thereof, and the 1996 Stock Option Plan provides that no options will be granted after ten years from its adoption on August 26, 1996.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company did not maintain a compensation committee during 1996. Messrs. Scott Watterson's and Stevenson's 1996 compensation was determined prior to the Recapitalization pursuant to employment contracts that had been in place since 1989 and after the Recapitalization pursuant to the newly entered into employment agreements described below. Messrs. Watterson and Stevenson participated in the deliberations concerning the compensation of other officers, and Mr. Beck participated in the deliberations concerning the compensation of officers other than himself and Messrs. Watterson and Stevenson. See "Certain Relationships and Related Transactions."

COMPENSATION OF DIRECTORS

  The Company's directors did not receive any compensation for serving on its Board of Directors in 1996, and are not entitled to receive compensation in connection with their current service. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors. The Company also maintains liability insurance policies for the Company's directors. See "Certain Relationships and Related Transactions--Management Fees."

EMPLOYMENT AGREEMENTS

  Concurrent with the Recapitalization Closing, Scott Watterson and Gary Stevenson entered into five-year employment agreements with the Company. The Company and Messrs. Watterson and Stevenson executed amendments to the employment agreements dated September 6, 1996 (as amended, the "Employment Agreements"). The Employment Agreements provide for the employment of Mr. Watterson as Chairman and Chief Executive Officer with a base salary as of June 1, 1995 of $450,000 and Mr. Stevenson as President and Chief Operating Officer with a base salary of $400,000 and provide for their respective levels of participation in the management stock option and deferred compensation plans. In every other material respect, the contracts are substantially identical.

  Under the Employment Agreements, the executive's salary may be adjusted upwards at the discretion of the Board of Directors, and the executive is entitled to the use and cost of operation of a car of his choice and to participate in the life, welfare and health insurance plans and other fringe benefit programs made available by the Company to its senior executive officers (including such deferred compensation plans as may be established by the Board of Directors for such executives). Each executive is also entitled to participate in a bonus program providing for a bonus equal to a percentage of pre-interest (excluding revolving credit interest), pre-tax, pre-bonus consolidated profits of the Company not taking into account certain changes in depreciation, amortization, or certain other changes due to the Recapitalization, which percentage shall equal 1.3% for 1996, 1.4% for 1997 and thereafter a percentage established by the Board of Directors which cannot be less than 1.4%; provided, however, no bonus will be paid unless the Company's pre-interest (excluding revolving credit interest), pre-tax, pre-bonus consolidated profits exceed a level to be set by the Board of Directors based on budgets prepared by management for periods after 1995 and which level for 1995 and 1996 is 3% of net sales. The Employment Agreements also provide for a one time bonus in fiscal 1997 of $700,000 to be divided between Messrs. Waterson and Stevenson.

  Each executive's employment under his Employment Agreement terminates automatically upon death or bankruptcy of the executive, and is terminable by the Company for cause as provided in each agreement, upon six months' disability, or without cause. For these purposes, "cause" includes willful misconduct, gross negligence, commission of a crime involving material harm, commission of a crime of moral terpitude, willful insubordination and failure to comply with certain covenants under the

Employment Agreements. The provisions providing for termination upon bankruptcy of the executive may not be enforceable under the U.S. Bankruptcy Code, however. Each executive may similarly terminate his employment immediately for cause as provided in his Employment Agreement or for any reason upon six months' notice. In the event of termination by the Company for cause or upon death or bankruptcy (if such termination is legally enforceable), the executive is not entitled to further salary, benefits or bonus. Upon termination by the executive, the Company may at its option continue the executive's employment for the notice period or terminate the executive's employment. Upon termination by the Company without cause or upon termination by the executive with or without cause, the Company is obligated to pay the executive his salary and bonus for a period of two years from the date of termination. Upon termination by the Company upon the executive's disability, the Company is obligated to pay as severance an amount equal to one month's base salary then in effect for each calendar year or part thereof elapsed since January 1, 1988, provided that such severance pay is reduced by payments under applicable disability insurance.

  The Employment Agreements prohibit the executives from engaging in outside business activity during the term, except that the executive may sit on outside business and charitable boards approved by the Board of Directors, make passive investments in noncompeting businesses, as defined in the Employment Agreement and spend up to five hours per week subject to a maximum of 100 hours per year counseling noncompeting businesses in which he invests. The Employment Agreements provide for customary confidentiality obligations and, in addition, a noncompetition obligation for a period of four years following termination (two years if the executive quits or is terminated without cause except that the Company may at its option extend such period for up to two additional years by paying the executive his salary and bonus during the extended period). The Employment Agreements also limit each executive's liability to the Company to the extent of such executive's salary, bonus and other compensation received by the executive during the fiscal year in which termination occurs plus any compensation which subsequently accrues to such executive. This limitation does not apply in the case of an executive's theft, fraud, embezzlement, violation of the confidentiality, notice, or non-competition provisions of his Employment Agreement, breach of the executive's non-competition agreement or certain other matters and is subject in any event to a maximum liability of $1.24 million in the case of each of Messrs. Watterson and Stevenson (including any liabilities under the indemnification provisions of the Master Transaction Agreement, as defined below) for violation of the confidentiality, notice upon resignation, and non-competition provisions.

CERTAIN BENEFITS OF RECAPITALIZATION TO SENIOR MANAGEMENT

  As a part of the Recapitalization, Mr. Scott Watterson and Mr. Gary Stevenson received in exchange for their options to purchase Capital Stock of Weslo and ProForm: (i) the Redeemable Options, which IHF Capital redeemed after the Recapitalization Closing for $14.83 million in the case of Mr. Watterson and $11.53 million in the case of Mr. Stevenson; (ii) options to purchase an additional 486,199 shares of Class A Common Stock (which have since been exercised) and 48,620 shares of Class L Common Stock of IHF Capital in the case of Mr. Watterson and 378,155 shares of Class A Common Stock (which have since been exercised) and 37,815 shares of Class L Common Stock of IHF Capital in the case of Mr. Stevenson at an exercise price of $0.00397 per share of Class A Common Stock and $3.93482 per share of Class L Common Stock;
(iii) options to purchase 585.8 shares of Series A-2 IHF Holdings Preferred Stock in the case of Mr. Watterson and 455.6 shares of Series A-2 IHF Holdings Preferred Stock in the case of Mr. Stevenson, with each such share of Series A-2 IHF Holdings Preferred Stock having a liquidation preference as of the Closing of the Recapitalization of $4,000 per share and each such option having an exercise price of $158.98 per share; and (iv) Warrants to purchase 25,478 shares of Class A Common Stock of IHF Capital in the case of Mr. Watterson and Warrants to purchase 19,816 shares of Class A Common Stock of IHF Capital in the case of Mr. Stevenson, with each Warrant having been exercised at a strike price of $.10 per share. The per share price of Class A Common Stock paid in the Recapitalization was $0.10, and the per share price of Class L Common Stock paid in the Recapitalization was $99.00. See "Security Ownership of Certain Beneficial Owners and Management." Messrs. Watterson and Stevenson also received employee stock options. The Company reimbursed $199,000 of Messrs. Watterson's and Stevenson's legal fees and expenses in connection with the Recapitalization and will maintain certain directors' and officers' liability insurance policies for the benefit of Messrs. Watterson and Stevenson and the Company's other directors and officers. Messrs. Watterson and Stevenson also entered into four-year agreements not to compete with the Company in certain specified businesses for which they received $2.3 million and $1.8 million, respectively. Messrs. Watterson and Stevenson received a consulting fee from CanCo equal to an aggregate of 14% of its pretax earnings until September 6, 1996 when the Company exercised its option to acquire CanCo's assets (and the purchase was closed). Prior to the Recapitalization, Messrs. Watterson and Stevenson owned a 14% aggregate equity interest in CanCo. Messrs. Watterson and Stevenson also entered into the employment agreements with ICON described above under "Employment Agreements."

  In the Recapitalization, each of Messrs. Beck, David Watterson, White and Dalebout received, in exchange for his common stock in certain of the Recapitalized Companies, 63,400 shares of Class A Common Stock and 6,340 shares of Class L Common Stock of IHF Capital. Each of Messrs. Beck and David Watterson also purchased 11,700 shares of Class A Common Stock and 1,170 shares of Class L Common Stock, with the proceeds of loans from IHF Capital in the amount of $116,987.13 and the par value in cash. Each of Messrs. White and Dalebout purchased 7,750 shares of Class A Common Stock and 775 shares of Class L Common Stock, with the proceeds of a loan from IHF Capital in the amount of $77,491.48 and the par value in cash. The Company received from each of Messrs. Beck, David Watterson, White and Dalebout an option to purchase certain of the IHF Capital shares held by these individuals. IHF Capital exercised these options in January of 1995. Upon exercise, IHF Capital received from Mr. Beck 45,950 shares of its Class A Common Stock and 4,595 shares of its Class L Common Stock in exchange for $459,500; from Mr. Watterson 45,100 shares of its Class A Common Stock and 4,510 shares of its Class L Common Stock in exchange for $451,000; and from each of Messrs. White and Dalebout 44,900 shares of its Class A Common Stock and 4,490 shares of its Class L Common Stock in exchange for $449,000. Other members of management purchased an aggregate of 82,800 shares of Class A Common Stock and 8,280 shares of Class L Common Stock, for an aggregate purchase price of $828,000, $560,500 of which was payable by these members of senior management in cash, and the balance with the proceeds of loans from IHF Capital. All members of the Company's senior management will also participate in IHF Capital's employee stock option arrangements.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following summary, although subject to, and qualified in its entirety by reference to, the agreements summarized below, including the definitions therein of certain terms, is complete in all material respects. A number of these agreements were amended in connection with the WHF Settlement. See "Business--Legal Proceedings--WHF Litigation."

  MASTER TRANSACTION AGREEMENT. The Original Shareholders, the optionholders of the Recapitalized Companies and the Company were parties to a First Amended and Restated Master Transaction Agreement, dated as of October 12, 1994 (the "Master Transaction Agreement"), providing for certain of the transactions constituting the Recapitalization. Pursuant to the Master Transaction Agreement, among other things, the Original Shareholders and the optionholders of the Recapitalized Companies made certain representations and warranties regarding themselves and the Recapitalized Companies and provided certain indemnities in favor of the Company, and the Company made certain representations and warranties regarding itself and provided certain indemnities in favor of the Original Shareholders and the optionholders of the Recapitalized Companies, subject in the case of such indemnities to certain limitations as to time and amount. The Master Transaction Agreement identifies certain consents of third parties that were required to consummate the Recapitalization. The Company believes that one required consent was not obtained, but that the lack of such consent has not had and will not have a material adverse effect on its financial condition and results of operation.

  WEIDER BRAND NAME. Concurrent with the closing of the Recapitalization, the Company obtained from Weider Sports, WHF, WSG and Weider Europe certain rights to use the Weider name pursuant to two separate exclusive license agreements. Pursuant to the first such license agreement between the Company and Weider Sports (the "Weider Sports License"), Weider Sports granted the Company the exclusive worldwide right and license to use the "Weider" trademark and certain other trademark rights owned by or licensed to Weider Sports in Canada (the "Canadian Trademark Rights") to identify certain fitness and exercise equipment and non-ingestive sports medicine products other than "soft goods" (the "Licensed Products") and certain services related thereto (the "Licensed Services"). Pursuant to the second such license agreement (the "WHF License") by and among the Company as licensee, and WSG, WHF, and Weider Europe as licensors (collectively, the "Licensor"), the Licensor granted the Company the exclusive worldwide right and license to use the "Weider" trademark and certain other trademark rights owned by or licensed to the Licensor in all areas of the world other than Canada (the "U.S. and Other Trademark Rights") to identify Licensed Products and Licensed Services. Under the WHF License, the Licensor has represented and warranted, among other things, that it is the owner or licensee of such trademark rights in the United States, Mexico, the United Kingdom, France, Germany, the Benelux countries, Italy, Austria and Switzerland. Weider Sports pursuant to the Weider Sports License, and WHF, WSG and Weider Europe pursuant to the WHF License, retain the ownership of and right to exploit the Canadian Trademark Rights and the U.S. and Other Trademark Rights, respectively, throughout the world to identify all present or future products other than the Licensed Products and services other than Licensed Services. Under the Weider Sports License, the Company paid a $5 million license fee at the Recapitalization Closing and has a perpetual, fully paid-up license with respect to the Canadian Trademark Rights. Under the WHF License, the Company was required to pay a royalty with respect to the U.S. and Other Trademark Rights equal to 2% of sales of Licensed Products sold thereunder until such time as the Company has paid an aggregate royalty with respect to such U.S. and Other Trademark Rights equal to $12 million plus an interest factor accruing on the unpaid portion of the royalty at a per annum rate of 10%. In connection with the WHF Settlement, the Company prepaid this royalty in full on September 6, 1996. See "Business--Legal Proceedings--WHF Litigation" and "--Settlement of WHF Litigation."

  PURCHASE OPTION. Under the CanCo Option, the Company had the right at any time within 30 months after the closing of the Recapitalization to purchase the net fixed assets, inventory and certain other assets of CanCo at a purchase price equal to aggregate net book value, which was believed by the parties to be the fair market value of such fixed assets, inventory and other assets, and the assumption of certain related leases and contracts. These assets consist primarily of manufacturing facilities (which are leased) which have supplied products to the Recapitalized Companies and other affiliates of WHF and Weider Europe and are continuing to supply products to the Company. In August 1995, the Company gave notice of its intention to exercise the CanCo Option, subject to various conditions, and consummated the acquisition on September 6, 1996. For a description of the amendment to the CanCo option agreement, see "Business--Legal Proceedings--WHF Litigation" and "--Settlement of WHF Litigation".

  In 1994, 1995, and 1996, the Company purchased $7.4 million, $26.4 million and $50.7 million, respectively, of products from CanCo. Prior the exercise of the CanCo Option (and the closing thereunder), all such purchases by the Company were made on an arm's length basis.

   In addition, the Company provided management services to CanCo while it had the right to exercise the CanCo Option and received a management fee equal to $.5 million in connection with the WHF Settlement. No management fees were received from CanCo in 1995 or in 1996. Scott Watterson and Gary Stevenson received from CanCo an aggregate of 14% of its adjusted pre-tax earnings from November 14, 1994 to September 6, 1996.

  EUROPEAN OPERATIONS. The Company purchased certain fixed assets for approximately $.2 million and assumed certain liabilities (primarily real estate leases) of Weider Europe. It has also hired selected former employees of Weider Europe and its affiliates. These assets and employees, supplemented by the Company's domestic resources, have been used in establishing the Company's presence in targeted European markets. The Company's recently established European operations continue to obtain products and/or components from affiliates of WHF and made purchases from such affiliates of $.4 million in 1996.

  INTERNATIONAL DISTRIBUTION ARRANGEMENTS. Prior to the beginning of 1996, the Company sold products to affiliates of WHF for international distribution, primarily in Europe. In 1994, 1995 and 1996 sales by the Company to such affiliates of WHF aggregated $4.9 million, $8.8 million and $9.6 million, respectively. Since the beginning of 1996, the Company has been selling its products directly in Europe.

  In connection with the Recapitalization, the Company entered into an agreement with Weider Sports, under which Weider Sports had exclusive, perpetual, worldwide distribution rights, except as noted below, for certain of the Company's products on the same terms and conditions as those given to the Company's most favored customers in countries other than the United States, the United Kingdom, France, Germany, the Benelux countries, Italy, Austria, Switzerland and Mexico. Weider Sports did not have distribution rights with respect to certain of the Company's products, including products sold under third party brand names.

  In connection with the Weider Sports Acquisition in September 1996, the Company reacquired the distribution rights granted to Weider Sports in connection with the Recapitalization, subject to certain rights granted by Weider Sports to third parties. See "Business--Legal Proceedings--Settlement of WHF Litigation."

  WSG AND WEIDER EUROPE MANAGEMENT AGREEMENTS. The Company entered into an agreement as of June 1, 1994 under which the Company provided certain management services to WSG and acts as WSG's agent to maintain and liquidate its inventory and service and collect the accounts receivable of WSG in return for specified fees. For 1995, the Company was paid a management fee of $2.7 million. Following the Recapitalization, WSG stopped paying fees under to management agreement and later terminated that agreement. See "Business--Legal Proceedings."

  In connection with the Recapitalization, the Company and Weider Europe entered into a substantially similar agreement which became effective as of January 15, 1995 pursuant to which the Company provided management services to Weider Europe. Since the Recapitalization Closing, the Company acted as Weider Europe's agent to maintain and liquidate inventory and to service and collect accounts receivable of Weider Europe. Weider Europe did not pay any fees under the management agreement.

  The WSG and Weider Europe Management Agreements terminated in connection with the WHF Settlement.

  NONCOMPETE AGREEMENT. In connection with the Recapitalization, the Company entered into a noncompete agreement with WHF and Messrs. Watterson and Stevenson, which has been subsequently amended in connection with the WHF Settlement, under which the Company paid (i) WHF $2.4 million for its agreement not to compete with the Company in certain specified businesses for a five-year term and (ii) Messrs. Watterson and Stevenson $2.3 million and $1.8 million, respectively, for their agreement not to compete with the Company in certain specified businesses for a four year term.

  TAX SHARING AGREEMENT. For federal income tax purposes, the taxable income of IHF Holdings and Health & Fitness and their subsidiaries has historically been included in a single consolidated federal income tax return, and IHF Capital has filed a separate federal income tax return. Such taxable income may also have been included in certain state and local consolidated, combined or unitary income tax returns. A tax sharing agreement was entered into in connection with the Recapitalization among Health & Fitness, IHF Holdings, IHF Capital and their affiliates to provide that each company included in consolidated returns would pay its separate company tax liability to IHF Holdings calculated as if it were not included in consolidated, combined or unitary returns with its parent. Upon redemption of the IHF Holdings preferred stock, the taxable income of IHF Capital, IHF Holdings, Health & Fitness and their affiliates will be included in a single consolidated federal tax return. The tax sharing agreement previously entered into anticipated this possibility and provides that tax payments will now be paid to IHF Capital.

  ADVERTISING AND MARKETING RELATIONSHIPS. Historically, the Company purchased advertising space for certain of their products in magazines and other publications produced by WHF and its affiliates on terms better than or at least as favorable as those offered to independent parties. In 1994, 1995, and 1996 the Recapitalized Companies purchased $.1 million, $.3 million and less than $.1 million, respectively, of such advertising.

  MANAGEMENT FEES. WHF received aggregate management fees from the Company of $.4 million in 1994. Since the closing of the Recapitalization, pursuant to a management agreement (the "Bain Management Agreement"), Bain Capital Partners IV, L.P. ("Bain IV"), an affiliate of Bain Capital, provides management consulting services to the Company including providing advice on strategic planning, development and acquisitions for an annual fee of $.8 million plus reimbursement of reasonable out-of-pocket expenses. In 1995 and 1996, the Company paid Bain IV $.4 and $.8 million, respectively, in consulting fees. The Bain Management Agreement includes customary indemnification provisions in favor of Bain IV. In addition, if the Company enters into any acquisition transactions involving at least $10.0 million, Bain IV will receive a fee in an amount which will approximate 1% of the gross purchase price of the transaction (including assumed debt).

  STRUCTURING FEE. Pursuant to the Bain Management Agreement, on November 14, 1994 the Company paid to Bain IV a structuring fee of $3.5 million plus reimbursement of out-of-pocket expenses in consideration of Bain IV's assistance in facilitating certain debt financing for the Recapitalization. Bain IV is also entitled to receive a fee equal to 1% of the gross purchase price of the HealthRider Acquisition (including all assumed liabilities). As of June 30, 1996 such fee would have been approximately $.6 million.

  REIMBURSEMENT OF ORIGINAL SHAREHOLDER EXPENSES. In 1995, the Company reimbursed $2.0 million of expenses incurred by WHF and the other Original Shareholders in connection with the Recapitalization.

  PRIOR RELATIONSHIPS. The Company had a number of relationships with affiliates which were terminated at or prior to the closing of the Recapitalization. The Recapitalized Companies paid corporate allocations to WHF in an aggregate amount of $.4 million in 1994. The Company also made payments to WHF in lieu of tax payments in amounts equal to the reported earnings of the Company multiplied by the applicable tax rates for periods through the Closing. In addition, WHF served as the Company's source of revolving credit from October 1993 until October 1994, charging interest at its cost of funds.

  LOANS TO EMPLOYEES. In connection with the exercise of options prior to the Recapitalization, ProForm accepted as partial payment notes in the amount of $60,000 from each of Mr. Beck and Mr. David Watterson and $57,000 from each of Mr. White and Mr. Dalebout. Such notes bear interest at prime plus .5% and remain outstanding. In connection with the purchase of stock in the

Recapitalization, the Company accepted as partial payments, notes bearing interest at a per annum rate equal to 7.5% in the amount of approximately $117,000 from each of Mr. Beck and Mr. David Watterson and $77,500 from Mr. White, $177,000, $177,000 and $134,500 remain outstanding from Messrs. Beck, David Watterson and White, respectively.

  WESTWIND II. In June 1996, the Company entered into an agreement with FG Aviation, Inc. ("FG"), a company which is jointly owned by Messrs. Watterson and Stevenson, whereby the Company will lease an airplane, a Westwind II, from FG for a minimum of 400 hours per year at a fair market rate (between $1,500 and $1,700 per hour, as adjusted by the Company's costs associated with flight crews). Scheduled maintenance and insurance will be paid for by FG and non-scheduled maintenance will be paid for by the Company. Flight crews will be provided by the Company. In connection with this lease, the Company advanced $.3 million to officers of the Company to be used as a security deposit on the aircraft lease. Furthermore, in connection with the acquisition of such airplane by FG, the Company advanced $2.1 million to officers of the Company for approximately two months at a fair market rate of interest which advance has been repaid.

  REPURCHASE OF COMMON STOCK. On November 20, 1996, in connection with the WHF Settlement, the Company purchased all of the common stock of IHF Capital and certain warrants to purchase common stock of IHF Capital held by the WHF Stockholders for $42.3 million. See "Business--Legal Proceedings--Settlement of WHF Litigation."

  REPURCHASE OF IHF HOLDINGS PREFERRED STOCK. On November 20, 1996, in connection with the WHF Settlement, the Company purchased the IHF Holdings Preferred Stock held by WHF for $32.1 million and the options to purchase IHF Holdings Preferred Stock held by Messrs. Watterson and Stevenson for $3.7 million. See "Business--Legal Proceedings--Settlement of WHF Litigation."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  IHF Capital owns all of the outstanding common stock of ICON. The following table and notes thereto set forth certain information with respect to the beneficial ownership of IHF Capital's outstanding shares of common stock as of February 14,1997 by (i) each person known to IHF Capital to beneficially own more than 5% of the outstanding shares of common stock of IHF Capital, and
(ii) each director and executive officer of IHF Capital individually and (iii) all directors and executive officers of IHF Capital as a group.

                                       COMMON STOCK BENEFICIALLY OWNED(1)(2)
                                    -------------------------------------------
                                    CLASS L COMMON STOCK  CLASS A COMMON STOCK
                                    --------------------- ---------------------
                                              PERCENT OF            PERCENT OF
                                    NUMBER OF OUTSTANDING NUMBER OF OUTSTANDING
NAMES                                SHARES     SHARES     SHARES    SHARES(3)
Scott R. Watterson+(3)(4)..........  248,620     37.33%   3,338,356    40.55%
Gary E. Stevenson+(5)..............  237,816     36.30    3,050,648    37.49
S. Fred Beck(6)....................  202,915     32.88    2,119,115    27.04
David S. Watterson(7)..............  203,000     32.82    2,119,965    27.00
Jon M. White(8)....................  202,625     32.87    2,082,573    26.67
Robert C. Gay+(9)..................  559,305     90.60    5,593,050    72.06
Ronald P. Mika+(9).................  559,305     90.60    5,593,050    72.06
Geoffrey S. Rehnert+(9)............  559,305     90.60    5,593,050    72.06
The Bain Funds (9).................  559,305     90.60    5,593,050    72.06
 c/o Bain Capital, Inc.
 Two Copley Place, 7th Floor
 Boston, Massachusetts 02116

ICON Fitness Corporation...........  200,000     32.40    2,000,000    25.77
 1500 South 1000 West
 Logan, Utah 84321

All directors and executive
 officers as a group
 (10 persons)......................  654,280     92.97    8,303,707    94.17

--------
 *  Less than one percent.
 +  Director of ICON.
(1) The Common Stock of IHF Capital consists of two classes of shares, par value $.01 per share: Class L Common Stock ("Class L") and Class A Common Stock ("Class A"). There are 1.3 million authorized shares of Class L and 16 million authorized shares of Class A. At December 20, 1996, 617,350 shares of Class L and 7,761,804.43 shares of Class A were issued and outstanding. Upon a liquidation of IHF Capital, the Class L are entitled to a pro rata preference, before anything is paid on the Class A, equal to $99 per share (the price at which such shares were issued in the Recapitalization) plus an amount equal to the non-liquidating distributions to which the holders of such shares would otherwise be entitled. After such preference has been paid to holders of Class L, holders of the Class A receive $0.10 per share (the price at which such shares were issued in the Recapitalization), and thereafter holders of the Class A and Class L shares share in any remaining amounts to be distributed based on the number of shares of Class A which would be held by each shareholder as of the applicable record date upon the conversion of all shares of

    Class L into shares of Class A. In the event of distributions, other than those made in connection with a liquidation of IHF Capital, holders of Class L are entitled to first priority with respect to distributions up to an amount which would generate an internal rate of return on $99 of 10% per year, compounded quarterly beginning as of the Closing. After such preference has been satisfied, holders of Class A and Class L shares share in any remaining amounts based on the number of shares of Class A which would be held by each shareholder as of the applicable record date upon the conversion of all shares of Class L into shares of Class A. Upon a public offering of shares of Class A, each share of Class L is convertible at the option of IHF Capital into a number of shares of Class A equal to (a) 1.0 (subject to certain adjustments), plus (b) the quotient obtained by dividing
    (x) $99 plus an amount sufficient to generate an internal rate of return on $99 of 10% per year, compounded quarterly (adjusted downwards to reflect any distributions actually made to holders of Class L shares between the date of the Closing and the date of the calculation), by (y) the price per share received by IHF Capital for its Class A issued in the public offering. The Class L and Class A vote together as a single class on all matters, with each share of Class L entitled to a number of votes equal to the number of shares of Class A which would then be received upon conversion of a share of Class L (assuming a public offering at a price per share equal to (a) prior to a public offering, the greater of $0.10 or net book value and (b) after a public offering, an average of recent market prices). The holders of Class L and Class A are not entitled to cumulate their votes in the election of directors, which means that holders of more than half the voting power of the outstanding Class L and Class A can elect all the directors of IHF Capital.
(2) Except as otherwise indicated, (i) the named owner has sole voting and investment power with respect to the shares set forth and (ii) the figures in this table are calculated in accordance with Rule 13d-3, as amended, under the Exchange Act. The table includes the ICON Unit Warrants and the IHF Holdings Unit Warrants (which have an exercise price, subject to adjustment, of $.01 per share) even though such Warrants are not currently exercisable. All current shareholders and warrantholders of IHF Capital are parties to a Stockholders Agreement pursuant to which certain holders affiliated with management of IHF Capital are entitled to elect two directors, certain holders affiliated with WHF are entitled to elect two directors and Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P.,
    BCIP Associates and BCIP Trust Associates, L.P. (collectively, the "Bain Funds") are entitled to fix the number of directors and to elect all remaining directors. In addition, the Bain Funds are entitled to direct how these other shareholders will cast their votes with respect to certain matters, including a public offering of IHF Capital or the disposition of its assets. The Stockholders Agreement also provides for certain "drag-along", "tag-along" and registration rights. The shares reported in this table as owned by a shareholder do not include the shares over which such shareholder has the right to direct the vote pursuant to such Stockholders Agreement.
(3) Includes 48,620 shares of Class L Common Stock and 469,988 shares of Class
    A Common Stock subject to purchase upon exercise of options that are exercisable within 60 days after December 20, 1996.
(4) Includes the shares owned by ICON of which the named shareholder is deemed the beneficial owner by virtue of being a director, an executive officer, or a controlling shareholder of ICON's parent, IHF Capital.
(5) Includes 37,816 shares of Class L Common Stock and 375,251 shares of Class
    A Common Stock subject to purchase upon exercise of options that are exercisable within 60 days after December 20, 1996.
(6) Excludes 89,965 shares of Class A Common Stock subject to purchase upon exercise of options that are not exercisable within 60 days after December 20, 1996.
(7) Excludes 46,258 shares of Class A Common Stock subject to purchase upon exercise of options that are not exercisable within 60 days after December 20, 1996.
(8) Excludes 57,323 shares of Class A Common Stock subject to purchase upon exercise of options that are not exercisable within 60 days after December 20, 1996.
(9) Includes the shares owned by each of the Bain Funds, of which the named shareholder is deemed the beneficial owner by virtue of being a general partner or principal, or a general partner or a principal of the general partner, of such Bain Fund.

                     DESCRIPTION OF SENIOR DISCOUNT NOTES

GENERAL

  The Exchange Notes will be issued pursuant to a 14% Series A Senior Discount
Note Indenture (the "Senior Discount Note Indenture") among the Company and Fleet National Bank, as Senior Discount Note Trustee (the "Senior Discount Note Trustee").

  The terms of the Exchange Notes include those stated in the Senior Discount
Note Indenture and those made part of the Senior Discount Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Discount Notes are subject to all such terms, and Holders of Exchange are referred to the Senior Discount Note Indenture and the Trust Indenture Act for a statement thereof. The Original Notes were also issued under the Senior Discount Notes Indenture. The following summary of the material provisions of the Senior Discount Notes, the Senior Discount Note Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Senior Discount Notes, the Senior Discount Note Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the Senior Discount Note Indenture and Registration Rights Agreement are available from the Initial Purchaser upon request and have been filed as Exhibits to the Registration Statement of which this prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

  Original Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Senior Discount Note Indenture. As used herein, the term "Senior Discount Notes" refers collectively to the Exchange Notes and the Original Notes.

  The Senior Discount Notes will rank pari passu in right of payment with all senior borrowings of the Company and senior in right of payment to all subordinated Indebtedness of the Company. In addition, the Senior Discount Notes will be secured by a first priority lien on and security interest in all of the issued and outstanding Capital Stock of IHF Holdings held by ICON and intercompany notes, if any, issued by IHF Holdings to ICON. However, the operations of ICON are conducted through its Subsidiaries and, therefore, ICON is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Discount Notes and the Senior Discount Note Indenture. As a result, the Senior Discount Notes will be effectively subordinated to all indebtedness and other liabilities of ICON's Subsidiaries. As of November 30, 1996 of the aggregate amount of indebtedness and other obligations of ICON's Subsidiaries to which the holders of the Senior Discount Notes were structurally subordinated was approximately $454.5 million.

PRINCIPAL, MATURITY AND INTEREST

  The $162.0 million principal amount of the Senior Discount Notes will mature on November 15, 2006. Cash interest on the Senior Discount Notes will not accrue prior to November 15, 2001. Thereafter, cash interest will accrue at the rate of 14% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2002, to Holders of record on the immediately preceding November 1 and May 1. Interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Senior Discount Notes will be payable as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of ICON maintained for such purpose within the City and State of New York or, at the option of ICON, payment of principal, premium, if any, interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Discount Notes at their respective addresses set forth in the register of Holders of Senior Discount Notes; provided that all payments with respect to Global Senior Discount Notes will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by ICON, ICON's office or agency in New York will be the office of the Senior Discount Note Trustee maintained for such purpose. The Senior Discount Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  At any time following the Issue Date, the Senior Discount Notes may be redeemed (subject to contractual and other restrictions and legal availability of funds therefor) at the option of ICON upon not less than 30 nor more than 60 days' notice as follows:

     (a) in whole but not in part, at the redemption prices (expressed as percentages of the Accreted Value thereof on the applicable redemption date) set forth below, plus Liquidated Damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                                                                PERCENTAGE OF
     YEAR                                                     THE ACCRETED VALUE
     1996....................................................      104.000%
     1997....................................................      106.500%
     1998....................................................      109.000%
     1999....................................................      110.000%
     2000....................................................      110.000%

     (b) in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon (plus Liquidated Damages, if any) to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                                                                PERCENTAGE OF
     YEAR                                                      PRINCIPAL AMOUNT
     2001....................................................      110.000%
     2002....................................................      106.666%
     2003....................................................      103.333%
     2004 and thereafter.....................................      100.000%

  Notwithstanding the foregoing, ICON may redeem the Senior Discount Notes in part as described in clause (b) above only if at least $100 million aggregate principal amount of the Senior Discount Notes originally issued remains outstanding immediately after the occurrence of each such partial redemption.

MANDATORY REDEMPTION

  ICON will be required to redeem the Senior Discount Notes with the net proceeds of any Public Equity Offering by ICON, any Parent of ICON or any of ICON's Subsidiaries as follows:

     (a) at the redemption prices (expressed as percentages of the Accreted Value thereof on the applicable redemption date) set forth below, plus Liquidated Damages, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                                                                PERCENTAGE OF
     YEAR                                                     THE ACCRETED VALUE
     1996....................................................      104.000%
     1997....................................................      106.500%
     1998....................................................      109.000%
     1999....................................................      110.000%
     2000....................................................      110.000%

     (b) at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon (plus Liquidated Damages, if any) to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

                                                                PERCENTAGE OF
     YEAR                                                      PRINCIPAL AMOUNT
     2001....................................................      110.000%
     2002....................................................      106.666%
     2003....................................................      103.333%
     2004 and thereafter.....................................      100.000%

  Any such redemption shall occur within 60 days of the date of the closing of any such Public Equity Offering.

SELECTION AND NOTICE

  If less than all of the Senior Discount Notes are to be redeemed at any time, selection of Senior Discount Notes for redemption will be made by the Senior Discount Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed, or, if the Senior Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the Senior Discount Note Trustee shall deem fair and appropriate, provided that no Senior Discount Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Discount Notes to be redeemed at its registered address. If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to such Senior Discount Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Discount Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Discount Note. On and after the redemption date (unless ICON shall default in the payment of the redemption price, together (as applicable) with accrued and unpaid interest to the redemption date), interest ceases to accrue on Senior Discount Notes or portions thereof called for redemption.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Senior Discount Notes will have the right to require ICON to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Discount Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus Liquidated Damages, if any, thereon to the date of purchase (if prior to November 15, 2001) or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (if on or after November 15, 2001) (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, ICON will mail a notice to each Holder, with a copy to the Senior Discount Note Trustee, stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Senior Discount Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Senior Discount Note not tendered will continue to accrue interest; (4) that, unless ICON defaults in the payment of the Change of Control Payment, all Senior Discount Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Senior Discount Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Discount Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Discount Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holders, the principal amount of Senior Discount Notes delivered for purchase, and a statement that such Holders are withdrawing their election to have such Senior Discount Notes purchased; (7) that Holders whose Senior Discount Notes are being purchased only in part will be issued new Senior Discount Notes equal in principal amount to the unpurchased portion of the Senior Discount Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and (8) the circumstances and material facts regarding the Change of Control (including but not limited to information with respect to the historical consolidated financial information of ICON and pro forma consolidated financial information of ICON after giving effect to the Change of Control, information regarding the Person or Persons acquiring control, to the extent reasonably available, and the business plans of such Person or Persons with respect to ICON, to the extent reasonably available). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Discount Notes in connection with a Change of Control.

  On one business day prior to the Change of Control Payment Date, ICON will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Payment in next day funds in respect of all Senior Discount Notes or portions thereof so tendered. On the Change of Control Payment Date, ICON will, to the extent lawful, (1) accept for payment Senior Discount Notes or portions thereof tendered pursuant to the Change of Control Offer, and (2) deliver or cause to be delivered to the Senior Discount Note Trustee the Senior Discount Notes so accepted together with an Officers' Certificate stating the Senior Discount Notes or portions thereof tendered to ICON. The Paying Agent will promptly mail to each Holder of Senior Discount Notes so accepted the Change of Control Payment for such Senior Discount Notes, and the Senior Discount Note Trustee will promptly authenticate at the written direction of ICON and mail to each Holder a new Senior Discount Note equal in principal amount to any unpurchased portion of the Senior Discount Notes surrendered, if any; provided that each such new Senior Discount Note will be in a principal amount of $1,000 or an integral multiple thereof. ICON will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that ICON will have available funds sufficient to pay the Change of Control Payment for all the Senior Discount Notes that might be

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

delivered by Holders seeking to accept the Change of Control Offer. The operations of ICON are conducted through its Subsidiaries and, therefore, ICON is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations to make Change of Control Payments. The IHF Holdings Indenture will restrict IHF Holdings' ability to make distributions to the Company to repurchase the Senior Discount Notes in the event of a Change of Control. In addition, the Credit Agreement and the Health & Fitness Indenture will restrict Health & Fitness' ability to make distributions to IHF Holdings. Any future credit agreements or other financing agreements to which the Company, IHF Holdings or Health & Fitness becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when IHF Holdings is prohibited from making distributions to ICON and/or Health & Fitness is prohibited from making distributions to IHF Holdings, such Subsidiaries of ICON could seek the consent of their lenders or could attempt to refinance the borrowings that contain such prohibition. If ICON is unable to purchase tendered Senior Discount Notes upon the occurrence of a Change of Control, such failure to purchase would constitute an Event of Default under the Senior Discount Note Indenture.

 Asset Sales

  The Senior Discount Note Indenture will provide that ICON will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale, unless (x) ICON (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Senior Discount Note Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by ICON or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on ICON's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of ICON or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Senior Discount Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by ICON or such Restricted Subsidiary from such transferee that are immediately converted by ICON or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision. A transfer of assets by ICON to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to ICON or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

  Within 360 days after any Asset Sale, ICON or any of its Restricted Subsidiaries may apply the Net Proceeds from such Asset Sale to (i) an investment (or the entering into of a legally binding agreement for an investment within 360 days after such Asset Sale and segregate such Net Proceeds from the general funds of ICON or such Restricted Subsidiary, as the case may be, for that purpose) in another business, capital expenditures or other long-term tangible assets, in each case, in or used in a Permitted Business or (ii) permanently reduce Indebtedness of any Restricted Subsidiary of ICON. Pending the making of any investment contemplated by clause (i) of the immediately preceding sentence, such Net Proceeds may be used to temporarily reduce the amount of outstanding Indebtedness under the Credit Agreement and such reduction shall constitute such a segregation referred to in such clause (i). In addition, if any such legally binding agreement to invest such Net Proceeds is terminated, then ICON or such Restricted Subsidiary, as the case may be, shall, prior to the later of (A) 360 days after such Asset Sale and (B) 90 days after the date of such termination, invest such Net Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (i) above). Pending the final application of any Net Proceeds from the Asset Sale, ICON may invest such Net Proceeds in any manner that is not prohibited by the Senior Discount Note Indenture. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, ICON shall (subject to IHF Holdings' obligation to make an "Excess Proceeds Offer" under the IHF Holdings Indenture and Health & Fitness' obligation

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

to make an "Excess Proceeds Offer" under the Health & Fitness Indenture) shall make an offer to all Holders of Senior Discount Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Discount Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the Accreted Value thereof on the date of purchase plus Liquidated Damages, if any, to the date of purchase (if prior to November 15, 2001) or 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (if on or after November 15, 2001), in accordance with the procedures set forth in the Senior Discount Note Indenture. To the extent that the aggregate amount of Senior Discount Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, ICON may use such deficiency for general corporate purposes. If the aggregate principal amount of Senior Discount Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Senior Discount Note Trustee shall select the Senior Discount Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. ICON will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Discount Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

 Restricted Payments

  The Senior Discount Note Indenture will provide that ICON will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of ICON's or any Restricted Subsidiary's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ICON or dividends or distributions payable to ICON or a Wholly Owned Restricted Subsidiary of ICON); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ICON or any Restricted Subsidiary or other Affiliate of ICON (other than any such Equity Interests owned by ICON or a Wholly Owned Restricted Subsidiary of ICON); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness (other than the Senior Discount Notes) that is subordinated to the Senior Discount Notes, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) (i) in the case of a Restricted Payment by ICON, ICON would, at the time of such Restricted Payment, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test (applicable to IHF Holdings but substituting ICON for each reference to IHF Holdings) set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) in the case of a Restricted Payment by IHF Holdings, IHF Holdings would, and in the case of a Restricted Payment by Health & Fitness or any of its Restricted Subsidiaries, Health & Fitness would, at the time of such Restricted Payment, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test (applied with respect to IHF Holdings and Health & Fitness, respectively) set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the Senior Discount Note Trustee), together with the aggregate of all other Restricted Payments made by ICON and its Restricted Subsidiaries after the date of the Senior Discount Note Indenture (including Restricted Payments permitted by the paragraph following the next succeeding paragraph other than pursuant to clauses (ii) or (iii) thereof), shall not exceed the sum of (1) 50% of the Consolidated Net Income of ICON (if the Restricted payment is made by ICON), IHF Holdings (if the Restricted Payment is made by IHF Holdings) or Health & Fitness (if the Restricted Payment is made by ICON or any of its Restricted Subsidiaries) for the period (taken as one accounting period) commencing with the first full fiscal quarter after the date of initial issuance of the Senior Discount Notes and ending on the last day of ICON's, IHF Holdings' or Healthj & Fitness', as the case may be, most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit as a negative number), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Senior Discount Note Indenture of Equity Interests of ICON or of debt securities of ICON that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of ICON and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) the aggregate cash received by the Company as capital contributions to ICON after the Issue Date plus (4) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Wholly Owned Restricted Subsidiary of ICON from any Unrestricted Subsidiary, (y) to the extent that any Restricted Investment that was made after the date of the Senior Discount Note Indenture is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (z) the redesignation of any Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), in an amount not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

  Not later than the date of making any Restricted Payment (other than a Restricted Payment permitted by the immediately following paragraph), ICON shall deliver to the Senior Discount Note Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon ICON's latest available financial statements.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Discount Note Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of ICON, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of ICON (other than any Disqualified Stock) or out of the proceeds of a substantially concurrent cash capital contribution received by ICON; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Refinancing Indebtedness (as defined below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock") pursuant to a Permitted Refinancing (as defined below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); (iv) the redemption, repurchase or retiring for value of any Equity Interests of ICON or IHF Capital held by one or more employees of ICON, IHF Capital or any of the Company's Subsidiaries in connection with the termination of such employee's employment with such employer; (v) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (vi) the making of other Restricted Payments of up to $5 million in the aggregate; (vii) the making of loans to members of management of any Subsidiary of ICON in the ordinary course of business not to

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

exceed $1.2 million at any one time outstanding; (viii) the Weider Repurchase; and (ix) the Principals Repurchase.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by ICON and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Senior Discount Note Indenture will provide that ICON will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that ICON will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that IHF Holdings may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for IHF Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period would have been greater than 1.5 to 1; provided, further, however, that Health & Fitness or any of its Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for Health & Fitness' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period would have been greater than 1.75 to 1.

  The foregoing limitations will not apply to:

    (i) Indebtedness incurred by any of ICON's Restricted Subsidiaries under the Credit Agreement (including Guarantees by Subsidiaries); provided (a) that the aggregate principal amount of such Indebtedness at any one time outstanding shall not exceed the greater of (1) the Borrowing Base of Health & Fitness and its Subsidiaries plus $60 million and (2) $345 million; and (b) that each of such $60 million and such $345 million shall be reduced (without duplication) by any amount which the commitment of the lenders thereunder to lend under the Credit Agreement is permanently reduced; and provided, further, that any borrowings by any Foreign Subsidiaries of ICON permitted under this clause (i) shall be reduced by the amount of Indebtedness then outstanding under clause (x) below;

    (ii) Indebtedness incurred by any of ICON's Restricted Subsidiaries in respect of Capital Lease Obligations or Purchase Money Obligations in an aggregate principal amount not to exceed $10 million at any time outstanding;

    (iii) Existing Indebtedness outstanding on the date of the Senior Discount Note Indenture, including Indebtedness under the IHF Holdings Indenture and the Health & Fitness Indenture and Indebtedness associated with the building at which HealthRider's headquarters was located;

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

    (iv) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is to be outstanding without violation of the Senior Discount Note Indenture;

    (v) intercompany Indebtedness between or among ICON and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either ICON or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (vi) Indebtedness of ICON's Restricted Subsidiaries attributable to any Currency Agreement or Commodity Agreement;

    (vii) other Indebtedness of ICON's Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million at any time outstanding;

    (viii) the incurrence by any of ICON's Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness permitted to be incurred or outstanding under the Senior Discount Note Indenture in whole or in part (the "Refinancing Indebtedness"); provided, however, that
  (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, other than by an amount equal to the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus in either case, the amount of expenses incurred in connection with such refinancing;
  (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with or subordinated in right of payment to the Senior Discount Notes, the Refinancing Indebtedness shall be pari passu with or subordinated, as the case may be, in right of payment to the Senior Discount Notes on terms at least as favorable to the Holders of Senior Discount Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (any such extension, refinancing, renewal, replacement, defeasance or refunding being referred to as a "Permitted Refinancing");

    (ix) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to ICON or to any Restricted Subsidiary of ICON or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person;

    (x) Indebtedness of Foreign Subsidiaries of ICON in an aggregate principal amount not to exceed the lesser of $15 million or the Borrowing Base of such Foreign Subsidiaries (after subtracting that portion of the Borrowing Base of such Foreign Subsidiaries counted towards the Borrowing Base of Health & Fitness and its Subsidiaries for purposes of clause (i) above) at any one time outstanding; provided that such $15 million shall be reduced by the amount by which the Indebtedness of Foreign Subsidiaries of ICON then outstanding under clause (i) above exceeds $10 million; and

    (xi) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing any obligations of ICON or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of ICON, in a principal amount not to exceed the proceeds received by ICON or any Subsidiary of ICON in connection with such disposition.

 Liens

  The Senior Discount Note Indenture provides that ICON will not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Senior Discount Notes are equally and ratably secured thereby.

 Sale/Leaseback Transactions

  The Senior Discount Note Indenture provides that ICON will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction; provided that a Restricted Subsidiary of ICON may enter into a Sale/Leaseback Transaction if: (i) such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and
(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens", (ii) the gross cash proceeds of such Sale/Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors) of the property that is the subject of such Sale/Leaseback Transaction and (iii) the transfer of assets in such Sale/Leaseback Transaction is permitted by, and ICON or such Restricted Subsidiary of ICON, as the case may be, applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Senior Discount Note Indenture provides that ICON will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to ICON or any of its Restricted Subsidiaries
(1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, (b) pay any indebtedness owed to ICON or any of its Restricted Subsidiaries, (c) make loans or advances to ICON or any of its Restricted Subsidiaries or (d) transfer any of its properties or assets to ICON or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Senior Discount Note Indenture, including Indebtedness under the IHF Holdings Indenture and the Health & Fitness Indenture, (ii) the Credit Agreement, (iii) the Senior Discount Note Indenture and the Senior Discount Notes, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by ICON or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Senior Discount Note Indenture, (vi) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (viii) Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive with respect to the provisions set forth in clauses (a), (b), (c) and (d) above than those contained in the agreements governing the Indebtedness being refinanced or (ix) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary.

 Merger, Consolidation or Sale of Assets

  The Senior Discount Note Indenture provides that ICON may not consolidate or merge with or into (whether or not ICON is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) ICON is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than ICON) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the Person formed by or surviving any such consolidation or merger (if other than ICON) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of ICON under the Senior Discount Notes and the Senior Discount
Note Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Senior Discount Note Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) ICON or such other Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of ICON immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Senior Discount Note Indenture provides that ICON will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to ICON or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by ICON or such Restricted Subsidiary with an unrelated Person and
(b) ICON delivers to the Senior Discount Note Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $2 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $25 million, an opinion as to the fairness to ICON or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with expertise in underwriting non-investment grade debt securities; provided, however, that (i) any employment agreement or stock option agreement entered into by ICON or any of its Restricted Subsidiaries in the ordinary course of business, (ii) transactions between or among ICON and its Restricted Subsidiaries, (iii) transactions permitted by the provisions of the Senior Discount Note Indenture described above under the covenant "--Restricted Payments," (iv) the payment of reasonable fees to directors of ICON or its Restricted Subsidiaries, (v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of ICON entered into in the ordinary course of business and approved by the Board of Directors, (vi) transactions between ICON and/or its Wholly Owned Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an investment, (vii) the Weider Repurchase, (viii) the Principals Repurchase and (ix) Affiliate Transactions pursuant to agreements existing on the date of the Senior Discount Note Indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto, so long as any such amendment or replacement is not more

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disadvantageous in the aggregate to the Holders than the original agreement as in effect on the date of the Senior Discount Note Indenture, in each case, shall not be deemed Affiliate Transactions.

 Line of Business

  The Senior Discount Note Indenture provides that for so long as any Senior Discount Notes are outstanding, ICON and its Restricted Subsidiaries will engage primarily in a Permitted Business.

 Rule 144A Information Requirement

  The Company has agreed to furnish to the Holders of Senior Discount Notes and prospective purchasers of Senior Discount Notes designated by the Holders of Transfer Restricted Securities, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 Reports

  The Senior Discount Note Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Senior Discount Notes are outstanding, ICON will furnish to the Holders of Senior Discount Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if ICON were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by ICON's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if ICON were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, ICON will file a copy of all such information with the Commission for public availability.

SECURITY

  The Senior Discount Notes will be secured by a pledge of all of the issued and outstanding Capital Stock and intercompany notes (if any) of IHF Holdings held by ICON.

  Pursuant to the Senior Discount Note Indenture, the Company will grant to the Senior Discount Note Trustee, for the benefit of the Senior Discount Note Trustee and the Holders of the Senior Discount Notes, a security interest in all of the issued and outstanding Capital Stock of IHF Holdings held by ICON and all notes representing intercompany Indebtedness owing by IHF Holdings to ICON that may from time to time be outstanding (collectively, the "Collateral"). Such pledge will secure the payment and performance when due of all of the Obligations of ICON under the Senior Discount Note Indenture and the Senior Discount Notes.

  So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Senior Discount Note Indenture, ICON will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by it and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of ICON to exercise such voting or other consensual rights shall cease upon notice from the Senior Discount Note Trustee to ICON, and upon the giving of such notice all such rights shall become vested in the Senior Discount Note Trustee, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (b) all rights of ICON to receive all cash dividends, interest and other payments made upon or with respect to the Collateral shall cease and such cash dividends, interest and other payments shall be paid to the Senior Discount Note Trustee and (c) the Senior Discount Note Trustee may sell the Collateral or any part thereof in accordance with the terms of the Senior Discount Note Indenture. All funds distributed under the Senior Discount Note Indenture and received by the Senior

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Discount Note Trustee for the benefit of the Holders of the Senior Discount
Notes shall be distributed by the Senior Discount Note Trustee in accordance with the provisions of the Senior Discount Note Indenture.

  Under the terms of the Senior Discount Note Indenture, the Senior Discount Note Trustee will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Senior Discount Note Indenture and whether to foreclose on the Collateral following a Default or Event of Default. Moreover, upon the full and final payment and performance of all principal, premium, interest and Liquidated Damages under the Senior Discount Note Indenture and the Senior Discount Notes, the security interest created by the Senior Discount Note Indenture shall terminate and the Collateral shall be released.

EVENTS OF DEFAULT AND REMEDIES

  The Senior Discount Note Indenture provides that each of the following constitutes an Event of Default: (i) default in payment when due of the principal of or premium, if any, on any of the Senior Discount Notes when the same become due and payable (upon stated maturity, acceleration, optional or mandatory redemption, required purchase (whether pursuant to the covenants entitled "Asset Sales" or "Change of Control" above) or otherwise); (ii) default for 30 days in the payment of an installment of interest on, or Liquidated Damages with respect to, any of the Senior Discount Notes, when the same becomes due and payable; (iii) failure by ICON for 45 days after notice from the Senior Discount Note Trustee or the Holders of 25% of the aggregate principal amount of the Senior Discount Notes then outstanding to comply with the provisions described under the covenants "Mandatory Redemption," "Change of Control," "Asset Sales," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock" and "Merger, Consolidation or Sale of Assets"; (iv) failure by ICON for 60 days after notice from the Senior Discount Note Trustee or the Holders of 25% of the aggregate principal amount of the Senior Discount Notes then outstanding to comply with any of its other agreements in the Senior Discount Note Indenture or the Senior Discount Notes;
(v) default under any other Indebtedness of ICON or any Restricted Subsidiary of ICON aggregating $10 million or more and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed pending appeal for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to ICON or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (viii) the Senior Discount Note Trustee not having or ceasing to have a valid, perfected and subsisting first Lien on the Collateral for its benefit and the benefit of the Holders of the Senior Discount Notes.

  If any Event of Default occurs and is continuing, the Senior Discount Note Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Discount Notes by written notice to ICON may declare all the Senior Discount Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to ICON, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Discount Notes will become due and payable without further action or notice. Holders of the Senior Discount Notes may not enforce the Senior Discount Note Indenture or the Senior Discount Notes except as provided in the Senior Discount Note Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Discount Notes may direct in writing the Senior Discount Note Trustee in its exercise of any trust or power. The Senior Discount Note Trustee may withhold from Holders of the Senior Discount Notes notice of any continuing Default or Event of Default (except a Default or Event

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of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of ICON with the intention of avoiding payment of the premium that ICON would have had to pay if ICON then had elected to redeem the Senior Discount Notes pursuant to the optional redemption provisions of the Senior Discount Note Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law.

  The Holders of a majority in aggregate principal amount of the Senior Discount Notes then outstanding by written notice to the Senior Discount Note Trustee may on behalf of the Holders of all of the Senior Discount Notes waive any existing Default or Event of Default and annul its consequences under the Senior Discount Note Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, or Liquidated Damages with respect to any of the Senior Discount Notes held by a non-consenting Holder.

  ICON is required to deliver to the Senior Discount Note Trustee annually a statement regarding compliance with the Senior Discount Note Indenture, and ICON is required upon becoming aware of any Default or Event of Default, to deliver the Senior Discount Note Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, agent, stockholder or controlling person of the Company shall have any liability for any obligations of ICON under the Senior Discount Notes or the Senior Discount Note Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Senior Discount Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  ICON may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Discount Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Discount Notes to receive payments from the trust described below in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on such Senior Discount Notes when such payments are due, (ii) ICON's obligations with respect to the Senior Discount Notes concerning issuing temporary Senior Discount Notes, registration of Senior Discount Notes, mutilated, destroyed, lost or stolen Senior Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Senior Discount Note Trustee, and ICON's obligations in connection therewith, and
(iv) the Legal Defeasance provisions of the Senior Discount Note Indenture. In addition, ICON may, at its option and at any time, elect to have the obligations of ICON released with respect to certain covenants that are described in the Senior Discount Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Discount Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Discount Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) ICON must irrevocably deposit with the Senior Discount Note Trustee, in trust, for the benefit of the Holders of the Senior

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Discount Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the outstanding Senior Discount Notes on the stated maturity or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, ICON shall have delivered to the Senior Discount Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Discount Note Trustee confirming that (A) ICON has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Senior Discount Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, ICON shall have delivered to the Senior Discount Note Trustee an opinion of counsel in the United States reasonably acceptable to the Senior Discount Note Trustee confirming that the Holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Senior Discount Note Indenture) to which the Company or any of its Subsidiaries is a party or by which ICON or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Senior Discount Note Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) ICON shall have delivered to the Senior Discount Note Trustee an Officers' Certificate stating that the deposit was not made by ICON with the intent of preferring the Holders of Senior Discount Notes over the other creditors of ICON with the intent of defeating, hindering, delaying or defrauding creditors of ICON; and (viii) ICON shall have delivered to the Senior Discount Note Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Discount Notes in accordance with the Senior Discount Note Indenture. The Registrar and the Senior Discount Note Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and ICON may require a Holder to pay any taxes and fees required by law or permitted by the Senior Discount Note Indenture. ICON is not required to transfer or exchange any Senior Discount Note selected for redemption. Also, ICON is not required to transfer or exchange any Senior Discount Note for a period of 15 days before a selection of Senior Discount Notes to be redeemed.

  The registered Holder of a Senior Discount Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraphs, the Senior Discount
Note Indenture or the Senior Discount Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Discount Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes), and any

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existing default or compliance with any provision of the Senior Discount Note
Indenture or the Senior Discount Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Discount Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Discount Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Discount Notes held by a non-consenting Holder of Senior Discount Notes): (i) reduce the principal amount of Senior Discount Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Discount Note or alter the provisions with respect to the redemption of the Senior Discount Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, including default interest, on any Senior Discount Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Senior Discount Notes (except a rescission of acceleration of the Senior Discount Notes by the Holders of at least a majority in aggregate principal amount of the Senior Discount Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Discount Note payable in money other than that stated in the Senior Discount Notes, (vi) make any change in the provisions of the Senior Discount Note Indenture relating to waivers of past Defaults or the rights of Holders of Senior Discount Notes to receive payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Senior Discount Notes, or (vii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Discount Notes, ICON and the Senior Discount Note Trustee may amend or supplement the Senior Discount Note Indenture or the Senior Discount Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes, to provide for the assumption of the Company's obligations to Holders of the Senior Discount Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Senior Discount Notes or that does not adversely affect the legal rights under the Senior Discount Note Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Senior Discount Note Indenture under the Trust Indenture Act.

THE SENIOR DISCOUNT NOTE TRUSTEE

  Fleet National Bank is the Senior Discount Note Trustee under the Senior Discount Note Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Senior Discount Notes.

  The Senior Discount Note Indenture contains certain limitations on the rights of the Senior Discount Note Trustee, should it become a creditor of ICON, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Senior Discount Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Discount Notes will have the right to direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Senior Discount Note Trustee, subject to certain exceptions. The Senior Discount Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Senior Discount Note Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the

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

Senior Discount Note Trustee will be under no obligation to exercise any of its rights or powers under the Senior Discount Note Indenture at the request of any Holder of Senior Discount Notes, unless such Holder shall have offered to the Senior Discount Note Trustee security and indemnity satisfactory to it against any potential claim, loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Senior Discount Note Indenture. Reference is made to the Senior Discount Note Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination prior to November 15, 2001, the sum of (a) the initial offering price of each Senior Discount Note and (b) that portion of the excess of the principal amount of each Senior Discount Note over such initial offering price as shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 14% per annum of the initial offering price of the Senior Discount Notes, compounded semi-annually on each May 15 and November 15 from the Issue Date through the date of determination.

  "Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition (collectively, "dispositions") of any assets (including by way of a Sale/Leaseback Transaction) other than dispositions of inventory in the ordinary course of business, (ii) the issuance by any Restricted Subsidiary of Equity Interests of such Restricted Subsidiary and (iii) the disposition by ICON or any of its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary of ICON, in the case of either clause (i), (ii) or
(iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2 million or (b) for net proceeds in excess of $2 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a disposition of assets by ICON to a Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to ICON or to another Wholly Owned Restricted Subsidiary, (iii) a disposition consisting of a Restricted Payment permitted by the covenant described above under the caption "--Certain Covenants-- Restricted Payments", (iv) the disposition of all or substantially all of the assets of ICON and its Subsidiaries taken as a whole permitted by the covenant described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets", (v) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, (vi) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction or (vii) the sale by Health & Fitness of the building at which

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

HealthRider's headquarters was located and the related mortgage, including a sale, if any, of all of Health & Fitness' interest in Boyer Old Mill LLC and any related options to purchase interests therein. For the purposes of clauses
(v) and (vi), notes received in exchange for the transfer of accounts receivable and related assets shall be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of ICON entered into as part of a Qualified Receivables Transaction.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Senior Discount Notes) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Bain" means Bain Capital, Inc.

  "Banks" means General Electric Capital Corporation, as agent for the lenders, and the banks and other financial institutions from time to time that are lenders under the Credit Agreement.

  "Borrowing Base" of any Person means, as of any date, an amount equal to the sum of (a) 85.0% of the book value of all accounts receivable owned by such Person and its Subsidiaries (excluding any accounts receivable from an Affiliate of such Person or that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to current trade accounts receivable) and (b) 60.0% of the book value of all inventory owned by such Person and its Subsidiaries as of such date (with a seasonal increase to 70.0% of inventory in effect from July 1 through November 30 of each year), all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable as of a specific date, such Person may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of any domestic commercial bank of recognized standing (i) having capital and surplus in excess of $100.0 million and (ii) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $100.0 million for direct obligations issued by or fully guaranteed by the United States of America in which ICON shall have a perfected first priority security interest subject to no other Liens and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs
(a), (b), (c) or (d) hereof.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Bain or its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of ICON or IHF Capital, as the case may be; (ii) during any period of two consecutive years, individuals who constituted Continuing Directors of ICON or IHF Capital cease for any reason to constitute a majority of the Board of Directors of ICON or IHF Capital, as the case may be, then in office; (iii) ICON or IHF Capital, as the case may be, consolidates or merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates or merges into or with the Company or IHF Capital, as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Stock of ICON or IHF Capital, as the case may be, is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of ICON or IHF Capital, as the case may be, is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of ICON or IHF Capital, as the case may be) or where (A) the outstanding Voting Stock of ICON or IHF Capital, as the case may be, is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Stock or
(y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by ICON or IHF Capital, as the case may be, as a Restricted Payment under the covenant described above under the caption "--Certain Covenants--Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions of such covenant) and (B) no "person" or "group" other than Bain or its Affiliates owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; (iv) ICON or IHF Capital, as the case may be, is liquidated or dissolved or adopts a plan of liquidation or dissolution (other than as permitted under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets"); or (v) ICON or IHF Capital, as the case may be, shall directly or indirectly hold less than 100% of the outstanding Capital Stock of Health & Fitness. The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of Icon's or IHF Capital's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require ICON to repurchase such Notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of the Company to another person may be uncertain.

  "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by ICON or any Subsidiary designed to protect ICON or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of ICON and its Subsidiaries.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) the Fixed Charges for such period, to the extent such amount was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP plus (e) non-cash cost of goods sold as a result of any purchase accounting adjustments.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or cash distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Person that is a Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) all extraordinary gains and extraordinary losses and any unusual or non-recurring charges recorded or accrued in connection with the Refinancing shall be excluded and (v) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Senior Discount Note Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of ICON or IHF Capital who (i) was a member of the Board of Directors of ICON or IHF Capital, as the case may be, at the beginning of the two-year period referenced in clause (ii) of the definition of "Change of Control", (ii) was nominated for election or elected to the Board of Directors of ICON or IHF Capital, as the case may be, with the affirmative vote of a 66 2/3% majority of the Continuing Directors who were members of the applicable Board at the time of such nomination or election or
(iii) was nominated for election or elected to the Board of Directors of ICON or IHF Capital, as the case may be, by the directors of ICON or IHF Capital, as the case may be, nominated by Bain or its Affiliates.

  "Credit Agreement" means the Amended and Restated Credit Agreement among Health & Fitness and the Banks, as in effect as at the date of the Senior Discount Note Indenture, providing for a revolving credit facility and term loans to Health & Fitness, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, including, without limitation, amendments and modifications that provide for loans for Foreign Subsidiaries and for sub-facilities (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of any of the foregoing), together with the security agreements and other agreements in favor of the Banks entered into from time to time in connection with such Credit Agreement as such security agreements and other agreements may be amended, supplemented or otherwise modified from time to time.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect ICON or any of its Subsidiaries in the ordinary course of business against fluctuation in the values of the currencies of the countries (other than the United States) in which ICON or its Restricted Subsidiaries conduct business.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to November 15, 2006.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Notes" means the Series B Senior Discount Notes due 2000 issued by ICON in exchange for the Original Notes pursuant to the Exchange Offer.

  "Exchange Offer" means the offer by ICON to the Holders of all outstanding Transfer Restricted Securities to exchange all such outstanding Transfer Restricted Securities held by such Holders for Series B Senior Discount Notes, in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered in such exchange offer by such Holders.

  "Exchange Offer Registration Statement" means the registration statement under the Securities Act relating to the Exchange Offer, including the related prospectus.

  "Existing Indebtedness" means Indebtedness of IHF Holdings and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Senior Discount Note Indenture, until such amounts are repaid.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that ICON or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems any preferred stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions (including all mergers and consolidations), dispositions and discontinuance of operations that have been made by ICON or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Transaction Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions and discontinuance of operations had occurred on the first day of the four-quarter reference period; provided, however, that Fixed Charges shall be reduced by amounts attributable to operations that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to ICON's Fixed Charges subsequent to the Transaction Date.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person payable to a party other than ICON or a Wholly Owned Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

  "Foreign Subsidiary" means any Subsidiary that is organized in a jurisdiction outside of the U.S. and its territories.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the date of the Senior Discount Note Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "HealthRider" means HealthRider, Inc., a Delaware corporation.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "ICON" means ICON Fitness Corporation, a Delaware corporation.

  "Health & Fitness Indenture" means the Indenture dated as of November 14, 1994, as amended by a First Supplemental Indenture dated as of March 20, 1995, between ICON and Fleet National Bank

(formerly known as Fleet Bank of Massachusetts, N.A.), as Trustee, relating to ICON's 13% Senior Subordinated Notes due 2002.

  "IHF Capital" means IHF Capital, Inc., a Delaware corporation.

  "IHF Holdings" means IHF Holdings, Inc., a Delaware corporation.

  "IHF Holdings Indenture" means the Indenture dated as of November 14, 1994, as amended by a First Supplemental Indenture dated as of March 20, 1995, between IHF Holdings and Fleet National Bank (formerly known as Fleet Bank of Massachusetts, N.A.), as Trustee, relating to IHF Holdings' 15% Senior Secured Discount Notes due 2004.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by ICON for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

  "Issue Date" means the date on which the Senior Discount Notes are originally issued.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by ICON or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by ICON or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer's Certificate.

  "Non-Recourse Debt" means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse time or both) any holder of any other Indebtedness of ICON or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated to payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ICON or any of its Restricted Subsidiaries.

  "Notes" means ICON's Series A Senior Discount Notes and Series B Senior Discount Notes.

  "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Officer's Certificate" means a certificate signed by (i) the Chairman, the Chief Executive Officer, the President or a Vice President and (ii) the Treasurer, the Chief Financial Officer, the Director of Finance, an Assistant Treasurer, the Secretary or an Assistant Secretary of ICON, and delivered to the Trustee.

  "Original Notes" means the Series A Senior Discount Notes.

  "Parent" means IHF Capital, and also means any other Person which holds directly, or indirectly, more than 50% of the total outstanding Voting Stock of ICON, other than Bain and other than any Bain Affiliate whose assets do not principally consist (directly or indirectly) of Equity Interests in the Company.

  "Permitted Business" means a business in which ICON and its Subsidiaries was engaged on the date of the Senior Discount Note Indenture or a business that is reasonably related thereto.

  "Permitted Investments" means (a) any Investments in ICON or in a Wholly Owned Subsidiary of ICON; (b) any Investment by ICON or a Wholly Owned Restricted Subsidiary in a Receivables Subsidiary or an Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to pay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates of ICON entered into as part of a Qualified Receivables Transaction; (c) any Investments in Cash Equivalents; (d) Investments by ICON or any Restricted Subsidiary of ICON in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of ICON or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into,

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the Company or a Wholly Owned Subsidiary of ICON; and (e) Investments in any
Person engaged in a Permitted Business in an aggregate amount not to exceed $5 million at any time outstanding.

  "Permitted Liens" means (a) Liens in favor of ICON; (b) Liens securing Indebtedness that was permitted to be incurred pursuant to clauses (i), (iii) and (viii) under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with ICON or any Restricted Subsidiary of ICON, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (d) Liens on property existing at the time of acquisition thereof by ICON or any Restricted Subsidiary of ICON; provided that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date of the Senior Discount Note Indenture; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor; (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of ICON or impair the use of such property in the operation of ICON's business;
(j) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; and (k) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of the Senior Discount Note Indenture, provided that (i) such property or assets are used in a Permitted Business, (ii) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (iii) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such property within 120 days of the purchase or construction thereof, (iv) any Indebtedness secured by such Lien shall have been permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, (l) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rentals payments secured thereby are not yet due and payable; (m) Liens incurred in the ordinary course of business of ICON or any Restricted Subsidiary of ICON with respect to obligations that do not exceed $5 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by ICON or such Restricted Subsidiary; (n) Liens incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security; (o) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (q) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business; (r) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; and (s) Liens on the assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Principals" means Scott Watterson and Gary Stevenson.

  "Principals Repurchase" means the repurchase of all of the outstanding options to purchase preferred stock of IHF Holdings held by the Principals pursuant to that certain Key Executive Preferred Stock Option Agreement dated as of September 6, 1996 between IHF Capital and the Principals.

  "Public Equity Offering" with respect to any Person means a bona fide underwritten sale to the public of common stock of such Person pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of ICON) that is declared effective by the Securities and Exchange Commission.

  "Purchase Money Obligations" of any Person means any obligations of such Person or any of its subsidiaries to any seller or any other Person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such Person or any of its Subsidiaries within 180 days of such incurrence or assumption.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by ICON or any of its Subsidiaries pursuant to which ICON or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of ICON or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

  "Receivables Subsidiary" means a Wholly Owned Subsidiary of ICON which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of ICON (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise), of which (i) is guaranteed by ICON or any Restricted Subsidiary of ICON (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates ICON or any Restricted Subsidiary of ICON in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of ICON or any Restricted Subsidiary of ICON, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither ICON nor any Restricted Subsidiary of ICON has any material contract, agreement, arrangement or understanding other than on terms no less favorable to ICON or such Subsidiary than those that might be obtained at the time from persons who are not Affiliates of ICON, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither ICON nor any Restricted Subsidiary of ICON has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of ICON shall be evidenced to the Senior Discount Trustee by filing with the Senior Discount Note Trustee a certified copy of the resolution of the Board of Directors of ICON giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date of the Senior Discount Note Indenture, among ICON and the Initial Purchaser.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property owned on the Issue Date or thereafter acquired whereby ICON or a Restricted Subsidiary transfers such property to a Person and leases it back from such Person, other than (i) any such arrangement (a) the term of which is not more than one year and (b) the Attributable Debt associated with which is less than $1.0 million (aggregating any series of related transactions), (ii) any such arrangement between ICON and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries and (iii) a lease by ICON or a Restricted Subsidiary of the Company of a portion of the building at which HealthRider's headquarters was located.

  "Senior Discount Notes" means the ICON's Series A Senior Discount Notes and Series B Senior Discount Notes.

  "Series A Senior Discount Notes" means ICON's 14% Series A Senior Discount Notes due 2006 to be issued pursuant to the Senior Discount Note Indenture.

  "Series B Senior Discount Notes" means ICON's 14% Series B Senior Discount Notes due 2006 to be issued pursuant to the Senior Discount Note Indenture in the Exchange Offer.

  "Significant Subsidiary" means any Subsidiary of ICON that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Transfer Restricted Securities" means each Original Note, until the earliest to occur of (a) the date on which such Original Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Original Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Original Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Act.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with ICON or any Restricted Subsidiary of ICON unless the terms of such agreement, contract, arrangement or understanding are no less favorable to ICON or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ICON, (iii) is a Person with respect to which neither ICON nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) has not guaranteed or otherwise, directly or indirectly, provided credit support for any Indebtedness of ICON or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Senior Discount Note Trustee by filing with the Senior Discount Note Trustee a certified copy of the Board Resolution giving effect to such designation and certifying that such designation complied with the foregoing conditions and was permitted by the covenant captioned "Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Senior Discount
Note Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of ICON as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant captioned "Incurrence of Indebtedness and Issuance of Preferred Stock" ICON shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ICON of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant captioned "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

  "Weider Repurchase" means the repurchase, pursuant to that certain Stock and Warrants Purchase Agreement dated as of September 6, 1996 among IHF Capital, IHF Holdings, Weider Health and Fitness, a Nevada corporation, and the other parties thereto, of (i) all of the shares of common stock of IHF Capital and certain warrants to purchase such stock held by the Weider Investors (as defined in such purchase agreement) and (ii) all of the shares of preferred stock of IHF Holdings held by Weider Health and Fitness.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. Except as described below, the Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of Cede & Co., as the Depositary's nominee (such nominee being referred to herein as the "Global Senior Discount Note Holder") in the form of a global Exchange Note certificate (the "Global Senior Discount Note") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between the Depositary and the Trustee.

  Except as set forth below, the Global Senior Discount Note may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

  Senior Discount Notes that were issued as described below under "Certificated Securities," will be issued in registered form (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Senior Discount Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Senior Discount Note representing the principal amount of Senior Discount Notes being transferred.

  The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  ICON expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Senior Discount Note, the Depositary will credit the accounts of Participants designated by the Senior Discount Note Trustee with portions of the principal amount of the Global Senior Discount Note and
(ii) ownership of the Senior Discount Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Discount Notes will be limited to such extent.

  So long as the Global Senior Discount Note Holder is the registered owner of any Exchange Notes, the Global Senior Discount Note Holder will be considered the sole owner or Holder of such Exchange Notes outstanding under the Senior Discount Note Indenture. Except as provided below, owners of Exchange Notes will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form, and will not be considered the owners or holders thereof under the Senior Discount Note Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Senior Discount Note Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Exchange Notes represented by the Global Senior Discount Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither ICON, the Senior Discount Note Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Senior Discount Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Exchange Notes.

  Payments in respect of the principal of, premium, if any, and interest on any Exchange Notes registered in the name of a Global Senior Discount Note Holder on the applicable record date will be made by ICON through a paying agent to or at the direction of such Global Senior Discount Note

Holder in its capacity as the registered holder under the Senior Discount Note Indenture. Under the terms of the Senior Discount Note Indenture, ICON and the Senior Discount Note Trustee may treat the Persons in whose names the Exchange Notes, including the Global Senior Discount Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Senior Discount Note Trustee nor any paying agent has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes.

  ICON believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in the Global Senior Discount Note may, upon request to ICON or the Senior Discount Note Trustee, exchange such beneficial interest for Senior Discount Notes in the form of Certificated Securities. Upon any such issuance, the Senior Discount Note Trustee is required to register such Exchange Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary or ICON notifies the Senior Discount Note Trustee in writing that the Depositary is no longer willing or able to act as a depositary and ICON is unable to locate a qualified successor within 90 days or (ii) ICON, at its option, notifies the Senior Discount Note Trustee in writing that they elect to cause the issuance of Notes in the form of Certificated Securities under the Senior Discount Note Indenture, then, upon surrender by the relevant Global Senior Discount Note Holder of its Global Senior Discount Note, Senior Discount Notes in such form will be issued to each Person that such Global Senior Discount Note Holder and the Depositary identifies as the beneficial owner of the related Senior Discount Notes.

  Neither ICON nor the Senior Discount Note Trustee shall be liable for any delay by the related Global Senior Discount Note Holder or the Depositary in identifying the beneficial owners or the related Senior Discount Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from such Global Senior Discount Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Senior Discount Notes to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

  The Senior Discount Note Indenture requires that payments in respect of the Senior Discount Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holders. Secondary trading in long-term Senior Discount Notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Senior Discount Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Next-Day Funds Settlement System, and any permitted secondary market trading activity in the Senior Discount Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Senior Discount Notes also will be settled in immediately available funds.

                              THE EXCHANGE OFFER

REGISTRATION RIGHTS

  At the Closing, ICON entered into the Registration Rights Agreement with the Initial Purchaser pursuant to which ICON agreed, at its cost, (i) within 30 days after the date of the original issue of the Original Notes, to file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Exchange Notes, (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Original Notes, and (iii) unless the Exchange Offer is not then permitted by a policy of the Commission, to use its best efforts to issue within 90 business days of the effective date (the "Effective Date") of the Exchange Offer Registration Statement, Exchange Notes in exchange for surrender of Original Notes. ICON agreed to keep its Exchange Offer open for not less than 20 Business Days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Original Notes. For each Original Note surrendered to ICON pursuant to the Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Original Note. Cash interest will not accrue on the Exchange Notes prior to November 15, 2001. The Registration Rights Agreement also provides an agreement to include in the prospectus for the Exchange Offer certain information necessary to allow broker-dealers who hold Original Notes (other than Original Notes acquired directly from ICON) to exchange such Original Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealers in the Exchange Offer and, upon the written request of any such broker-dealer to maintain the effectiveness of the Registration Statement for such purposes for 180 days from the date on which the Exchange Offer is committed.

  This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of Exchange Notes received in the Exchange Offer by any Participating Broker-Dealer who held Original Notes (other than Original Notes acquired directly from ICON or one of its affiliates).

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of ICON or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Original Notes (other than certain specified holders) who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of ICON (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Transfer Restricted Securities that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit ICON to effect its Exchange Offer, (ii) any Holder of Transfer Restricted Securities shall notify ICON within 20 Business Days following the consummation of the Exchange

Offer that (A) such Holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such Holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such Holder or (C) such Holder is a broker-dealer and holds Original Notes acquired directly from ICON or one of its affiliates, ICON will, at its cost, (a) within 30 days after such filing obligation arises file a Shelf Registration Statement (which may be an amendment of the Exchange Offer Registration Statement of which this Prospectus is a part) covering resales of the Original Notes (provided that if ICON has not consummated the Exchange Offer within 180 days after November 20, 1996, ICON shall file the Shelf Registration Statement on or prior to the 181st day after November 20,
1996), (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 150 days after such filing obligation arises and (c) use all reasonable efforts to keep effective the Shelf Registration Statement for three years after its effective date or such shorter period that will terminate when all securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. ICON will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Original Notes eligible to participate in such Shelf Registration Statement copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit resales of the Original Notes. A holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each such holder will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

  If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week for each $1,000 principal amount of Senior Discount Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.30 per week for each $1,000 principal amount of Senior Discount Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Liquidated Damages will be paid by the Company on each interest payment date and in connection with a redemption, Change in Control or certain Asset Sales as described under the captions "Description of Senior Discount Notes--Optional Redemption", "Description of Senior Discount Notes-- Mandatory Redemption" and "Description of Senior Discount Notes--Repurchase at the Option of Holders--Change in Control and--Asset Sales." Notwithstanding any of the foregoing, registration defaults relating to any particular Transfer Restricted Securities may be waived by the holders thereof.

  For purposes of the foregoing, "Transfer Restricted Securities" has the meaning ascribed to such term under the caption "Description of Senior Discount Notes--Certain Definitions."

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement.

  Except as set forth above, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See""--Consequences of Failure to Exchange," and "--Resales of Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Notes which are not exchanged for Exchange Notes pursuant to an Exchange Offer and are not included in a resale prospectus will remain restricted securities. Accordingly, such Original Notes may be offered, sold or otherwise transferred prior to the date which is three years after the later of the date of original issue and the last date that ICON or any affiliate of ICON was the owner of such securities (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to ICON (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph
(a) of Rule 501 under the Securities Act that is purchasing for his own account or for the account of such an "accredited investor" in each case in a minimum of Original Notes with a purchase price of $500,000 or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Original Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee to ICON and the Trustee, which shall provide, among other things, that the transferee is an "accredited investor" within the meaning of subparagraph (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Prior to any offer, sale or other transfer of Original Notes prior to the Resale Restriction Termination Date pursuant to clauses (d) or (e) above, the issuer and the Trustee may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

TERMS OF THE EXCHANGE OFFERS

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, a copy of which is attached to this Prospectus as Annex A, ICON will accept any and all Original Notes validly tendered and not withdrawn prior to the applicable Expiration Date. ICON will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount at final maturity.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and therefore will generally not bear legends restricting their transfer pursuant to the Securities Act, and (iii) the holders of Exchange Notes will generally not be entitled to rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture.

  Solely for reasons of administration (and for no other purpose) ICON has
fixed the close of business on    , 1997 as the record date for the Exchange
Offer for purpose of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the governing indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the relevant Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or under the Indenture in connection with the Exchange Offer. ICON intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  ICON shall be deemed to have accepted validly tendered Original Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. ICON will pay all charges and expenses, other than certain applicable taxes, in connection with their Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on    ,
1997, unless ICON extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which such Exchange Offer is extended.

  In order to extend the Exchange Offer, ICON will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

  ICON reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) extend the Exchange Offer, (iii) if the condition set forth below under "--Conditions of the Exchange" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by ICON to constitute a material change, it will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes and the Exchange Offer will be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which ICON may choose to make public announcement of any delay, extension, termination or amendment of its Exchange Offer, ICON shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING

  Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, have the signatures thereon guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the applicable Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the applicable Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and all other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the applicable Expiration Date.

  The tender by a holder will constitute an agreement between such holder and ICON in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal applicable to such Exchange Offer.

  THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO ICON. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal designated for such Original Notes, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If a Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes, with signature guaranteed by an Eligible Institution.

  If a Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to ICON, as applicable, of their authority to so act must be submitted with the Letter of Transmittal designated for such Original Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by ICON in its sole discretion, which determination will be final and binding. ICON reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the issuer's acceptance of which would, in the opinion of counsel for such issuer, be unlawful. ICON also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) by ICON will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as ICON shall determine. Although ICON intends to notify holders of defects or irregularities with respect to tenders of Original Notes issued by it, neither ICON, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal designated for such Original Notes, as soon as practicable following the applicable Expiration Date.

  By tendering Original Notes in the Exchange Offer, each registered holder will represent to the issuer of such Original Notes that, among other things,
(i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of such Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s),
(ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in an Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "--Resales of the Exchange Notes", and (y) any Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to an Exchange Offer must deliver a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,
(iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ICON except as otherwise disclosed to ICON in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Book-Entry Transfer Facility, for purposes of the Exchange Offers, within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, with any required signature guarantees and any other documents, must be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the applicable Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the applicable Expiration Date, may effect a tender if:

    (1) The tender is made through an Eligible Institution;

    (2) Prior to the applicable Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile transmission) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of the Original Notes being tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the applicable Expiration Date, the applicable Letter of Transmittal together with the certificate(s) representing the Original Notes (or a Book-Entry Confirmation) and any other documents required by the applicable Letter of Transmittal will be delivered by the Eligible Institution to the Exchange Agent; and

    (3) Such properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a Book-Entry Confirmation) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the applicable Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes pursuant to an Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the applicable Exchange Offer, at any time prior to the Expiration Date of that Exchange Offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and aggregate principal amount of such Original Notes), and (iii) be signed by the holder in the same manner as the original signature on the applicable Letter of Transmittal (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by ICON in its sole respective discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under""--Procedures for Tendering" at any time prior to the applicable Expiration Date.

  Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the applicable Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the applicable Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the issuer of the Original Notes of notice of withdrawal without cost to such holder.

CONDITIONS OF THE EXCHANGE OFFER

  The Exchange Offer is subject to the condition that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission. If there has been a change in commission policy such that in the reasonable opinion of Counsel to the Company there is a substantial question whether the Exchange Offer is permitted by applicable federal law, the Company has agreed to seek a no-action letter or other favorable decision from the Commission allowing the Company to consummate the Exchange Offer.

  If the Company determines, in its sole reasonable discretion, that the Exchange Offer is not permitted by applicable Federal law, it may terminate the Exchange Offer. In connection therewith the Company may (i) refuse to accept any Original Notes and return any Original Notes that have been tendered by the holders thereof, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Original Notes to withdraw their tendered Original Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Fleet National Bank has been appointed as "Exchange Agent" for the Exchange Offer. Questions and request for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and other documents should be directed to the Exchange Agent addressed as follows:

    BY EXPRESS:                  BY MAIL:                   BY HAND:

                   (insured or registered recommended)




 Fleet National Bank         Fleet National Bank       Fleet National Bank
  150 Windsor Street            P.O. Box 1440      One Talcott Plaza, 5th Floor
  Hartford, CT 06120          Hartford, CT 06143        Hartford, CT 06120
  Attn: Claire Young          Attn: Claire Young        Attn: Claire Young
 Mail Stop CT/OP/T06D        Mail Stop CT/OP/T06D      Mail Stop CT/OP/T06D
         or                         or                         or
 Chase Banking Corp         Chase Banking Corp          Chase Banking Corp
     11th Floor                 11th Floor               4 New York Plaza
  4 New York Plaza           4 New York Plaza       Ground Floor Receive Window
    NY, NY 10004               NY, NY 10004               NY, NY 10004
  Attn: Lawrence Zimmer      Attn: Lawrence Zimmer      A/C #B5 72152-07

                                FACSIMILE:
                              (860) 986-7908

                             FOR INFORMATION:
                              (800) 666-6431

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by ICON. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of ICON and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by ICON and are estimated in the aggregate to be approximately $[ ]. Such expenses include fees and expenses of the Exchange Agent and the Trustee under the Indenture, accounting and legal fees and printing costs, among others.

  ICON will pay all transfer taxes, if any, applicable to the exchange of the Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Notes are not expected to be materially different from the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of each Exchange Offer will be amortized over the term of the Exchange Notes.

RESALES OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

  Based on no-action letters issued by the staff of the Commission to third parties, ICON believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Original Notes directly from ICON to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of ICON within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Original Notes wishing to accept the Exchange Offer must represent to ICON that such conditions have been met. In the event that ICON's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. ICON does not assume or indemnify holders against such liability, although ICON does not believe that any such liability should exist.

  Each affiliate of ICON must acknowledge that such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each Participating Broker-Dealer that receives Exchange Notes in exchange for Original Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Although a Participating Broker-Dealer may be an "underwriter" within the meaning of the Securities Act, the Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes. ICON has agreed that, for a period of 180 days from the date of consummation of the Exchange Offer, it will make this Prospectus and any amendment or supplement to this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summary, although subject to, and qualified in its entirety by reference to, the agreements summarized herein, including the definitions therein of certain terms, is complete in all material respects.

  At November 30, 1996, Health & Fitness had $228.5 million of revolving credit borrowings under the Credit Agreement. Advances under the revolving credit facility provided under the Credit Agreement are subject to the amount of Eligible Accounts and Eligible Inventory (each as defined in the Credit Agreement) of Health & Fitness and may not at any time exceed the lesser of
(i) $310 million or (ii) 85% of Eligible Accounts plus 60% of Eligible Inventory (with a seasonal increase to 70% of Eligible Inventory in effect during the months of June through November of each year) plus the Over Advance Amount (as defined in the Credit Agreement) (the "Borrowing Base"). The Over Advance Amount equals the lesser of (i) $15 million in the first year after the closing of the Recapitalization (the "Recapitalization Closing"), $10 million in the second year after the Recapitalization Closing, $5 million in the third year after the Recapitalization Closing and zero thereafter; (ii) Health & Fitness' EBITDA for the trailing 12-month period ending as of the last day of the preceding month; and (iii) 85% of Health & Fitness' book value of accounts (which are not Eligible Accounts) plus 60% of the book value of inventory (which is not Eligible Inventory) (with a seasonal increase to 70% of such inventory in effect during the months of June through November of each year). Health & Fitness' ability to make revolving credit borrowings under the Credit Agreement expires on November 14, 1999. At November 30, 1996, Health & Fitness had $29.3 million of additional indebtedness available to be drawn on a revolving credit basis under the Credit Agreement. Health & Fitness also has two term loan facilities under the Credit Agreement. The Term Loan A Facility provides for borrowings of $17,500,000 advanced at closing of the Recapitalization, with a final maturity date of November 14, 1999. The amortization schedule for the Term Loan A Facility calls for quarterly payments of $625,000 commencing March 31, 1996, $937,500 commencing March 31, 1997, $1,250,000 commencing March 31, 1998 and $1,562,500 commencing March 31, 1999. The Term Loan B Facility provides for borrowings of $17,500,000 advanced at closing of the Recapitalization, with a final maturity date of November 14, 2001. The amortization schedule for the Term Loan B Facility calls for quarterly installments of $62,500 commencing March 31, 1996 and $1,562,500 commencing March 31, 2000 with the balance of $5,562,500 due at maturity. The Credit Agreement contains a number of covenants. At May 31, 1996, the Company was in compliance with all its financial covenants except for the capital expenditure limitation for the year ended May 31, 1996 with respect to which its lender waived compliance. Management believes that the Company will be in compliance with its financial covenants through 1997 and, therefore, borrowings under the Credit Agreement have been classified as long-term, exclusive of amounts due within one year under the Term Loan A Facility and Term Loan B Facility. The Company amended the Credit Agreement as of August 23, 1996 to permit the application of a portion of the proceeds of the Offering as described herein prior to the repayment of debt under the Credit Agreement and to permit total borrowings of up to $310 million in order to meet the Company's long term needs.

  Health & Fitness has outstanding $101.25 million (face value) of Senior Subordinated Notes which are unsecured senior subordinated obligations of Health & Fitness. The Senior Subordinated Notes mature on July 15, 2002 and bear interest at the rate of 13.00% per annum. IHF Holdings has outstanding $123.7 million (face value) of Holdings Discount Notes which are secured by all of the issued and outstanding capital stock of Health & Fitness. The Holdings Discount Notes mature on November 15, 2004 and bear interest at the rate of 15.00% per annum. The Senior Subordinated Notes Indenture and the Holdings Discount Notes Indenture contain certain customary covenants, including, but not limited to, covenants with respect to the following matters: limitation on indebtedness; limitation on other senior subordinated indebtedness; limitation on restricted payments; limitation on issuance and sale of capital stock of subsidiaries; limitation on dividends and other payment restrictions affecting subsidiaries; additional guarantees; limitation on guarantees by subsidiaries; limitation on transactions with affiliates; limitation on sale of assets; limitation on sale and leaseback transactions; limitation on liens, change of control offer; and consolidation, merger and sale of assets.

                      CERTAIN FEDERAL TAX CONSIDERATIONS

  The following is a general discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Discount Notes to the purchasers thereof who purchase directly from the Initial Purchaser and who are United States Holders (as defined below) and the principal United States federal income and estate tax consequences of the ownership of the Senior Discount Notes to purchasers who purchase directly from the Initial Purchaser and who are Non-United States Holders (as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. In particular, the discussion is based in part on Treasury regulations relating to original issue discount (the "OID Regulations") and on recently promulgated Treasury regulations concerning the tax treatment of exchanges and modifications of debt instruments (the "Section 1001 Regulations"). This discussion does not address the tax consequences to any subsequent purchasers of Senior Discount Notes, and is limited to purchasers who hold the Senior Discount Notes as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income realized with respect to a Senior Discount Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply. Moreover, the discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged a risk of ownership of a Senior Discount Note).

  An opinion of counsel to the Company with respect to the matters discussed herein is included as Exhibit 8 to the Registration Statement of which this prospectus is a part.

  No ruling from the Internal Revenue Service ("IRS") will be requested with respect to any of the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, or disposition of the Senior Discount Notes, or that any such position would be sustained. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH PROSPECTIVE PURCHASER OF SENIOR DISCOUNT NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR SITUATION, AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW OR INTERPRETATIONS THEREOF) AFFECTING THE PURCHASE, HOLDING, AND DISPOSITION OF THE SENIOR DISCOUNT NOTES.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of Senior Discount Notes that is for United States federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or of any state therein, (c) an estate the income of which is subject to United States federal income taxation regardless of source, or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the Trust.

  Classification of the Senior Discount Notes. Under applicable authorities, the Senior Discount Notes should be treated as indebtedness of the Company for federal income tax purposes. In the event that the Senior Discount Notes are treated as equity, the amount treated as a distribution on any such instrument would be treated as ordinary dividend income to the extent of the current or accumulated earnings and profits of the Company.

  The Company intends to characterize the Senior Discount Notes as debt for federal income tax purposes. Pursuant to Section 385(c) of the Code, this characterization is binding on Holders of Senior Discount Notes unless such Holder discloses any inconsistent treatment on such Holder's tax return.
Section 385(c) is not binding on the IRS.

  Original Issue Discount and Liquidated Damages on Senior Discount Notes. The Senior Discount Notes will be issued with original issue discount ("OID"). Because the amount of OID is expected to be greater than the de minimis amount ( 1/4 of 1 percent of the stated redemption price at maturity, multiplied by the weighted average maturity of the Senior Discount Notes), the Senior Discount Notes will be considered to be issued with OID for United States federal income tax purposes. As a result, Holders of Senior Discount Notes will be required to recognize such OID as ordinary income in advance of the receipt of the cash payments related to such income.

  The amount of OID with respect to a Senior Discount Note will be equal to the difference between the instrument's stated redemption price at maturity and its issue price (defined below). For this purpose, the stated redemption price at maturity of a Senior Discount Note will equal the sum of all amounts payable pursuant to the Note, regardless of whether denominated as principal or interest. The issue price of the Senior Discount Notes is the first price at which a substantial amount of the Senior Discount Notes are sold (other than to brokers, underwriters, placement agents, etc.).

  A United States Holder of a Senior Discount Note will be required to include in income, as interest, OID on the instrument, but will not be required to include in income any cash payments received by such Holder on the instrument. The amount required to be included in a Holder's income as OID in a taxable year will be determined by allocating to each day during such taxable year on which such Holder holds the Senior Discount Note, a pro rata portion of the OID on the instrument attributable to the "accrual period" (i.e., generally, the period that ends on May 15 and November 15 of each calendar year) in which such day is included. The amount of OID attributable to an accrual period will be the product of (i) the "adjusted issue price" at the beginning of such accrual period (i.e., the issue price plus OID attributable to prior accrual periods, less any cash payments on the instrument during such prior accrual periods) multiplied by (ii) the yield to maturity of the instrument (generally determined by semiannual compounding). Special rules will apply for calculating OID for initial short or final accrual periods.

  Holders of the Senior Discount Notes may be entitled to Liquidated Damages if certain steps are not taken at specified times towards either the Exchange Offer or the effectiveness of the Shelf Registration Statement with respect to the Senior Discount Notes. According to the OID Regulations, the possibility of a payment from the borrower to the lender will not affect the yield to maturity of the Senior Discount Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such payment will occur. The Company does not intend to treat the possibility of a Liquidated Damages payment as affecting the computation of the yield to the maturity of any Senior Discount Notes. If a Holder of the Senior Discount Notes becomes entitled to a Liquidated Damages payment, then solely for purposes of determining the amount of OID, such instrument will be treated as reissued on such date for an amount equal to its adjusted issue price.

  Sale, Exchange or Retirement. Upon the sale, exchange or retirement of a Senior Discount Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Senior Discount Note. A United States Holder's adjusted tax basis in a Senior Discount Note will generally equal the cost of the Senior Discount Note to such holder, increased by the amounts of any OID and market discount previously included in income by such holder with respect to such Senior Discount Note, and decreased by the amounts of any payments actually received by such Holder with respect to such Senior Discount Note.

  Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Senior Discount Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Senior Discount Note has been held for more than one year.

  Acquisition Premium and Market Discount. A United States Holder who acquires a Senior Discount Note at an acquisition premium will generally be entitled to a reduction in the amount of OID includable in such Holder's income in each year. Acquisition premium is any amount paid by the Holder for a Discount Note in excess of its adjusted issue price at the time of the acquisition.

  A United States Holder who acquires a Senior Discount Note at original issuance for less than its issue price will generally be subject to the "market discount" rules. Market discount, with respect to a Senior Discount Note, is the excess of the adjusted issue price of the Senior Discount at the time of its acquisition over the amount paid by the Holder for the Senior Discount Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity (after the Holder acquired the note). If a note is subject to the market discount rules, a United States Holder will generally be required (unless the election described below is made) to (i) treat any gain realized with respect to the note as ordinary income to the extent market discount accrued during the period such Holder held the note and (ii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such Holder to purchase or carry the note until the note is disposed of in a taxable transaction. If such note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the United States Holder as if such Holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the United States Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  BECAUSE OF THE COMPLEXITY OF THE RULES RELATING TO OID, ACQUISITION PREMIUM, AND MARKET DISCOUNT, UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE APPLICATION OF THE RULES TO THEIR PARTICULAR CIRCUMSTANCES AND AS TO THE MERIT OF MAKING ANY ELECTIONS IN CONNECTION THEREWITH.

  Exchange for Registered Securities. The exchange by a United States Holder of an Original Note for an Exchange Note will not constitute a taxable exchange of the Original Note if the economic terms of the Exchange Note (including the interest rate) are identical to the economic terms of the Original Note. Under the Section 1001 Regulations relating to modifications and exchanges of debt instruments, even if Liquidated Damages were payable with respect to the Exchange Note but not with respect to the Original Note, as a result of a Registration Default as described under The Exchange Offer; Registration Rights," the exchange of the Original Note for an Exchange Note would not be treated as a taxable exchange, as such Liquidated Damages payments would occur pursuant to the original terms of the Original Note. Accordingly, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange will not constitute a taxable exchange of the Senior Discount Notes.

  Classification of Senior Discount Notes as Applicable High Yield Discount Obligations. Section 163 of the Code provides that all of the OID with respect to certain "applicable high yield discount obligations" generally issued after July 10, 1989, will be bifurcated into two elements: (i) an interest element that is deductible by the issuer only when paid and (ii) a disqualified portion for which the issuer receives no deduction (the "disqualified portion"). The United States Holder of an applicable high yield discount obligation must continue to include OID on the obligation as it accrues. A corporate United States Holder of the high yield obligation, however, is allowed a dividends-received deduction for the part of the disqualified portion of the OID that would have been treated as a dividend had it been distributed by the issuing corporation with respect to its stock.

  The deduction by the Company of OID on the Senior Discount Notes will be limited because the Senior Discount Notes constitute applicable high yield discount obligations. Further, since the Senior Discount Notes are applicable high yield discount obligations, the disqualified portion of OID will equal the product of the total OID under the Senior Discount Notes times the ratio of (a) the excess of the yield to maturity over 12.90% to (b) the yield to maturity.

  Corporate United States Holders will generally be eligible for the 70% dividends-received deduction with respect to the disqualified portion of OID on a Senior Discount Note to the extent of ICON Fitness Corporation's accumulated or current earnings and profits. Although not totally clear, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under Section 1059 of the Code.

  Backup Withholding. Certain Holders of Senior Discount Notes may be subject to backup withholding at the rate of 31% with respect to interest (including
OID) and cash received in certain circumstances upon the disposition of such securities. Generally, backup withholding is applied only when the taxpayer fails to furnish its correct taxpayer identification number (social security number or employer identification number) in the prescribed manner, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States Holder's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS. Certain Holders (including, among others, corporations) are not subject to the backup withholding requirements.

UNITED STATES FEDERAL TAXATION OF NON-UNITED STATES HOLDERS

  This section discusses special rules applicable to a Holder of Senior Discount Notes that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a Holder that is not a United States Holder.

  Interest and OID. In general, payments of interest received or of OID accrued by any Non-United States Holder will not be subject to a United States federal withholding tax, provided that (a) any such income is effectively connected with the conduct of a trade or business within the United States and the Company or its paying agent receives a properly completed Form 4224 in advance of the payments, (b)(i) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Holder is not a "bank" within the meaning of Section 881(c)(3)(A), (iii) the Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (iv) either (x) the beneficial owner of the note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder on Form W-8 (or a suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Senior Discount Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Senior Discount Note or a qualifying intermediary and furnishes the payor a copy thereof, or (c) the Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Holder or such Holder's agent provides a properly executed Form 1001 in the name of the beneficial owner claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax rate at the rate of 30% (subject to reduction under an applicable income tax treaty).

  Gain on Disposition of Senior Discount Notes. A Non-United States Holder generally will not be subject to United States federal withholding tax with respect to gain recognized on disposition of the Senior Discount Notes unless
(i) in the case of a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met;
(ii) the Non-United States Holder is an individual who is a former citizen of the United States whose loss of citizenship within the preceding ten-year period had as one of its principal purposes the avoidance of United States tax; or (iii) in the case of gain representing accrued OID, such OID on the Senior Discount Note does not qualify for any of the exemptions described in the preceding paragraph.

  Information Reporting and Backup Withholding. Under current Treasury regulations, backup withholding and information reporting on Form 1099 do not apply to payments made by the Company or a paying agent to Non-United States Holders if the certification described under "Interest and OID" is received, provided that the payor does not have actual knowledge that the Holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a Senior Discount Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of a Senior Discount Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the Holder is a Non-United States Holder and certain other conditions are met, or the Holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies under penalties of perjury that it is a Non-United States Holder, or otherwise establishes an exemption. A Non-United States Holder may obtain a refund or a credit against such Holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

  In addition, in certain circumstances, interest on a Senior Discount Note owned by a Non-United States Holder will be required to be reported annually on Form 1042S, in which case such form will be filed with the IRS and furnished to the Non-United States Holder.

  Proposed Regulations. The Internal Revenue Service released proposed regulations on April 22, 1996 that would revise the procedures for withholding tax on interest and the associated backup withholding and information reporting rules described above. In particular, the regulations propose to modify the requirements imposed on a Non-United States Holder or certain intermediaries for establishing the recipient's status as a Non-United States Holder eligible for exemption from withholding tax and backup withholding. The regulations are generally proposed to be effective for payments of income made after December 31, 1997, although the effective date could be extended under proposed transition rules in particular circumstances. Non-United States Holders should consult their tax advisors to determine the effects of the potential application of the proposed regulations to their particular circumstances.

  United States Federal Estate Taxes. Subject to applicable treaty provisions, the Senior Discount Notes held at the time of death (or treated as owned under United States federal estate tax laws or previously transferred subject to certain retained rights or powers) by an individual who at the time of death is not a citizen or domiciliary of the United States, will not be included at the time of death in such person's gross estate for United States federal estate tax purposes provided that (a) the decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (b) the decedent does not hold the Senior Discount Notes in connection with a trade or business within the United States.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. ICON has agreed that for a period of 180 days from the date of the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any
such resale. In addition, until      , 1997, all dealers effecting
transactions in the Exchange Notes may be required to deliver a prospectus.

  ICON will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the date of the consummation of the Exchange Offer, ICON will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby and certain other legal matters will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and subsidiaries for the year ended May 31, 1994 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  In May 1995 the Board replaced Deloitte & Touche LLP as the independent auditors for the Company. Deloitte & Touche LLP's reports on the Company's financial statements for the past two years prior to the change in auditors did not contain any adverse opinion or disclaimer of opinion and have not been qualified in any way. During the Company's two most recent fiscal years and the subsequent interim periods prior to the change in auditors, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and no event has occurred that is required to be disclosed by Item 304(a)(1)(iv) of Regulation S-K. During the Company's two most recent fiscal years and the subsequent interim periods prior to the change in auditors, the Company consulted with Price Waterhouse LLP regarding the accounting treatment of the Recapitalization. Deloitte & Touche LLP agreed with the Company's accounting treatment of the Recapitalization.

  The consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Company and its subsidiaries for each of the two years in the period ended May 31, 1996 and the consolidated balance sheet of the Company and its subsidiaries as of May 31, 1995 and 1996 included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheets of HealthRider and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-4, including amendments thereto, relating to the Exchange Notes offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge and copies may be obtained at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of these materials may be obtained from the Commission upon the payment of certain fees prescribed by the Commission by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and a report thereon by the Company's independent accountants and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ICON FITNESS CORPORATION
Report of Price Waterhouse LLP ............................................  F-2
Report of Deloitte & Touche LLP ...........................................  F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets .............................................  F-4
  Consolidated Statements of Operations ...................................  F-5
  Consolidated Statements of Stockholders' Equity (Deficit) ...............  F-6
  Consolidated Statements of Cash Flows ...................................  F-7
  Notes to Consolidated Financial Statements ..............................  F-8
HEALTHRIDER, INC. AND SUBSIDIARIES
Report of Arthur Andersen LLP.............................................. F-26
Consolidated Financial Statements:
  Consolidated Balance Sheets.............................................. F-27
  Consolidated Statements of Income........................................ F-28
  Consolidated Statements of Stockholders' Equity.......................... F-29
  Consolidated Statements of Cash Flows.................................... F-30
  Notes to Consolidated Financial Statements............................... F-31

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of ICON Fitness Corporation

  In our opinion, the accompanying consolidated balance sheet, and related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ICON Fitness Corporation (formerly known as Weslo, Inc., ProForm Fitness Products, Inc., and American Physical Therapy, Inc. and subsidiaries (the "Recapitalized Companies")) and its subsidiaries, at May 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Boston, Massachusetts

December 18, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors of
IHF Capital, Inc.:

  We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and of cash flows of ICON Fitness Corporation (formerly known as Weslo, Inc., ProForm Fitness Products, Inc. and American Physical Therapy, Inc.) and its subsidiaries for the year ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of ICON Fitness Corporation and its subsidiaries for the year ended May 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Salt Lake City, Utah
July 15, 1994
(December 23, 1994 as to Note 1)

                            ICON FITNESS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         COMPANY
                                             ----------------------------------
                                                   MAY 31,         NOVEMBER 30,
                                               1995        1996        1996
                                             ---------  ---------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash....................................... $   4,099  $  19,313   $  11,565
 Accounts receivable, net...................   114,325    126,869     226,614
 Inventories................................    95,635     95,922     161,151
 Deferred income taxes......................     7,588      5,240       5,240
 Other assets...............................     5,600      4,770       8,137
 Prepaid income taxes.......................       --         882      12,202
                                             ---------  ---------   ---------
   Total current assets.....................   227,247    252,996     424,909
Property and equipment, net.................    23,144     32,312      78,586
Deferred income taxes.......................     3,121      5,489       7,085
Other assets................................    36,673     25,930      40,981
                                             ---------  ---------   ---------
                                             $ 290,185  $316,727    $ 551,561
                                             =========  =========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFI-
 CIT)
Current liabilities:
 Current portion of long-term debt.......... $     688  $   3,065   $   4,885
 Accounts payable...........................    73,968     73,652     122,689
 Interest payable...........................     5,035      5,815       6,176
 Accrued expenses...........................     9,739     11,424      34,733
 Income taxes payable.......................       130        --          --
                                             ---------  ---------   ---------
   Total current liabilities................    89,560     93,956     168,483
                                             ---------  ---------   ---------
Long-term debt..............................   267,427    279,693     532,423
Minority interest in cumulative redeemable
 preferred stock of subsidiary..............    42,804     47,904         --
Stockholders' equity (deficit):
 Common stock and additional paid-in
  capital...................................    74,957     77,730      49,691
 Receivable from officers for purchase of
  equity....................................      (758)      (758)       (758)
 Cumulative translation adjustment..........       --         386        (106)
 Accumulated deficit........................  (183,805)  (182,184)   (198,172)
                                             ---------  ---------   ---------
   Total stockholders' equity (deficit).....  (109,606)  (104,826)   (149,345)
                                             ---------  ---------   ---------
Commitments and contingencies (Notes 12, 13
 and 14)....................................       --         --          --
                                             ---------  ---------   ---------
                                             $ 290,185  $ 316,727   $ 551,561
                                             =========  =========   =========


   The accompanying notes are an integral part of the consolidated financial statements.

                            ICON FITNESS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                          RECAPITALIZED
                            COMPANIES
                            (NOTE 1)                     COMPANY
                          ------------- -------------------------------------------
                           YEAR ENDED                          SIX MONTHS ENDED
                             MAY 31,    YEAR ENDED MAY 31,  DECEMBER 2,  NOVEMBER 30,
                          ------------- ------------------- ----------- ---------------
                              1994        1995       1996      1995        1996
                          ------------- ---------  -------- ----------- -----------
                                                            (UNAUDITED) (UNAUDITED)
Net sales...............    $403,016    $ 530,774  $747,577  $353,363    $375,305
                            --------    ---------  --------  --------    --------
Cost of sales...........     288,208      378,322   541,443   259,650     260,610
Revaluation of
 HealthRider inventory..         --           --        --        --        8,165
                            --------    ---------  --------  --------    --------
Total cost of sales.....     288,208      378,322   541,443   259,650     268,775
                            --------    ---------  --------  --------    --------
Gross profit............     114,808      152,452   206,134    93,713     106,530
                            --------    ---------  --------  --------    --------
Operating expenses:
 Selling................      52,116       68,706    93,924    40,479      56,370
 Research and
  development...........       2,863        5,163     6,759     2,980       3,474
 General and
  administrative........      28,578       31,097    48,055    23,859      27,002
 Weider settlement (Note
  14)...................         --           --        --        --       16,465
 Compensation expense
  attributable to
  options...............         --        39,046     2,769       --          --
                            --------    ---------  --------  --------    --------
    Total operating
     expenses...........      83,557      144,012   151,507    67,318     103,311
                            --------    ---------  --------  --------    --------
Income from operations..      31,251        8,440    54,627    26,395       3,219
Interest expense........       6,224       21,495    36,527    18,001      20,629
Dividends on cumulative
 redeemable preferred
 stock of a subsidiary
 held by minority
 interest...............         --         2,804     5,100     2,550       2,125
Amortization of deferred
 financing fees.........         --         1,741     3,483     1,749       2,059
                            --------    ---------  --------  --------    --------
Income (loss) before
 income taxes...........      25,027      (17,600)    9,517     4,095     (21,594)
Provision for (benefit
 from) income taxes.....       9,766       (4,719)    7,896     3,303      (5,606)
                            --------    ---------  --------  --------    --------
Net income (loss).......    $ 15,261    $ (12,881) $  1,621  $    792    $(15,988)
                            ========    =========  ========  ========    ========


     The accompany notes are an integral part of the consolidated financial statements.

                           ICON FITNESS CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          CUMULATIVE                                  RECEIVABLE
                           PREFERRED                                     FROM                   RETAINED       TOTAL
                             STOCK         COMMON STOCK   ADDITIONAL OFFICERS FOR CUMULATIVE    EARNINGS   STOCKHOLDERS'
                        ----------------  ---------------  PAID-IN     PURCHASE   TRANSLATION (ACCUMULATED    EQUITY
                        SHARES    VALUE    SHARES   VALUE  CAPITAL    OF EQUITY   ADJUSTMENT    DEFICIT)     (DEFICIT)
                        -------  -------  --------  ----- ---------- ------------ ----------- ------------ -------------
RECAPITALIZED COMPA-
NIES
 Balance, May 31,
 1993.................   65,492  $ 6,549   741,753   $ 2   $  1,076     $ --         $ --      $  32,175     $  39,802
 Preferred stock divi-
 dends................      --       --        --    --         --        --           --           (531)         (531)
 Exercise of stock op-
 tions................      --       --      7,408   --         101      (101)         --            --            --
 Net income...........      --       --        --    --         --        --           --         15,261        15,261
                        -------  -------  --------   ---   --------     -----        -----     ---------     ---------
COMPANY
 Balance, May 31,
 1994.................   65,492    6,549   749,161     2      1,177      (101)         --         46,905        54,532
 Preferred stock divi-
 dends................      --       --        --    --         --        --           --           (243)         (243)
 Equity exchanges and
 distributions to
 stockholders.........  (65,492)  (6,549) (749,161)   (2)    (1,177)      --           --       (217,586)     (225,314)
 Issuance of common
 stock and contribu-
 tion of capital by
 IHF Capital, Inc.....      --       --      1,000   --      74,957      (657)         --            --         74,300
 Net loss.............      --       --        --    --         --        --           --        (12,881)      (12,881)
                        -------  -------  --------   ---   --------     -----        -----     ---------     ---------
 Balance, May 31,
 1995.................      --       --      1,000   --      74,957      (758)         --       (183,805)     (109,606)
 Proceeds from exer-
 cise of common stock
 options and
 contribution of capi-
 tal by IHF Capital,
 Inc..................      --       --        --    --           4       --           --            --              4
 Issuance of options
 to management and
 contribution of capi-
 tal by IHF Capital,
 Inc..................      --       --        --    --       2,769       --           --            --          2,769
 Foreign currency
 translation .........      --       --        --    --         --        --           386           --            386
 Net income ..........      --       --        --    --         --        --           --          1,621         1,621
                        -------  -------  --------   ---   --------     -----        -----     ---------     ---------
 Balance, May 31,
 1996.................      --       --      1,000   --      77,730      (758)         386      (182,184)     (104,826)
 Discount on redemp-
 tion of and forgive-
 ness of dividends on
 minority interest in
 cumulative redeemable
 preferred stock of
 subsidiary (unau-
 dited)...............      --       --        --    --      14,280       --           --            --         14,280
 Return of capital on
 the repurchase of eq-
 uity of
 IHF Capital, Inc.
 (unaudited)..........      --       --        --    --     (42,319)      --           --            --        (42,319)
 Foreign currency
 translation (unau-
 dited)...............      --       --        --    --         --        --          (492)          --           (492)
 Net loss (unaudited).      --       --        --    --         --        --           --        (15,988)      (15,988)
                        -------  -------  --------   ---   --------     -----        -----     ---------     ---------
 Balance, November 30,
 1996 (unaudited).....      --   $   --      1,000   --    $ 49,691     $(758)       $(106)    $(198,172)    $(149,345)
                        =======  =======  ========   ===   ========     =====        =====     =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            ICON FITNESS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                          RECAPITALIZED
                            COMPANIES
                            (NOTE 1)                     COMPANY
                          ------------- --------------------------------------------
                                                                SIX MONTHS ENDED
                           YEAR ENDED      YEAR ENDED
                             MAY 31,         MAY 31,        DECEMBER 2, NOVEMBER 30,
                          ------------- ------------------  ----------- ------------
                              1994        1995      1996       1995         1996
                          ------------- --------  --------  ----------- ------------
                                                            (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss).......     $15,261    $(12,881) $  1,621   $    792     $(15,988)
Adjustments to reconcile
net income (loss) to net
cash provided by (used
in) operating activi-
ties:
 Provision (benefit)
  from deferred taxes...      (1,153)     (9,493)      (20)     3,149       (1,596)
 Depreciation and
  amortization..........       4,010       5,561     7,205      3,604        4,517
 Amortization of
  deferred financing
  fees and debt
  discount..............         --        6,018    12,458      6,047        7,636
 Compensation expense
  attributable to
  options...............         --       12,303     2,769        --           --
 Interest expense
  attributable to
  dividends on preferred
  stock held by minority
  interest..............         --        2,804     5,100      2,550        2,125
Changes in operating
 assets and liabilities:
 Accounts receivable....     (32,559)    (14,106)  (12,544)  (108,898)     (80,853)
 Inventories............         726     (41,429)     (287)   (13,840)     (28,756)
 Other assets...........       1,217      (5,837)    7,073      2,661      (10,756)
 Accounts payable and
  accrued expenses......      25,844      30,350     2,149     35,197       31,098
 Income taxes...........         --          130    (1,012)       --           --
 Payable to Weider......         919      (4,697)      --         --           --
                             -------    --------  --------   --------     --------
 Net cash provided by
  (used in) operating
  activities............      14,265     (31,277)   24,512    (68,738)     (92,573)
                             -------    --------  --------   --------     --------
INVESTING ACTIVITIES:
HealthRider Acquisition.         --          --        --         --       (28,203)
CanCo and WSE
 Acquisitions...........         --          --        --         --       (10,759)
Purchases of property
 and equipment..........      (6,924)     (7,977)  (15,356)    (7,913)     (13,622)
Payment for non-compete
 agreements.............         --       (4,070)      --         --           --
                             -------    --------  --------   --------     --------
 Net cash used in
  investing activities..      (6,924)    (12,047)  (15,356)    (7,913)     (52,584)
                             -------    --------  --------   --------     --------
FINANCING ACTIVITIES:
Borrowings (payments) on
 revolving loans and
 lines of credit, net...     (68,925)     66,400     6,355     76,709      138,359
Proceeds from long-term
 debt...................     105,197     194,999       --         --        82,508
Payments on long-term
 debt...................     (43,222)    (58,197)     (687)       --        (1,375)
Payments on capital
 lease obligations......         --          --        --         --          (462)
Proceeds from issuance
 of common stock........         --       40,422         4        --           --
Repurchase of common
 stock..................         --       (1,808)      --         --           --
Return of capital to
 parent.................         --          --        --         --       (42,319)
Retirement of preferred
 stock..................         --          --        --         --       (35,748)
Payments of dividends...        (531)       (243)      --         --           --
Distributions to
 stockholders...........         --     (166,737)      --         --           --
Payment of debt
 financing fees.........         --      (27,508)      --         --        (3,062)
                             -------    --------  --------   --------     --------
 Net cash provided by
  (used in) financing
  activities............      (7,481)     47,328     5,672     76,709      137,901
                             -------    --------  --------   --------     --------
Effect of exchange rate
 changes on cash........         --          --        386         13         (492)
                             -------    --------  --------   --------     --------
Net (decrease) increase
 in cash................        (140)      4,004    15,214         71       (7,748)
Cash, beginning of
 period.................         235          95     4,099      4,099       19,313
                             -------    --------  --------   --------     --------
Cash, end of period.....     $    95    $  4,099  $ 19,313   $  4,170     $ 11,565
                             =======    ========  ========   ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           ICON FITNESS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS

  BASIS OF PRESENTATION--The consolidated May 31, 1995 and 1996 financial statements include the accounts of ICON Fitness Corporation ("ICON"), its subsidiary IHF Holdings, Inc. ("IHF Holdings"), IHF Holdings' wholly-owned subsidiary, ICON Health & Fitness, Inc. ("Health & Fitness"), and Health & Fitness' wholly-owned subsidiaries (collectively, the "Company"). The minority interest in IHF Holdings represents cumulative redeemable preferred stock held by certain shareholders of ICON's parent, IHF Capital, Inc. ("IHF Capital") (Note 8). Prior to the incorporation of ICON on November 12, 1996 and the concurrent contribution of IHF Capital's investment in IHF Holdings to ICON in exchange for all of the outstanding common stock of ICON, IHF Holdings was a wholly-owned subsidiary of IHF Capital. The Company's financial statements carry over the historical financial position and results of operations of IHF Capital, adjusted to reflect the fact that the company is a wholly-owned subsidiary of IHF Capital. Other than the Senior Discount Notes (Note 7) and related deferred financing fees and deferred income tax benefit and the redeemable preferred stock (Note 8) issued by IHF Holdings, all assets and liabilities of the Company are those of Health & Fitness.

  The consolidated May 31, 1994 financial statements of Weslo, Inc. and its wholly-owned subsidiaries, ProForm Fitness Products, Inc. and its wholly-owned subsidiaries, and American Physical Therapy, Inc., (collectively, the "Recapitalized Companies") all of which were majority-owned subsidiaries of Weider Health and Fitness, Inc. ("WHF"), reflect the results of operations as if they had been combined since inception on a basis similar to a pooling of interests.

  DESCRIPTION OF BUSINESS--The Company is principally involved in the development, manufacturing and distribution of home fitness equipment throughout the United States. For the years ended May 31, 1995 and 1996, the majority of the Company's revenues were derived from the sale of aerobic fitness equipment. The Company primarily sells its products to retailers and, to a limited extent, to end-users through direct response advertising efforts.

  THE RECAPITALIZATION--On November 14, 1994 the recapitalization (the "Recapitalization") took place as follows: (1) the existing shareholders of the Recapitalized Companies contributed their capital stock of the Recapitalized Companies to IHF Capital and IHF Holdings in exchange for $21.9 million of Class A and Class L Common Stock of IHF Capital, $36.0 million of IHF Holdings Preferred Stock, warrants to purchase Class A Common Stock of IHF Capital, and $159.3 million of demand promissory notes of Health & Fitness (the "Shareholder Notes"); (2) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options and warrants to purchase Class A and Class L Common Stock of IHF Capital and $4.0 million of options to purchase preferred stock of IHF Holdings; (3) affiliates of Bain Capital, Inc. ("Bain Capital") and certain other parties purchased $40.4 million of Class A and Class L Common Stock of IHF Capital, (4) the 13% Senior Subordinated Notes and 15% Senior Secured Discount Notes were issued (Note 7), the proceeds of which were used to repay the Shareholder Notes; and (5) Health & Fitness caused the Recapitalized Companies to be merged with and into itself. As a result of the Recapitalization, IHF Holdings owns all of the outstanding capital stock of Health & Fitness, and IHF Capital owns all of the outstanding common stock of IHF Holdings.

  Concurrent with the closing of the Recapitalization, the Company obtained exclusive licenses to market certain fitness equipment and certain non-ingestive sports medicine products under the "Weider" and related brand names (Note 13).

2. SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION--All significant intercompany accounts and transactions have been eliminated in the consolidation of the Company.

  CASH--Substantially all of the Company's cash is held by two banks at May 31, 1996. The Company does not believe that as a result of this concentration it is subject to any unusual credit risk beyond the normal risk associated with commercial banking relationships.

                           ICON FITNESS CORPORATION

  INVENTORIES--Inventories include freight-in, materials, labor, and manufacturing overhead costs and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

  PROPERTY AND EQUIPMENT--Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Expenditures for renewals and improvements are capitalized, and maintenance and repairs are charged to operations.

  NON-COMPETE AGREEMENTS--Included in long-term other assets are capitalized costs associated with non-compete agreements the Company entered into with certain key executives of the Company for a four year term. These assets are being amortized using the straight-line method over the life of the agreements (Note 6).

  DEFERRED FINANCING COSTS--As part of the Recapitalization, the Company deferred certain debt issuance costs relating to the establishment of the Credit Agreement (Note 7) and the issuance of the 13% Senior Subordinated Notes and the 15% Senior Secured Discount Notes (collectively referred to as the "Notes"). These costs are capitalized in long-term other assets and are being amortized using the straight-line method for costs associated with the Credit Agreement and the effective interest method for costs associated with the Notes (Note 6).

  ADVERTISING COSTS--The Company expenses the costs of advertising as incurred, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit, generally twelve months. Direct response advertising costs consist primarily of costs to produce infomercials for the Company's products. At May 31, 1995 and 1996, $1,651,000 and $1,422,000, respectively, were included in other current assets. For the years ended May 31, 1994, 1995 and 1996, total advertising expense was approximately $14,646,000, $23,846,000 and $22,537,000, respectively. In addition, cooperative advertising and discount allowances given to the Company's customers were approximately $12,907,000, $14,114,000 and $34,585,000 for the years ended May 31, 1994, 1995 and 1996, respectively.

  REVENUE RECOGNITION--The Company recognizes revenue upon the shipment of product to the customer. Allowances are recognized for estimated returns, discounts, advertising programs, and warranty costs associated with these sales.

  CONCENTRATION OF CREDIT RISK--Financial instruments which potentially expose the Company to concentration of credit risk include trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed and reserves are maintained; however, collateral is not required. A significant portion of the Company's sales in the retail sector are made to two customers, Sears Roebuck ("Sears") and Sam's Wholesale Clubs ("Sam's"). Sears accounted for approximately 34%, 31% and 34% of total sales for the years ended May 31, 1994, 1995 and 1996, respectively. Sam's accounted for approximately 13% and 12% of total sales for the years ended May 31, 1994 and 1995, respectively. Accounts receivable from these two customers accounted for approximately 27% of total gross accounts receivable at May 31, 1995. Accounts receivable from Sears accounted for 32% of total gross accounts receivable at May 31, 1996, and accounts receivable from a third customer, Service Merchandise Company, Inc., accounted for 11% of gross accounts receivable at May 31, 1996.

  RESEARCH AND DEVELOPMENT COSTS--Research and product development costs are expensed as incurred. Research and development activities include the design of new products and product enhancements and are performed by both internal and external sources.

                           ICON FITNESS CORPORATION

  INCOME TAXES--The Company accounts for income taxes utilizing the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the Company to record in its balance sheet deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in different periods for financial statements versus tax returns.

  Prior to the Recapitalization, the Recapitalized Companies were included as part of the consolidated tax return filed by WHF. Taxes otherwise due to or refundable from the taxing authorities calculated on a separate company basis have been reflected as due to or from WHF. Subsequent to the Recapitalization, and prior to the redemption of the IHF Holdings Preferred Stock (Note 14) and incorporation of ICON, IHF Capital filed a separate return and Health & Fitness was included as part of the consolidated tax return filed by IHF Holdings.

  FOREIGN CURRENCY HEDGES--The Company enters into foreign currency forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its anticipated or committed foreign currency exposures on purchases in Canadian dollars. The effect of this practice is to minimize the impact of foreign exchange rate movements on the Company's operating results. The Company's hedging activities do not subject the Company to significant exchange rate risk because gains and losses on these contracts partially offset losses and gains on the assets and transactions being hedged. Unrealized gains and losses on these contracts are deferred and accounted for as part of the hedged transactions. Cash flows from these contracts are classified in the Statement of Cash Flows in the same category as the hedged transactions. As of May 31, 1995 and 1996 the Company had approximately $19 million Canadian and $25 million Canadian, respectively, of open forward exchange contracts to sell Canadian dollars throughout fiscal years May 31, 1996 and 1997, respectively. The fair value of these forward exchange contracts are based on quoted market prices. At May 31, 1995 and 1996 the estimated unrealized gain on outstanding forward exchange contracts was $210,000 and $163,000, respectively. For the years ended May 31, 1994, 1995 and 1996, the Company recognized gains of $0, $160,000 and $169,000, respectively, upon the settlement of foreign currency transactions.

  FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair value of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and long-term debt approximate book values at May 31, 1995 and 1996, except for the long-term debt included in the following table. The carrying amount for the Senior Subordinated Notes and the Senior Secured Discount Notes was established based on market conditions at the time the debt was issued. The estimated fair value for the long-term notes is based on quoted market prices (in thousands).

                                            MAY 31, 1995        MAY 31, 1996
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
   13% Senior Subordinated Notes........ $99,123   $112,388  $99,298   $112,894
   15% Senior Secured Discount Notes....  60,347     70,014   69,147     85,353

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

                           ICON FITNESS CORPORATION

  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS--The unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results for the six months ended December 2, 1995 and November 30, 1996 are not necessarily indicative of results to be expected for a full year.

  ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has not yet decided how it will adopt SFAS 123 during 1997.

  RECLASSIFICATIONS--Reclassifications have been made to the 1994 and 1995 financial statements to conform to the 1996 presentation. These reclassifications had no effect on net income for 1994 or 1995.

3. ACCOUNTS RECEIVABLE

  Accounts receivable, net, consist of the following (in thousands):

                                                    MAY 31,
                                               ------------------
                                                 1995      1996
                                               --------  --------
   Accounts receivable........................ $119,633  $134,464
   Less allowances............................   (5,308)   (7,595)
                                               --------  --------
                                               $114,325  $126,869
                                               ========  ========

4. INVENTORIES

  Inventories consist of the following (table in thousands):

                                                    MAY 31,        NOVEMBER 30,
                                               ------------------  ------------
                                                 1995      1996        1996
                                               --------  --------  ------------
                                                                   (UNAUDITED)
   Raw materials, principally parts and sup-
    plies..................................... $ 36,472  $ 26,264    $ 50,978
   Finished goods.............................   59,163    69,658    $110,173
                                               --------  --------    --------
                                               $ 95,635  $ 95,922    $161,151
                                               ========  ========    ========

  Inventories are net of allowances of $787,000 and $2,122,000 at May 31, 1995 and 1996, respectively. These allowances are established based on management's estimates of inventory, held at year end, that is potentially obsolete or for which its market value is below cost.

5. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (table in thousands):

                           ICON FITNESS CORPORATION

                                                  ESTIMATED       MAY 31,
                                                 USEFUL LIFE ------------------
                                                   (YEARS)     1995      1996
                                                 ----------- --------  --------
   Land.........................................       --    $  1,230  $  1,230
   Building and improvements....................  up to 31      9,683    11,235
   Equipment....................................       3-7     25,784    37,191
   Construction in progress.....................       --         --      2,397
                                                             --------  --------
                                                               36,697    52,053
   Less accumulated depreciation................              (13,553)  (19,741)
                                                             --------  --------
                                                             $ 23,144  $ 32,312
                                                             ========  ========

  For the years ended May 31, 1994, 1995 and 1996, the Company recorded depreciation expense of $4,010,000, $5,052,000, and $6,188,000, respectively.

6. OTHER ASSETS

  Other assets consist of the following (table in thousands):

                                                                    MAY 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
   Non-compete agreements...................................... $ 3,561 $ 2,544
   Deferred financing costs....................................  25,767  22,284
   Other.......................................................   7,345   1,102
                                                                ------- -------
                                                                $36,673 $25,930
                                                                ======= =======

  At May 31, 1995 and 1996, capitalized non-compete payments made to the Company's key executives are net of accumulated amortization of $509,000 and $1,526,000, respectively.

  At May 31, 1995 and 1996 capitalized deferred financing costs are net of accumulated amortization of $1,741,000 and $5,224,000, respectively.

                           ICON FITNESS CORPORATION

7. LONG-TERM DEBT

  Long-term debt consists of the following (table in thousands):

                                                      MAY 31,      NOVEMBER 30,
                                                 ----------------- ------------
                                                   1995     1996       1996
                                                 -------- -------- ------------
                                                                   (UNAUDITED)
   Revolving Credit Facility.................... $ 73,645 $ 80,000   $228,338
   Term Loan A Facility.........................   17,500   16,875     15,625
   Term Loan B Facility.........................   17,500   17,438     17,313
   13% Senior Subordinated Notes, face amount
    $101,250 net of unamortized discount of
    $2,127 at May 31, 1995, $1,952 at May 31,
    1996 and $1,849 at November 30, 1996........   99,123   99,298     99,401
   15% Senior Secured Discount Notes, face
    amount $123,700 net of unamortized discount
    of $63,353 at May 31, 1995, $54,553 at May
    31, 1996 and $49,341 at November 30, 1996 ..   60,347   69,147     74,359
   14% Series B Senior Discount Notes, face
    amount $162,000 net of unamortized discount
    of $79,230 at November 30, 1996 (Note 14)...      --       --      82,770
   Capital lease obligations....................      --       --      18,869
   Other........................................      --       --         633
                                                 -------- --------   --------
                                                  268,115  282,758    537,308
   Less current portion.........................      688    3,065      4,885
                                                 -------- --------   --------
       Total long-term debt..................... $267,427 $279,693   $532,423
                                                 ======== ========   ========

CREDIT AGREEMENT

  In connection with the Recapitalization (Note 1), the Company, through Health & Fitness, entered into a Credit Agreement with a syndicate of banks. Borrowings under the Credit Agreement, consist of the Revolving Credit Facility, the Term Loan A Facility, and the Term Loan B Facility, and are secured by a perfected first priority security interest in the assets of the Company's subsidiaries. Under the terms of the Credit Agreement, Health & Fitness must comply with certain restrictive covenants, which include the requirement that Health & Fitness maintain minimum amounts of profitability, solvency, and liquidity. In addition, the Credit Agreement restricts Health & Fitness from making certain payments, including dividend payments, to its shareholders. At May 31, 1996, the Company was in compliance with all its financial covenants except for the capital expenditure limitation for the year ended May 31, 1996 with respect to which its lender waived compliance. Management believes that the Company will be in compliance with its financial covenants through 1997 and, therefore, borrowings under the Credit Agreement have been classified as long-term, exclusive of amounts due within one year under the Term Loan A Facility and Term Loan B Facility.

 Revolving Credit Facility

  As of May 31, 1996, the agreement provided for borrowings of up to $160.0 million based upon a percentage of eligible accounts receivable and inventories and expires on November 14, 1999. As of August 23, 1996 the Credit Agreement was amended to permit total borrowings of up to $310 million in order to fund the HealthRider Acquisition (Note 14), the settlement of the WHF Litigation (Note 14), the Weider Sports and CanCo Acquisitions (Note 14) and other long term working capital needs. Advances under the Revolving Credit Facility bear interest, at Health & Fitness's option, at either

                           ICON FITNESS CORPORATION

(1) 2.75% plus the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market (the "LIBOR Rate") or (2) 1.75% plus the higher of (a) the highest of the most recently published or announced prime corporate base, reference or similar benchmark rate announced by Bankers Trust Company or (b) the published rate for ninety-day dealer placed commercial paper (the "Index Rate") (8.25% as of May 31, 1996 under the LIBOR rate option). The Company is required to pay a fee of 0.5% per annum on the average unused commitment under the Credit Agreement. For the years ended May 31, 1995 and 1996, the Company paid an unused commitment fee of $42,000 and $196,000, respectively. As of May 31, 1996, $48.8 million was available to be borrowed under the Revolving Credit Facility.

 Term Loan A Facility

  Under the Term Loan A Facility, $17,500,000 was advanced on November 14, 1994. Quarterly payments of $625,000 became due beginning March 31, 1996. Quarterly payments increase to $937,500 beginning March 31, 1997, to $1,250,000 beginning March 31, 1998, and to $1,562,500 beginning March 31, 1999, with the balance of $1,562,500 due at maturity on November 14, 1999. Advances under the Term Loan A Facility bear interest, at the Company's option, at a rate equal to either (1) 3.00% per annum plus the LIBOR Rate or
(2) 2.25% per annum plus the Index Rate (8.5% as of May 31, 1996 under the LIBOR rate option).

 Term Loan B Facility

  Under the Term Loan B Facility, $17,500,000 was advanced on November 14, 1994. Quarterly payments of $62,500 became due beginning March 31, 1996. Quarterly payments increase to $1,562,500 beginning March 31, 2000 through September 30, 2001, and the balance of $5,562,500 is due at maturity on November 14, 2001. Advances under the Term Loan B Facility bear interest, at the Company's option, at a rate equal to either (1) 3.50% per annum plus the LIBOR Rate or (2) 2.75% per annum plus the Index Rate (9.0% as of May 31, 1996 under the LIBOR rate option).

  A portion of the proceeds from the Credit Agreement were used to repay the long-term debt outstanding prior to the Recapitalization.

SENIOR SUBORDINATED NOTES

  In conjunction with the Recapitalization (Note 1), the Company issued warrants to purchase 200,000 shares of Class A and 20,000 shares of Class L Common Stock of IHF Capital and $101,250,000 face amount (net proceeds of $100.0 million) of 13% Senior Subordinated Notes of Health & Fitness (the "Senior Subordinated Notes") through Health & Fitness. The Senior Subordinated Notes are unsecured and bear interest at 13%, payable January 15 and July 15 through the maturity date of July 15, 2002. The warrants have an exercise price of $0.01 per share and expire on November 14, 1999. In conjunction with the sale, $968,000 of the issuance price was ascribed to the warrants and is included in the total discount on the notes. This discount is being amortized using the effective interest method.

  Upon certain asset sales, the Company may be obligated to purchase the Senior Subordinated Notes with the net cash proceeds of the asset sales at a redemption price of 100% of principal plus accrued and unpaid interest. Prior to November 15, 1997, up to $35 million of principal of the Senior Subordinated Notes may be redeemed at the Company's option with the proceeds of the sale in public offerings of common stock of IHF Holdings, IHF Capital or ICON at a redemption price equal to 112.25% of the principal, together with accrued and unpaid interest at the redemption date. On or after November 15, 1998, the Senior Subordinated Notes may be redeemed at the Company's option, in whole or in part, at redemption prices ranging from 110% of principal amount in the year ended November 14, 1999, to 100% of principal amount subsequent to November 14, 2001, plus accrued and unpaid interest.

                           ICON FITNESS CORPORATION

SENIOR SECURED DISCOUNT NOTES

  In conjunction with the Recapitalization (Note 1), the Company issued warrants to purchase 800,000 shares of Class A and 80,000 shares of Class L Common Stock of IHF Capital and $123,700,000 face amount (net proceeds of $60.0 million) of 15% Senior Secured Discount Notes of IHF Holdings (the "Discount Notes") through IHF Holdings. The Discount Notes are senior secured obligations of IHF Holdings that begin bearing cash interest of 15% at November 15, 1999, payable each May 15 and November 15 thereafter, through the maturity date of November 15, 2004. The warrants have an exercise price of $0.01 per share and expire on November 14, 1999. In conjunction with the sale, $3,838,000 of the issuance price was ascribed to the warrants and is included in the total discount on the notes. This discount is being amortized using the effective interest method.

  Upon certain asset sales, the Company may be obligated to purchase the Discount Notes with the net cash proceeds of those sales at a redemption price of 100% of the accreted value plus accrued and unpaid interest. The accreted value increases from the initial discount price through November 15, 1999 to 100% of the face amount of the discount notes at that date. Prior to November 15, 1996, the Discount Notes may be redeemed at the Company's option, in whole or in part, with the proceeds of the sale in a public offering of common stock of IHF Capital, IHF Holdings or ICON, at a redemption price of 114% of the accreted value, as defined in the note agreement. The Company is required to use at least 50% of the net proceeds of any such public offering for such redemption. On or after November 15, 1999, the Discount Notes may be redeemed at the Company's option, in whole or in part, at redemption prices ranging from 107.5% of principal amount in the year ended November 14, 2000, to 100% of principal amount subsequent to November 14, 2001, plus accrued and unpaid interest.

CHANGE IN CONTROL

  Upon a change in control, as defined in the indentures with respect to the Notes, each holder of the Senior Subordinated Notes and Discount Notes may require the Company to repurchase all or a portion of such holder's notes at a cash purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The Credit Agreement provides that the occurrence of a change of control, as defined in the indentures, constitutes an event of default under the Credit Agreement, which could require immediate payment of the Revolving Credit Facility, Term Loan A Facility and Term Loan B Facility.

FUTURE PAYMENTS

  As of May 31, 1996, the scheduled future principal payments of long-term debt (excluding the Revolving Credit Facility) are as follows (in thousands):

   YEAR ENDED MAY 31
     1997.............................................................. $  3,065
     1998..............................................................    4,312
     1999..............................................................    5,562
     2000..............................................................    6,438
     2001..............................................................    6,250
     Thereafter........................................................  233,636

                           ICON FITNESS CORPORATION

8. MINORITY INTEREST IN CUMULATIVE REDEEMABLE PREFERRED STOCK OF SUBSIDIARY

 Authorization and Issuance of Series A Cumulative Redeemable Preferred Stock

  As part of the Recapitalization (Note 1), IHF Holdings authorized 8,000 shares of Series A-1 Cumulative Redeemable Preferred Stock ("Series A-1 Preferred") and 2,042 shares of Series A-2 Cumulative Redeemable Preferred Stock ("Series A-2 Preferred"). The Series A-1 Preferred and Series A-2 Preferred (referred to collectively as the "Series A Preferred") are equivalent in all respects, except with respect to voting rights. In exchange for common stock and options in the Recapitalized Companies, 8,000 shares of Series A-1 Preferred and 1,000 shares of Series A-2 Preferred were issued to WHF at a stated issue price of $4,000 per share, and options to purchase 1,042 shares of Series A-2 Preferred were issued to certain officers of the Company. The options have an exercise price of $158.98 per share, subject to adjustment as defined in the option agreement, and expire on May 31, 2004. Compensation expense and a corresponding credit to the Series A Preferred carrying value of $4.0 million was recorded at the date such options were granted.

 Voting Rights

  Holders of Series A-1 Preferred are entitled to vote in the election of directors of IHF Holdings. All holders of Series A Preferred are entitled to vote in the approval of amendments to the terms of the Series A Preferred and in the approval of new indebtedness of the Company. Except as otherwise required by law or the Certificate of Incorporation of IHF Holdings, holders of Series A Preferred shares are not entitled to other voting rights.

 Liquidation Rights

  The Series A Preferred retains a liquidation preference over the common stock at a rate of $4,000 per share plus accrued but unpaid dividends.

 Dividends

  The Series A Preferred bears dividends at the rate of 12.75% per year through the 12th anniversary of issuance, at the rate of 15% during the following year and increasing by 1% for each succeeding year thereafter. Dividends also accrue on the shares of Series A Preferred which are subject to the options held by certain officers of the Company.

 Redemption

  The Company has the option to redeem the Series A Preferred at any time after the fifth anniversary of the issue date or earlier upon: (1) a public offering of the common stock of the Company; (2) sale of substantially all the assets of IHF Holdings; (3) payment of a dividend or distribution on the Common Stock of IHF Holdings which would not otherwise be permitted under IHF Holdings' certificate of incorporation; or (4) any other similar event. In addition, the Company is required to redeem the Series A Preferred upon certain changes in control.

  The redemption price of the Series A Preferred is $4,000 per share plus accrued and unpaid dividends, if any. Under certain conditions, the redemption price may be fully or partially satisfied by shares of common stock of the entity effecting the public offering.

                           ICON FITNESS CORPORATION

  Management anticipated that the option to redeem the Series A Preferred would be exercised and for the years ended May 31, 1995 and 1996 had accrued dividends of $2.8 million and $5.1 million, respectively on the issued and outstanding preferred shares and outstanding options. Dividends accrued to the minority shareholders of IHF Holdings were charged to the Company's current operations. In connection with the WHF Settlement (Notes 12 and 14), the Series A Preferred and options to purchase Series A Preferred were redeemed in November 1996.

9. STOCKHOLDERS' EQUITY

 Preferred Stock

  For the year ended May 31, 1994 and through November 14, 1994, the Recapitalized Companies had issued and outstanding preferred stock held by WHF on which dividends cumulated quarterly at $2.50 per share. Dividends of $531,000 were accrued and payable to WHF at May 31, 1994. For the period from June 1, 1994 to November 14, 1994, $243,000 of dividends had accrued and were paid in conjunction with the Recapitalization (Note 1). In conjunction with the Recapitalization, the preferred stock was exchanged for stock of IHF Holdings and IHF Capital.

 Common Stock and Additional Paid-in Capital

  In conjunction with the Recapitalization, IHF Holdings issued 1,000 shares of common stock, received a capital contribution of $74.7 million from its parent, IHF Capital (net of IHF Capital's $657,000 receivable from officers related to the Recapitalization), and contributed capital of $163.1 million (net of the $657,000 receivable) to Health Fitness. Health Fitness exchanged all common and preferred stock in the Recapitalized Companies (Note 1), issuing 1,000 shares of new common stock to IHF Holdings. All of the common stock of the Recapitalized Companies that was issued and outstanding prior to the recapitalization was retired as part of that transaction.

  On November 12, 1996, IHF Capital contributed its investment in IHF Holdings to ICON in exchange for 1,000 shares of common stock of ICON.

 Stock Options and Warrants

  Prior to the Recapitalization, certain officers held options to purchase shares of the Recapitalized Companies. The exercise prices were based upon the fair market value of the Recapitalized Companies on the date the options were granted. The options became fully vested during the year ended May 31, 1994. During the year ended May 31, 1994, a portion of these options were exercised in exchange for receivables from officers. As part of the Recapitalization (Note 1), all remaining options to purchase shares in the Recapitalized Companies were exchanged for options to purchase shares of Series A Preferred (Note 8), and options and warrants to purchase common stock of IHF Capital.

  Compensation charges, including related payroll taxes, totaling $39.0 million were recorded in the year ended May 31, 1995, relating to the exchange of options and warrants (including $4.0 million related to the issuance of the Series A-2 Preferred options (Note 8)).

 1994 Stock Option Plan

  In November 1994, the 1994 Stock Option Plan (the "1994 Plan") was adopted by the Company and approved by the Board of Directors. The 1994 Plan originally provided for the granting of options to purchase up to 1,200,000 shares of Class A Common of IHF Capital. The Board of Directors determines which individuals shall receive options, the time period during which the options may be

                           ICON FITNESS CORPORATION
exercised, the exercise price (which cannot be less than the fair market value of the Class A Common of IHF Capital on the date of grant), and whether or not the options are incentive stock options as defined in section 422 of the Internal Revenue Code of 1986. Expired and cancelled options are not made available for future grant. In 1996, the plan was amended, subject to certain waivers of notice and shareholder approval, to provide for the granting of up to 2,110,207 shares of Class A Common of IHF Capital.

  Activity under the 1994 Plan is summarized as follows:

                                                       NUMBER OF     RANGE OF
                                                       OPTIONED   EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
   Granted............................................ 1,146,331    $0.10-8.92
   Exercised..........................................  (634,117)     $0.10
                                                       ---------
   Outstanding at May 31, 1995........................   512,214    $0.10-8.92
   Granted............................................   963,876    $5.80-8.92
   Cancelled..........................................    (7,617)   $.10-$5.80
   Exercised..........................................   (44,539)        $0.10
                                                       ---------
   Outstanding at May 31, 1996........................ 1,423,934    $.10-$8.92
                                                       =========

  Of the total options outstanding under the 1994 Plan, 1,210,859 are exercisable at May 31, 1996. All options under the 1994 Plan become exercisable upon an initial public offering, subject to the approval of the Board of Directors. At May 31, 1996, there were no options available for future grant under the 1994 Plan.

   In September 1995 and March 1996, the exercise price of all performance options granted in 1995 under the 1994 Plan with an original exercise price per share of $30.87 were reset to exercise prices per share ranging from $5.80 to $8.92 which represented the fair value on the date of the reset with no change in the number of option share grants or vesting periods. The original exercise price of $30.87 per share for these performance options was established by the Board of Directors at the time of the Recapitalization to provide incentives to key members of management.

  During the year ended May 31, 1996, the Company recorded compensation expense of $2,769,000 equivalent to the difference between the fair market value of the underlying securities and the exercise price of related options granted. Such option grants were fully vested upon grant.

                           ICON FITNESS CORPORATION

10. INCOME TAXES

  The provision for (benefit from) income taxes consists of the following (in thousands):

                                                  RECAPITALIZED
                                                    COMPANIES      COMPANY
                                                  ------------- ---------------
                                                                YEAR ENDED MAY
                                                                     31,
                                                   YEAR ENDED   ---------------
                                                   MAY 31,1994   1995     1996
                                                  ------------- -------  ------
   Current:
     Federal income taxes........................    $ 9,193    $ 4,277  $6,946
     State income taxes..........................      1,726        497     595
     Foreign income taxes........................        --         --      375
                                                     -------    -------  ------
       Total current.............................     10,919      4,774   7,916
                                                     -------    -------  ------
   Deferred:
     Federal income taxes........................     (1,005)    (8,466)    (18)
     State income taxes..........................       (148)    (1,027)     (2)
                                                     -------    -------  ------
       Total deferred............................     (1,153)    (9,493)    (20)
                                                     -------    -------  ------
                                                     $ 9,766    $(4,719) $7,896
                                                     =======    =======  ======

  The provision for (benefit from) income taxes differs from the amount computed by applying the statutory federal income tax rate to income (loss) before taxes as follows:

                                             RECAPITALIZED
                                               COMPANIES         COMPANY
                                             ------------- ---------------------
                                                           YEAR ENDED MAY 31,
                                              YEAR ENDED   ---------------------
                                              MAY 31,1994    1995        1996
                                             ------------- ---------   ---------
   Statutory federal income tax rate.......        35%           (35)%       35%
   State tax provision (benefit)...........         5             (3)         6
   Dividends on preferred stock............       --               5         19
   Other non-deductible items..............       --               6          8
   Foreign losses for which no benefit has
    been recognized........................       --             --          15
   Other...................................        (1)           --         --
                                                  ---      ---------   --------
   Provision for (benefit from) income tax-
    es.....................................        39%           (27)%       83%
                                                  ===      =========   ========


  As of May 31, 1995 and 1996, the Company recorded gross deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                                   MAY 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Gross deferred tax assets.................................. $13,579  $15,506
   Gross deferred tax liabilities.............................  (2,870)  (3,972)
                                                               -------  -------
                                                                10,709   11,534
   Valuation allowance........................................   ( -- )    (805)
                                                               -------  -------
                                                               $10,709  $10,729
                                                               =======  =======

  The Company has provided a full valuation allowance for deferred tax assets related to foreign net operating loss carryforwards since realization of these future benefits is not sufficiently assured.

                           ICON FITNESS CORPORATION

  Net deferred tax assets consist of the following (table in thousands):

                                                                   MAY 31,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Domestic net operating loss carryforward................... $ 3,767  $   --
   Foreign net operating loss carryforward....................     --       805
   Stock compensation expense.................................   4,642    5,694
   Future deductible interest.................................   1,211    3,766
   Depreciation...............................................  (1,786)  (2,730)
   Reserves and allowances....................................   2,942    3,770
   Contribution of land.......................................    (500)    (500)
   Uniform capitalization of inventory........................     879      937
   Other, net.................................................    (446)    (208)
                                                               -------  -------
                                                                10,709   11,534
   Valuation allowance........................................   ( -- )    (805)
                                                               -------  -------
                                                               $10,709  $10,729
                                                               =======  =======

  In the year ended May 31, 1996, the Company realized income tax benefits of $3,470,000 and $297,000 for the use of federal and state net operating loss carryforwards, respectively. At May 31, 1996, the Company had approximately $2.4 million of foreign net operating loss carryforwards available to reduce future foreign taxable income.

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                  COMPANY
                                                              ---------------
                                                RECAPITALIZED   YEAR ENDED
                                                  COMPANIES       MAY 31,
                                                ------------- ---------------
                                                 YEAR ENDED
                                                MAY 31, 1994   1995    1996
                                                ------------- ------- -------
   Cash paid during the period for (in thou-
    sands):
     Interest..................................    $ 5,259    $12,188 $25,191
     Income taxes..............................     10,237      5,286   8,928

  For the year ended May 31, 1994 and the period from June 1, 1994 through November 14, 1994, income tax payments were made to WHF.

 Non-cash investing and financing activities

  As part of the Recapitalization (Note 1): (1) the existing shareholders of the Recapitalized Companies contributed their capital stock of these Companies (recorded value of $7.7 million) to IHF Capital, IHF Holdings, and Health & Fitness in exchange for common stock of IHF Capital, preferred stock of IHF Holdings, warrants to purchase common stock of IHF Capital (aggregate fair value of $58.8 million), and the Shareholder Notes ($159.3 million), and (2) certain senior executives of the Company exchanged their options to purchase capital stock of the Recapitalized Companies for $34.7 million of replacement options to purchase common stock of IHF Capital and $4.0 million of warrants to purchase preferred stock of IHF Holdings. Subsequent to the closing of the Recapitalization, the Company redeemed certain of the options exchanged by the executives as part of the Recapitalization for $26.4 million.

                           ICON FITNESS CORPORATION

  In conjunction with the issuance of the Senior Subordinated Notes and the Discount Notes (Note 8), the Company issued warrants to purchase common stock of IHF Capital. These warrants were ascribed values of $968,000 and $3,838,000, respectively, and were recorded as additional discounts on the Notes with an offsetting credit to additional paid-in capital.

12. COMMITMENTS AND CONTINGENCIES

  LEASES--The Company has noncancelable operating leases, primarily for computer and production equipment, that expire over the next five years. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Future minimum payments under noncancelable operating leases consist of the following at May 31, 1996 (table in thousands):

   FOR YEAR ENDED MAY 31:
     1997............................................................... $ 6,009
     1998...............................................................   4,945
     1999...............................................................   2,936
     2000...............................................................   1,189
     2001...............................................................     426
     Thereafter ........................................................     --
                                                                         -------
       Total............................................................ $15,505
                                                                         =======

  Rental expense for operating leases was approximately $1,767,000, $2,890,000 and $2,513,000 for the years ended May 31, 1994, 1995 and 1996, respectively.

  WEIDER LITIGATION--On August 28, 1995, WHF and its affiliates commenced a number of legal proceedings against the Company, its affiliates and all of the non-WHF directors and commenced arbitration proceedings against the Company. WHF and its affiliates claim, among other things: (i) they are entitled to various economic adjustments under agreements related to the Recapitalization,
(ii) the Company has intentionally violated territorial limitations and various other terms of the distribution agreement under which WHF was granted exclusive rights to distribute the Company's products in certain international territories, (iii) the directors and executive officers of the Company have breached their fiduciary duties to IHF Capital, IHF Holdings and Health & Fitness and to IHF Capital's minority stockholders, and (iv) the Company has violated its duties to WHF under the Management Agreement (Note 13). In addition, WHF and its affiliates seek to recover compensatory damages of at least $25 million, punitive damages of $35 million and injunctive relief requiring the Company to honor its alleged obligations. On August 28, 1995, WHF sought, and was denied, a temporary restraining order relating to alleged violations of the Distribution Agreement (Note 13). The Company intends to defend vigorously against the claims of WHF and its affiliates. The Company, based in part on discussions with legal counsel, does not believe the outcome of the WHF litigation will have material adverse effect upon the Company's results of operations and financial position.

  The Company, on August 28, 1995, initiated a lawsuit against WHF and its affiliates seeking a preliminary injunction forbidding WHF to continue production and marketing of illicit copies of one of the Company's most significant product lines. The Company intends to assert all claims that it may have against WHF and its affiliates, including claims that: (i) WHF and its affiliates have improperly sourced products (including WHF branded products), (ii) WHF and its affiliates have infringed the

                           ICON FITNESS CORPORATION

Company's rights to the "WHF" trademark, (iii) the Company is entitled to economic adjustments under the agreements related to the Recapitalization and
(iv) WHF has violated territorial limits and other terms of the Distribution Agreement (Note 13).

  The Weider Litigation was settled in September 1996 (Note 14).

  OTHER LITIGATION--The Company is one of several named defendants in legal matters involving product liability claims, several insured and one uninsured. The plaintiff in each case seeks general and specific damages in various specified and unspecified amounts. Since many of these matters are in the initial discovery stage, it is not possible to predict, with any certainty, the outcome or range of potential loss. However, management, based in part on discussions with legal counsel, believes that the Company has meritorious defenses and that resolution of these matters should not result in uninsured liability, if any, that would be materially greater than the estimated liability included in accrued expenses of $900,000, $1,500,000 and $1,500,000 at May 31, 1995 and 1996 and November 30, 1996 (unaudited), respectively.

  The Company is involved in various other claims, potential unasserted claims, and legal actions, including several patent infringement claims, arising in the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position and results of operations and, accordingly, no amounts have been accrued in the financial statements.

  WARRANTY--The Company warrants its products against defects in materials and workmanship for a period of 90 days after sale to the end-user. As of May 31, 1995 and 1996, the Company had an accrual for estimated warranty costs on products sold of approximately $2,470,000 and $3,200,000, respectively, which is included in accrued expenses in the accompanying balance sheet.

  RETIREMENT PLANS--All employees who have met minimum age and service requirements are eligible to participate in one of two 401(k) savings plans. Participants may make tax deferred contributions up to 15% of total salary. Company contributions to the two plans for the years ended May 31, 1994, 1995 and 1996 were $48,000, $220,000 and $233,000, respectively.

13. RELATED PARTY TRANSACTIONS

  RECAPITALIZATION EXPENSES--The Company reimbursed $2.0 million of expenses incurred by Weider, Bain Capital, and other shareholders in connection with the financing related to the Recapitalization. In addition, the Company paid Bain Capital a fee of $3.5 million for services provided in structuring the Recapitalization (Note 1).

  MANAGEMENT FEES--The Company received $2.7 million in the year ended May 31, 1995 as a fee for administrative services provided to WHF in the management of one of its subsidiaries (the "Management Agreement") which was recorded as a reduction of general and administrative expense for the period. Subsequent to the Recapitalization, the Management Agreement requires the Company, to the extent applicable, to source WHF products, or products substantially the same as those sold by WHF, from WHF prior to seeking sources of those products from outside vendors. During the years ended May 31, 1994, 1995 and 1996, the Company purchased approximately $7.4 million, $26.4 million and $50.7 million, respectively, of products from WHF and had a trade payable of $1.3 million and $.7 million at May 31, 1995 and 1996, respectively.

                           ICON FITNESS CORPORATION

  In conjunction with the Recapitalization, the Company executed an agreement with a majority shareholder who provides management and advisory services. Total annual fees due under this agreement are $800,000, and, for the years ended May 31, 1995 and 1996, the Company recorded management fee expense of $333,000 and $800,000, respectively. In addition, if the Company enters into any acquisition transactions involving at least $10 million, the Company must pay a fee to this majority shareholder of approximately 1% of the gross purchase price, including liabilities assumed, of the transaction.

  NON-COMPETE AGREEMENTS--In November 1994, the Company entered into non-compete agreements with certain key executives of the Company in connection with the Recapitalization (Note 2).

  LICENSE FEES--Concurrent with the closing of the Recapitalization, the Company obtained certain rights to use the WHF name pursuant to two separate exclusive license agreements. Under the Weider Sports License, the Company paid a $5 million license fee for a perpetual license with respect to Weider Canadian Trademark Rights. Under the Weider Health and Fitness license, the Company is required to pay a royalty with respect to Weider U.S. and other trademark rights equal to 2% of sales of licensed products sold thereunder until such time as the Company has paid an aggregate royalty equal to $12 million plus an interest factor accruing on the unpaid portion of the royalty at a per annum rate of 10%. If the royalty has not been paid in full by the tenth anniversary of the Recapitalization, or if the sales of WHF product fall below a certain level and the royalty is not paid in full at that time, the Company's rights under the license agreement will terminate. The Company recorded license fees of approximately $500,000 and $549,000 during the years ended May 31, 1995 and 1996, respectively, under this agreement. The Company had accrued license fees payable to WHF of $503,000 and $81,000 at May 31, 1995 and 1996.

  DISTRIBUTION AGREEMENT--The Company has appointed a Canadian WHF affiliate to be the exclusive distributor of Health & Fitness products worldwide, excluding the United States, Mexico and certain countries in Europe. Under the terms of this agreement, the Company sells its products directly to WHF affiliates for resale in the agreed-upon territory. In conjunction with this agreement, the Company recorded revenue of $9.6 million for the year ended May 31, 1996 and had a trade receivable from WHF affiliates of $2.0 million at May 31, 1996. In addition, for the fiscal years ended May 31, 1995 and 1994, the Company recorded revenue from sales to WHF of $8.8 million and $4.9 million, respectively, and, at May 31, 1995, the Company had a trade receivable from WHF affiliates of $2.6 million.

  AIRCRAFT LEASE. In June 1996, the Company entered into an oral agreement with FG Aviation, Inc. ("FG"), a company which is jointly owned by officers of the Company, whereby the Company will lease an airplane from FG for a minimum of 400 hours per year at a fair market rate (between $1,500 and $1,700 per hour, as adjusted by the Company's costs associated with flight crews). Scheduled maintenance and insurance will be paid for by FG and non-scheduled maintenance will be paid for by the Company. Flight crews will be provided by the Company. In connection with this lease the Company advanced $280,000 to officers of the Company to be used as a security deposit on the aircraft lease.

  CANADIAN AND EUROPEAN OPTIONS--At any time prior to May 15, 1997, the Company has an option to acquire the net fixed assets, inventory, and certain other assets and to assume certain related leases and contracts of a Canadian manufacturing business affiliated with WHF ("CanCo") and certain

                           ICON FITNESS CORPORATION
other parties at a purchase price equal to one half of the historical net book value of its inventory, fixed assets and equipment. In addition, the Company had an option to acquire certain property and to assume certain related leases of several European operations owned by WHF at any time prior to May 15, 1997.

  In August 1995, the Company gave notice of its intention to exercise its option to purchase the assets of CanCo. The Company may terminate this notice at any time prior to executing a final purchase and sale agreement. The purchase of the CanCo assets was completed as part of the settlement of the WHF Litigation (Notes 12 and 14).

  In July 1995 and December 1995, the Company exercised its options to purchase certain fixed assets of the WHF European affiliates in conjunction with the establishment of its own sales operations in Europe. The total purchase price for these assets was approximately $200,000 and approximated the net book value of the assets at the date of purchase.

14. SUBSEQUENT EVENTS

  HEALTHRIDER ACQUISITION--On August 16, 1996, the Company: (i) purchased substantially all the assets of HealthRider for approximately $16.8 million and assumed (or refinanced) substantially all of the liabilities of HealthRider; (ii) purchased certain related manufacturing assets of Parkway Manufacturing, Inc., ("Parkway"), including Parkway's contract to manufacture and supply upright rowers to HealthRider, for approximately $10.1 million (includes the repayment of $1.0 million of trade payables owed to Parkway by HealthRider); and (iii) purchased the minority interest of HealthRider's European subsidiary for approximately $1.4 million; (of which $.7 million was paid by HealthRider, $.6 million was paid by the Company in cash and $.1 million was paid by the Company in inventory)(together, the "HealthRider Acquisition").

  The HealthRider Acquisition was funded through additional borrowings under the Credit Agreement.

  The HealthRider Acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price plus direct costs of the acquisition have been allocated to the assets acquired and liabilities assumed based on their relative fair values as of the closing date. The final allocation to each of the Company's assets acquired and liabilities assumed is preliminary as the Company is in the process of determining the fair value of certain significant assets acquired in the HealthRider Acquisition. Accordingly, the final allocations may be different from those initially recorded.

  The following unaudited pro forma summary presents the consolidated results of operations assuming that the HealthRider Acquisition had occurred on June 1, 1995. The historical results for the Company for the six months ended November 30, 1996 have been combined with the HealthRider results for the period from June 1, 1966 through August 15, 1996 (with HealthRider results included in those of the Company for the period after August 15, 1996), and the historical results for the Company for the six months ending December 2, 1995 have been combined with the HealthRider results for the six months ending December 31, 1995. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the transaction been effected on the date indicated above or of results which may occur in the future. The Company expects that HealthRider revenues in the periods subsequent to the HealthRider Acquisition will decline substantially. In addition, the pro formas exclude certain non-recurring charges related to the HealthRider Acquisition, including a significant non-recurring, non-cash charge resulting

                           ICON FITNESS CORPORATION
from the fact that the Company's purchase accounting included writing-up the book value of the HealthRider inventory to fair market value less estimated sales costs.

                                                     SIX MONTHS ENDED NOVEMBER
                                                             30, 1996
                                                    ----------------------------
                                                            (UNAUDITED)
                                                    COMPANY  HEALTHRIDER  TOTAL
                                                    -------  ----------- -------
     Revenues...................................... $375.3      $16.2     $391.5
     Net loss...................................... $ (9.6)     $(6.7)   $ (16.3)

                                            SIX MONTHS ENDED DECEMBER 2, 1995
                                           -------------------------------------
                                                       (UNAUDITED)
                                            COMPANY    HEALTHRIDER     TOTAL
                                           ------------------------- -----------
     Revenues............................. $     353.3  $     113.5  $     466.8
     Net Income (Loss).................... $        .8  $       8.5  $       9.3

  1996 STOCK OPTION PLAN--In August 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Stock Option Plan") which provides for the grant to directors and certain eligible employees of the Company either incentive stock options, non-qualified options or both. The 1996 Stock Option Plan satisfies the requirements of Rule 16b-3 under the 1934 Act. Subject to adjustment for stock splits and similar events, a total of 2,070,000 shares of Class A Common Stock of IHF Capital has been authorized for issuance under the 1996 Stock Option Plan, which is administered by the Board of Directors.

  SETTLEMENT OF WHF LITIGATION--On September 6, 1996, the Company and Weider Health and Fitness ("WHF") and its affiliates settled the litigation between WHF and certain of its affiliates and the Company and certain of its officers and directors parties through a number of agreements (the "WHF Settlement") (Note 12). The WHF Settlement includes releases of certain claims previously asserted by WHF and its affiliates, amendments to certain of the agreements currently existing between the Company and WHF and its affiliates and certain new agreements among the Company and WHF and its affiliates. Other than the releases, the significant terms of the WHF Settlement are outlined below.

  Repurchase of Common Stock. The Company purchased all of the common stock of IHF Capital and certain warrants to purchase common stock of IHF Capital held by the WHF Stockholders at an aggregate price of $42.3 million.

  Repurchase the Preferred Stock. The Company purchased the IHF Holdings preferred stock held by WHF and certain other stockholders for $32.1 million which reflected a discount of $3.9 million from face value and the foregiveness of all accrued dividends. In connection with the purchase of the IHF Holdings preferred stock, the Company purchased the options to purchase IHF Holdings preferred stock for $3.7 million which reflected a discount of $.3 million and the foregiveness of all accrued dividends. Upon the purchase of the WHF Preferred Stock, WHF's representation on the Company's board of directors ceased.

  Settlement Expenses and Intercompany Payables. The Company: (i) paid $12.1 million to terminate the lawsuits: (ii) paid $3.9 to WHF and its affiliates as prepayment in full under its brand license agreements with them; and (iii) received $1.2 million in full payment and settlement of the Company's intercompany payable to WHF and its affiliates ($1.8 million) and amounts due the Company under the amended WSG Management Agreement ($3.0). The Company also received $.5 million in full payment and settlement of CanCo's Management fee obligations to the Company under the CanCo Management and Advisory Agreement.

                           ICON FITNESS CORPORATION

  Ben Weider Payments The WHF Settlement also provides that Ben Weider will serve as a consultant to, and ambassador for, the Company for five years, with an annual compensation of approximately $475,000, and that the Company will provide office space and three assistants for Mr. Weider.

  The WHF Settlement also contains various miscellaneous provisions that the Company does not believe are material.

  WEIDER SPORTS ACQUISITION AND CANCO ACQUISITION--In conjunction with the settlement of the litigation described above, the Company acquired certain assets, excluding cash and fixed assets, for $8.7 million and assumed certain liabilities of the sports equipment business lines of Weider Sports (the "Weider Sports Acquisition"). As a result of the Weider Sports Acquisition, the Company acquired distribution rights originally granted to Weider Sports in connection with the Recapitalization on November 14, 1994, subject to certain rights granted by Weider Sports to third parties (Note 13). In addition, the Company acquired certain assets, excluding cash, cash equivalents and accounts receivable, for $1.7 million and assumed certain liabilities of CanCo (the "CanCo Acquisition"). In connection with the CanCo Acquisition the Company acquired two CanCo plants which were leased by other WHF affiliates in exchange for the assumption of the existing $1.5 million Cdn. mortgage on the properties and the payment of $.5 million. The Weider Sports and CanCo Acquisitions will be accounted for under the purchase method of accounting and do not represent acquisitions of significant businesses by the Company.

  ISSUANCE OF SENIOR DISCOUNT NOTES--On November 20, 1996, the Company issued $162,000,000 face amount (net proceeds of $82.5 million) of 14% Series A Senior Discount Notes of ICON (the "Senior Discount Notes"). The Senior Discount Notes are secured by the capital stock of IHF Holdings and begin bearing cash interest of 14% at May 15, 2002, payable each May 15 and November 15, thereafter, through the maturity date of November 15, 2006. The proceeds from the issuance of the Senior Discount Notes were used to fund the purchase of IHF Capital common stock and IHF Holdings preferred stock in connection with the WHF Settlement.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HealthRider, Inc.:

  We have audited the accompanying consolidated balance sheets of HealthRider, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthRider, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Salt Lake City, Utah
 July 22, 1996 (except with respect to the consummation of the asset purchase agreement discussed in Notes 1, 7 and 13, as to which the date is August 16,
1996)

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1994         1995         1996
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
 Cash................................... $ 1,156,000  $   532,000  $   867,000
 Accounts receivable, less allowance
  for doubtful accounts of $348,000,
  $3,783,000 and $2,756,000 (unau-
  dited)................................  10,608,000   29,944,000   22,877,000
 Inventories............................   2,091,000   14,937,000   23,082,000
 Prepaid expenses and other.............   1,913,000    6,301,000    3,280,000
 Income tax receivable..................         --           --     2,128,000
 Deferred income tax asset, net.........     416,000    5,310,000    7,204,000
                                         -----------  -----------  -----------
   Total current assets.................  16,184,000   57,024,000   59,438,000
Property and equipment, net.............   5,373,000    6,058,000   27,329,000
Other assets, net.......................     136,000    1,649,000    1,648,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................... $ 4,165,000  $22,149,000   21,072,000
 Accrued expenses.......................   5,240,000   17,485,000   17,022,000
 Line of credit.........................         --           --    11,567,000
 Income taxes payable...................   2,199,000    1,206,000          --
 Current portion of capital lease obli-
  gations...............................     315,000      298,000    1,158,000
 Current portion of long-term debt......      59,000       45,000       43,000
 Other liabilities......................     333,000      411,000          --
                                         -----------  -----------  -----------
   Total current liabilities............  12,311,000   41,594,000   50,862,000
Capital lease obligations, net of cur-
 rent portion...........................     480,000      247,000   18,149,000
Long-term debt, net of current portion..     213,000      193,000      173,000
                                         -----------  -----------  -----------
   Total liabilities....................  13,004,000   42,034,000   69,184,000
                                         -----------  -----------  -----------
Commitments and contingencies (Notes 1,
 6, 7 and 10)
Stockholders' equity:
 Preferred stock, $.01 par value;
  1,000,000 shares authorized; none is-
  sued..................................         --           --           --
 Common stock, $.01 par value;
  25,000,000 shares authorized;
  9,272,335, 10,057,001 and 10,077,030
  (unaudited) shares issued and out-
  standing..............................      93,000      101,000      101,000
 Additional paid-in capital.............     291,000      699,000      729,000
 Notes receivable from officers.........    (110,000)    (110,000)     (35,000)
 Retained earnings......................   8,415,000   22,002,000   18,393,000
 Cumulative translation adjustments.....         --         5,000       43,000
                                         -----------  -----------  -----------
   Total stockholders' equity...........   8,689,000   22,697,000   19,231,000
                                         -----------  -----------  -----------
                                         $21,693,000  $64,731,000  $88,415,000
                                         ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                          ---------------------------------------  --------------------------
                             1993          1994          1995          1995          1996
                          -----------  ------------  ------------  ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)
Net sales...............  $21,181,000  $106,587,000  $241,415,000  $117,006,000  $113,156,000
Cost of goods sold......    7,066,000    37,483,000    84,465,000    40,334,000    43,481,000
                          -----------  ------------  ------------  ------------  ------------
   Gross profit.........   14,115,000    69,104,000   156,950,000    76,672,000    69,675,000
                          -----------  ------------  ------------  ------------  ------------
Operating expenses:
 Selling and marketing..   12,049,000    48,403,000   119,310,000    53,320,000    65,811,000
 General and adminis-
  trative...............    1,074,000     4,976,000    15,877,000     6,812,000     8,497,000
                          -----------  ------------  ------------  ------------  ------------
   Total operating ex-
    penses..............   13,123,000    53,379,000   135,187,000    60,132,000    74,308,000
                          -----------  ------------  ------------  ------------  ------------
Income (loss) from oper-
 ations.................      992,000    15,725,000    21,763,000    16,540,000    (4,633,000)
                          -----------  ------------  ------------  ------------  ------------
Other income (expense),
 net:
 Interest expense.......     (645,000)   (1,127,000)     (119,000)      (55,000)   (1,341,000)
 Minority interest in
  loss of subsidiary....          --            --         95,000           --            --
 Other income (loss),
  net...................       50,000       745,000     1,991,000       943,000     1,121,000
                          -----------  ------------  ------------  ------------  ------------
   Total other income
    (expense), net......     (595,000)     (382,000)    1,967,000       888,000      (220,000)
                          -----------  ------------  ------------  ------------  ------------
Income (loss) before
 provision for income
 taxes..................      397,000    15,343,000    23,730,000    17,428,000    (4,853,000)
(Provision) benefit for
 income taxes...........      (99,000)   (6,405,000)  (10,143,000)   (7,494,000)    1,244,000
                          -----------  ------------  ------------  ------------  ------------
Net income (loss).......  $   298,000  $  8,938,000  $ 13,587,000  $  9,934,000  $ (3,609,000)
                          ===========  ============  ============  ============  ============


          See accompanying notes to consolidated financial statements.

                       HEALTHRIDER, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
               AND THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                             NOTES
                             COMMON STOCK       ADDITIONAL RECEIVABLE               CUMULATIVE      TOTAL
                          --------------------   PAID-IN      FROM      RETAINED    TRANSLATION STOCKHOLDERS'
                            SHARES     AMOUNT    CAPITAL    OFFICERS    EARNINGS    ADJUSTMENTS    EQUITY
                          ----------  --------  ---------- ----------  -----------  ----------- -------------
Balance at December 31,
 1992...................   6,805,001  $ 68,000   $    --   $     --    $  (821,000)   $   --     $  (753,000)
 Purchase and
  cancellation of common
  shares................     (40,000)      --     (20,000)       --            --         --         (20,000)
 Issuance of common
  shares for services...     150,000     1,000     29,000        --            --         --          30,000
 Issuance of common
  shares for cash.......   1,100,500    11,000    207,000        --            --         --         218,000
 Issuance of common
  shares pursuant to
  antidilutive right....   1,004,334    10,000    (10,000)       --            --         --             --
 Net income.............         --        --         --         --        298,000        --         298,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1993...................   9,019,835    90,000    206,000        --       (523,000)       --        (227,000)
 Purchase and
  cancellation of common
  shares................    (100,000)   (1,000)   (74,000)       --            --         --         (75,000)
 Exercise of stock
  options...............     352,500     4,000    159,000   (110,000)          --         --          53,000
 Net income.............         --        --         --         --      8,938,000        --       8,938,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1994...................   9,272,335    93,000    291,000   (110,000)    8,415,000        --       8,689,000
 Exercise of stock
  options...............     536,500     5,000    381,000        --            --         --         386,000
 Issuance of common
  shares pursuant to
  antidilutive right....     245,666     3,000     (3,000)       --            --         --             --
 Issuance of common
  shares for services...       2,500       --      30,000        --            --         --          30,000
 Cumulative translation
  adjustments...........         --        --         --         --            --       5,000          5,000
 Net income.............         --        --         --         --     13,587,000        --      13,587,000
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at December 31,
 1995...................  10,057,001   101,000    699,000   (110,000)   22,002,000      5,000     22,697,000
 Issuance of common
  shares for services
  (unaudited)...........      25,000       --      38,000        --            --         --          38,000
 Receipt of common
  shares as payment of
  note receivable from
  officer (unaudited)...      (4,971)      --      (8,000)    75,000           --         --          67,000
 Cumulative translation
  adjustments
  (unaudited)...........         --        --         --         --            --      38,000         38,000
 Net loss (unaudited)...         --        --         --         --     (3,609,000)       --      (3,609,000)
                          ----------  --------   --------  ---------   -----------    -------    -----------
Balance at June 30, 1996
 (unaudited)............  10,077,030  $101,000   $729,000  $ (35,000)  $18,393,000    $43,000    $19,231,000
                          ==========  ========   ========  =========   ===========    =======    ===========

          See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                          --------------------------------------  ------------------------
                             1993         1994          1995         1995         1996
                          -----------  -----------  ------------  -----------  -----------
                                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
Net income (loss).......  $   298,000  $ 8,938,000  $ 13,587,000  $ 9,934,000  $(3,609,000)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and amor-
  tization..............      142,000      570,000     2,167,000      735,000    1,824,000
 Provision for losses on
  accounts receivable...      256,000      649,000     4,882,000    3,053,000    3,690,000
 Deferred income tax
  provision (benefit)...       21,000     (437,000)   (4,894,000)  (2,341,000)  (1,894,000)
 Loss on disposition of
  assets................          --           --        417,000          --       156,000
 Issuance of common
  shares for services...       30,000          --         30,000       30,000      105,000
 Changes in operating
  assets and liabili-
  ties--
  Accounts receivable...   (2,018,000)  (9,455,000)  (24,218,000)  (6,199,000)   3,377,000
  Inventories...........     (576,000)  (1,465,000)  (12,846,000)  (3,430,000)  (8,145,000)
  Prepaid expenses and
   other................     (134,000)  (1,297,000)   (4,388,000)  (2,775,000)   3,021,000
  Other assets..........          --           --       (129,000)     (70,000)       1,000
  Accounts payable......    2,025,000    2,085,000    17,984,000    1,786,000   (1,077,000)
  Accrued expenses......      837,000    4,131,000    12,245,000    5,392,000     (463,000)
  Income taxes payable..       78,000    2,121,000      (993,000)     923,000   (3,334,000)
  Other liabilities.....      326,000      (42,000)       78,000     (283,000)    (411,000)
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) operating
    activities..........    1,285,000    5,798,000     3,922,000    6,755,000   (6,759,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS USED IN IN-
 VESTING ACTIVITIES:
Purchase of property and
 equipment..............     (645,000)  (4,410,000)   (4,636,000)  (2,442,000)  (4,009,000)
                          -----------  -----------  ------------  -----------  -----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
Net borrowings on line
 of credit..............          --           --            --           --    11,567,000
Proceeds from issuance
 of long-term debt......      397,000      461,000        35,000       35,000          --
Principal payments on
 long-term debt.........     (238,000)    (822,000)      (69,000)     (37,000)     (22,000)
Principal payments on
 capital lease obliga-
 tions..................          --       (62,000)     (267,000)    (129,000)    (480,000)
Proceeds from notes pay-
 able to stockholders...       97,000       84,000           --           --           --
Principal payments on
 notes payable to stock-
 holders................     (178,000)    (820,000)          --           --           --
Purchase of common
 shares.................      (20,000)     (75,000)          --           --           --
Net proceeds from issu-
 ance of common stock...      218,000       53,000       386,000      353,000          --
                          -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) financing
    activities..........      276,000   (1,181,000)       85,000      222,000   11,065,000
                          -----------  -----------  ------------  -----------  -----------
Effect of changes in ex-
 change rates on cash...          --           --          5,000          --        38,000
                          -----------  -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash................      916,000      207,000      (624,000)   4,535,000      335,000
Cash at beginning of pe-
 riod...................       33,000      949,000     1,156,000    1,156,000      532,000
                          -----------  -----------  ------------  -----------  -----------
Cash at end of period...  $   949,000  $ 1,156,000  $    532,000  $ 5,691,000  $   867,000
                          ===========  ===========  ============  ===========  ===========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Cash paid during the pe-
 riod for:
 Interest...............  $   554,000  $ 1,234,000  $    107,000  $    80,000  $ 1,232,000
 Income taxes...........          --     4,721,000    16,230,000    8,912,000    4,234,000

NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, capital lease obligations totaling $857,000, $17,000 and $19,242,000 (unaudited), respectively, were entered into for the acquisition of a new corporate office building, office furniture, and computer, telephone and other equipment.

  During the year ended December 31, 1995 and the six months ended June 30, 1995, the Company contributed $1,600,000 of land to a limited liability company (LLC) in return for a 50 percent ownership interest in the LLC (see
Note 7).

  During the year ended December 31, 1994, certain officers of the Company exercised stock options with promissory notes to the Company in the amount of $110,000.

         See accompanying notes to consolidated financial statements.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY

 NATURE OF OPERATIONS

  The Company designs, markets and distributes innovative fitness equipment designed primarily for use at home. The Company markets and distributes its products through a variety of distribution channels, including direct-response advertising (television infomercials and other forms of electronic and print media) and a nationwide network of company-owned retail locations in regional shopping malls, as well as large and small independent retailers, including specialty retail stores.

 DEPENDENCE ON THE HEALTHRIDER AND OTHER SIMILAR PRODUCTS

  The Company's growth in sales and profitability through December 31, 1995 was attributable primarily to the demand for the Company's principal product, the HealthRider, as well as other similar products based on the HealthRider which are sold at other price points and through other distribution channels. The HealthRider and the other similar products, consisting principally of the aeROBICRider and SportRider, have accounted for 100%, 99% and 98% of the Company's net sales during the years ended December 31, 1993, 1994 and 1995, respectively, and accounted for 95% (unaudited) of the Company's net sales during the six months ended June 30, 1996. Any significant decline in demand for the HealthRider and other related products, would have a material adverse effect on the Company's business and results of operations (see Recent Developments below).

 RECENT DEVELOPMENTS

  Subsequent to December 31, 1995, the Company began to experience a liquidity crisis caused by a build-up of inventory which was exacerbated by the terms of a manufacturing agreement (see Note 7), by lower than expected revenues, higher selling expenses related to infomercials and lower margins as well as more lenient payment terms with certain wholesale customers and longer deferred payment plans with retail customers.

  During the six months ended June 30, 1996, the Company's sales levels declined in all distribution channels and the Company experienced a loss from operations of $4,633,000 (unaudited). As discussed in Note 6, as a result of the operating losses and other covenant violations, the Company was in default under its line of credit agreement. The liquidity crisis resulted in legal actions being taken by certain principal suppliers (see Note 7). As discussed in Note 13, the Company entered into a definitive agreement to sell the Company's assets in exchange for approximately $16.8 million of cash and the assumption of the majority of the Company's liabilities by the buyer. The sale was consummated on August 16, 1996 and the Company's operations have been transferred to the Buyer.

 ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

  The Company was originally organized and incorporated in the State of Utah on March 13, 1991 as ExerHealth, Inc. HealthRider, Inc. was incorporated in the state of Delaware on May 10, 1995 for the purpose of reincorporating ExerHealth, Inc. as a Delaware corporation. Effective June 30, 1995, ExerHealth, Inc. was merged into HealthRider, Inc. and each share of common stock of ExerHealth, Inc. was converted into one share of common stock of HealthRider, Inc.

  The accompanying consolidated financial statements include the accounts of HealthRider, Inc. and its subsidiaries (collectively, the "Company")-- HealthRider International, Inc., HealthRider Canada, Inc., BodyHealth, Incorporated, wholly owned U.S. Corporations, and HealthRider International Limited (a UK corporation) which is 76 percent owned by HealthRider International, Inc. HealthRider Inc. has entered into an agreement with HealthRider International Limited whereby HealthRider International Limited has the rights to market the Company's products outside of the U.S.,

                      HEALTHRIDER, INC. AND SUBSIDIARIES
except for Canada and certain Pacific Rim countries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 TRANSLATION OF FOREIGN CURRENCIES

  Assets and liabilities of HealthRider International Limited are translated into U.S. dollars at the applicable rates of exchange at each period end. Transactions with foreign entities that result in income and expense for the Company are translated at the average rate of exchange during the periods. Translation gains and losses are reflected as a separate component of stockholders' equity. Transaction gains and losses are recorded in the consolidated statements of income.

 ACCOUNTS RECEIVABLE

  The Company allows its retail customers to purchase its products under various monthly installment payment plans ranging from four to ten months.

 INVENTORIES

  Inventories, which consist of finished goods, are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

 ADVERTISING COSTS

  The Company generally expenses advertising costs at the time the advertisement takes place. Most direct response advertising using the Company's infomercials requires advance payments which are recorded as prepaid advertising costs until the infomercials are aired. The Company capitalizes the production costs of its direct response advertising and amortizes them over the expected airing periods which typically range from six months to one year. The Company periodically reviews the carrying amounts for impairment and during the six months ended June 30, 1996 the Company recognized a $1,600,000 (unaudited) charge related to the Company's 1996 infomercial.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation and amortization, which includes amortization of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets or the terms of the leases. The Company's corporate building is amortized over the lease term of 15 years and furniture and equipment are depreciated based on lives ranging from three to five years. Leasehold improvements are amortized over the terms of the respective leases, ranging from one to fifteen years. Expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses on sale or abandonment of property and equipment are reflected in current operations.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the accompanying balance sheets for cash, accounts receivable, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The fair value of the Company's long-term debt also approximates fair value based on current rates for similar debt.

 REVENUE RECOGNITION

  Sales are recognized at the time products are shipped to the customer. Allowances are recognized for estimated returns and discounts associated with these sales. Payments received for products that have not been shipped by the end of the period are recorded as unearned revenue.

 WARRANTY COSTS

  The Company provides for estimated warranty costs as products are sold and periodically adjusts the estimates to reflect actual experience. The accrued liability for warranty costs is included in accrued expenses in the accompanying consolidated balance sheets.

 INCOME TAXES

  The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 CONCENTRATIONS OF CREDIT RISK

  Financial instruments which subject the Company to potential concentrations of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides unsecured credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

 RECENT ACCOUNTING PRONOUNCEMENT

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). The Company adopted SFAS No. 121 during the three months ended March 31, 1996. The adoption did not have a material impact on the Company's financial position or results of operations.

 INTERIM RESULTS (UNAUDITED)

  The accompanying consolidated balance sheet at June 30, 1996, the consolidated statements of income and cash flows for the six months ended June 30, 1995 and 1996 and the consolidated statement of stockholders' equity for the six months ended June 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. The data disclosed in the notes to consolidated financial statements for these periods are also unaudited. Results for the unaudited six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the Company's full fiscal year.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 RECLASSIFICATIONS

  Certain minor reclassifications have been made to the 1993 and 1994 consolidated financial statements to be consistent with the 1995 and 1996 presentations.

(3) PREPAID EXPENSES AND OTHER

  Prepaid expenses are comprised of the following:

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
      Prepaid advertising costs............... $1,137,000 $3,907,000 $  602,000
      Other prepaid expenses..................    776,000  2,394,000  2,678,000
                                               ---------- ---------- ----------
                                               $1,913,000 $6,301,000 $3,280,000
                                               ========== ========== ==========

(4) PROPERTY AND EQUIPMENT

  Property and equipment are comprised of the following:

                                                DECEMBER 31,
                                           -----------------------   JUNE 30,
                                              1994        1995         1996
                                           ----------  -----------  -----------
                                                                    (UNAUDITED)
Land.....................................  $2,512,000  $   912,000  $   912,000
Building.................................         --           --    18,228,000
Computer and telephone equipment.........   1,641,000    3,264,000    4,473,000
Furniture and fixtures...................     907,000    1,439,000    4,241,000
Leasehold improvements...................     520,000    1,950,000    2,259,000
Machinery and equipment..................     319,000      210,000      359,000
Vehicles.................................     110,000      147,000      147,000
                                           ----------  -----------  -----------
                                            6,009,000    7,922,000   30,619,000
Less accumulated depreciation and amorti-
 zation..................................    (636,000)  (1,864,000)  (3,290,000)
                                           ----------  -----------  -----------
                                           $5,373,000  $ 6,058,000  $27,329,000
                                           ==========  ===========  ===========

  Depreciation and amortization of property and equipment totaled $107,000, $526,000 and $1,797,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $1,222,000 for the six months ended June 30, 1996
(unaudited).

(5) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                  DECEMBER 31,       JUNE 30,
                                             ---------------------- -----------
                                                1994       1995        1996
                                             ---------- ----------- -----------
                                                                    (UNAUDITED)
Payroll and related taxes................... $2,020,000 $ 5,040,000 $ 2,475,000
Royalties...................................  1,281,000   2,891,000   2,589,000
Sales taxes.................................    754,000   1,489,000   1,234,000
Returns allowance...........................    510,000   2,260,000   1,810,000
Warranty....................................    200,000   1,486,000   1,596,000
Other.......................................    475,000   4,319,000   7,318,000
                                             ---------- ----------- -----------
                                             $5,240,000 $17,485,000 $17,022,000
                                             ========== =========== ===========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(6) DEBT

 LINE OF CREDIT AGREEMENTS

  As of December 31, 1995, the Company had a line of credit agreement with a bank (the Bank) whereby a maximum of $10,000,000 was available for working capital and letters of credit. Borrowings on the line of credit were limited to 80 percent of eligible wholesale accounts receivable, 50 percent of eligible consumer accounts receivable and eligible inventories, as defined, and bore interest at the bank's variable base rate. At December 31, 1995, the variable base rate was 8.50 percent. The line of credit agreement required the maintenance of certain financial ratios, and was secured by accounts receivable and inventory. There were no outstanding amounts drawn under this agreement at December 31, 1994 and 1995; however, there were $3,608,000 of letters of credit outstanding as of December 31, 1995.

  On March 7, 1996, the maximum amount available under the agreement was increased to $15,000,000. In conjunction with the negotiation of the new credit facility described below, this line of credit was terminated in April 1996.

  On April 16, 1996, the Company entered into a new credit agreement (the Agreement) with General Electric Capital Corporation (the Lender). The Agreement provides for a maximum commitment of up to $25,000,000 to be used for working capital and letters of credit. Borrowings under the Agreement are limited to 80 percent of eligible wholesale accounts receivable, 60 percent of eligible inventories and 50 percent of eligible consumer accounts receivable, as defined. Borrowings under the Agreement bear interest at either (1) the prime or base rates of certain banks less an applicable margin ranging from .5 percent to 1 percent, as defined (7.75 percent at June 30, 1996); or (2) the LIBOR rate plus an applicable margin ranging from 2 to 2.5 percent, as defined (8.31 percent at June 30, 1996). Borrowings are secured by substantially all assets of the Company. The Agreement expires on April 16, 1999, at which date all outstanding balances related to the Agreement are due. As of June 30, 1996, the total outstanding amount under this Agreement included $11,567,000 in loans and $2,976,000 in letters of credit. The Company had no additional borrowings available under the Agreement at June 30, 1996.

  The Company pays a monthly commitment fee based on an annual rate of .5 percent of the average unused portion of the borrowing limit under the Agreement. Letter of credit fees equal 1.5 percent per annum of the amount of all outstanding letter of credit obligations. In addition, in the event that the Company terminates the Agreement prior to the first anniversary of the Agreement, whether voluntarily or by reason of default, a prepayment fee of $250,000 will be charged.

  The Agreement requires, among other covenants, that the Company maintain a certain tangible net worth, fixed charge coverage ratio, inventory turnover ratio and that the Company shall not suffer any quarterly operating losses for any fiscal quarter through the commitment maturity date. Upon the occurrence of any event of default and so long as any event of default continues, the Lender may increase the interest rate applicable to the Agreement by 2 percent per annum above the rate otherwise applicable. In addition, the Lender may accelerate the due date of all amounts outstanding under the Agreement.

  As of June 30, 1996, the Company was not in compliance with the tangible net worth, the fixed charge coverage ratio nor the quarterly operating loss covenants. The Company had not obtained any waivers of the above covenants; however, the Lender agreed to forbear any action through August 16, 1996, subject to certain conditions. Accordingly, the balance outstanding under the agreement as of June 30, 1996 of $11,567,000 has been classified as a current liability in the accompanying consolidated financial statements. In connection with the consummation of the asset purchase agreement discussed in Note 13, the balance outstanding under the agreement was assumed by the buyer.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 LONG-TERM DEBT

  Long-term debt is comprised of the following:

                                                   DECEMBER 31,
                                                 ------------------   JUNE 30,
                                                   1994      1995       1996
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Note payable to an individual, interest at 12
 percent, due in monthly installments of
 $3,000, unsecured, guaranteed by majority
 stockholders (see Note 12)....................  $190,000  $176,000   $168,000
Notes payable to banks and financing companies,
 interest ranging from 7 to 11 percent, due in
 monthly installments, secured by office
 equipment and vehicles........................    54,000    62,000     48,000
Other, paid in full during 1995................    28,000       --         --
                                                 --------  --------   --------
                                                  272,000   238,000    216,000
Less current portion...........................   (59,000)  (45,000)   (43,000)
                                                 --------  --------   --------
                                                 $213,000  $193,000   $173,000
                                                 ========  ========   ========

  Future maturities of long-term debt as of December 31, 1995 are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
          1996......................................................... $ 45,000
          1997.........................................................   40,000
          1998.........................................................   30,000
          1999.........................................................   23,000
          2000.........................................................   28,000
        Thereafter.....................................................   72,000
                                                                        --------
                                                                        $238,000
                                                                        ========

(7) COMMITMENTS AND CONTINGENCIES

 MARKETING AND PROMOTIONAL COMMITMENTS

  As of December 31, 1995, the Company had a commitment of approximately $3.9 million for marketing and promotional efforts during 1996. Subsequent to December 31, 1995, the Company reduced the commitment by approximately $2.8 million.

 PURCHASE COMMITMENTS

  As of December 31, 1995, the Company was obligated under a manufacturing agreement with its principal supplier to purchase approximately $110,000,000 of HealthRider units (see discussion below) and was obligated under other purchase commitments for inventory of approximately $3,920,000.

 BUILDING LEASE

  During March 1995, the Company entered into an agreement with a real estate developer to form a limited liability company (the LLC). The Company contributed $1,600,000 of land to the LLC in return for a 50 percent ownership interest. The LLC was formed to construct a building for use by the Company. Construction of the building was completed subsequent to December 31, 1995 and the Company became a tenant in February 1996.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The Company leases the building from the LLC under an agreement which is classified as a capital lease (see Note 10). The lease has a 15 year term with a base annual rent commitment of approximately $2,405,000 payable in 12 equal monthly installments. As discussed in Note 10, the Company has subleased a portion of the building for a three year term. Annual rent will escalate at the beginning of the sixth and eleventh years using a three percent annually compounded rate or the change in the Consumer Price Index, whichever is less. The lease also provides for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. In addition, the Company has an option to purchase the building at cost, as defined, until permanent financing has been secured. After permanent financing is in place the Company may purchase the building at fair market value.

 LEGAL MATTERS

  In May 1995, certain stockholders of the Company filed a complaint in the United States District Court for the District of Utah naming the Company and two of the Company's principal officers as defendants. The complaint contains five claims against both the Company and the two officers alleging breach of various contracts for royalty payments (see Note 12) and for the issuance of stock. Because of ongoing settlement discussions, the parties have stipulated a stay of the litigation. An agreement has been reached which provides for the Company to pay approximately $300,000, which has been accrued in the accompany consolidated balance sheets, and the officers to transfer certain shares of the Company's common stock held by the officers to the plaintiffs.

  The Company was the subject of certain other legal matters related to its operations for which settlements were negotiated pending consummation of the asset purchase agreement discussed in Note 13 which occured on August 16, 1996. Under the asset purchase agreement, the Buyer of the Company's assets agreed to assume all obligations with respect to the following matters.

    In June 1996, the Company's advertising agency filed a complaint in the United States District Court for the Southern District of New York naming the Company as a defendant. The complaint alleges that the Company had not paid plaintiff for services rendered. The complaint seeks damages in the amount of approximately $5,500,000, as well as punitive damages and prejudgment interest. An agreement has been reached which provides for payments of approximately $2,600,000, which have been accrued in the accompanying financial statements.

    Parkway Manufacturing, Inc. (Parkway), one of the Company's principal suppliers, has informed the Company that they believe the Company is in breach of a manufacturing agreement between the Company and Parkway which was most recently amended on November 1, 1995. Under the manufacturing agreement, in exchange for certain purchase price reductions, the Company agreed to purchase its domestic HealthRider unit requirements, as defined, exclusively from Parkway subject to certain quantity limits. The Company agreed to purchase a minimum of 10,000 units each week for a three year period or until the Company had purchased 1,200,000 units. The weekly purchase order quantities could vary a maximum of up 3 percent or down 2 percent from the preceding week.

    Parkway asserted that the Company had not complied with the terms of the contract by not paying for units produced in accordance with payment terms and not complying with the weekly purchase order quantities. Parkway alleged damages which could have exceeded $10,000,000 and threatened to pursue remedies provided under the Uniform Commercial Code relating to repossessing certain items of inventory and proceeding with the private sale of HealthRider and aeROBICRider units; however, no formal lawsuit was filed. The Company also asserted a breach of the agreement by Parkway for not meeting production requirements.

    In connection with the asset purchase agreement, the Buyer purchased certain of Parkway's assets, including Parkway's interest in the manufacturing agreement with the Company.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  The Company is the subject of various other legal matters, which it considers generally incidental to its business activities. It is the opinion of management, after dicussions with legal counsel, that the ultimate dispositions of these legal matters will not have a material impact on the financial position, liquidity or results of operations of the Company. However, no assurance can be given with respect to the ultimate resolution of these matters.

 SOURCES OF SUPPLY

  The Company buys a large majority of its products from one domestic supplier and one foreign supplier. A loss of any one of these suppliers could result in a shortage of inventory and a loss of sales, which would affect operating results adversely.

(8) CAPITAL TRANSACTIONS

 PREFERRED STOCK

  The Company's articles of incorporation authorize the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of the authorized shares of preferred stock.

 COMMON STOCK ISSUED PURSUANT TO ANTIDILUTIVE RIGHT

  During 1993 and 1995, the Company issued 1,004,334 and 245,666 shares of common stock to a stockholder whose previous share purchase and debt agreements with the Company provided for a 25 percent antidilutive right to the Company's issued and outstanding common shares.

 STOCK OPTIONS

  Prior to the adoption of the 1995 Stock Option/Issuance Plan discussed below, the Company had granted nonqualified stock options for common stock in connection with the procurement of debt and equity, professional services received and inducement for employment. In each case, the exercise price of the nonqualified options equaled or exceeded the estimated fair maket value of common stock on the date of grant. Most options have been immediately exercisable upon issuance and have expiration periods ranging from 2.5 to 10 years from the date of grant.

  On February 15, 1995, the Company's Board of Directors adopted, and on March 15, 1995, the Company's stockholders approved the 1995 Incentive Stock Option Plan. In May 1995 the Company's Board of Directors adopted, and the Company's stockholders approved in June 1995, the 1995 Stock Option/Issuance Plan (the
Plan). The Plan supersedes the Company's 1995 Incentive Stock Option Plan (the Prior Plan) effective in May 1995, and assumes the options granted under the Prior Plan. The Plan is divided into three components: the discretionary option grant program, the automatic option grant program and the stock issuance program. The discretionary option grant program provides for the grant of options to purchase shares of the Company's common stock to key employees (including officers and employee directors) and consultants of the Company. The automatic option grant program provides for the grant of options to purchase shares of the Company's common stock to non-employee Board members. The stock issuance program allows key employees (including officers and directors) and consultants of the Company to effect immediate purchases of the Company's common stock.

  Under the Plan, 1,500,000 shares of common stock have been reserved for issuance. The Plan provides for the grant of incentive stock options which qualify for favorable tax treatment under the Federal tax laws and non-statutory options which do not so qualify. Only employees may be granted incentive stock options. The exercise price of incentive stock options and of automatic option grants

                      HEALTHRIDER, INC. AND SUBSIDIARIES
may not be less than 100 percent of the fair market value of the common stock on the date of grant while the exercise price of nonstatutory options may not be less than 85 percent of the fair market value on the date of grant. Stock issuances under the stock issuance program may be made at fair market value or at discounts of up to 15 percent. The Board of Directors presently intends to grant any options under the Plan at current market value. As of December 31, 1995 and June 30, 1996 (unaudited), the unoptioned shares available for granting under the Plan is 810,000 shares.

  The following is a summary of nonqualified and incentive stock option activity:

                                                        NUMBER OF  OPTION PRICE
                                                         OPTIONS    PER SHARE
                                                        ---------  ------------
      Outstanding at December 31, 1992................. 1,475,000  $  .10- 1.00
      Granted..........................................   314,000     .25- 1.00
      Exercised........................................  (950,000)    .21
                                                        ---------
      Outstanding at December 31, 1993.................   839,000     .10- 1.00
      Granted..........................................   230,000     .75
      Exercised........................................  (352,500)    .10- 1.00
                                                        ---------
      Outstanding at December 31, 1994.................   716,500     .10- 1.00
      Granted..........................................   690,000   10.00-12.50
      Exercised........................................  (536,500)    .50- 1.00
                                                        ---------
      Outstanding at December 31, 1995.................   870,000     .10-12.50
      Forfeited (unaudited)............................  (440,000)  10.00
                                                        ---------
      Outstanding at June 30, 1996 (unaudited).........   430,000     .10-12.50
                                                        =========

  The stock options exercised during 1993 were granted in 1992 at an exercise price of $0.45 per share; however, the Company negotiated with the stockholder to exercise the options early and reduced the exercise price to $0.21 per share. The reduced exercise price represented the estimated fair market value at that date. At December 31, 1995 and June 30, 1996, 81,500 and 112,500 (unaudited); respectively, of the stock options outstanding were exercisable.

(9) INCOME TAXES

  The provision for income taxes consists of the following:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                               1993        1994        1995
                                             ---------  ----------  -----------
      Current tax provision:
        Federal............................. $  68,000  $5,560,000  $12,178,000
        State...............................    10,000   1,282,000    2,859,000
                                             ---------  ----------  -----------
                                                78,000   6,842,000   15,037,000
                                             ---------  ----------  -----------
      Deferred tax provision (benefit):
        Federal.............................   125,000    (359,000)  (4,037,000)
        State...............................    17,000     (78,000)    (857,000)
                                             ---------  ----------  -----------
                                               142,000    (437,000)  (4,894,000)
                                             ---------  ----------  -----------
                                               220,000   6,405,000   10,143,000
        Valuation allowance.................  (121,000)        --           --
                                             ---------  ----------  -----------
                                             $  99,000  $6,405,000  $10,143,000
                                             =========  ==========  ===========

                      HEALTHRIDER, INC. AND SUBSIDIARIES

  In applying the provisions of SFAS 109, the Company recorded a valuation allowance for the net deferred tax asset as of December 31, 1992. As of December 31, 1993, no valuation allowance was necessary as a result of the Company's profitable operations.


  The components of the net deferred tax assets and liabilities as of December 31, 1994 and 1995, are as follows:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------  -----------
Deferred tax assets:
 Allowance for bad debts............................... $  389,000  $ 1,568,000
 Warranty and sales returns allowances.................    281,000    1,383,000
 Other accrued expenses and reserves...................    451,000    4,412,000
                                                        ----------  -----------
Total deferred tax assets..............................  1,121,000    7,363,000
                                                        ----------  -----------
Deferred tax liabilities:
 Prepaid advertising costs.............................   (450,000)  (1,684,000)
 Other.................................................   (255,000)    (369,000)
                                                        ----------  -----------
Total deferred tax liabilities.........................   (705,000)  (2,053,000)
                                                        ----------  -----------
Net deferred tax asset................................. $  416,000  $ 5,310,000
                                                        ==========  ===========

  The differences between the statutory federal income tax rate and the effective rate, which is derived by dividing the provision for income taxes by income before provision for income taxes, are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              -----------------
                                                              1993   1994  1995
                                                              -----  ----  ----
      Federal statutory tax rate.............................  35.0% 35.0% 35.0%
      State income taxes, net of federal benefit.............   4.6   4.9   4.9
      Change in valuation allowance.......................... (30.5)  --    --
      Other..................................................  15.9   1.8   2.8
                                                              -----  ----  ----
                                                               25.0% 41.7% 42.7%
                                                              =====  ====  ====

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(10) LEASE OBLIGATIONS

  The Company leases certain office, warehouse, and retail store spaces under noncancelable operating lease agreements. Total rent expense under all operating leases for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) was $46,000, $2,339,000, $8,994,000, and $5,584,000, respectively.

  Future minimum lease payments under capital and operating leases with noncancelable lease terms greater than one year are as follows:

                                          CAPITAL LEASES AS OF      OPERATING
                                        -------------------------  LEASES AS OF
                                        DECEMBER 31,   JUNE 30,    DECEMBER 31,
YEAR ENDING DECEMBER 31,                    1995         1996          1995
------------------------                ------------ ------------  ------------
                                                     (UNAUDITED)
1996...................................  $ 336,000   $  1,659,000   $1,638,000
1997...................................    254,000      3,236,000    1,634,000
1998...................................      4,000      2,933,000    1,217,000
1999...................................        --       2,924,000      496,000
2000...................................        --       2,916,000      328,000
Thereafter.............................        --      24,296,000          --
                                         ---------   ------------   ----------
                                           594,000     37,964,000   $5,313,000
                                                                    ==========
Less amounts representing interest.....    (49,000)   (18,657,000)
                                         ---------   ------------
Present value of future minimum lease
 payments..............................    545,000     19,307,000
Less current portion...................   (298,000)    (1,158,000)
                                         ---------   ------------
Capital lease obligations, net of cur-
 rent portion..........................  $ 247,000   $ 18,149,000
                                         =========   ============

  With respect to the lease on the Company's corporate building (see Note 7), the Company has subleased a portion of the building for $640,000 a year for a period of three years ending in February 1999. The sublease payments will effectively reduce the future minimum lease payments included in the above table.

  Assets recorded under capital leases consisted of:

                                                  DECEMBER 31,
                                               -------------------   JUNE 30,
                                                 1994      1995        1996
                                               --------  ---------  -----------
                                                                    (UNAUDITED)
      Equipment and furniture................. $857,000  $ 717,000  $ 2,856,000
      Building................................      --         --    17,103,000
                                               --------  ---------  -----------
                                                857,000    717,000   19,959,000
      Less accumulated depreciation...........  (45,000)  (236,000)    (972,000)
                                               --------  ---------  -----------
                                               $812,000  $ 481,000  $18,987,000
                                               ========  =========  ===========

(11) EMPLOYEE BENEFIT PLANS

  In January 1995, the Company established a defined contribution savings plan which qualifies under Section 401(k) of the Internal Revenue Code covering all employees meeting minimum age and service requirements. Participants may contribute up to 12 percent of their gross wages, subject to certain limitations. The Company matches 50 percent of the first 3 percent of employee contributions. During the year ended December 31, 1995 and the six months ended June 30, 1996 (unaudited), the Company made contributions of $54,000, and $30,000, respectively, to the plan.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

(12) RELATED PARTY TRANSACTIONS

 LOAN AGREEMENTS WITH RELATED COMPANY

  In October 1992, the Company entered into a factoring loan agreement with a son-in-law of the Chairman of the Company's Board of Directors and majority stockholders, acting on behalf of U.S. Funding, whereby U.S. Funding loaned $50,000 to the Company to finance the production of certain HealthRider units. The loan was collateralized by the units produced. Under the agreement, the Company paid a factoring charge of $1.11 for each of the units when sold. The agreement also provided an option for U.S. Funding to extend the $50,000 loan until a total of $203,000 of factoring charges were received. As of December 31, 1994, the Company had paid the $203,000 of factoring charges and terminated the agreement by repaying the principal amount of the loan. In connection with the agreement, the Company also granted U.S. Funding options to purchase 50,000 shares of the Company's common stock at $1.00 per share. The stock options were exercised in full during December 1994.

  During 1994, the Company entered into another agreement with U.S. Funding under which U.S. Funding agreed to provide debt financing for certain retail locations to be opened by the Company at the rate of $7,000 per location. The loans bear interest at 24 percent per annum with interest and principal due monthly at $25 per HealthRider unit sold from the specific retail locations. The agreement also provides for the Company to continue to pay $25 per HealthRider unit sold from the specific retail locations after the principal and interest has been repaid. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited), loans of $77,000, $0, and $0, respectively, were made to the Company and $100,000, $204,000, and $57,225, respectively, were paid to U.S. Funding under the agreement.

 NOTES PAYABLE TO MAJORITY STOCKHOLDERS

  During 1991 and 1992, the Company entered into three promissory notes with the Company's majority stockholders in an aggregate amount of $348,000 as consideration for services provided to the Company and for the sale of shares of common stock back to the Company. The promissory notes provided for monthly payments and interest at an annual rate of 12 percent. In January 1992, the majority stockholders assigned $222,000 of the proceeds due them under the promissory notes to an unrelated third party and personally guaranteed the payment. As of December 31, 1995 and June 30, 1996 (unaudited), the balance owing the unrelated third party was $176,000 and $168,000, respectively, which is included in long-term debt in the accompanying financial statements. The remaining balance due to the majority stockholders was paid in full in December 1993.

 DISTRIBUTION AGREEMENT

  During September 1994, the Company entered into an agreement with AxTan, of which a former director of the Company and a son-in-law of the Company's Chairman and majority stockholders own interests, pursuant to which the Company granted exclusive rights to sell the HealthRider machine in retail outlets within the states of Arizona, Oregon and Washington. The agreement provides that AxTan must pay a fee of $5,000 to the Company for each retail location opened in exchange for the Company providing one kiosk unit, carpet, signs, fixtures, general start-up supplies and two HealthRider machines. Fees paid to the Company pursuant to this agreement during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 (unaudited) were $90,000, $0, and $0, respectively, and sales of the HealthRider to AxTan were $2,077,000, $3,243,000, and $1,308,000, respectively. On June 18, 1996, the Company negotiated a termination of this agreement.

                      HEALTHRIDER, INC. AND SUBSIDIARIES

 STOCKHOLDER ROYALTY AGREEMENT

  On May 14, 1992, the Company entered into an agreement with the then current stockholders of the Company whereby an ongoing quarterly royalty of $5 per HealthRider unit sold would be made to these stockholders on a pro rata basis. The majority stockholders' royalty was apportioned to the other stockholders on a pro rata basis until the latter received $2 for each share of common stock held on May 14, 1992; thereafter, the majority stockholders began to receive their proportionate share of the royalty. During the years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1996 (unaudited), the Company recorded royalty expense of $179,000, $699,000, $1,780,000, and $790,000, respectively, related to this agreement.

 NOTES RECEIVABLE FROM OFFICERS

  During 1994, the Company loaned $110,000 in total to three of its executive officers in connection with the exercise of certain stock options. The notes bear interest at 8 percent, are payable upon demand, and are collateralized by the stock purchased. The notes are presented as an offset to common stock in the accompanying consolidated balance sheets. During the six months ended June 30, 1996, the Company received 4,971 shares of common stock from one of the officers in payment of his $75,000 note receivable and related interest of $12,000.

 AGREEMENTS WITH T6-G LIMITED PARTNERSHIP

  T6-G Limited Partnership (T6-G), a significant stockholder of the Company, loaned the Company $590,000 in the aggregate pursuant to various agreements and promissory notes. The balances due under the agreements were paid in full in July 1994. The agreements also provided for grants of options to purchase 950,000 shares of common stock at a price of $.45 per share. The Company subsequently agreed to reduce the exercise price of the stock options to $.21 per share as an inducement for T6-G to exercise the options (see Note 8). The agreements with T6-G provide for antidilution protection such that T6-G has the ability to maintain a 25 percent equity interest in the Company (see Note
8).

(13) ASSET PURCHASE AGREEMENT

  On July 3, 1996, the Company entered into a definitive agreement with IHF Capital, Inc. and HealthRider Acquisition Corp., an indirect subsidiary of IHF Capital, Inc. (the "Buyer") whereby the Buyer agreed to purchase substantially all the assets of the Company for approximately $16.8 million and assume substantially all of the Company's liabilities, with certain exclusions. The liabilities excluded from the sale principally include all liabilities and obligations relating to ownership, or claims to ownership of any equity interest in the Company including the lawsuit filed by certain stockholders against the Company described in Note 7, the stockholder royalty agreements described in Note 12, as well as any other ownership related claims. On August 16, 1996 the sale was consummated, and the Company's operations have been transferred to the Buyer.

  In conjunction with the asset acquisition, the Company and the Buyer entered into a definitive agreement to buy out the minority interest of HealthRider International Limited. The buyout agreement required the Company to make a payment of $.7 million and the Buyer to make a payment of $.6 million and provide inventory of $.1 million to the minority interest holder.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   15
Capitalization............................................................   25
Background................................................................   26
Unaudited Pro Forma Financial Data........................................   28
Selected Consolidated Financial Data......................................   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   36
Business..................................................................   50
Management................................................................   66
Certain Relationships and Related Transactions............................   73
Security Ownership of Certain Beneficial Owners and Management............   78
Description of Senior Discount Notes......................................   80
The Exchange Offer........................................................  110
Description of Certain Indebtedness.......................................  119
Certain Federal Tax Considerations........................................  120
Plan of Distribution......................................................  126
Legal Matters.............................................................  126
Experts...................................................................  126
Additional Information....................................................  127
Index to Consolidated Financial Statements................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           ICON FITNESS CORPORATION

                                EXCHANGE OFFER

                           $162,000,000 14% SERIES B
                        SENIOR DISCOUNT NOTES DUE 2006

                                  -----------

                                     LOGO

                                  -----------

                                  -----------

                                  PROSPECTUS

                                  -----------

                                         , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrants in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Securities and Exchange Commission ("SEC").

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
SEC registration fee................................................ $25,002.50
Printing and engraving expenses..................................... $
Legal fees and expenses of the Company.............................. $
Accounting fees and expenses........................................ $
Trustee's fees and expenses......................................... $
Miscellaneous....................................................... $
                                                                     ----------
  TOTAL............................................................. $
                                                                     ==========

--------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  ICON's Certificate of Incorporation provides that its Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. ICON's Certificate further provides that respective Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

  The directors and officers of each of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

  As noted, the following exhibits (i) were previously filed as part of either the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended, (Registration No. 33-87930-01) or as part of the Registration Statement on Form S-1 of IHF Capital, Inc. as amended (Registration No. 333-04279) with the Securities and Exchange Commission under the Securities Act and are referred to and incorporated herein by reference to such filings or
(ii) are filed herewith or are to be filed by amendment.

    EXHIBIT
     NUMBER                              DESCRIPTION
    --------                             -----------
     1.1(1)  Purchase Agreement dated November 15, 1996 regarding the issuance and sale of the Senior Discount Notes between ICON and Donaldson,
             Lufkin & Jenrette Securities Corporation.
     3.1(1)  Certificate of Incorporation.
     3.1A(1) Amendment to Certificate of Incorporation.
     3.2(1)  By-laws.
     4.2(1)  Indenture dated as of November 20, 1996 between ICON as Issuer, and Fleet National Bank as Trustee, with respect to the
             $162,000,000 in aggregate principal amount at maturity of Senior
             Discount Notes due 2006, including the form of the Senior Discount
             Note.
     4.3(1)  Registration Rights Agreement dated as of November 20, 1996 by and between ICON and Donaldson Lufkin & Jennette Securities
             Corporation. (to be filed by amendment)
     5(2)    Opinion of Ropes & Gray re legality.
     8       Opinion of Ropes & Gray re tax matters.
    10.1(3)  Amended and Restated Credit Agreement dated as of November 14,
             1994 among Health & Fitness, the lenders named therein, and
             General Electric Capital Corporation.
    10.1A(3) Agreement of IHF Holdings, Inc. and IHF Capital, dated November
             14, 1994 in favor of General Electric Capital Corporation, as agent.
    10.2(3)  First Amended and Restated Master Transaction Agreement dated as of October 12, 1994 among Health & Fitness and each of Weider
             Health and Fitness and Weider Sporting Goods, Inc. and each of
             Hornchurch Investments Limited, Bayonne Settlement, The Joe Weider
             Foundation, Ronald Corey, Jon White, William Dalebout, David
             Watterson, S. Fred Beck, Gary Stevenson and Scott Watterson.
    10.3(3)  Adjustment Agreement dated as of November 14, 1994 between Weider
             Health and Fitness and Health & Fitness.

    EXHIBIT
     NUMBER                             DESCRIPTION
    --------                            -----------
    10.4(3)  Stockholders Agreement dated as of November 14, 1994 by and among Health & Fitness, IHF Holdings each of the Bain Funds named therein and certain other persons named therein.
    10.4A(4) Registration Rights Agreement dated November 14, 1994 among
             Health & Fitness and IHF Holdings and Donaldson, Lufkin &
             Jenrette Securities Corporation and Bear, Stearns & Co.
    10.5(3)  Non-Competition Agreement dated as of November 14, 1994 among
             Health & Fitness, Weider Health and Fitness, Gary E. Stevenson
             and Scott R. Watterson.
    10.6(3)  Management and Advisory Agreement dated as of November 14, 1994 among Health & Fitness, IHF Holdings, the Company, and Bain
             Capital Partners IV, L.P.
    10.7(3)  Distribution Agreement dated as of September 26, 1994, as amended by letter of Ben Weider dated October 12, 1994 between
             Health & Fitness and Weider Sports Equipment Co., Ltd.
    10.8(3)  Exclusive License Agreement dated as of November 14, 1994 among
             Weider Health and Fitness, Weider Sporting Goods, Inc., Weider
             Europe B.V., and Health & Fitness.
    10.9(3)  Canada Exclusive License Agreement dated as of November 14, 1994 between Weider Sports Equipment Co., Ltd. and Health & Fitness.
    10.10(3) Employment Agreement dated as of November 14, 1994 among the
             Company, Health & Fitness, IHF Holdings and Gary E. Stevenson.
    10.11(3) Employment Agreement dated as of November 14, 1994 among the
             Company, Health & Fitness, IHF Holdings and Scott R. Watterson.
    10.12(3) Asset Option Agreement dated as of November 14, 1994 among
             Health & Fitness, Weider Sporting Goods, Inc. and Weider Europe
             B.V., including Health & Fitness' assignment of its rights thereunder.
    10.13(3) Asset Option Agreement dated as of November 14, 1994 between
             Health & Fitness and each of Athletimonde Inc., Les Industries
             Rickbend Inc. and Fitquip International Inc., including Health &
             Fitness' assignment of its rights thereunder.
    10.14(3) Canco Management and Advisory Agreement dated as of November 14,
             1994 by and among Health & Fitness, Scott Watterson, Gary E.
             Stevenson and Les Industries Rickbend Inc., Athletimonde Inc.,
             and Fitquip International Inc., including Health & Fitness'
             assignment of its rights thereunder.
    10.15(3) Weider Europe Management Agreement dated as of November 14, 1994 among Health & Fitness and Weider Europe B.V., including Health
             & Fitness' assignment of its rights thereunder.
    10.16(3) Amended and Restated WSG Management Agreement dated as of June
             1, 1994 among Health & Fitness, Weider Health and Fitness and
             Weider Sporting Goods, Inc.
    10.17(3) Advertising Space Contract dated as of November 14, 1994 between
             Health & Fitness and Weider Publications, Inc.
    10.18(3) Trade Payables Agreement dated as of November 14, 1994 between
             Health & Fitness and IHF Holdings.
    10.19(3) Tax Agreement dated as of November 14, 1994 among the Company and its subsidiaries.
    10.20(3) The Company's Stock Subscription and Exchange Agreement dated as of November 14, 1994 among the Company and each of the Existing
             Stockholders named therein.

     EXHIBIT
      NUMBER                              DESCRIPTION
    ----------                            -----------
    10.21(3)   Warrant Agreement dated as of November 14, 1994 among IHF
               Capital, Weider Health and Fitness, Scott Watterson and Gary
               Stevenson.
    10.22(3)   Bain Stock Subscription Agreement dated as of November 14, 1994 among the Company and each of the Bain Funds and other
               subscribers named therein.
    10.23(3)   IHF Capital's Stock Subscription and Purchase Agreement dated as of November 14, 1994 among IHF Capital and the Subscribers named therein.
    10.24(3)   IHF Holdings Stock Subscription and Exchange Agreement dated as of November 14, 1994 among IHF Holdings and each of the persons named therein.
    10.25(3)   IHF Capital's Option Exchange Agreement dated as of November 14,
               1994, among the Company, Scott Watterson and Gary Stevenson.
    10.26(3)   IHF Holdings Option Exchange Agreement dated as of November 14,
               1994 among IHF Holdings, Scott Watterson and Gary Stevenson.
    10.27(3)   IHF Capital's Employee Stock Option Plan dated as of November
               14, 1994.
    10.27.1(3) Form of Option Certificate for Management Options.
    10.27.2(3) Form of Option Certificate for Performance Options.
    10.28(3)   Agreement and Plan of Merger dated as of November 14, 1994 among
               Health & Fitness, American Physical Therapy, Inc., Weslo, Inc.
               and ProForm Fitness Products, Inc.
    10.29(3)   Promissory Note dated December 30, 1993 and allonge, made by
               David Watterson in favor of ProForm Fitness Products, Inc. in the amount of $60,000.
    10.30(3)   Promissory Note dated December 30, 1993 and allonge, made by
               William Dalebout in favor of ProForm Fitness Products, Inc. in the amount of $57,000.
    10.31(3)   Promissory Note dated December 30, 1993 and allonge, made by
               Fred Beck in favor of ProForm Fitness Products, Inc. in the amount of $60,000.
    10.32(3)   Promissory Note dated December 30, 1993 and allonge, made by Jon
               White in favor of ProForm Fitness Products, Inc. in the amount of $57,000.
    10.33(3)   Sublease dated as of June 1, 1994 between Weider Health and
               Fitness and ProForm Fitness Products, Inc.
    10.34(5)   Indenture dated as of November 14, 1994 between Health &
               Fitness, as Issuer, and Fleet Bank of Massachusetts, N.A., as
               Trustee, with respect to the $101,250,000 in aggregate principal amount of Senior Subordinated Notes due 2002, including the form of Senior Subordinated Note.
    10.34A(5)  Supplemental Indenture dated as of March 20, 1995 between Health
               & Fitness, as Issuer, and Fleet Bank of Massachusetts, N.A., as
               Trustee, with respect to the $101,250,000 in aggregate principal amount of Senior Subordinated Notes due 2002.
    10.35(5)   Indenture dated as of November 14, 1994 between IHF Holdings, as
               Issuer, and Fleet Bank of Massachusetts, N.A., as Trustee, with respect to the $123,700,000 in aggregate principal amount at maturity of Discount Notes due 2004, including the form of
               Discount Note.
    10.35A(5)  Supplemental Indenture dated as of March 20, 1995 between IHF
               Holdings, as Issuer, and Fleet Bank of Massachusetts, N.A., as
               Trustee, with respect to the $123,700,000 in aggregate principal amount at maturity of Discount Notes due 2004.
    10.36(5)   Registration Rights Agreement dated November 14, 1994 between
               Health & Fitness and Weider Health and Fitness with respect to the Senior Subordinated Notes due 2002.

    EXHIBIT
     NUMBER                              DESCRIPTION
    --------                             -----------
    10.37(6) Asset Purchase Agreement dated as of July 3, 1996 by and among IHF
             Capital, Inc. HealthRider Acquisition Corp. and HealthRider, Inc.
    10.38(6) Asset Purchase Agreement for the purchase of certain assets of
             Parkway Manufacturing, Inc. dated July 3, 1996.
    10.39(6) Buy-Out Agreement between HealthRider Acquisition Corp. and
             Parkway Manufacturing, Inc. dated August 26, 1996.
    10.40(6) IHF Capital's 1996 Stock Option Plan.
    10.41(6) WSE Asset Purchase Agreement, dated September 6, 1996 between
             Weider Sports Equipment Co. Ltd. and ICON Health & Fitness Inc.
    10.42(6) Canco Asset Purchase Agreement, dated September 6, 1996 among ICON of Canada Inc., ICON Health & Fitness Inc., ALLFITNESS, Inc, Scott
             Watterson and Gary Stevenson.
    10.43(6) Stock and Warrants Purchase Agreement, dated September 6, 1996 among IHF Capital, Inc., IHF Holdings, Inc., Weider Health &
             Fitness, Greyfriars Limited, Bayonne Settlement, Hornchurch
             Investments Limited, Ronald Corey, Bernard Cartoon, Ronald Novak,
             Eric Weider, Richard Bizarro, Robert Reynolds, Michael Carr,
             Thomas Deters, Barbara Harris and Zbigniew Kindella.
    10.44(6) Amendment No. 1 to Stockholders Agreement, dated September 6, 1996 among IHF Holdings, Inc., Weider Health & Fitness, Greyfriars
             Limited, Bayonne Settlement, Hornchurch Investments Limited, the
             Fund Investors, DLJ Capital Corporation, General Electric Capital
             Corporation, and certain other signatories named therein.
    10.45(6) Amendment and Restatement of Stockholders Agreement, dated as of
             September 6, 1996 among IHF Holdings, Inc., Weider Health &
             Fitness, Greyfriars Limited, Bayonne Settlement, Hornchurch
             Investments Limited, the Fund Investors, DLJ Capital Corporation,
             General Electric Capital Corporation, and certain other
             signatories named therein.
    10.46(6) Key Executive Preferred Stock Option Purchase Agreement, dated
             September 6, 1996 among IHF Capital, Inc., Gary Stevenson and
             Scott Watterson.
    10.47(6) First Amendment to Stevenson Employment Agreement, dated September
             6, to the Employment Agreement dated November 14, 1994 among ICON
             Health & Fitness, IHF Capital, Inc., IHF Holdings, Inc. and Gary
             Stevenson.
    10.48(6) First Amendment to Watterson Employment Agreement, dated September
             6, to the Employment Agreement dated November 14, 1994 among ICON
             Health & Fitness, IHF Capital, Inc., IHF Holdings, Inc. and Scott
             Watterson.
    10.49(6) Weider Release, dated September 6, 1996 by Weider Health &
             Fitness, Weider Sports Equipment Co., Ltd., Weider Sporting Goods,
             Inc., Weider Europe, B.V., CANCO, Ben Weider, Eric Weider, Richard
             Renaud and the Weider Releasors.
    10.50(6) Icon Release, dated September 6, 1996 made by ICON Health &
             Fitness, IHF Capital, Inc., IHF Holdings, Inc., Scott Watterson,
             Gary Stevenson and the ICON Releasors.
    10.51(6) Settlement Agreement, dated September 6, 1996 among ICON Health &
             Fitness, IHF Capital, Inc., the Fund Investors, IHF Holdings,
             Inc., Weider Health & Fitness, Weider Sports Equipment, CANCO,
             Weider Sporting Goods, Inc., Weider Europe, B.V., and each of Ben
             Weider, Eric Weider, Richard Renaud, Gary Stevenson and Scott
             Watterson.

    EXHIBIT
     NUMBER                              DESCRIPTION
    --------                             -----------
    10.52(6) Escrow Agreement, dated September 6, 1996 among ICON Health &
             Fitness, ICON of Canada, Inc., CANCO, Lapointe Rosenstein and
             Goodman Phillips of Vineberg.
    10.53(6) Representation Agreement, dated September 6, 1996 between ICON
             Health & Fitness, Inc. and Ben Weider.
    10.54(6) Letter Agreement regarding advertising space, dated September 6,
             1996 between Weider Publications, Inc. and ICON Health & Fitness,
             Inc.
    10.55(6) Letters of Credit issued by Royal Bank of Canada to ICON Health &
             Fitness, Inc. dated September 5, 1996.
    10.56(6) Letters of Credit issued by Royal Bank of Canada to ICON Health &
             Fitness, Inc. and ICON of Canada, Inc., dated September 5, 1996.
    10.57(6) Letter from Royal Bank of Canada to ICON of Canada, Inc., dated
             September 5, 1996, outlining terms of financing by Royal Bank of
             Canada in favor of ICON of Canada, Inc.
    10.58(6) Letter Agreement dated September 6, 1996 among ICON Health &
             Fitness, Inc., Ben Weider and Eric Weider regarding charitable contributions.
    10.59(6) Deed of Sale.
    12       Statement regarding computation of ratio of earnings to fixed charges.
    16(6)    Letter of Deloitte & Touche LLP regarding change in certifying accountant.
    21(2)    Subsidiaries of the Company.
    23.1     Consent and report on schedule of Deloitte & Touche LLP.
    23.2     Consent of Price Waterhouse LLP.
    23.3     Consent of Arthur Andersen LLP.
    23.4     Consent of Ropes & Gray (included in Exhibit 5).
    24(1)    Powers of Attorney (included on signature page).
    25       Statement of Eligibility of Fleet National Bank, Trustee.
    99.1(2)  Form of Letter of Transmittal used in connection with the Exchange
             Offer.
    99.2(2)  Form of Notice of Guaranteed Delivery used in connection with The
             Exchange Offer.

--------

(1) Previously filed as part of this Registration Statement.
(2) To be filed by amendment.
(3) Filed as part of the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01) and are referred to and incorporated herein by reference to the correspondingly numbered exhibit filed as part of such filing.
(4) Filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01) and is incorporated herein by reference.
(5) Filed as part of Exhibit 4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-
    01) and is incorporated herein by reference.
(6) Filed as part of the Registration Statement on Form S-1 of IHF Capital, as amended (Registration No. 333-04279) and are referred to and incorporated herein by reference to the correspondingly numbered exhibit filed as part of such filing.

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES OF THE COMPANY FOR THE THREE YEARS ENDED MAY 31, 1996 ARE INCLUDED IN THIS REGISTRATION STATEMENT:

  Schedule II Valuation and qualifying accounts for the years ended May 31, 1994, 1995 and 1996.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

  (1) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, IHF Capital, Inc. has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Logan, State of Utah, on the 14th day of February, 1997.

                                         ICON FITNESS CORPORATION


                                         By:             *
                                            ----------------------------------
                                            Name: Scott R. Watterson
                                            Title: Chairman of the Board and
                                                   ChiefExecutive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed below by the following persons in the capacities indicated on the 14th day of February, 1997.


             SIGNATURE                                  TITLE
             ---------                                  -----

                                      Chairman of the Board of Directors and
               *                       Chief Executive Officer (principal
------------------------------------   executive officer)
         SCOTT R. WATTERSON

          /s/ S. Fred Beck            Vice President, Chief Financial and
------------------------------------   Accounting Officer and Treasurer
            S. FRED BECK               (principal financial and accounting
                                       officer)


               *                      Director, President and Chief Operating
------------------------------------   Officer
         GARY E. STEVENSON


               *                      Vice Chairman of the Board of Directors
------------------------------------
           ROBERT C. GAY


               *                      Director
------------------------------------
           RONALD P. MIKA


               *                      Director
------------------------------------
        GEOFFREY S. REHNERT

       /s/ S. Fred Beck
------------------------------------
         S. FRED BECK
       ATTORNEY-IN-FACT

                            ICON FITNESS CORPORATION

                   CONSOLIDATED SUPPLEMENTAL SCHEDULE II

                                      RECAPITALIZED
                                        COMPANIES             COMPANY
                                      -------------  --------------------------
                                       YEARS ENDED
                                         MAY 31,        YEAR ENDED MAY 31,
                                      -------------  --------------------------
                                          1994           1995          1996
                                      -------------  ------------  ------------
ALLOWANCES FOR DOUBTFUL ACCOUNTS,
 ADVERTISING AND CREDIT MEMOS:
Balance at Beginning of year......... $  2,146,000   $  3,279,000    $5,308,000
Additions
  Charged to Costs and Expenses (Al-
   lowance for Doubtful Accounts and
   Credit Memos).....................    1,864,000      3,792,000     3,662,000
  Charged to Costs and Expenses (Dis-
   counts and Advertising)...........   12,907,000     14,114,000    34,585,000
  Recoveries on Accounts Charged Off.          --             --         74,000
Deductions
  Accounts Charged Off (Allowance for
   Doubtful Accounts and Credit
   Memos)............................   (1,163,000)    (2,666,000)   (3,569,000)
  Accounts Charged Off (Discounts and
   Advertising)......................  (12,475,000)   (13,211,000)  (32,465,000)
                                      ------------   ------------  ------------
Balance at End of Year............... $  3,279,000   $  5,308,000  $  7,595,000
                                      ============   ============  ============

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
 --------                           -----------                            ----
  1.1(1)  Purchase Agreement dated November 15, 1996 regarding the issuance and sale of the Senior Discount Notes between ICON and Donaldson, Lufkin & Jenrette Securities Corporation.
  3.1(1)  Certificate of Incorporation.
  3.1A(1) Amendment to Certificate of Incorporation.
  3.2(1)  By-laws.
  4.2(1)  Indenture dated as of November 20, 1996 between ICON as
          Issuer, and Fleet National Bank as Trustee, with respect to the $162,000,000 in aggregate principal amount at maturity of
          Senior Discount Notes due 2006, including the form of the
          Senior Discount Note.
  4.3(1)  Registration Rights Agreement dated as of November 20, 1996 by and between ICON and Donaldson Lufkin & Jennette Securities
          Corporation. (to be filed by amendment)
  5(2)    Opinion of Ropes & Gray re legality.
  8       Opinion of Ropes & Gray re tax matters.
 10.1(3)  Amended and Restated Credit Agreement dated as of November 14,
          1994 among Health & Fitness, the lenders named therein, and
          General Electric Capital Corporation.
 10.1A(3) Agreement of IHF Holdings, Inc. and IHF Capital, dated
          November 14, 1994 in favor of General Electric Capital
          Corporation, as agent.
 10.2(3)  First Amended and Restated Master Transaction Agreement dated as of October 12, 1994 among Health & Fitness and each of
          Weider Health and Fitness and Weider Sporting Goods, Inc. and
          each of Hornchurch Investments Limited, Bayonne Settlement,
          The Joe Weider Foundation, Ronald Corey, Jon White, William
          Dalebout, David Watterson, S. Fred Beck, Gary Stevenson and
          Scott Watterson.
 10.3(3)  Adjustment Agreement dated as of November 14, 1994 between
          Weider Health and Fitness and Health & Fitness.
 10.4(3)  Stockholders Agreement dated as of November 14, 1994 by and among Health & Fitness, IHF Holdings each of the Bain Funds named therein and certain other persons named therein.
 10.4A(4) Registration Rights Agreement dated November 14, 1994 among
          Health & Fitness and IHF Holdings and Donaldson, Lufkin &
          Jenrette Securities Corporation and Bear, Stearns & Co.
 10.5(3)  Non-Competition Agreement dated as of November 14, 1994 among
          Health & Fitness, Weider Health and Fitness, Gary E. Stevenson
          and Scott R. Watterson.
 10.6(3)  Management and Advisory Agreement dated as of November 14,
          1994 among Health & Fitness, IHF Holdings, the Company, and
          Bain Capital Partners IV, L.P.
 10.7(3)  Distribution Agreement dated as of September 26, 1994, as amended by letter of Ben Weider dated October 12, 1994 between
          Health & Fitness and Weider Sports Equipment Co., Ltd.
 10.8(3)  Exclusive License Agreement dated as of November 14, 1994 among Weider Health and Fitness, Weider Sporting Goods, Inc.,
          Weider Europe B.V., and Health & Fitness.

 EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
 --------                           -----------                            ----
 10.9(3)  Canada Exclusive License Agreement dated as of November 14,
          1994 between Weider Sports Equipment Co., Ltd. and Health &
          Fitness.
 10.10(3) Employment Agreement dated as of November 14, 1994 among the
          Company, Health & Fitness, IHF Holdings and Gary E. Stevenson.
 10.11(3) Employment Agreement dated as of November 14, 1994 among the
          Company, Health & Fitness, IHF Holdings and Scott R.
          Watterson.
 10.12(3) Asset Option Agreement dated as of November 14, 1994 among
          Health & Fitness, Weider Sporting Goods, Inc. and Weider
          Europe B.V., including Health & Fitness' assignment of its rights thereunder.
 10.13(3) Asset Option Agreement dated as of November 14, 1994 between
          Health & Fitness and each of Athletimonde Inc., Les Industries
          Rickbend Inc. and Fitquip International Inc., including Health
          & Fitness' assignment of its rights thereunder.
 10.14(3) Canco Management and Advisory Agreement dated as of November
          14, 1994 by and among Health & Fitness, Scott Watterson, Gary
          E. Stevenson and Les Industries Rickbend Inc., Athletimonde
          Inc., and Fitquip International Inc., including Health &
          Fitness' assignment of its rights thereunder.
 10.15(3) Weider Europe Management Agreement dated as of November 14,
          1994 among Health & Fitness and Weider Europe B.V., including
          Health & Fitness' assignment of its rights thereunder.
 10.16(3) Amended and Restated WSG Management Agreement dated as of June
          1, 1994 among Health & Fitness, Weider Health and Fitness and
          Weider Sporting Goods, Inc.
 10.17(3) Advertising Space Contract dated as of November 14, 1994 between Health & Fitness and Weider Publications, Inc.
 10.18(3) Trade Payables Agreement dated as of November 14, 1994 between
          Health & Fitness and IHF Holdings.
 10.19(3) Tax Agreement dated as of November 14, 1994 among the Company and its subsidiaries.
 10.20(3) The Company's Stock Subscription and Exchange Agreement dated as of November 14, 1994 among the Company and each of the
          Existing Stockholders named therein.
 10.21(3) Warrant Agreement dated as of November 14, 1994 among IHF
          Capital, Weider Health and Fitness, Scott Watterson and Gary
          Stevenson.
 10.22(3) Bain Stock Subscription Agreement dated as of November 14,
          1994 among the Company and each of the Bain Funds and other subscribers named therein.
 10.23(3) IHF Capital's Stock Subscription and Purchase Agreement dated as of November 14, 1994 among IHF Capital and the Subscribers named therein.
 10.24(3) IHF Holdings Stock Subscription and Exchange Agreement dated as of November 14, 1994 among IHF Holdings and each of the persons named therein.
 10.25(3) IHF Capital's Option Exchange Agreement dated as of November
          14, 1994, among the Company, Scott Watterson and Gary
          Stevenson.
 10.26(3) IHF Holdings Option Exchange Agreement dated as of November
          14, 1994 among IHF Holdings, Scott Watterson and Gary
          Stevenson.
 10.27(3) IHF Capital's Employee Stock Option Plan dated as of November
          14, 1994.

  EXHIBIT
   NUMBER                            DESCRIPTION                           PAGE
 ----------                          -----------                           ----
 10.27.1(3) Form of Option Certificate for Management Options.
 10.27.2(3) Form of Option Certificate for Performance Options.
 10.28(3)   Agreement and Plan of Merger dated as of November 14, 1994 among Health & Fitness, American Physical Therapy, Inc.,
            Weslo, Inc. and ProForm Fitness Products, Inc.
 10.29(3)   Promissory Note dated December 30, 1993 and allonge, made by
            David Watterson in favor of ProForm Fitness Products, Inc.
            in the amount of $60,000.
 10.30(3)   Promissory Note dated December 30, 1993 and allonge, made by
            William Dalebout in favor of ProForm Fitness Products, Inc.
            in the amount of $57,000.
 10.31(3)   Promissory Note dated December 30, 1993 and allonge, made by
            Fred Beck in favor of ProForm Fitness Products, Inc. in the amount of $60,000.
 10.32(3)   Promissory Note dated December 30, 1993 and allonge, made by
            Jon White in favor of ProForm Fitness Products, Inc. in the amount of $57,000.
 10.33(3)   Sublease dated as of June 1, 1994 between Weider Health and
            Fitness and ProForm Fitness Products, Inc.
 10.34(5)   Indenture dated as of November 14, 1994 between Health &
            Fitness, as Issuer, and Fleet Bank of Massachusetts, N.A.,
            as Trustee, with respect to the $101,250,000 in aggregate
            principal amount of Senior Subordinated Notes due 2002,
            including the form of Senior Subordinated Note.
 10.34A(5)  Supplemental Indenture dated as of March 20, 1995 between
            Health & Fitness, as Issuer, and Fleet Bank of
            Massachusetts, N.A., as Trustee, with respect to the
            $101,250,000 in aggregate principal amount of Senior
            Subordinated Notes due 2002.
 10.35(5)   Indenture dated as of November 14, 1994 between IHF
            Holdings, as Issuer, and Fleet Bank of Massachusetts, N.A.,
            as Trustee, with respect to the $123,700,000 in aggregate
            principal amount at maturity of Discount Notes due 2004,
            including the form of Discount Note.
 10.35A(5)  Supplemental Indenture dated as of March 20, 1995 between
            IHF Holdings, as Issuer, and Fleet Bank of Massachusetts,
            N.A., as Trustee, with respect to the $123,700,000 in
            aggregate principal amount at maturity of Discount Notes due
            2004.
 10.36(5)   Registration Rights Agreement dated November 14, 1994
            between Health & Fitness and Weider Health and Fitness with respect to the Senior Subordinated Notes due 2002.
 10.37(6)   Asset Purchase Agreement dated as of July 3, 1996 by and
            among IHF Capital, Inc. HealthRider Acquisition Corp. and
            HealthRider, Inc.
 10.38(6)   Asset Purchase Agreement for the purchase of certain assets of Parkway Manufacturing, Inc. dated July 3, 1996.
 10.39(6)   Buy-Out Agreement between HealthRider Acquisition Corp. and
            Parkway Manufacturing, Inc. dated August 26, 1996.
 10.40(6)   IHF Capital's 1996 Stock Option Plan.
 10.41(6)   WSE Asset Purchase Agreement, dated September 6, 1996
            between Weider Sports Equipment Co. Ltd. and ICON Health &
            Fitness Inc.
 10.42(6)   Canco Asset Purchase Agreement, dated September 6, 1996
            among ICON of Canada Inc., ICON Health & Fitness Inc.,
            ALLFITNESS, Inc, Scott Watterson and Gary Stevenson.

 EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
 --------                           -----------                            ----
 10.43(6) Stock and Warrants Purchase Agreement, dated September 6, 1996 among IHF Capital, Inc., IHF Holdings, Inc., Weider Health &
          Fitness, Greyfriars Limited, Bayonne Settlement, Hornchurch
          Investments Limited, Ronald Corey, Bernard Cartoon, Ronald
          Novak, Eric Weider, Richard Bizarro, Robert Reynolds, Michael
          Carr, Thomas Deters, Barbara Harris and Zbigniew Kindella.
 10.44(6) Amendment No. 1 to Stockholders Agreement, dated September 6,
          1996 among IHF Holdings, Inc., Weider Health & Fitness,
          Greyfriars Limited, Bayonne Settlement, Hornchurch Investments
          Limited, the Fund Investors, DLJ Capital Corporation, General
          Electric Capital Corporation, and certain other signatories named therein.
 10.45(6) Amendment and Restatement of Stockholders Agreement, dated as of September 6, 1996 among IHF Holdings, Inc., Weider Health &
          Fitness, Greyfriars Limited, Bayonne Settlement, Hornchurch
          Investments Limited, the Fund Investors, DLJ Capital
          Corporation, General Electric Capital Corporation, and certain other signatories named therein.
 10.46(6) Key Executive Preferred Stock Option Purchase Agreement, dated
          September 6, 1996 among IHF Capital, Inc., Gary Stevenson and
          Scott Watterson.
 10.47(6) First Amendment to Stevenson Employment Agreement, dated
          September 6, to the Employment Agreement dated November 14,
          1994 among ICON Health & Fitness, IHF Capital, Inc., IHF
          Holdings, Inc. and Gary Stevenson.
 10.48(6) First Amendment to Watterson Employment Agreement, dated
          September 6, to the Employment Agreement dated November 14,
          1994 among ICON Health & Fitness, IHF Capital, Inc., IHF
          Holdings, Inc. and Scott Watterson.
 10.49(6) Weider Release, dated September 6, 1996 by Weider Health &
          Fitness, Weider Sports Equipment Co., Ltd., Weider Sporting
          Goods, Inc., Weider Europe, B.V., CANCO, Ben Weider, Eric
          Weider, Richard Renaud and the Weider Releasors.
 10.50(6) Icon Release, dated September 6, 1996 made by ICON Health &
          Fitness, IHF Capital, Inc., IHF Holdings, Inc., Scott
          Watterson, Gary Stevenson and the ICON Releasors.
 10.51(6) Settlement Agreement, dated September 6, 1996 among ICON
          Health & Fitness, IHF Capital, Inc., the Fund Investors, IHF
          Holdings, Inc., Weider Health & Fitness, Weider Sports
          Equipment, CANCO, Weider Sporting Goods, Inc., Weider Europe,
          B.V., and each of Ben Weider, Eric Weider, Richard Renaud,
          Gary Stevenson and Scott Watterson.
 10.52(6) Escrow Agreement, dated September 6, 1996 among ICON Health &
          Fitness, ICON of Canada, Inc., CANCO, Lapointe Rosenstein and
          Goodman Phillips of Vineberg.
 10.53(6) Representation Agreement, dated September 6, 1996 between ICON
          Health & Fitness, Inc. and Ben Weider.
 10.54(6) Letter Agreement regarding advertising space, dated September
          6, 1996 between Weider Publications, Inc. and ICON Health &
          Fitness, Inc.
 10.55(6) Letters of Credit issued by Royal Bank of Canada to ICON
          Health & Fitness, Inc. dated September 5, 1996.
 10.56(6) Letters of Credit issued by Royal Bank of Canada to ICON
          Health & Fitness, Inc. and ICON of Canada, Inc., dated
          September 5, 1996.

 EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
 --------                           -----------                            ----
 10.57(6) Letter from Royal Bank of Canada to ICON of Canada, Inc., dated September 5, 1996, outlining terms of financing by Royal
          Bank of Canada in favor of ICON of Canada, Inc.
 10.58(6) Letter Agreement dated September 6, 1996 among ICON Health &
          Fitness, Inc., Ben Weider and Eric Weider regarding charitable contributions.
 10.59(6) Deed of Sale.
 12       Statement regarding computation of ratio of earnings to fixed charges.
 16(6)    Letter of Deloitte & Touche LLP regarding change in certifying accountant.
 21(2)    Subsidiaries of the Company.
 23.1     Consent and report on schedule of Deloitte & Touche LLP.
 23.2     Consent of Price Waterhouse LLP.
 23.3     Consent of Arthur Andersen LLP.
 23.4     Consent of Ropes & Gray (included in Exhibit 5).
 24(1)    Powers of Attorney (included on signature page).
 25       Statement of Eligibility of Fleet National Bank, Trustee.
 99.1(2)  Form of Letter of Transmittal used in connection with the
          Exchange Offer.
 99.2(2)  Form of Notice of Guaranteed Delivery used in connection with
          The Exchange Offer (to be filed by amendment).

--------

(1) Previously filed as part of this Registration Statement.
(2) To be filed by amendment.
(3) Filed as part of the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01) and are referred to and incorporated herein by reference to the correspondingly numbered exhibit filed as part of such filing.
(4) Filed as Exhibit 4.3 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-01) and is incorporated herein by reference.
(5) Filed as part of Exhibit 4 to the Registration Statement on Form S-1 of Health & Fitness and IHF Holdings, as amended (Registration No. 33-87930-
    01) and is incorporated herein by reference.
(6) Filed as part of the Registration Statement on Form S-1 of IHF Capital, as amended (Registration No. 333-04279) and are referred to and incorporated herein by reference to the correspondingly numbered exhibit filed as part of such filing.